Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

among:

ENTROPIC COMMUNICATIONS, INC.,

a Delaware corporation;

RAPTOR ACQUISITION SUB, INC.,

a Delaware corporation;

RF MAGIC, INC.,

a Delaware corporation;

and

(solely for purposes of Section 9 and 10.1)

MARK FOLEY

Dated as of April 9, 2007

i.

(CONTINUED)

ii.

(CONTINUED)

iii.

(CONTINUED)

iv.

(CONTINUED)

v.

(CONTINUED)

vi.

Execution Version

AGREEMENT AND PLAN

OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (“Agreement”) is made and entered into as of April 9, 2007, by and among: ENTROPIC COMMUNICATIONS, INC. a Delaware corporation (“Parent”); RAPTOR ACQUISITION SUB, INC., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”); RF MAGIC, INC., a Delaware corporation (the “Company”); and solely for purposes of Sections 9 and 10.1 MARK FOLEY, as the Stockholders’ Representative. Certain other capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company in accordance with this Agreement and the DGCL (the “Merger”). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent.

B. This Agreement has been approved and declared advisable by the respective boards of directors of Parent, Merger Sub and the Company and such respective boards of directors have determined that the Merger is in the best interests of the stockholders of their respective companies.

C. Concurrently with the execution and delivery of this Agreement by the parties hereto, and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, the stockholders of the Company set forth on Exhibit B that are listed under the heading “Company Stockholders Signing Voting Agreements” are executing and delivering voting agreements, substantially in the form attached hereto as Exhibit C.

D. Concurrently with the execution and delivery of this Agreement by the parties hereto, and as a condition and inducement to the Company’s willingness to enter into this Agreement, the stockholders of Parent set forth on Exhibit B that are listed under the heading “Parent Stockholders Signing Voting Agreements” are executing and delivering voting agreements, substantially in the form attached hereto as Exhibit D.

E. Concurrently with the execution and delivery of this Agreement by the parties hereto, and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, the stockholders of the Company set forth on Exhibit E are executing and delivering a Non-Competition Agreement substantially in the form of Exhibit F.

F. Parent and the Company intend that the Merger qualify as a “reorganization” under Section 368(a) of the Code.

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AGREEMENT

The parties to this Agreement agree as follows:

SECTION 1. DESCRIPTION OF TRANSACTION

1.1 Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

1.3 Closing; Effective Time. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Cooley Godward Kronish LLP, 4401 Eastgate Mall, San Diego, California, at the time and on a date to be mutually agreed to by Parent and the Company, which shall be no later than the second business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 6 and 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions). The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.” Contemporaneously with or as promptly as practicable after the Closing, a properly executed certificate of merger satisfying the applicable requirements of the DGCL (the “Certificate of Merger”) shall be filed with the Secretary of State of the State of Delaware. The Merger shall become effective at the time the Certificate of Merger is filed with the Secretary of State of the State of Delaware, or such later time as may be agreed upon by each of the parties hereto and specified in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

1.4 Certificate of Incorporation and Bylaws; Directors and Officers. Unless otherwise determined by Parent and the Company prior to the Effective Time:

(a) the Certificate of Incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that Article I thereof shall be amended as follows: “The name of the Corporation is RF Magic, Inc.”;

(b) the Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time; and

(c) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the directors and officers of Merger Sub immediately prior to the Effective Time.

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1.5 Conversion of Shares.

(a) Subject to Sections 1.9, 1.10 and 1.12, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

(i) each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive the number of shares of Parent Common Stock equal to the Exchange Ratio; provided, that, at the Closing, with respect to each Company Stockholder entitled to receive shares of Parent Common Stock pursuant to this Section 1.5(a)(i), the Escrow Percentage of the aggregate number of shares of Parent Common Stock being issued to such Company Stockholder, rounded down to the nearest whole number of shares, shall be withheld and placed in the Escrow Fund in accordance with Section 1.12 and the Escrow Agreement;

(ii) each share of Company Series A Preferred Stock (if any) outstanding immediately prior to the Effective Time shall be converted into the right to receive the number of shares of Parent Series D-1 Preferred Stock equal to the Exchange Ratio; provided, that, at the Closing, with respect to each Company Stockholder entitled to receive shares of Parent Series D-1 Preferred Stock pursuant to this Section 1.5(a)(ii), the Escrow Percentage of the aggregate number of shares of Parent Series D-1 Preferred Stock being issued to such Company Stockholder, rounded down to the nearest whole number of shares, shall be withheld and placed in the Escrow Fund in accordance with Section 1.12 and the Escrow Agreement;

(iii) each share of Company Series B Preferred Stock (if any) outstanding immediately prior to the Effective Time shall be converted into the right to receive the number of shares of Parent Series D-2 Preferred Stock equal to the Exchange Ratio; provided, that, at the Closing, with respect to each Company Stockholder entitled to receive shares of Parent Series D-2 Preferred Stock pursuant to this Section 1.5(a)(iii), the Escrow Percentage of the aggregate number of shares of Parent Series D-2 Preferred Stock being issued to such Company Stockholder, rounded down to the nearest whole number of shares, shall be withheld and placed in the Escrow Fund in accordance with Section 1.12 and the Escrow Agreement;

(iv) each share of Company Series C Preferred Stock (if any) outstanding immediately prior to the Effective Time shall be converted into the right to receive the number of shares of Parent Series D-3 Preferred Stock equal to the Exchange Ratio; provided, that, at the Closing, with respect to each Company Stockholder entitled to receive shares of Parent Series D-3 Preferred Stock pursuant to this Section 1.5(a)(iv), the Escrow Percentage of the aggregate number of shares of Parent Series D-3 Preferred Stock being issued to such Company Stockholder, rounded down to the nearest whole number of shares, shall be withheld and placed in the Escrow Fund in accordance with Section 1.12 and the Escrow Agreement; and

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(v) each share of the common stock (with no par value) of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

(b) If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company, then the shares of Parent Common Stock issued in exchange for such shares of Company Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends.

1.6 Employee Stock Options.

(a) At the Effective Time, each Eligible Stock Option that is then outstanding under the Company Option Plan, whether vested or unvested, shall be assumed by Parent in accordance with the terms (as in effect as of the date of this Agreement) of the Company Option Plan and the stock option agreement by which such Eligible Stock Option is evidenced. All rights with respect to Company Common Stock under outstanding Eligible Stock Options shall thereupon be converted into rights with respect to Parent Common Stock. Accordingly, from and after the Effective Time, (a) each Eligible Stock Option assumed by Parent may be exercised solely for shares of Parent Common Stock, (b) the number of shares of Parent Common Stock subject to each such assumed Eligible Stock Option shall be equal to the number of shares of Company Common Stock that were subject to such Eligible Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock, (c) the per share exercise price for the Parent Common Stock issuable upon exercise of each such assumed Eligible Stock Option shall be determined by dividing the exercise price per share of Company Common Stock subject to such Eligible Stock Option, as in effect immediately prior to the Effective Time, by the Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent, and (d) all restrictions on the exercise of each such assumed Eligible Stock Option shall continue in full force and effect, and the term, exercisability, vesting schedule and other provisions of such Eligible Stock Option shall otherwise remain unchanged; provided, however, that each such assumed Eligible Stock Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction effected by Parent after the Effective Time. The Company and Parent shall take all action that may be necessary (under the Company Option Plan and otherwise) to effectuate the provisions of this Section 1.6.

(b) Subject to compliance with all applicable laws and regulations of the United States and all states, foreign countries or other governmental authorities, prior to the Closing, the Company and Parent shall offer to enter into a separate put-call agreement (“Put-Call Agreement”) with each holder of a French Stock Option, which Put-Call Agreement shall be in a form reasonably satisfactory to both Parent and the Company. From and after the Effective Time, pursuant to the Put-Call Agreement:

(i) each French Stock Option shall continue to be exercisable for shares of common stock of the Surviving Corporation;

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(ii) upon the exercise of any French Stock Option, the holder thereof shall have the right to put to Parent, and Parent shall have the right to call from the holder thereof, all shares of common stock of the Surviving Corporation acquired upon such exercise in exchange for a number of shares of Parent Common Stock equal to the product of (x) the number of shares of common stock of the Surviving Corporation acquired upon such exercise, multiplied by (y) the Exchange Ratio, rounded down to the nearest whole number of shares; and

(iii) all restrictions on the exercise of each French Stock Option shall continue in full force and effect, and the term, exercisability, vesting schedule and other provisions of each French Stock Option shall otherwise remain unchanged; provided, however, that each such French Stock Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction effected by the Surviving Corporation after the Effective Time.

The Company and Parent shall take all action that may be necessary (under the French Stock Option Plan and otherwise) to effectuate the provisions of this Section 1.6(b). As to each French Stock Option for which a Put-Call Option is fully executed prior to the Effective Time, such French Stock Option shall continue to be exercisable for shares of common stock of the Surviving Corporation, and shall not be deemed an Eligible Stock Option or otherwise assumed by Parent at the Effective Time. Any French Stock Option for which a Put-Call Agreement is not in place prior to the Effective Time will be deemed an Eligible Stock Option and subject to the provisions of Section 1.6(a).

(c) Except as set forth in 1.6(b), at the Effective Time, Parent shall not be obligated to assume any Company Stock Option issued to residents of Taiwan and the United Kingdom to the extent that such assumption would result in a violation of local law. All such Company Stock Options that are outstanding immediately prior to the Effective Time and not exercised prior to the Effective Time will, pursuant to their respective terms, be cancelled and null and void as of the Effective Time.

(d) As soon as practicable after the Effective Time, Parent shall deliver to each holder of an outstanding Eligible Stock Option an appropriate notice setting forth such holder’s rights pursuant thereto. Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of such assumed or replaced Company Option pursuant to the terms set forth in this Section 1.6.

1.7 Warrants. At the Effective Time, each warrant to purchase Company Common Stock that is then outstanding (a “Company Common Warrant”), shall be assumed by Parent in accordance with the terms (as in effect as of the date of this Agreement) of the Company Common Warrant and each warrant to purchase Company Preferred Stock that is then outstanding (a “Company Preferred Warrant”), shall be assumed by Parent in accordance with the terms (as in effect as of the date of this Agreement) of the Company Preferred Warrant. All rights with respect to the Company Common Warrants shall thereupon be converted into rights

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with respect to Parent Common Stock, all rights with respect to the Company Preferred Warrants that are exercisable for Company Series B Preferred Stock shall thereupon be converted into rights with respect to Parent Series D-2 Preferred Stock, and all rights with respect to the Company Preferred Warrants that are exercisable for Company Series C Preferred Stock shall thereupon be converted into rights with respect to Parent Series D-3 Preferred Stock. Accordingly, from and after the Effective Time, (a) each Company Common Warrant assumed by Parent may be exercised solely for shares of Parent Common Stock and each Company Preferred Warrant assumed by Parent may be exercised solely for shares of Parent Series D-2 Preferred Stock or Parent Series D-3 Preferred Stock, as applicable, (b) the number of shares of Parent Common Stock and Parent Series D Preferred Stock subject to each such assumed Company Warrant, shall be equal to the number of shares of Company Common Stock or Parent Series D Preferred Stock, as applicable, that were subject to such Company Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock or Parent Series D Preferred Stock, as applicable, (c) the per share exercise price for the Parent Common Stock or Parent Series D Preferred Stock issuable upon exercise of each such assumed Company Warrant shall be determined by dividing the exercise price per share of Company Common Stock or Parent Series D Preferred Stock subject to such Company Warrant as in effect immediately prior to the Effective Time, by the Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent, and (d) all restrictions on the exercise of each such assumed Company Warrant shall continue in full force and effect and the other provisions of such Company Warrant shall otherwise remain unchanged; provided, however, that each such assumed Company Warrant shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction effected by Parent after the Effective Time. The Company and Parent shall take all action that may be necessary (under the Company Warrants and otherwise) to effectuate the provisions of this Section 1.7.

1.8 Closing of the Company’s Transfer Books. At the Effective Time, holders of certificates representing shares of the Company’s capital stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company, and the stock transfer books of the Company shall be closed with respect to all shares of such capital stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of the Company’s capital stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any of such shares of the Company’s capital stock (a “Company Stock Certificate”) is presented to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.9.

1.9 Exchange of Certificates.

(a) At or as soon as practicable after the Effective Time, Parent will send to the holders of Company Stock Certificates (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify, and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for certificates representing Parent Common Stock. Upon surrender of a Company Stock Certificate to Parent for exchange and, if applicable, the delivery by such holder of the executed signature pages to the Preferred Stock Agreements, together with a duly executed letter of transmittal and such other documents

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as may be reasonably required by Parent, the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Parent Common Stock or Parent Series D Preferred Stock (together, the “Parent Capital Stock”) that such holder has the right to receive pursuant to the provisions of this Section 1, and the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.9, each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive upon such surrender a certificate representing shares of Parent Capital Stock (and cash in lieu of any fractional share of Parent Capital Stock) as contemplated by this Section 1. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the issuance of any certificate representing Parent Capital Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to such Company Stock Certificate.

(b) No dividends or other distributions declared or made with respect to Parent Capital Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Capital Stock represented thereby, and no cash payment in lieu of any fractional share shall be paid to any such holder, until such holder surrenders such Company Stock Certificate in accordance with this Section 1.8 (at which time such holder shall be entitled to receive all such dividends and distributions and such cash payment).

(c) No fractional shares of Parent Capital Stock shall be issued in connection with the Merger, and no certificates for any such fractional shares shall be issued. In lieu of such fractional shares, any holder of capital stock of the Company who would otherwise be entitled to receive a fraction of a share of Parent Capital Stock (after aggregating all fractional shares of Parent Capital Stock issuable to such holder) shall, upon surrender of such holder’s Company Stock Certificate(s), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the Agreement Conversion Price.

(d) Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any holder or former holder of capital stock of the Company pursuant to this Agreement such amounts as Parent or the Surviving Corporation may be required to deduct or withhold therefrom under the Code or under any provision of state, local or foreign Tax law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(e) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of capital stock of the Company for any shares of Parent Capital Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property, escheat or similar law. Any amounts remaining unclaimed by holders of Company Stock Certificates three years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Body) shall, to the extent permitted by applicable Legal Requirements, become the property of Parent free and clear of any Encumbrance.

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1.10 Company Dissenting Shares

(a) Notwithstanding any provisions of this Agreement to the contrary, shares of Company Capital Stock held by a holder who has made a demand for appraisal of such shares in accordance with Section 262 of the DGCL and shares of Company Capital Stock that, as of the Effective Time, are or may become “dissenting shares” within the meaning of Section 1300(b) of the California Corporations Code (any such shares being referred to as “Company Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under Section 262 of the DGCL and Chapter 13 of the CGCL with respect to such shares) shall not be converted into or represent the right to receive the consideration payable in accordance with Section 1.5(a) (or cash in lieu of fractional shares in accordance with Section 1.9(c)), but shall be entitled only to such rights as are granted by the DGCL to a holder of Company Dissenting Shares and/or such rights as may be granted to a holder of Company Dissenting Shares in Chapter 13 of the CGCL. Parent shall be entitled to retain any such consideration not paid on account of such Company Dissenting Shares pending resolution of the claims of such holders, and the remaining holders of Company Capital Stock shall not be entitled to any portion thereof.

(b) Notwithstanding the provisions of Section 1.10(a), but subject to Section 1.12, if any Company Dissenting Shares shall lose their status as such (through failure to perfect or otherwise), then, as of the later of the Effective Time or the date of the loss of such status, such shares shall automatically be converted into and shall represent only the right to receive the applicable consideration in accordance with Section 1.5(a), without interest thereon, upon surrender of the certificate or certificates representing such shares of Company Capital Stock.

(c) The Company shall give Parent: (i) prompt notice of: (A) any written demand received by the Company prior to the Effective Time to require the Company to purchase shares of Company Capital Stock pursuant to Section 262 of the DGCL or Chapter 13 of the CGCL; (B) any withdrawal of any such demand; and (C) any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL or CGCL; and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not, except with the prior written consent of Parent, make any payment or settlement offer prior to the Effective Time with respect to any such demand, notice or instrument other than by operation of law or pursuant to a final order of a court of competent jurisdiction.

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1.11 Parent Dissenting Shares

(a) Notwithstanding any provisions of this Agreement to the contrary, shares of Parent Capital Stock that, as of the Effective Time, are or may become “dissenting shares” within the meaning of Section 1300(b) of the California Corporations Code (any such shares being referred to as “Parent Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under Chapter 13 of the CGCL with respect to such shares) shall be entitled only to such rights as may be granted to a holder of Parent Dissenting Shares in Chapter 13 of the CGCL.

(b) Parent shall give the Company: (i) prompt notice of: (A) any written demand received by Parent prior to the Effective Time to require Parent to purchase shares of Parent Capital Stock pursuant to Chapter 13 of the CGCL; (B) any withdrawal of any such demand; and (C) any other demand, notice or instrument delivered to Parent prior to the Effective Time pursuant to the CGCL; and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. Parent shall not, except with the prior written consent of the Company, make any payment or settlement offer prior to the Effective Time with respect to any such demand, notice or instrument other than by operation of law or pursuant to a final order of a court of competent jurisdiction.

1.12 Escrow

(a) On the Closing Date, on behalf of the Company Stockholders, Parent shall deliver to the Escrow Agent, as a contribution to the Escrow Fund, certificates (issued in the name of the Escrow Agent or its nominee) representing the Preferred Stock Escrow Shares and a certificate (issued in the name of the Escrow Agent or its nominee) representing the Common Stock Escrow Shares. Subject to Section 9.10(d) and Section 10.1(g), upon the closing of a Qualified IPO, following receipt of written instructions from Parent and the Stockholders’ Representative as set forth in the Escrow Agreement, the Escrow Agent shall distribute 2/3 of the Escrow Shares and/or Escrow Cash to the Escrow Contributors in accordance with Section 8.1 of the Escrow Agreement.

(b) The Escrow Fund shall be available to hold harmless and indemnify each of the Parent Indemnitees pursuant to the provisions of Section 9 below and to reimburse and pay the Stockholders’ Representative and his Representatives pursuant to the provisions of Section 10.1. The Escrow Fund shall be held by the Escrow Agent in accordance with the terms of this Agreement and the terms of the Escrow Agreement. The Escrow Fund shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any Person, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement.

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1.13 Adjustments.

(a) The Company shall provide Parent with a preliminary written estimate of the Company Working Capital, three business days before the Closing Date on a schedule (the “Closing Company Schedule”), which Closing Company Schedule (i) shall set forth in reasonable detail the Company’s calculation of the Company Working Capital as of the Closing Date, and the Company Working Capital Deficit Amount (the “Estimated Company Working Capital Deficit Amount”), if any, as of the Closing Date, and (ii) shall be prepared in good faith by the Company and in accordance with GAAP.

(b) Parent shall provide Company with a preliminary written estimate of the Parent Working Capital, three business days before the Closing Date on a schedule (the “Closing Parent Schedule”), which Closing Parent Schedule (i) shall set forth in reasonable detail Parent’s calculation of the Parent Working Capital as of the Closing Date, and the Parent Working Capital Deficit Amount (the “Estimated Parent Working Capital Deficit Amount”), if any, as of the Closing Date, and (ii) shall be prepared in good faith by Parent and in accordance with GAAP.

(c) As soon as practicable after the Closing Date Parent shall prepare and deliver to the Stockholders’ Representative an unaudited consolidated balance sheet of the Company as of the Closing Date (the “Closing Date Company Balance Sheet”) and an unaudited consolidated balance sheet of Parent as of the Closing Date (the “Closing Date Parent Balance Sheet”). The Closing Date Company Balance Sheet shall be accompanied by a written statement of any Company Working Capital Deficit Adjustment as determined by Parent resulting from the information set forth in the Closing Date Company Balance Sheet (the “Parent Proposed Company Working Capital Deficit Amount”). The Closing Date Parent Balance Sheet shall be accompanied by a written statement of any Parent Working Capital Deficit Adjustment as determined by Parent resulting from the information set forth in the Closing Date Parent Balance Sheet (the “Parent Proposed Parent Working Capital Deficit Amount”). The Closing Date Company Balance Sheet shall be prepared in accordance with GAAP (and will set forth an itemized calculation of the Closing Date Company Transaction Expense Amount in the notes thereto). The Closing Date Parent Balance Sheet shall be prepared in accordance with GAAP (and will set forth an itemized calculation of the Closing Date Parent Transaction Expense Amount in the notes thereto).

(d) Following the delivery of the Closing Date Company Balance Sheet and Closing Date Parent Balance Sheet to the Stockholders’ Representative, Parent shall provide the Stockholders’ Representative and its accountants, at the reasonable request of the Stockholders’ Representative, with reasonable access during normal business hours to the books and records of the Surviving Corporation and Parent (and their subsidiaries) as may reasonably be required for the review of the Closing Date Company Balance Sheet and the calculation of the Parent Proposed Company Working Capital Deficit Amount and for the review of the Closing Date Parent Balance Sheet and the calculation of the Parent Proposed Parent Working Capital Deficit Amount. All fees, costs and expenses of the Stockholders’ Representative relating to the review of the Closing Date Company Balance Sheet and the Closing Date Parent Balance Sheet shall be borne by the Stockholders’ Representative and to the extent Parent incurs any fees, costs or expenses related thereto Parent shall bear its own such fees, costs and expenses. The Stockholders’ Representative shall make available to Parent and its accountants, at the request of

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Parent, any relevant work papers of the Stockholders’ Representative and its accountants generated in connection with the review of the Closing Date Company Balance Sheet and Closing Date Parent Balance Sheet.

(e) If the Stockholders’ Representative has any objections to the Parent Proposed Company Working Capital Deficit Amount, it shall deliver a statement describing its objections to Parent (the “Company Objection Notice”) within 30 days after the Stockholders’ Representative’s receipt of the Closing Date Company Balance Sheet. If the Stockholders’ Representative has any objections to the Parent Proposed Parent Working Capital Deficit Amount, it shall deliver a statement describing its objections to Parent (the “Parent Objection Notice”) within 30 days after the Stockholders’ Representative’s receipt of the Closing Date Parent Balance Sheet.

(f) The Stockholders’ Representative shall include in the Company Objection Notice a reasonably detailed calculation of the Company Working Capital Deficit Amount as determined by the Stockholders’ Representative (the “Stockholders’ Representative Proposed Company Working Capital Deficit Amount”), accompanied by a reasonably detailed description of the bases for any variances between the Parent Proposed Company Working Capital Deficit Amount and the Stockholders’ Representative Proposed Company Working Capital Deficit Amount (the “Description of Company Variances”). If the Stockholders’ Representative fails to deliver a Company Objection Notice and a Description of Company Variances within 30 days after the Stockholders’ Representative’s receipt of the Closing Date Company Balance Sheet, then the Parent Proposed Company Working Capital Deficit Amount shall be deemed the Final Company Working Capital Deficit Amount.

(g) The Stockholders’ Representative shall include in the Parent Objection Notice a reasonably detailed calculation of the Parent Working Capital Deficit Amount as determined by the Stockholders’ Representative (the “Stockholders’ Representative Proposed Parent Working Capital Deficit Amount”), accompanied by a reasonably detailed description of the bases for any variances between the Parent Proposed Parent Working Capital Deficit Amount and the Stockholders’ Representative Proposed Parent Working Capital Deficit Amount (the “Description of Parent Variances”). If the Stockholders’ Representative fails to deliver a Parent Objection Notice and a Description of Parent Variances within 30 days after the Stockholders’ Representative’s receipt of the Closing Date Parent Balance Sheet, then the Parent Proposed Parent Working Capital Deficit Amount shall be deemed the Final Parent Working Capital Deficit Amount.

(h) If the Stockholders’ Representative delivers the Company Objection Notice and/or Parent Objection Notice and the Description of Company Variances and/or Description of Parent Variances to Parent within such 30-day period, and Parent disagrees with the Stockholders’ Representative’s objection, then Parent and the Stockholders’ Representative will, during the 30-day period following the date of the Company Objection Notice and/or the Parent Objection Notice (the “Resolution Period”), use reasonable efforts to resolve any such objection themselves.

(i) If at the conclusion of the Resolution Period, the parties have not reached an agreement on the Stockholders’ Representative’s objections set forth in any valid Company

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Objection Notice and/or Parent Objection Notice, then all amounts and issues remaining in dispute may, within 30 days of the end of the Resolution Period and at the election of either party, be submitted by the Stockholders’ Representative or Parent to a mutually agreeable nationally recognized firm of independent auditors that has not performed work for (other than as a neutral auditor), and is otherwise independent of, each of Parent, the Company and the Stockholders’ Representative (the “Neutral Auditor”). All costs and expenses incurred by the parties in connection with resolving any dispute hereunder before the Neutral Auditor shall be borne by the party incurring such cost and expense (except the cost of the Neutral Auditor shall be borne equally by Parent and the Stockholders’ Representative). The Neutral Auditor shall act as an arbitrator to determine only those issues still in dispute at the time of the election by either party to submit the objections to the Neutral Auditor, which shall be limited to whether and to what extent (if any) there is a Company Working Capital Deficit Adjustment or a Parent Working Capital Deficit Adjustment. The Neutral Auditor’s determination shall be made within 45 days after its engagement (which engagement shall be made no later than five business days after the time of the election by either Parent or the Stockholders’ Representative to submit the objections to the Neutral Auditor), or as soon thereafter as possible, shall be set forth in a written statement delivered to Parent and the Stockholders’ Representative and shall be final, binding, conclusive and non-appealable for all purposes under this Agreement.

(j) The term “Final Company Working Capital Deficit Amount” shall mean (A) if the Stockholders’ Representative fails to deliver a Company Objection Notice and a Description of Company Variances within the 30-day period set forth in Section 1.13(e) and (f), the Parent Proposed Company Working Capital Deficit Amount and (B) if the Stockholders’ Representative delivers a Company Objection Notice within the 30-day period set forth in Section 1.13(e), the definitive Company Working Capital Deficit Amount agreed to by the Stockholders’ Representative and Parent in accordance with Section 1.13(h) or the Company Working Capital Deficit Amount resulting from the determination made by the Neutral Auditor in accordance with Section 1.13(i)) (which shall reflect those items theretofore agreed to by the Stockholders’ Representative and Parent during the Resolution Period or otherwise in accordance with Section 1.13(i)). The term “Final Parent Working Capital Deficit Amount” shall mean (A) if the Stockholders’ Representative fails to deliver a Parent Objection Notice and a Description of Parent Variances within the 30-day period set forth in Section 1.13(e) and (g), the Parent Proposed Parent Working Capital Deficit Amount and (B) if the Stockholders’ Representative delivers a Parent Objection Notice within the 30-day period set forth in Section 1.13(e), the definitive Parent Working Capital Deficit Amount agreed to by the Stockholders’ Representative and Parent in accordance with Section 1.13(h) or the Parent Working Capital Deficit Amount resulting from the determination made by the Neutral Auditor in accordance with this Section 1.13(i)) (which shall reflect those items theretofore agreed to by the Stockholders’ Representative and Parent during the Resolution Period or otherwise in accordance with Section 1.13(i)).

(k) In the event:

(i) there is a Company Working Capital Deficit Adjustment, then such amount shall constitute Damages and Parent shall be entitled to indemnification for the amount of the Company Working Capital Deficit Adjustment.

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(ii) there is a Parent Working Capital Deficit Adjustment, Parent shall, subject to Section 1.9, distribute the Parent Working Capital Adjustment Shares of the appropriate class and series to the Company Common Stockholders and Company Preferred Stockholders in accordance with their Pro Rata Share.

1.14 Further Action. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or Parent with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Disclosure Schedule, which exceptions shall be deemed to be representations and warranties as if made hereunder, the Company hereby represents and warrants to Parent as follows (it being understood that each representation and warranty contained in this Section 2 is subject to: (a) the exceptions and disclosures set forth in the part or subpart of the Company Disclosure Schedule corresponding to the particular Section or subsection in this Section 2 in which such representation and warranty appears; (b) any exceptions or disclosures explicitly cross-referenced in such part or subpart of the Company Disclosure Schedule by reference to another part or subpart of the Company Disclosure Schedule; and (c) any exception or disclosure set forth in any other part or subpart of the Company Disclosure Schedule to the extent it is reasonably apparent that such exception or disclosure is intended to qualify such representation and warranty):

2.1 Organization and Standing. The Company is a corporation duly organized and validly existing under the laws of the State of Delaware and is in good standing under such laws. The Company has the requisite corporate power to own and operate its properties and assets, and to carry on its business as presently conducted and, to the Company’s Knowledge, as presently proposed to be conducted. The Company is duly qualified and is authorized to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so would not have a Material Adverse Effect on the Company or its business. The Company has delivered, or made available for review in a data room, to Parent or its advisors true and correct copies of its Certificate of Incorporation and Bylaws or other equivalent organizational documents (collectively, the “Company Charter Documents”), as applicable, as in effect as of the date of this Agreement.

2.2 Capitalization.

(a) As of the date hereof, the authorized capital stock of the Company consists of (a) 32,750,000 shares of Company Common Stock, of which 5,190,033 shares are issued and outstanding, (b) 20,566,999 shares of Company Preferred Stock, of which (i) 750,000 shares are designated as Company Series A Preferred Stock, of which 750,000 shares are issued and outstanding, (ii) 6,316,999 shares are designated as Company Series B Preferred Stock, of which

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6,283,666 shares are issued and outstanding, and (iii) 7,500,000 shares are designated as Company Series C Preferred Stock, of which 6,924,306 shares are issued and outstanding. Each share of Company Preferred Stock is convertible into one share of Company Common Stock.

(b) All of the outstanding shares of Company Common Stock and Company Preferred Stock (i) have been duly authorized and validly issued, fully paid and are nonassessable and were issued in compliance with all applicable federal and state securities laws; (ii) are free of any Encumbrances created by the Company, and, to the Knowledge of the Company, free of any Encumbrances created by or imposed upon the holders thereof, other than restrictions on transfer imposed by federal or state securities laws, and (iii) were not issued in violation of any preemptive rights or rights of first refusal created by statute, the Company Charter Documents or any agreement to which the Company is a party or by which it is bound.

(c) As of the date hereof, the Company has reserved 7,088,888 shares of Company Common Stock for issuance to employees, directors and officers of, and consultants to, the Company under its Company Option Plan, of which (i) 3,085,969 shares have been issued pursuant to the exercise of outstanding options, and except for 410,936 shares which were repurchased by the Company and are no longer outstanding, are included in Section 2.2(a) above; (ii) 3,444,177 shares are subject to options that are currently outstanding; and (iii) 969,678 shares remain available for future issuance. There are outstanding warrants to purchase 346,215 shares of Company Common Stock, 33,333 shares of Company Series B Preferred Stock and 162,500 shares of Company Series C Preferred Stock. All Company Options and Company Warrants were issued in compliance with all applicable federal, state and foreign securities laws. Except as set forth in this Section 2.2, the Company has no obligation (contingent or otherwise) to (i) issue any subscription, warrant, option, convertible security or other such right (including preemptive rights and rights of first refusal) or to issue or distribute to holders any shares of its capital stock or (ii) purchase, redeem or otherwise acquire any shares of its capital stock or to pay any dividend or make any other distribution in respect thereof.

(d) No stock plan, stock purchase, stock option or other agreement or understanding between the Company and any holder of any equity securities or rights to purchase equity securities provides for acceleration or other changes in the vesting provisions or other terms of such agreement or understanding as the result of (i) termination of employment (whether actual or constructive); (ii) any merger, consolidated sale of stock or assets, change in control or any other transaction(s) by the Company; or (iii) the occurrence of any other event or combination of events.

(e) Section 2.2(e) of the Company Disclosure Schedule contains, with respect to each Company Option that is outstanding as of the date of this Agreement and each other right to acquire the Company’s capital stock (including any anti-dilution or similar rights) (each, a “Company Capital Stock Right”): (i) the name of the holder of such Company Capital Stock Right; (ii) the total number of shares of Company Capital Stock that are subject to such Company Capital Stock Right and the number of shares of Company Capital Stock with respect to which such Company Capital Stock Right is immediately exercisable; (iii) the date on which such Company Capital Stock Right was granted and the term of such Company Capital Stock Right; (iv) the vesting schedule for such Company Capital Stock Right; (v) the total number of vested shares for such Company Capital Stock Right (and any acceleration thereof as a result of

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the Merger); (vi) the exercise price per share of Company Capital Stock purchasable under such Company Capital Stock Right; (vii) any plan or other arrangement or agreement under which Company Options or Company Capital Stock Right was granted; and (viii) whether such Company Option has been designated an “incentive stock option” as defined in Section 422 of the Code.

(f) The Company has never repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities of the Company.

2.3 Corporate Power; Authorization. The Company has all requisite corporate power to enter into this Agreement and to consummate the Merger.

(a) The Company has the right, power and authority to enter into and to perform its obligations under this Agreement; and the execution, delivery and performance by the Company of this Agreement has been duly authorized by all necessary action on the part of the Company and its board of directors.

(b) The affirmative vote or consent of the holders of two-thirds of the outstanding shares of Company Preferred Stock, a majority of the outstanding shares of Company Capital Stock, and a majority of the outstanding shares of Company Common Stock, are the only votes of the holders of any Company Capital Stock necessary under applicable law and the Company Charter Documents to approve this Agreement (the “Company Required Stockholder Vote”). The affirmative vote or consent of the holders of two-thirds of the outstanding shares of Company Preferred Stock and a majority of the outstanding shares of Company Capital Stock are the only vote of the holders of any Company Capital Stock necessary under applicable law and the Company Charter Documents to approve the Company Charter Amendment (the “Company Required Charter Vote”).

(c) The Board of Directors of the Company has (a) adopted this Agreement and approved its execution and delivery and the consummation of the Merger; and (b) determined that the Merger is advisable and in the best interests of the stockholders of the Company and is on terms that are fair to such stockholders.

(d) This Agreement, when executed and delivered by the Company, will constitute a valid and binding obligation of the Company enforceable in accordance with its terms, subject to (i) laws of general application relating to specific performance, injunctive relief or other equitable remedies, and (ii) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors’ rights generally.

2.4 Subsidiaries. The Company owns all of the outstanding equity interest in its wholly-owned subsidiaries, RF Magic SAS (France) and RF Magic Ltd. (United Kingdom) (the “Company Subsidiaries”). Except for its ownership of the Company Subsidiaries, the Company does not own or control, directly or indirectly, any equity interest in any other corporation, partnership, trust, joint venture, association or other entity. The Company is not a participant in any joint venture, partnership or similar arrangement.

2.5 Governmental Authorizations. The Company has obtained each material federal, state, county, local or foreign governmental consent, license, permit, grant or other

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authorization of a Governmental Body that is required, as of the date hereof, for the operation by the Company of its business as currently being conducted, and all of such consents, licenses, permits, grants and authorizations are in full force and effect.

2.6 Compliance with Laws; No Conflicts.

(a) The Company is not in violation or default of (i) any provisions of the Company Charter Documents, as amended to date or (ii) to its Knowledge, any applicable laws, regulations, judgments, decrees or orders of the United States of America and all states, foreign countries or other governmental bodies and agencies having jurisdiction over the Company’s business or properties, other than violations of laws, regulations, judgments, decrees or orders that would not individually or in the aggregate result in Material Adverse Effect on the Company.

(b) Except as set forth in Section 2.6(b) of the Company Disclosure Schedule, neither (1) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, nor (2) the consummation of the Merger or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

(i) contravene, conflict with or result in a violation of (i) any of the provisions of the Company Charter Documents, or (ii) any resolution adopted by the Company’s stockholders, the Company’s board of directors or any committee of the Company’s board of directors;

(ii) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject;

(iii) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the Company’s business or to any of the assets owned or used by the Company;

(iv) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Material Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Company Material Contract, (ii) accelerate the maturity or performance of any such Company Material Contract, or (iii) cancel, terminate or modify any such Company Material Contract; or

(v) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by the Company (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Company).

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(c) Except as set forth in Section 2.6(c) of the Company Disclosure Schedule, the Company is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement.

2.7 Litigation. There is no Legal Proceeding pending, or, to the Company’s Knowledge, threatened against the Company. The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by the Company currently pending or which the Company intends to initiate. No Legal Proceeding has ever been commenced by or has ever been pending against the Company. There is no order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject.

2.8 Financial Statements.

(a) The Company’s audited consolidated balance sheet and statements of operations and cash flows as of and for the periods ended December 31, 2004 and December 31, 2005, unaudited balance sheet and statements of operations and cash flows as of and for the year ended December 31, 2006 and the unaudited balance sheet for the period ended February 28, 2007 (the “Company Balance Sheet”) and statements of operations and cash flows as of and for the period ended February 28, 2007 made available to Parent (together, the “Company Financial Statements”) (i) are substantially in accordance with the books and records of the Company and (ii) have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the relevant period, except that the unaudited Financial Statements do not contain the footnotes required by GAAP. The Company Financial Statements fairly present the financial condition and operating results of the Company (including the Company Subsidiaries) as of the dates, and for the periods indicated therein, subject, in the case of the unaudited Company Financial Statements, to normal year-end audit adjustments. Except for liabilities reserved or reflected in the Company Financial Statements, the Company (including the Company Subsidiaries) has no liabilities, contingent or otherwise, other than (i) liabilities incurred in the Ordinary Course of Business subsequent to the Company Financial Statements and (ii) obligations under contracts and commitments incurred in the Ordinary Course of Business and not required under GAAP to be reflected in the Company Financial Statements, which, in the case of (i) and (ii), individually or in the aggregate, are not material to the financial condition or operating results of the Company (including the Company Subsidiaries). To the extent a liability or obligation is not disclosed in Section 2.8(a) of the Company Disclosure Schedule but would otherwise be required to be disclosed in the Company Disclosure Schedule pursuant to the requirements of a representation or warranty included in this Section 2 other than this Section 2.8, the failure to disclose such liability or obligation will not be deemed to violate this Section 2.8 as long as the nature and scope of such liability or obligation are disclosed elsewhere in the Company Disclosure Schedule.

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(b) Part 2.8(b) of the Company Disclosure Schedule provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of the Company and Company Subsidiaries as of March 31, 2007.

2.9 Absence of Certain Changes. Since February 28, 2007 until the date hereof, there has not been:

(a) any material change in the assets, liabilities, financial condition or operating results of the Company (including the Company Subsidiaries) from the Company Financial Statements, except (i) changes in the Ordinary Course of Business and (ii) as disclosed elsewhere in the Company Disclosure Schedule;

(b) any damage, destruction, or loss, whether or not covered by insurance, materially and adversely affecting the assets, financial condition, properties, operating results or business of the Company (including the Company Subsidiaries);

(c) any change or amendment to the Company Charter Documents;

(d) any sale, assignment or transfer of all or substantially all of the Company’s (including the Company Subsidiaries’) rights in any patents, trademarks, copyrights, trade secrets or other intangible assets or other material assets, except a sale, assignment or transfer made in the Ordinary Course of Business that is not material to the assets, properties, financial condition, operating results or business of the Company (including the Company Subsidiaries);

(e) any satisfaction or discharge of any Encumbrance, except a satisfaction or discharge of an Encumbrance made in the Ordinary Course of Business that it is not material to the assets, properties, financial condition, operating results or business of the Company (including the Company Subsidiaries);

(f) any resignation or termination of any officer, key employee or group of employees of the Company; and the Company, to its Knowledge, does not know of the impending resignation or termination of employment of any such officer, key employee or group of employees;

(g) any waiver by the Company (including the Company Subsidiaries) of a material debt owed to it;

(h) any capital expenditure which, when added to all other capital expenditures made on behalf of the Company (including the Company Subsidiaries) since February 28, 2007, exceeds $50,000;

(i) any loans or advances by the Company (including the Company Subsidiaries) to or any investments by the Company (including the Company Subsidiaries) in, any Person (other than pursuant to routine advances made to employees in the Ordinary Course of Business), or incurrence or guarantee of any indebtedness by the Company (including the Company Subsidiaries) for borrowed money;

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(j) any material change in any compensation arrangement or agreement with any officer, director or stockholder of the Company (including the Company Subsidiaries);

(k) any declaration or payment of any dividend or other distribution of the assets of the Company (including the Company Subsidiaries);

(l) any event that has had or would reasonably be expected to have a Material Adverse Effect on the Company (including the Company Subsidiaries);

(m) any pledge of any of the Company’s (including the Company Subsidiaries’) assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for pledges of immaterial assets made in the Ordinary Course of Business and consistent with the Company’s past practices;

(n) any change in the Company’s methods of accounting or accounting practices in any respect;

(o) any material Tax election outside the Ordinary Course of Business or inconsistent with the Company’s past practices;

(p) any commencement or settlement of any Legal Proceeding involving the Company or any Company Affiliates;

(q) entry into any material transaction or taking of any other material action outside the Ordinary Course of Business or inconsistent with the Company’s past practices;

(r) receipt of any notice that there has been or will be a loss of, or material order cancellation by, any major customer of the Company (including the Company Subsidiaries); or

(s) any agreement or commitment by the Company (including the Company Subsidiaries) to do any of the acts described in subsections (a) through (q) above.

2.10 Taxes.

(a) Each of the Company and Company Subsidiaries has timely filed or has obtained presently effective extensions with respect to all federal, state, county, local and foreign Tax Returns which are required to be filed by it. All such filed returns are true and correct in all material respects and all Taxes shown thereon to be due have been timely paid with exceptions not material to the Company or the Company Subsidiaries.

(b) Each of the Company and Company Subsidiaries has (i) properly and timely withheld all Taxes required to be withheld, and (ii) properly remitted to the proper taxing authority all Taxes required to be remitted for which the remittance deadline has passed, with respect to amounts paid or owed to any employee, independent contractor, stockholder or other third party.

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(c) No claim or Legal Proceeding is pending or, to the Knowledge of the Company or the Company Subsidiaries, has been threatened against or with respect to the Company or the Company Subsidiaries in respect of any material Tax. There are no unsatisfied liabilities for material Taxes with respect to any notice of deficiency or similar document received by the Company or the Company Subsidiaries with respect to any material Tax. There are no liens or other Encumbrances for material Taxes upon any of the assets of the Company or the Company Subsidiaries except liens for current Taxes not yet due and payable. Neither the Company nor any of the Company Subsidiaries has been or will be, required to include any adjustment in taxable income for any Tax period (or portion thereof) ending after the Closing Date pursuant to Section 481 or 263A of the Code (or any comparable provision of state or foreign Tax laws) as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

(d) No claim has ever been delivered by any Governmental Body to the Company or any of the Company Subsidiaries in a jurisdiction where the Company or the Company Subsidiaries does not file a Tax Return that it is subject to taxation by that jurisdiction which has resulted or would reasonably be expected to result in an obligation to pay material Taxes.

(e) None of the Company or any Company Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f) None of the Company or any Company Subsidiary is a party to any Tax-sharing agreement or similar arrangement with any other party, and none of the Company or any Company Subsidiary has assumed any obligation to pay any Tax obligations of, or with respect to any transaction relating to, any other person or agreed to indemnify any other person with respect to any Tax.

(g) As of the date of this Agreement, none of the Company or any Company Subsidiary has ever been audited by a government or taxing authority, nor is any such audit in process or pending, and none of the Company or any Company Subsidiary has been notified in writing of any request for such an audit or other examination.

(h) None of the Company or any Company Subsidiary has ever been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(i) None of the Company or any Company Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Closing.

(j) Each of the Company and Company Subsidiaries has delivered to Parent accurate and complete copies of all income Tax Returns of the Company and Company Subsidiaries for all Tax years that remain open or are otherwise subject to audit, and all other material Tax Returns of the Company filed since December 31, 2001.

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(k) The unpaid Taxes of the Company (A) did not, as of the date of the Company Balance Sheet, exceed the reserve for Tax Liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Company Balance Sheet (rather than the notes thereto), and (B) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns. Since the date of the Company Balance Sheet, the Company has not incurred any liability for Taxes arising from extraordinary gains or losses, determined in accordance with GAAP, outside the Ordinary Course of Business.

(l) Each of the Company and Company Subsidiaries has disclosed on its income Tax Returns all positions that could give rise to a material understatement penalty within the meaning of Section 6662 of the Code or any similar Legal Requirement.

(m) None of the Company or any Company Subsidiary has agreed to make, nor is required to make, any adjustment under Section 481 of the Code or corresponding provision of state, local or foreign law by reason of any change in accounting method.

(n) Except for any instances where 280G Waivers are obtained in connection with the Merger, there are no other agreements, plans, arrangements or other Contracts covering any director or officer or other employee of the Company or any Company Subsidiary, and no payments have been made or will be made to any director or officer or other employee of the Company or any Company Subsidiary, that, considered individually or considered collectively with any other such Contracts or payments, will, or could result in a payment that would be considered an “excess parachute payment)” and treated as nondeductible under Section 280G of the Code.

(o) None of the Company or any Company Subsidiary has either granted, or is a party to any Contract that grants any compensation, equity award, or bonus, that fails to comply in good faith with the provisions of Section 409A of the Code.

(p) None of the Tax attributes (including net operating loss carryforwards and general business Tax credits) of the Company and Company Subsidiaries is limited by Section 382, 383 or 1502 of the Code (or any corresponding or similar Legal Requirement) for any period ending on or prior to the Closing Date.

(q) There is no intercorporate indebtedness existing between Parent and the Company that was issued, acquired, settled, or that will be settled at a discount.

(r) The Company is not an “investment company” within the meaning of Section 368(a)(2)(F)(iii) of the Code or under the jurisdiction of a court in a title 11 or similar case as defined in Section 368(a)(3)(A) of the Code.

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(s) Other than holders of Company Dissenting Shares, no stockholder of the Company will receive cash from Parent in the Merger in an amount equal to or greater than the value of one full share of stock of Parent.

2.11 Property and Assets. The Company has good title to all of its material properties, assets and leasehold estates, in each case subject to no mortgage, pledge, security interest, lease, charge or Encumbrance, other than liens resulting from Taxes which have not yet become delinquent and Encumbrances which have arisen in the Ordinary Course of Business and do not in any case materially detract from the value of the property subject thereto or materially impair the operations of the Company. All material items of equipment and other tangible assets owned by or leased to the Company are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the Company’s business in the manner in which such business is currently being conducted.

2.12 Intellectual Property.

(a) The Company owns, or possesses sufficient legal rights to all Company IP necessary for its business as now conducted. Section 2.12(a) of the Company Disclosure Schedule accurately identifies: (a) each item of Registered IP in which the Company has an ownership interest (whether exclusively, jointly with another Person, or otherwise); (b) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; and (c) any other Person that has an ownership interest in such item of Registered IP. The Company has provided or made available to Parent complete and accurate copies of all applications, material correspondence with any Governmental Body, and other material documents related to each such item of Registered IP.

(b) No current or former officer, manager, director or employee of the Company or any Company Subsidiary and to the Knowledge of the Company, no stockholder, consultant or independent contractor of the Company or any Company Subsidiary, has any ownership interest in, to or under any Company IP that has not been assigned, transferred or exclusively licensed to the Company. Except as set forth in Section 2.12(b) of the Company Disclosure Schedule, no third party has provided a written communication to the Company or any Company Subsidiary challenging the right, title or interest of the Company or any Company Subsidiary in the Company IP, or the validity, enforceability or claim construction of any patent rights included in the Company IP.

(c) Except as set forth in Section 2.12(c)(i) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has granted to any Person any option, license or agreement of any kind with respect to the Company IP. Except as set forth in Section 2.12(c)(ii) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has received from any Person any option, license or agreement of any kind with respect to the Company IP, other than licenses or agreements relating to the Company’s or any Company Subsidiary’ use rights regarding “off the shelf” or standard products.

(d) Except as set forth in Section 2.12(d)(i) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to or bound by any agreements that include exclusivity, non-competition, sub-licensing or most-favored-nation

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obligations or licenses or other arrangements relating to any Intellectual Property Rights (or any tangible embodiment thereof) to be developed in the future by the Company or any Company Subsidiary from any of the Company IP as of the date of this Agreement. To the Knowledge of the Company, the conduct of the Company’s or any Company Subsidiary’ business as it is currently being conducted does not infringe, constitute contributory infringement, inducement to infringe, misappropriation or unlawful use of Intellectual Property Rights of any other person, and, except as set forth in Section 2.12(d)(ii) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has received any written notice that it is infringing upon, violating or otherwise misappropriating, or that by conducting its business as proposed it would infringe upon, violate or otherwise misappropriate, the right or claimed right of any person or entity under or with respect to any Intellectual Property Rights or licenses of third parties. To the Company’s Knowledge, no third party is infringing upon, violating or misappropriating any of the Company IP. Each item of Company IP that is Registered IP is and at all times has been in compliance with all legal requirements and all filings, payments, and other actions required to be made or taken to maintain such item of Company IP in full force and effect have been made by the applicable deadline.

(e) Except as disclosed in Section 2.12(e) of the Company Disclosure Schedule, to its Knowledge, neither the Company nor the Company Subsidiaries is obligated or under any liability to make payments by way of royalties, fees or otherwise to any owner, licensor of, other claimant to, or party to any option, license or agreement of any kind with respect to, any Intellectual Property Rights except for commercially available software which the Company or any Company Subsidiary licenses on standard terms.

(f) Neither the Company nor any Company Subsidiary is subject to any “open source” or “copyleft” obligations with respect to software used or developed by the Company or any Company Subsidiary.

(g) To the Company’s Knowledge, none of the software (including firmware and other software embedded in hardware devices) owned, developed (or currently being developed), used, marketed, distributed, licensed, or sold by the Company or the Company Subsidiaries (including any software that is part of, is distributed with, or is used in the design, development, manufacturing, production, distribution, testing, maintenance, or support of any Company Product, but excluding any third-party software that is generally available on standard commercial terms and is licensed to the Company or the Company Subsidiaries solely for internal use on a non-exclusive basis) (collectively, “Company Software”) contains any bug, defect, or error (including any bug, defect, or error relating to or resulting from the display, manipulation, processing, storage, transmission, or use of date data) that materially and adversely affects the use, functionality, or performance of such Company Software or any product or system containing or used in conjunction with such Company Software. To the Company’s Knowledge, no Company Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (a) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (b) damaging or destroying any data or file without the user’s consent.

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(h) No source code for any Company Software has been delivered, licensed, or made available to any escrow agent. Neither the Company nor any Company Subsidiary has any duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available the source code for the Company Software to any escrow agent or other Person. To the Company’s Knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license, or disclosure of the source code for any Company Software to any other Person.

(i) The Company and the Company Subsidiaries have put in place policies and procedures to protect and maintain the confidentiality of the proprietary know how included in the Company IP that, to its Knowledge, are commercially reasonable and customary. Except as set forth in Section 2.12(i) of the Company Disclosure Schedule, to the Knowledge of the Company, neither the Company nor any Company Subsidiary has transferred or disclosed any Company IP (or any tangible embodiment thereof) to a third party without having the recipient thereof execute a written non-disclosure agreement.

2.13 Insurance. Section 2.13 of the Company Disclosure Schedule sets forth the insurance the Company maintains with respect to its properties and business. There is no material claim pending under any of the Company’s insurance policies or fidelity bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. The Company is in compliance in all material respects with the terms of such policies and bonds. The Company has no Knowledge of any threatened termination of, or material premium increase with respect to, any of such policies or bonds.

2.14 Material Contracts and Obligations.

(a) Section 2.14 of the Company Disclosure Schedule lists the following Company Contracts in effect as of the date hereof (each of the Company Contracts required to be listed in clauses (i) through (xvii) that follows, a “Company Material Contract”):

(i) each Company Contract relating to the employment of, or the performance of services by, any employee, consultant or independent contractor or involving any loans or advances by the Company to any officer, director or employee which are outstanding as of the date hereof;

(ii) each Company Contract relating to the acquisition, transfer, use, development, sharing or license of any (A) technology, (B) Intellectual Property or (C) Intellectual Property Right other than pursuant to the Company’s standard customer agreements;

(iii) each Company Contract imposing any restriction on the Company’s right or ability (A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person, or (C) develop or distribute any technology;

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(iv) each Company Contract creating or involving any agency relationship, distribution arrangement or franchise relationship;

(v) each Company Contract relating to the creation of any Encumbrance with respect to any material asset of Company;

(vi) each real property lease agreement;

(vii) each Company Contract involving or incorporating any guaranty, any pledge, any performance or completion bond, any indemnity or any surety arrangement;

(viii) each Company Contract resulting in the Company incurring or guarantying any indebtedness for money borrowed or any other liabilities (other than with respect to dividend obligations, distributions, indebtedness and other obligations in the Ordinary Course of Business) individually in excess of $100,000 or, in the case of indebtedness and/or liabilities individually less than $50,000, in excess of $100,000 in the aggregate

(ix) each Company Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

(x) each Company Contract constituting or relating to a Government Contract;

(xi) each Company Contract that contains “most favored nation” or preferred pricing provisions;

(xii) each Company Contract providing for indemnification by the Company with respect to infringements of proprietary rights other than pursuant to the Company’s standard customer agreement;

(xiii) each Contract between the Company and any officer, director or 10%-or-greater stockholder or any affiliate thereof other than agreements entered into in the Ordinary Course of Business;

(xiv) any sales representative, original equipment manufacturer, manufacturing, value added, remarketer, reseller, or independent software vendor, or other agreement for distribution of the Company Products;

(xv) each Company Contract that has a term of more than 60 days and that may not be terminated by the Company (without penalty) within 60 days after the delivery of a termination notice by the Company;

(xvi) each other Company Contract that was entered into outside the Ordinary Course of Business or was inconsistent with the Company’s past practices; and

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(xvii) each Company Contract that contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $100,000 in the aggregate, or (B) the performance of services having a value in excess of $100,000 in the aggregate.

(b) The Company has delivered or made available to Parent accurate and complete copies of all written Company Material Contracts, including all amendments thereto. Section 2.14 of the Company Disclosure Schedule provides an accurate description of the terms of each Company Material Contract that is not in written form. Each Company Material Contract is valid and in full force and effect, and, to the Knowledge of the Company, is enforceable by the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(c) Except as set forth in Section 2.14 of the Company Disclosure Schedule:

(i) the Company has not violated or breached, or committed any default under, any Company Material Contract, and, to the Knowledge of the Company, no other Person has violated or breached, or committed any default under, any Company Material Contract;

(ii) to the Knowledge of the Company, no event has occurred and is continuing, and no circumstance or condition currently exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, (A) result in a material violation or material breach of any of the provisions of any Company Material Contract, (B) give any Person the right to declare a default or exercise any remedy under any Company Material Contract, (C) give any Person the right to accelerate the maturity or performance of any Company Material Contract, or (D) give any Person the right to cancel, terminate or modify any Company Material Contract;

(iii) the Company has not received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Company Material Contract; and

(iv) the Company has not waived any of its material rights under any Company Material Contract.

2.15 Employees.

(a) Section 2.15 of the Company Disclosure Schedule lists, as of the date of this Agreement, (i) the names of all individuals classified as current employees (including part-time employees and temporary employees), current leased employees, current independent contractors and current consultants of the Company and the Company Subsidiaries, and (ii) their current respective salaries or wages, other compensation, dates of employment, positions and all written agreements between the Company and such individuals or entities.

(b) To the Knowledge of the Company, none of its employees are obligated under any contract (including licenses, covenants or commitments of any nature) or other

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agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with their duties to the Company or that would conflict with the Company’s business as presently proposed to be conducted.

(c) Each current and former employee, officer and consultant of the Company has executed and delivered a Proprietary Information and Inventions Agreement substantially in the form attached hereto as Exhibit G, and all of such agreements are in full force and effect. To the Company’s Knowledge, no such employee, officer or consultant of the Company is in violation of such Proprietary Information and Inventions Agreement. No former or current employee, officer or consultant of the Company has excluded works or inventions made prior to his or her employment with the Company from his or her assignment of inventions pursuant to such employee, officer or consultant’s proprietary information and inventions agreement. The Company is not a party to or bound by any currently effective written employment contract with any of its employees, other than those that are terminable at will. No employee of the Company has been granted the right to any material compensation following termination of employment with the Company.

(d) To the Knowledge of the Company: (i) no officer or other employee intends to, or has communicated any intention to, terminate his or her employment with the Company; and (ii) no employee of the Company is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that may have a material effect on the business or operations of any of the Company.

(e) The Company is not engaged, and the Company has never been engaged, in any unfair labor practice of any nature. As of the date of this Agreement, the Company is not a party to, or has a duty to bargain for, any collective bargaining agreement, collective labor agreement or other Contract with a labor organization, works council, trade union or other organization or body representing any of its employees or involving any of its employees, and there are no labor organizations, works councils, trade union or other organization or body representing, purporting to represent or, to the Knowledge of the Company, seeking to represent any employees of any of the Company. There has not been any strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question concerning representation, union organizing activity, or any threat thereof, or any similar activity or dispute, affecting the Company or any of its employees. There has been no dispute between the Company and any group of its employees and there has been no effort on the part of any labor union to organize any employees of the Company. There is not now pending, no event has occurred and no circumstance or condition exists, and, to the Knowledge of the Company, no Person has threatened to commence, any such strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question regarding representation or union organizing activity or any similar activity or dispute. There is no claim or grievance pending or, to the Knowledge of the Company, threatened relating to any employment Contract, wages and hours, plant closing notification, employment statute or regulation, privacy right, labor dispute, workers’ compensation policy or long-term disability policy, safety, retaliation, immigration or discrimination matters involving any Company Associate, including charges of unfair labor practices or harassment complaints.

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(f) The Company has in good faith classified each of its employees and independent contractors for Tax and other employment-related purposes.

2.16 ERISA and Employee Benefits.

(a) Section 2.16(a) of the Company Disclosure Schedule contains an accurate and complete list as of the date hereof of each Company Employee Plan and each Company Employee Agreement. The Company does not intend nor have they committed to establish or enter into any new Company Employee Plan or Company Employee Agreement, or to modify any Company Employee Plan or Company Employee Agreement (except to conform any such Company Employee Plan or Company Employee Agreement to the requirements of any applicable Legal Requirements, in each case as previously disclosed to Parent in writing or as required by this Agreement).

(b) The Company has performed in all material respects all obligations required to be performed by it under each Company Employee Plan. Each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in accordance with any and all applicable Legal Requirements. There are no pending or, to the Knowledge of the Company, anticipated material claims against or otherwise involving any of the Company Employee Plans and no suit, action or other litigation (excluding claims for benefits incurred in the Ordinary Course of Business of Company Employee Plans activities) has been brought against or with respect to any Company Employee Plan, and no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the Company Employee Plans, any fiduciaries thereof with respect to their duties to the Company Employee Plans or the assets of any of the trusts under any of the Company Employee Plans that could reasonably be expected to result in any material Liability of the Company to the Department of Treasury, the DOL, any Company Employee Plan, any participant in a Company Employee Plan, or any other party. All material contributions, reserves or premium payments, required to be made as of the date hereof to the Company Employee Plan have been made or accrued for in the Ordinary Course of Business and consistent with the Company’s past practices. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code, and, to the Knowledge of the Company, no event has occurred and no circumstance or condition exists that could reasonably be expected to result in the disqualification of any such Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without Liability to Parent, the Company or any Company Affiliate (other than any Liability for ordinary administration expenses). There are no audits or inquiries pending or, to the Knowledge of the Company, threatened by the IRS, the DOL or any other Governmental Body with respect to any Company Employee Plan.

(c) No Company Employee Plan promises or provides retiree medical or other retiree welfare benefits to any Person other than as required under Section 4980B of the Code and Sections 601-608 of ERISA. No Company Employee Plan is subject to, and the Company has not incurred nor expects to incur any direct or indirect Liability under, Title IV of ERISA or Section 412 of the Code.

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2.17 Books and Records. The minute books of the Company made available to the legal counsel for Parent contain complete and accurate records of all meetings and other corporate actions of its stockholders and its Board of Directors and committees thereof. The stock ledger of the Company is complete and reflects all issuances, transfers, repurchases and cancellations of shares of capital stock of the Company.

2.18 Permits. The Company has all franchises, permits, licenses, and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which would have a Material Adverse Effect on the Company, and believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as presently planned to be conducted. The Company is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

2.19 Environmental and Safety Laws. To its Knowledge, the Company has not been and is not in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, and to its Knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.

2.20 Obligations to Related Parties. There are no obligations of the Company to any officer, director or stockholder holding 1% or more of the Company’s outstanding capital stock (collectively, the “Company Related Parties”) other than (a) obligations under existing employment arrangements with the Company, (b) reimbursement for reasonable expenses incurred on behalf of the Company, (c) for other standard employee benefits made generally available to all employees (including stock option agreements outstanding under any stock option plan approved by the Board of Directors of the Company) and (d) obligations under existing Contracts set forth in Section 2.14 of the Company Disclosure Schedule. None of the officers, directors or stockholders of the Company, or any members of their immediate families, are indebted to the Company. None of the officers, directors or, to the Company’s Knowledge, key employees or stockholders of the Company or any members of their immediate families, are indebted to the Company or have any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation which competes with the Company, other than passive investments in publicly traded companies (representing less than 1% of such company) which may compete with the Company. No Company Related Party, and to the Company’s Knowledge, other stockholder of the Company, or any member of their immediate families, is, directly or indirectly, interested in any material Contract with the Company (other than such Contracts as relate to any such person’s ownership of capital stock or other securities of the Company).

2.21 Customers and Suppliers. Section 2.21 of the Company Disclosure Schedule sets forth a true and complete list of the top 20 customers of the Company, based upon revenue generated in fiscal year 2006. No material current customer and no material current supplier of the Company has canceled or otherwise terminated, or made any written threat to the Company to cancel or otherwise terminate, its relationship with the Company or has at any time on or after the date of the Company Balance Sheet, decreased materially its services or supplies to the Company in the case of any such supplier, or its usage of the services or products of the Company in the case of such customer. No such material supplier or customer has indicated in a

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writing delivered to the Company, or to the Company’s Knowledge, orally to the Company, that such supplier or customer intends to cancel or otherwise terminate its relationship with the Company or to decrease materially its delivery of services or supplies to the Company or its usage of the services or products of the Company. The Company has not engaged in any fraudulent conduct with respect to any customer or supplier of the Company.

2.22 Product Liability and Recalls. There is no pending or, to the Knowledge of the Company, threatened recall or investigation of any Company Product.

2.23 Foreign Corrupt Practices Act. Neither the Company nor, to the Knowledge of the Company, the Company Subsidiaries or any other Persons acting on their behalf has, in connection with the operation of their respective businesses, (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act of 1977, as amended, or any other similar applicable foreign, federal or state law, (ii) paid, accepted or received any unlawful contributions, payments, expenditures or gifts, or (iii) violated or operated in noncompliance in any material respect with any export restrictions, anti-boycott regulations, embargo regulations or other applicable domestic or foreign laws and regulations, except as would not, individually or in the aggregate, result in a Material Adverse Effect on the Company.

2.24 Brokers’ and Finders’ Fee. No broker, finder or investment banker is entitled to brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges from the Company in connection with the Merger, this Agreement or any transaction contemplated hereby.

2.25 Permit Application, Information Statement. The information supplied by the Company for inclusion in, the Permit Application and the Company Information Statement, will not, on the date the Fairness Hearing is held, on the date the Company Information Statement is first mailed to the Company Stockholders, or at the Effective Time, contain any statement that at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or shall omit to state any material fact necessary, in order to make the statements made therein not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the Permit Application or the consent solicitation that has become false or misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent that is contained in any of the foregoing documents.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the Parent Disclosure Schedule, which exceptions shall be deemed to be representations and warranties as if made hereunder, Parent and Merger Sub hereby represent and warrant to the Company as follows (it being understood that each representation and warranty contained in this Section 3 is subject to: (a) the exceptions and disclosures set forth in the part or subpart of the Parent Disclosure Schedule corresponding to the particular Section or subsection in this Section 3 in which such representation and warranty appears; (b) any

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exceptions or disclosures explicitly cross-referenced in such part or subpart of the Parent Disclosure Schedule by reference to another part or subpart of the Parent Disclosure Schedule; and (c) any exception or disclosure set forth in any other part or subpart of the Parent Disclosure Schedule to the extent it is reasonably apparent that such exception or disclosure is intended to qualify such representation and warranty):

3.1 Organization and Standing. Each of Parent and Merger Sub is a corporation duly organized and validly existing under the laws of the State of Delaware and is in good standing under such laws. Parent has the requisite corporate power to own and operate its properties and assets, and to carry on its business as presently conducted and, to Parent’s Knowledge, as presently proposed to be conducted. Parent is duly qualified and is authorized to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so would not have a material adverse effect on Parent or its business. Each of Parent and Merger Sub has delivered, or made available for review, to the Company or its advisors true and correct copies of its Certificate of Incorporation and Bylaws (collectively, the “Parent Charter Documents”) as in effect as of the date of this Agreement.

3.2 Capitalization.

(a) As of the date hereof, the authorized capital stock of Parent consists of (a) 160,000,000 shares of Parent Common Stock, of which 24,974,082 shares are issued and outstanding, (b) 101,748,663 shares of Parent Preferred Stock, of which (i) 16,508,543 shares are designated as Parent Series A Preferred Stock, of which 16,343,543 shares are issued and outstanding, (ii) 49,744,320 shares are designated as Parent Series B Preferred Stock, of which 48,936,892 shares are issued and outstanding, and (iii) 35,495,800 shares are designated as Parent Series C Preferred Stock, of which 34,925,784 shares are issued and outstanding. Each share of Parent Series A Preferred Stock is convertible into 1.21 shares of Parent Common Stock and each share of Parent Series B Preferred Stock and Series C Preferred Stock is convertible into one share of Parent Common Stock.

(b) All of the outstanding shares of Parent Common Stock and Parent Preferred Stock (i) have been duly authorized and validly issued, fully paid and are nonassessable and were issued in compliance with all applicable federal and state securities laws; (ii) are free of any Encumbrances created by the Parent, and, to the Knowledge of the Parent, free of any Encumbrances created by or imposed upon the holders thereof, other than restrictions on transfer imposed by federal or state securities laws, and (iii) were not issued in violation of any preemptive rights or rights of first refusal created by statute, the Certificate of Incorporation or Bylaws of the Parent or any agreement to which the Parent is a party or by which it is bound.

(c) As of the date hereof, Parent has reserved 28,900,000 shares of Parent Common Stock for issuance to employees, directors and officers of, and consultants to, Parent under its Parent Option Plan, of which (i) 16,973,333, shares have been issued pursuant to the exercise of outstanding options and are included in Section 3.2(a) above; (ii) 4,991,292 shares are subject to options that are currently outstanding; and (iii) 6,935,375 shares remain available for future issuance. There are outstanding warrants to purchase 165,000 shares of the Parent

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Series A Preferred Stock and outstanding warrants to purchase 578,657 shares of the Parent Series B Preferred Stock (all of such warrants for Parent Preferred Stock being referred to herein as “Parent Warrants”). All Parent Options and, to the extent issued, Parent Warrants were issued in compliance with all applicable federal, state and foreign securities laws. Except as set forth in this Section 3.2, Parent has no obligation (contingent or otherwise) to (i) issue any subscription, warrant, option, convertible security or other such right (including preemptive rights and rights of first refusal) or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness of Parent or (ii) purchase, redeem or otherwise acquire any shares of its capital stock or to pay any dividend or make any other distribution in respect thereof.

(d) No stock plan, stock purchase, stock option or other agreement or understanding between Parent and any holder of any equity securities or rights to purchase equity securities provides for acceleration or other changes in the vesting provisions or other terms of such agreement or understanding as the result of (i) termination of employment (whether actual or constructive); (ii) any merger, consolidated sale of stock or assets, change in control or any other transaction(s) by Parent; or (iii) the occurrence of any other event or combination of events.

(e) Section 3.2(e) of the Parent Disclosure Schedule contains, with respect to each Parent Option that is outstanding as of the date of this Agreement and each other right to acquire the Parent’s capital stock (including any anti-dilution or similar rights) (each, a “Parent Capital Stock Right”): (i) the name of the holder of such Parent Capital Stock Right; (ii) the total number of shares of Parent Capital Stock that are subject to such Parent Capital Stock Right and the number of shares of Parent Capital Stock with respect to which such Parent Capital Stock Right is immediately exercisable; (iii) the date on which such Parent Capital Stock Right was granted and the term of such Parent Capital Stock Right; (iv) the vesting schedule for such Parent Capital Stock Right; (v) the total number of vested shares for such Parent Capital Stock Right (and any acceleration thereof as a result of the Merger); (vi) the exercise price per share of Parent Capital Stock purchasable under such Parent Capital Stock Right; (vii) any plan or other arrangement or agreement under which Parent Options or Parent Capital Stock Right was granted; and (viii) whether such Parent Option has been designated an “incentive stock option” as defined in Section 422 of the Code.

(f) Parent has never repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities of Parent.

3.3 Corporate Power; Authorization. Each of Parent and Merger Sub has all requisite corporate power to enter into this Agreement and to consummate the Merger.

(a) Parent has the right, power and authority to enter into and to perform its obligations under this Agreement; and the execution, delivery and performance by Parent of this Agreement has been duly authorized by all necessary action on the part of Parent and its board of directors.

(b) The affirmative vote or consent of the holders of a majority of the outstanding shares of Parent Capital Stock and a majority of the outstanding shares of Parent Common Stock, are the only votes of the holders of any Parent Capital Stock necessary under applicable law and the Parent Charter Documents to approve this Agreement (the “Parent

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Required Stockholder Vote”). Under applicable law and the Parent Charter Documents, the only vote of any Parent Capital Stock necessary to approve the Parent Charter Amendment is the affirmative vote or consent of (the “Parent Required Charter Vote”) the holders of (i) a majority of the outstanding shares of Parent Capital Stock, (ii) a majority of the outstanding shares of Parent Common Stock, (iii) 75% of the outstanding shares of Parent Preferred Stock, (iv) a majority of the outstanding shares of Parent Series A Preferred Stock, (v) 66-2/3% of the outstanding shares of Parent Series B Preferred Stock, and (vi) a majority of the outstanding shares of Parent Series C Preferred Stock.

(c) Each of the Board of Directors of Parent and Merger Sub has (a) adopted this Agreement and approved its execution and delivery and the consummation of the Merger; and (b) determined that the Merger is advisable to and in the best interests of their respective stockholders and is on terms that are fair to such stockholders.

(d) This Agreement, when executed and delivered by Parent and Merger Sub, will constitute a valid and binding obligation of Parent and Merger Sub enforceable in accordance with its terms, subject to (i) laws of general application relating to specific performance, injunctive relief or other equitable remedies, and (ii) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors’ rights generally.

3.4 Subsidiaries. Except for Merger Sub and Entropic Communications (Hong Kong) Limited (the “Parent Subsidiary”), Parent’s wholly-owned subsidiaries as of the date hereof, Parent does not presently own or control, directly or indirectly, any equity interest in any other corporation, partnership, trust, joint venture, association or other entity. Parent is not a participant in any joint venture, partnership or similar arrangement. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

3.5 Governmental Authorizations. Parent has obtained each material federal, state, county, local or foreign governmental consent, license, permit, grant or other authorization of a Governmental Body that is required, as of the date hereof, for the operation by Parent of its business as currently being conducted, and all of such consents, licenses, permits, grants and authorizations are in full force and effect.

3.6 Compliance with Laws; No Conflicts.

(a) Parent is not in violation or default of (i) any provisions of the Parent Charter Documents, as amended to date, (ii) to its Knowledge, any applicable laws, regulations, judgments, decrees or orders of the United States of America and all states, foreign countries or other governmental bodies and agencies having jurisdiction over Parent’s business or properties, other than violations of laws, regulations, judgments, decrees or orders that would not individually or in the aggregate result in Material Adverse Effect on Parent.

(b) Except as set forth in Section 3.6(b) of the Parent Disclosure Schedule, neither (1) the execution, delivery or performance of this Agreement or any of the other

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agreements referred to in this Agreement, nor (2) the consummation of the Merger or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

(i) contravene, conflict with or result in a violation of (i) any of the provisions of the Parent Charter Documents, or (ii) any resolution adopted by Parent’s stockholders, Parent’s board of directors or any committee of Parent’s board of directors;

(ii) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which Parent, or any of the assets owned or used by Parent, is subject;

(iii) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Parent or that otherwise relates to Parent’s business or to any of the assets owned or used by Parent;

(iv) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Parent Material Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Parent Material Contract, (ii) accelerate the maturity or performance of any such Parent Material Contract, or (iii) cancel, terminate or modify any such Parent Material Contract; or

(v) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by Parent (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of Parent).

(c) Except as set forth in Section 3.6(c) of the Parent Disclosure Schedule, Parent is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement.

3.7 Litigation. There is no Legal Proceeding pending, or, to the Knowledge of Parent and Merger Sub, threatened against Parent or Merger Sub. Neither Parent nor Merger Sub is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by Parent or Merger Sub currently pending or which Parent or Merger Sub intends to initiate. No Legal Proceeding has ever been commenced by or has ever been pending against Parent. There is no order, writ, injunction, judgment or decree to which Parent, or any of the assets owned or used by Parent, is subject.

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3.8 Financial Statements.

(a) Parent’s audited consolidated balance sheet and statements of operations and cash flows as of and for the periods ended December 31, 2004 and December 31, 2005, unaudited balance sheet and statements of operations and cash flows as of and for the year ended December 31, 2006 and the unaudited balance sheet for the period ended February 28, 2007 (the “Parent Balance Sheet”) and statements of operations and cash flows as of and for the period ended February 28, 2007 made available to the Company (the “Parent Financial Statements”) (i) are substantially in accordance with the books and records of Parent and (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the relevant period, except that the unaudited Parent Financial Statements do not contain the footnotes required by GAAP. The Parent Financial Statements fairly present the financial condition and operating results of Parent (including the Parent Subsidiary) as of the dates, and for the periods indicated therein, subject, in the case of the unaudited Parent Financial Statements, to normal year-end audit adjustments. Except as set forth in the Parent Financial Statements, Parent (including the Parent Subsidiary) has no liabilities, contingent or otherwise, other than (i) liabilities incurred in the Ordinary Course of Business subsequent to the Parent Financial Statements and (ii) obligations under contracts and commitments incurred in the Ordinary Course of Business and not required under GAAP to be reflected in the Parent Financial Statements, which, in the case of (i) and (ii), individually or in the aggregate, are not material to the financial condition or operating results of Parent (including the Parent Subsidiary). To the extent a liability or obligation is not disclosed in Section 3.8(a) of the Parent Disclosure Schedule but would otherwise be required to be disclosed in the Parent Disclosure Schedule pursuant to the requirements of a representation or warranty included in this Section 3 other than this Section 3.8, the failure to disclose such liability or obligation will not be deemed to violate this Section 3.8 as long as the nature and scope of such liability or obligation are disclosed elsewhere in the Parent Disclosure Schedule.

(b) Section 3.8(b) of the Parent Disclosure Schedule provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of Parent as of March 31, 2007.

3.9 Absence of Certain Changes. Since February 28, 2007 until the date hereof, there has not been:

(a) any material change in the assets, liabilities, financial condition or operating results of Parent (including the Parent Subsidiary) from the Parent Financial Statements, except changes in the Ordinary Course of Business;

(b) any damage, destruction, or loss, whether or not covered by insurance, materially and adversely affecting the assets, financial condition, properties, operating results or business of Parent (including the Parent Subsidiary);

(c) any change or amendment to (i) the Parent Charter Documents or (ii) a material contract or arrangement by which Parent (including the Parent Subsidiary) or any of its assets or properties is bound or subject;

(d) any sale, assignment or transfer of all or substantially all of Parent’s (including the Parent Subsidiary’s) rights in any patents, trademarks, copyrights, trade secrets or other intangible assets or other material assets, except a sale, assignment or transfer made in the Ordinary Course of Business that is not material to the assets, properties, financial condition, operating results or business of Parent (including the Parent Subsidiary);

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(e) any satisfaction or discharge of any Encumbrance, except a satisfaction or discharge of an Encumbrance made in the Ordinary Course of Business that it is not material to the assets, properties, financial condition, operating results or business of Parent (including the Parent Subsidiary);

(f) any resignation or termination of any officer, key employee or group of employees of Parent; and Parent, to its Knowledge, does not know of the impending resignation or termination of employment of any such officer, key employee or group of employees;

(g) any waiver by Parent (including the Parent Subsidiary) of a material debt owed to it;

(h) any capital expenditure which, when added to all other capital expenditures made on behalf of Parent (including the Parent Subsidiary) since February 28, 2007, exceeds $50,000;

(i) any loans or advances by Parent (including the Parent Subsidiary) to or any investments by Parent (including the Parent Subsidiary) in, any Person (other than pursuant to routine advances made to employees in the Ordinary Course of Business), or incurrence or guarantee of any indebtedness by Parent (including the Parent Subsidiary) for borrowed money;

(j) any material change in any compensation arrangement or agreement with any officer, director or stockholder of Parent (including the Parent Subsidiary);

(k) any declaration or payment of any dividend or other distribution of the assets of Parent (including the Parent Subsidiary);

(l) any event that has had or would reasonably be expected to have a Material Adverse Effect on Parent (including the Parent Subsidiary);

(m) any pledge of any of Parent’s (including the Parent Subsidiary’s) assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for pledges of immaterial assets made in the Ordinary Course of Business and consistent with Parent’s past practices;

(n) any change in Parent’s methods of accounting or accounting practices in any respect;

(o) any material Tax election outside the Ordinary Course of Business or inconsistent with Parent’s past practices;

(p) any commencement or settlement of any Legal Proceeding involving Parent or the Parent Subsidiary;

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(q) entry into any material transaction or taking of any other material action outside the Ordinary Course of Business or inconsistent with Parent’s past practices;

(r) receipt of any notice that there has been or will be a loss of, or material order cancellation by, any major customer of Parent (including Parent Subsidiary); or

(s) any agreement or commitment by Parent (including Parent Subsidiary) to do any of the acts described in subsections (a) through (q) above.

3.10 Taxes.

(a) Each of Parent, Parent Subsidiary and Merger Sub has timely filed or has obtained presently effective extensions with respect to all federal, state, county, local and foreign Tax Returns which are required to be filed by it. All such filed returns are true and correct in all material respects and all Taxes shown thereon to be due have been timely paid with exceptions not material to Parent, Parent Subsidiary or Merger Sub.

(b) Each of Parent, Parent Subsidiary and Merger Sub has (i) properly and timely withheld all Taxes required to be withheld, and (ii) properly remitted to the proper taxing authority all Taxes required to be remitted for which the remittance deadline has passed, with respect to amounts paid or owed to any employee, independent contractor, stockholder or other third party.

(c) No claim or Legal Proceeding is pending or, to the Knowledge of Parent, Parent Subsidiary or Merger Sub, has been threatened against or with respect to Parent, Parent Subsidiary or Merger Sub in respect of any material Tax. There are no unsatisfied liabilities for material Taxes with respect to any notice of deficiency or similar document received by Parent, Parent Subsidiary or Merger Sub with respect to any material Tax. There are no liens or other Encumbrances for material Taxes upon any of the assets of Parent, Parent Subsidiary or Merger Sub except liens for current Taxes not yet due and payable. None of Parent, Parent Subsidiary or Merger Sub has been or will be, required to include any adjustment in taxable income for any Tax period (or portion thereof) ending after the Closing Date pursuant to Section 481 or 263A of the Code (or any comparable provision of state or foreign Tax laws) as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

(d) No claim has ever been delivered by any Governmental Body to Parent, Parent Subsidiary or Merger Sub in a jurisdiction where Parent, Parent Subsidiary or Merger Sub does not file a Tax Return that it is subject to taxation by that jurisdiction which has resulted or would reasonably be expected to result in an obligation to pay material Taxes.

(e) None of Parent, Parent Subsidiary or Merger Sub has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f) None of Parent, Parent Subsidiary or Merger Sub is a party to any Tax-sharing agreement or similar arrangement with any other party, and none of Parent, Parent Subsidiary or Merger Sub has assumed any obligation to pay any Tax obligations of, or with respect to any transaction relating to, any other person or agreed to indemnify any other person with respect to any Tax.

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(g) As of the date of this Agreement, none of Parent, Parent Subsidiary or Merger Sub has ever been audited by a government or taxing authority, nor is any such audit in process or pending, and none of Parent, Parent Subsidiary or Merger Sub has been notified in writing of any request for such an audit or other examination.

(h) None of Parent, Parent Subsidiary, or Merger Sub has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(i) None of Parent, Parent Subsidiary, or Merger Sub has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement.

(j) Each of Parent, Parent Subsidiary, and Merger Sub has delivered to the Company accurate and complete copies of all income Tax Returns of Parent, Parent Subsidiary and Merger Sub for all Tax years that remain open or are otherwise subject to audit, and all other material Tax Returns of Parent, Parent Subsidiary and Merger Sub filed since 2005.

(k) The unpaid Taxes of Parent (A) did not, as of the date of Parent Balance Sheet, exceed the reserve for Tax Liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of Parent Balance Sheet (rather than the notes thereto), and (B) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Parent in filing its Tax Returns. Since the date of Parent Balance Sheet, Parent has not incurred any liability for Taxes arising from extraordinary gains or losses, determined in accordance with GAAP, outside the Ordinary Course of Business.

(l) Each of Parent, Parent Subsidiary and Merger Sub has disclosed on its income Tax Returns all positions that could give rise to a material understatement penalty within the meaning of Section 6662 of the Code or any similar Legal Requirement.

(m) None of Parent, Parent Subsidiary or Merger Sub has agreed to make, or is required to make, any adjustment under Section 481 of the Code or corresponding provision of state, local or foreign law by reason of any change in accounting method.

(n) There is no agreement, plan, arrangement or other Contract covering any director or officer or other employee of Parent, Parent Subsidiary or Merger Sub, and no payments have been made or will be made to any director or officer or other employee of Parent, Parent Subsidiary or Merger Sub, that, considered individually or considered collectively with any other such Contracts or payments, will, or could reasonably be expected to, be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code.

(o) None of Parent, Parent Subsidiary or Merger Sub has granted or is a party to any Contract that grants any compensation, equity award, or bonus, that fails to comply in good faith with the provisions of Section 409A of the Code.

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(p) None of the Tax attributes (including net operating loss carryforwards and general business Tax credits) of Parent, Parent Subsidiary or Merger Sub is limited by Section 382, 383 or 1502 of the Code (or any corresponding or similar Legal Requirement) for any period ending on or prior to the Closing Date.

(q) Prior to and as of the time of the Merger, Parent will be in control of Merger Sub within the meaning of Section 368(c) of the Code. Parent has no plan or intention to cause the Company to issue additional stock or securities that would result in Parent losing such control of the Company after the Merger.

(r) There is no plan, intention, agreement or understanding on the part of Parent to redeem or purchase from the stockholders of the Company or to cause or permit any corporation related to Parent (as determined in accordance with Treasury Regulations § 1.368-1(e)(3)) (a “Related Corporation”) to redeem or purchase from the stockholders of the Company (or be treated as having done so pursuant to Treasury Regulations § 1.368-1(e)(4) or (5)), a number of shares of stock of Parent received in the Merger that would reduce the ownership of the stockholders of the Company of stock of Parent to a number of shares having a value, as of the Effective Time, of less than 50 percent of the value of all of the formerly outstanding stock of the Company as of the Effective Time. For purposes of the immediately preceding sentence, shares of stock of the Company exchanged for cash or other property, surrendered by dissenters or exchanged for cash in lieu of fractional shares of stock of Parent in the Merger, as well as shares of stock of the Company and shares of stock of Parent held by the stockholders of the Company and otherwise purchased by Parent, the Company or a Related Corporation prior or subsequent to the Merger will be treated as outstanding stock of the Company as of the Effective Time.

(s) Parent has no plan or intention to liquidate the Company; to merge the Company with or into another corporation; to sell or otherwise dispose of any of the stock of the Company except for transfers of stock to corporations controlled by Parent within the meaning of Section 368(c) of the Code; or to cause the Company to sell or otherwise dispose of any of its assets or of any of the assets acquired from Merger Sub in the Merger, except for (i) dispositions made in the ordinary course of business and (ii) transfers of assets to a corporation controlled by the Company within the meaning of Section 368(c) of the Code or successive transfers to one or more corporations controlled in each transfer by the transferor corporation as permitted in Treasury Regulations § 1.368-2(i)(2). Following the Merger, Parent will cause the Company (or a corporation to which a transfer has been made that is permitted under clause (ii) of the immediately preceding sentence) to continue the Company’s historic business or use a significant portion of the Company’s historic business assets in a business.

(t) There is no intercorporate indebtedness existing between Parent and the Company or between Merger Sub and the Company, that was issued, acquired, settled, or that will be settled at a discount.

(u) Neither Parent nor Merger Sub is an “investment company” within the meaning of Section 368(a)(2)(F)(iii) of the Code or under the jurisdiction of a court in a title 11 or similar case as defined in Section 368(a)(3)(A) of the Code.

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(v) Any payment of cash in lieu of fractional shares of stock of Parent is solely for the purpose of avoiding the expense and inconvenience to Parent of issuing fractional shares and does not represent separately bargained-for consideration. Other than holders of Company Dissenting Shares, no stockholder of the Company will receive cash in an amount equal to or greater than the value of one full share of stock of Parent.

(w) The stock of Parent issued to the stockholders of the Company in the Merger will appear as issued and outstanding on the balance sheets of Parent prepared for financial reporting purposes and will be legally outstanding under applicable state law. There are not outstanding any “poison pill” or similar rights with respect to stock of Parent (or, if any such “poison pill” or similar rights are so outstanding, as of the Effective Time such rights will not be treated as property other than voting stock of Parent within the meaning of Section 368(a)(2)(E) of the Code).

3.11 Property and Assets. Parent has good title to all of its material properties, assets and leasehold estates, in each case subject to no mortgage, pledge, security interest, lease, charge or Encumbrance, other than liens resulting from Taxes which have not yet become delinquent and Encumbrances which have arisen in the Ordinary Course of Business and do not in any case materially detract from the value of the property subject thereto or materially impair the operations of Parent. All material items of equipment and other tangible assets owned by or leased to Parent are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of Parent’s business in the manner in which such business is currently being conducted.

3.12 Intellectual Property.

(a) Parent owns, or possesses sufficient legal rights to all Parent IP necessary for its business as now conducted. Section 3.12(a) of Parent Disclosure Schedule accurately identifies: (a) each item of Registered IP in which Parent has an ownership interest (whether exclusively, jointly with another Person, or otherwise); (b) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; and (c) any other Person that has an ownership interest in such item of Registered IP. Parent has provided or made available to the Company complete and accurate copies of all applications, material correspondence with any Governmental Body, and other material documents related to each such item of Registered IP.

(b) No current or former officer, manager, director or employee of Parent or the Parent Subsidiary, and to the Knowledge of Parent, no stockholder, consultant or independent contractor of Parent or the Parent Subsidiary, has any ownership interest in, to or under any Parent IP that has not been assigned, transferred or exclusively licensed to Parent. Except as set forth in Schedule 3.12(b) of the Parent Disclosure Schedule, no third party has provided a written communication to Parent or the Parent Subsidiary challenging the right, title or interest of Parent or the Parent Subsidiary in the Parent IP, or the validity, enforceability or claim construction of any patent rights included in the Parent IP.

(c) Except as set forth in Section 3.12(c)(i) of Parent Disclosure Schedule, neither Parent nor the Parent Subsidiary has granted to any Person any option, license or

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agreement of any kind with respect to Parent IP. Except as set forth in Section 3.12(c)(ii) of Parent Disclosure Schedule, neither Parent nor the Parent Subsidiary has received from any Person any option, license or agreement of any kind with respect to Parent IP, other than licenses or agreements relating to Parent’s or the Parent Subsidiary’s use rights regarding “off the shelf” or standard products.

(d) Except as set forth in Section 3.12(d)(i) of Parent Disclosure Schedule, neither Parent nor the Parent Subsidiary is a party to or bound by any agreements that include exclusivity, non-competition, sub-licensing or most-favored-nation obligations or licenses or other arrangements relating to any Intellectual Property Rights (or any tangible embodiment thereof) to be developed in the future by the Parent or the Parent Subsidiary from any of the Parent IP as of the date of this Agreement. To the Knowledge of Parent, the conduct of Parent’s or the Parent Subsidiary’s business as it is currently being conducted does not infringe, constitute contributory infringement, inducement to infringe, misappropriation or unlawful use of Intellectual Property Rights of any other person, and, except as set forth in Section 3.12(d)(ii) of Parent Disclosure Schedule, neither Parent nor the Parent Subsidiary has received any written notice that it is infringing upon, violating or otherwise misappropriating, or that by conducting its business as proposed it would infringe upon, violate or otherwise misappropriate, the right or claimed right of any person or entity under or with respect to any Intellectual Property Rights or licenses of third parties. To Parent’s Knowledge, no third party is infringing upon, violating or misappropriating any of Parent IP. Each item of Parent IP that is Registered IP is and at all times has been in compliance with all legal requirements and all filings, payments, and other actions required to be made or taken to maintain such item of Parent IP in full force and effect have been made by the applicable deadline.

(e) Except as disclosed in Section 3.12(e) of the Parent Disclosure Schedule, to its Knowledge, neither Parent nor the Parent Subsidiary is obligated or under any liability to make payments by way of royalties, fees or otherwise to any owner, licensor of, other claimant to, or party to any option, license or agreement of any kind with respect to, any Intellectual Property Rights except for commercially available software which Parent or the Parent Subsidiary licenses on standard terms.

(f) Neither Parent nor the Parent Subsidiary is subject to any “open source” or “copyleft” obligations with respect to software used or developed by Parent or the Parent Subsidiary.

(g) To Parent’s Knowledge, none of the software (including firmware and other software embedded in hardware devices) owned, developed (or currently being developed), used, marketed, distributed, licensed, or sold by Parent or the Parent Subsidiary (including any software that is part of, is distributed with, or is used in the design, development, manufacturing, production, distribution, testing, maintenance, or support of any Parent Product, but excluding any third-party software that is generally available on standard commercial terms and is licensed to Parent or the Parent Subsidiary solely for internal use on a non-exclusive basis) (collectively, “Parent Software”) contains any bug, defect, or error (including any bug, defect, or error relating to or resulting from the display, manipulation, processing, storage, transmission, or use of date data) that materially and adversely affects the use, functionality, or performance of such Parent Software or any product or system containing or used in conjunction with such Parent Software.

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To Parent’s Knowledge, no Parent Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (a) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (b) damaging or destroying any data or file without the user’s consent.

(h) No source code for any Parent Software has been delivered, licensed, or made available to any escrow agent. Neither Parent nor the Parent Subsidiary has any duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available the source code for any Parent Software to any escrow agent or other Person. To Parent’s Knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license, or disclosure of the source code for any Parent Software to any other Person.

(i) Parent and the Parent Subsidiary have put in place policies and procedures to protect and maintain the confidentiality of the proprietary know how included in the Parent IP that are, to its Knowledge, commercially reasonable and customary. Except as set forth in Section 3.12(i) of the Parent Disclosure Schedule, to the Knowledge of Parent, neither Parent nor the Parent Subsidiary have transferred or disclosed any Parent IP (or any tangible embodiment thereof) to a third party without having the recipient thereof execute a written non-disclosure agreement.

3.13 Insurance. Section 3.13 of the Parent Disclosure Schedule sets forth the insurance Parent maintains with respect to its properties and business. There is no material claim pending under any of Parent’s insurance policies or fidelity bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. Parent is in compliance in all material respects with the terms of such policies and bonds. Parent has no Knowledge of any threatened termination of, or material premium increase with respect to, any of such policies or bonds.

3.14 Material Contracts and Obligations.

(a) Section 3.14 of Parent Disclosure Schedule lists the following Parent Contracts in effect as of the date hereof (each of Parent Contracts required to be listed in clauses (i) through (xvii) that follows, a “Parent Material Contract”):

(i) each Parent Contract relating to the employment of, or the performance of services by, any employee, consultant or independent contractor or involving any loans or advances by Parent to any officer, director or employee which are outstanding as of the date hereof;

(ii) each Parent Contract relating to the acquisition, transfer, use, development, sharing or license of any (A) technology, (B) Intellectual Property or (C) Intellectual Property Right other than pursuant to Parent’s standard customer agreements;

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(iii) each Parent Contract imposing any restriction on Parent’s right or ability (A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person, or (C) develop or distribute any technology;

(iv) each Parent Contract creating or involving any agency relationship, distribution arrangement or franchise relationship;

(v) each Parent Contract relating to the creation of any Encumbrance with respect to any material asset of Parent;

(vi) each real property lease agreement;

(vii) each Parent Contract involving or incorporating any guaranty, any pledge, any performance or completion bond, any indemnity or any surety arrangement;

(viii) each Parent Contract resulting in Parent incurring or guarantying any indebtedness for money borrowed or any other liabilities (other than with respect to dividend obligations, distributions, indebtedness and other obligations in the Ordinary Course of Business) individually in excess of $100,000 or, in the case of indebtedness and/or liabilities individually less than $50,000, in excess of $100,000 in the aggregate

(ix) each Parent Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

(x) each Parent Contract constituting or relating to a Government Contract;

(xi) each Parent Contract that contains “most favored nation” or preferred pricing provisions;

(xii) each Parent Contract providing for indemnification by Parent with respect to infringements of proprietary rights other than pursuant to Parent’s standard customer agreement;

(xiii) each Contract between Parent and any officer, director or 10%-or-greater stockholder or any affiliate thereof other than agreements entered into in the Ordinary Course of Business;

(xiv) any sales representative, original equipment manufacturer, manufacturing, value added, remarketer, reseller, or independent software vendor, or other agreement for distribution of the Parent Products;

(xv) each Parent Contract that has a term of more than 60 days and that may not be terminated by Parent (without penalty) within 60 days after the delivery of a termination notice by Parent;

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(xvi) each other Parent Contract that was entered into outside the Ordinary Course of Business or was inconsistent with Parent’s past practices; and

(xvii) each Parent Contract that contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $100,000 in the aggregate, or (B) the performance of services having a value in excess of $100,000 in the aggregate.

(b) Parent has delivered or made available to the Company accurate and complete copies of all written Parent Material Contracts, including all amendments thereto. Section 3.14 of Parent Disclosure Schedule provides an accurate description of the terms of each Parent Material Contract that is not in written form. Each Parent Material Contract is valid and in full force and effect, and, to the Knowledge of Parent, is enforceable by Parent in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(c) Except as set forth in Section 3.14 of Parent Disclosure Schedule:

(i) Parent has not violated or breached, or committed any default under, any Parent Material Contract, and, to the Knowledge of Parent, no other Person has violated or breached, or committed any default under, any Parent Material Contract;

(ii) to the Knowledge of Parent, no event has occurred and is continuing, and no circumstance or condition currently exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, (A) result in a material violation or material breach of any of the provisions of any Parent Material Contract, (B) give any Person the right to declare a default or exercise any remedy under any Parent Material Contract, (C) give any Person the right to accelerate the maturity or performance of any Parent Material Contract, or (D) give any Person the right to cancel, terminate or modify any Parent Material Contract;

(iii) Parent has not received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Parent Material Contract; and

(iv) Parent has not waived any of its material rights under any Parent Material Contract.

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3.15 Employees.

(a) Section 3.15 of Parent Disclosure Schedule lists, as of the date of this Agreement, (i) the names of all individuals classified as current employees (including part-time employees and temporary employees), current leased employees, current independent contractors and current consultants of Parent and the Parent Subsidiary, and (ii) their current respective salaries or wages, other compensation, dates of employment, positions and all written agreements between Parent and such individuals or entities.

(b) To the Knowledge of Parent, none of its employees are obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with their duties to Parent or that would conflict with Parent’s business as presently proposed to be conducted.

(c) Each current and former employee, officer and consultant of Parent has executed and delivered a Proprietary Information and Inventions Agreement substantially in the form attached hereto as Exhibit H, and all of such agreements are in full force and effect. To Parent’s Knowledge, no such employee, officer or consultant of Parent is in violation of such Proprietary Information and Inventions Agreement. No former or current employee, officer or consultant of Parent has excluded works or inventions made prior to his or her employment with Parent from his or her assignment of inventions pursuant to such employee, officer or consultant’s proprietary information and inventions agreement. Parent is not a party to or bound by any currently effective written employment contract with any of its employees, other than those that are terminable at will. No employee of Parent has been granted the right to any material compensation following termination of employment with Parent.

(d) To the Knowledge of Parent: (i) no officer or other employee intends to, or has communicated any intention to, terminate his or her employment with Parent; and (ii) no employee of Parent is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that may have a material effect on the business or operations of any of Parent.

(e) Parent is not engaged, and Parent has never been engaged, in any unfair labor practice of any nature. As of the date of this Agreement, Parent is not a party to, or has a duty to bargain for, any collective bargaining agreement, collective labor agreement or other Contract with a labor organization, works council, trade union or other organization or body representing any of its employees or involving any of its employees, and there are no labor organizations, works councils, trade union or other organization or body representing, purporting to represent or, to the Knowledge of Parent, seeking to represent any employees of any of Parent. There has not been any strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question concerning representation, union organizing activity, or any threat thereof, or any similar activity or dispute, affecting Parent or any of its employees. There has been no dispute between Parent and any group of its employees and there has been no effort on the part of any labor union to organize any employees of Parent. There is not now pending, no event has occurred and no circumstance or condition exists, and, to the Knowledge of Parent, no Person has threatened to commence, any such strike, slowdown, work stoppage, lockout, job action,

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picketing, labor dispute, question regarding representation or union organizing activity or any similar activity or dispute. There is no claim or grievance pending or, to the Knowledge of Parent, threatened relating to any employment Contract, wages and hours, plant closing notification, employment statute or regulation, privacy right, labor dispute, workers’ compensation policy or long-term disability policy, safety, retaliation, immigration or discrimination matters involving any Parent Associate, including charges of unfair labor practices or harassment complaints.

(f) Parent has in good faith classified each of its employees and independent contractors for Tax and other employment-related purposes.

(g) Except as permitted during the Pre-Closing Period by the initial paragraph of Section 4.2, Parent will not forgive debt owed to Parent by its employees, or pay bonuses outside the Ordinary Course of Business for the purpose of enabling such employees to repay such debt.

3.16 ERISA and Employee Benefits.

(a) Section 3.16(a) of Parent Disclosure Schedule contains an accurate and complete list as of the date hereof of each Parent Employee Plan and each Parent Employee Agreement. Parent does not intend nor have they committed to establish or enter into any new Parent Employee Plan or Parent Employee Agreement, or to modify any Parent Employee Plan or Parent Employee Agreement (except to conform any such Parent Employee Plan or Parent Employee Agreement to the requirements of any applicable Legal Requirements, in each case as previously disclosed to the Company in writing or as required by this Agreement).

(b) Parent has performed in all material respects all obligations required to be performed by it under each Parent Employee Plan. Each Parent Employee Plan has been established and maintained in all material respects in accordance with its terms and in accordance with any and all applicable Legal Requirements. There are no pending or, to the Knowledge of Parent, anticipated material claims against or otherwise involving any of Parent Employee Plans and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Parent Employee Plans activities) has been brought against or with respect to any Parent Employee Plan, and no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against Parent Employee Plans, any fiduciaries thereof with respect to their duties to Parent Employee Plans or the assets of any of the trusts under any of Parent Employee Plans that could reasonably be expected to result in any material Liability of Parent to the Department of Treasury, the DOL, any Parent Employee Plan, any participant in a Parent Employee Plan, or any other party. All material contributions, reserves or premium payments, required to be made as of the date hereof to Parent Employee Plan have been made or accrued for in the Ordinary Course of Business and consistent with Parent’s past practices. Any Parent Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code, and, to the Knowledge of Parent, no event has occurred and no circumstance or condition exists that could reasonably be expected to result in the disqualification of any such Parent Employee Plan. Each Parent Employee Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without Liability to the Company,

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Parent or the Parent Subsidiary (other than any Liability for ordinary administration expenses). There are no audits or inquiries pending or, to the Knowledge of Parent, threatened by the IRS, the DOL or any other Governmental Body with respect to any Parent Employee Plan.

(c) No Parent Employee Plan promises or provides retiree medical or other retiree welfare benefits to any Person other than as required under Section 4980B of the Code and Sections 601-608 of ERISA. No Parent Employee Plan is subject to, and Parent has not incurred nor expects to incur any direct or indirect Liability under, Title IV of ERISA or Section 412 of the Code.

3.17 Books and Records. The minute books of Parent made available to the legal counsel for the Company contain complete and accurate records of all meetings and other corporate actions of its stockholders and its Board of Directors and committees thereof. The stock ledger of Parent is complete and reflects all issuances, transfers, repurchases and cancellations of shares of capital stock of Parent.

3.18 Permits. Parent has all franchises, permits, licenses, and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which would have a Material Adverse Effect on Parent, and believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as presently planned to be conducted. Parent is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

3.19 Environmental and Safety Laws. To its Knowledge, Parent has not been and is not in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, and to its Knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.

3.20 Obligations to Related Parties. There are no obligations of Parent to any officer, director or stockholder holding 1% or more of Parent’s outstanding capital stock (collectively, the “Parent Related Parties”) other than (a) obligations under existing employment arrangements with Parent, (b) reimbursement for reasonable expenses incurred on behalf of Parent, (c) for other standard employee benefits made generally available to all employees (including stock option agreements outstanding under any stock option plan approved by the Board of Directors of Parent) and (d) obligations under existing Contracts set forth in Section 3.14 of Parent Disclosure Schedule. None of the officers, directors or stockholders of Parent, or any members of their immediate families, are indebted to Parent. None of the officers, directors or, to Parent’s Knowledge, key employees or stockholders of Parent or any members of their immediate families, are indebted to Parent or have any direct or indirect ownership interest in any firm or corporation with which Parent is affiliated or with which Parent has a business relationship, or any firm or corporation which competes with Parent, other than passive investments in publicly traded companies (representing less than 1% of such Parent) which may compete with Parent. No Parent Related Party, and to Parent’s Knowledge, other stockholder of Parent, or any member of their immediate families, is, directly or indirectly, interested in any material Contract with Parent (other than such Contracts as relate to any such person’s ownership of capital stock or other securities of Parent).

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3.21 Customers and Suppliers. Section 3.21 of Parent Disclosure Schedule sets forth a true and complete list of the top 20 customers of Parent, based upon revenue generated in fiscal year 2006. No material current customer and no material current supplier of Parent has canceled or otherwise terminated, or made any written threat to Parent to cancel or otherwise terminate, its relationship with Parent or has at any time on or after the date of Parent Balance Sheet, decreased materially its services or supplies to Parent in the case of any such supplier, or its usage of the services or products of Parent in the case of such customer. No such material supplier or customer has indicated in a writing delivered to Parent, or to Parent’s Knowledge, orally to Parent, that such supplier or customer intends to cancel or otherwise terminate its relationship with Parent or to decrease materially its delivery of services or supplies to Parent or its usage of the services or products of Parent. Parent has not engaged in any fraudulent conduct with respect to any customer or supplier of Parent.

3.22 Product Liability and Recalls. There is no pending or, to the Knowledge of Parent, threatened recall or investigation of any Parent Product.

3.23 Foreign Corrupt Practices Act. Neither Parent nor, to the Knowledge of Parent, the Parent Subsidiary or any other Persons acting on their behalf has, in connection with the operation of their respective businesses, (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act of 1977, as amended, or any other similar applicable foreign, federal or state law, (ii) paid, accepted or received any unlawful contributions, payments, expenditures or gifts, or (iii) violated or operated in noncompliance in any material respect with any export restrictions, anti-boycott regulations, embargo regulations or other applicable domestic or foreign laws and regulations, except as would not, individually or in the aggregate, result in a Material Adverse Effect on Parent.

3.24 Brokers’ and Finders’ Fee. No broker, finder or investment banker is entitled to brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges from Parent in connection with the Merger, this Agreement or any transaction contemplated hereby.

3.25 Permit Application, Information Statement. The information supplied by Parent for inclusion in, the Permit Application and the Parent Information Statement, will not, on the date the Fairness Hearing is held, on the date the Parent Information Statement is first mailed to the Parent Stockholders, or at the Effective Time, contain any statement that at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or shall omit to state any material fact necessary, in order to make the statements made therein not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the Permit Application or the consent solicitation that has become false or misleading. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company that is contained in any of the foregoing documents.

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3.26 Securities Law Exemptions. Assuming the receipt of the Fairness Approval, the offer, sale and issuance of the Parent Common Stock and Series D Preferred Stock issuable pursuant to Sections 1.5, 1.6 and 1.7 (the “Merger Securities”) will be exempt from the registration requirements of the Securities Act. When issued, sold and delivered in accordance with the terms of this Agreement for the consideration provided for herein, the Merger Securities shall be duly authorized, validly issued, fully paid and non-assessable.

3.27 Merger Sub. Merger Sub is a special purpose entity formed for the sole purpose of participating in the Merger and has (and, as of the Effective Time, will have) no assets and has conducted (and, as of the Effective Time, will have conducted) no activities unrelated to the Merger.

SECTION 4. CERTAIN COVENANTS OF THE COMPANY AND PARENT

4.1 Access and Investigation. During the period from the date of this Agreement through the Effective Time (the “Pre-Closing Period”), the Company and Parent shall, and shall cause their respective Representatives to: (a) provide the other party and its Representatives with reasonable access during normal business hours to its officers, directors, agents, attorneys, accountants and advisors assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to it and upon prior written consent (which shall not be unreasonably withheld or delayed), to the Company’s employees; and (b) provide the other party with copies of such existing books, records, Tax Returns, work papers and other documents and information, and with such additional financial, operating and other data and information regarding itself, as the Company or Parent, as applicable, may reasonably request; provided, however, that no information discovered through the access afforded by this 4.1 shall be deemed to amend or supplement the Company Disclosure Schedule or Parent Disclosure Schedule except as specified in Section 4.3.

4.2 Operation of the Company’s and Parent’s Businesses. Except as set forth in Section 4.2 of the Parent Disclosure Schedule and except for any activities relating to Parent’s initial public offering of Parent Common Stock (including, without limitation, the incurrence of reasonable expenses related thereto and the forgiveness of debt owed to Parent by certain of its employees, to the extent related to Parent’s preparation for such initial public offering), during the Pre-Closing Period:

(a) each of the Company and Parent shall conduct its business and operations in the Ordinary Course and in substantially the same manner as such business and operations have been conducted prior to the date of this Agreement;

(b) each of the Company and Parent shall use reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relations and good will with all suppliers, customers, landlords, creditors, employees and other Persons having business relationships with the Company or Parent, as applicable;

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(c) each of the Company and Parent shall use its commercially reasonable efforts to keep in full force all insurance policies, or to obtain substitute policies with reasonably equivalent coverages;

(d) each of the Company and Parent shall cause its officers to report regularly, promptly upon request, to the other party concerning the status of its business;

(e) neither the Company nor Parent shall declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, and shall not repurchase, redeem or otherwise reacquire any shares of capital stock or other securities, except repurchases from its employees upon their departure from the Company or Parent, as applicable;

(f) except as set forth herein, neither the Company nor Parent shall sell, issue or authorize the issuance of (i) any capital stock or other security, (ii) any option or right to acquire any capital stock or other security, or (iii) any instrument convertible into or exchangeable for any capital stock or other security (except that each of the Company and Parent shall be permitted (x) to issue Company Capital Stock or Parent Capital Stock, as applicable, upon the exercise of outstanding Company Options and Company Warrants or Parent Options and Parent Warrants, as applicable, (y) to issue shares of Company Common Stock or Parent Common Stock upon the conversion of shares of Company Preferred Stock or Parent Preferred Stock, as applicable, and (z) to issue Company Options under the Company Option Plan or Parent Options under the Parent Option Plan in amounts and on terms consistent with past practice);

(g) except as set forth herein, neither the Company nor Parent shall amend or waive any of its rights under, or permit the acceleration of vesting under, (i) any provision of the Company Option Plan or Parent Option Plan, (ii) any provision of any agreement evidencing any outstanding Company Option or Parent Option, or (iii) any provision of any restricted stock purchase agreement;

(h) except as set forth herein, neither the Company nor Parent shall amend or permit the adoption of any amendment to the Company Charter Documents or Parent Charter Documents, as applicable, or effect or, with respect to the Company, permit the Company to become a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction (except that the Company may issue shares of Company Common Stock upon the conversion of shares of Company Preferred Stock);

(i) neither the Company nor Parent shall form any subsidiary or acquire any equity interest or other interest in any other Entity;

(j) neither the Company nor Parent shall make any capital expenditure, except for capital expenditures that, when added to all other capital expenditures made on behalf of the Company or Parent, as applicable, during the Pre-Closing Period, do not exceed the quarterly amounts set forth on Schedule 4.2(j) to the Parent Disclosure Schedule or Company Disclosure Schedule, as applicable;

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(k) except in the Ordinary Course of Business, neither the Company nor Parent shall (i) enter into, or permit any of the assets owned or used by it to become bound by, any Contract that is or would constitute a Company Material Contract or Parent Material Contract, as applicable, or (ii) amend or prematurely terminate, or waive any material right or remedy under, any such Contract;

(l) neither the Company nor Parent shall (i) acquire, lease or license any right or other asset from any other Person except in the Ordinary Course of Business, (ii) sell or otherwise dispose of, or lease or license, any right or other asset to any other Person except in the Ordinary Course of Business and pursuant to the Company’s or Parent’s standard forms of agreements relating to such sale, disposal, lease or license, which forms have been provided or made available to the other party, or immaterial modifications thereto, or (iii) waive or relinquish any right, except for assets acquired, leased, licensed or disposed of by it pursuant to Contracts that are not Company Material Contracts or Parent Material Contracts, as applicable;

(m) neither the Company nor Parent shall (i) lend money to any Person (except loans to employees for business expenses consistent with past practice), or (ii) incur or guarantee any indebtedness for borrowed money;

(n) Except as set forth in Schedule 4.2(n) to the Parent Disclosure Schedule and except as set forth herein, neither the Company nor Parent shall (i) establish, adopt or amend any Company Employee Plan or Parent Employee Plan, as applicable, (ii) pay any bonus or make any profit-sharing payment, cash incentive payment or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, or (iii) hire any new employee whose aggregate annual compensation is expected to exceed $175,000;

(o) neither the Company nor Parent shall change any of its methods of accounting or accounting practices in any material respect;

(p) neither the Company nor Parent shall make any material Tax election outside the Ordinary Course of Business or inconsistent with the Company’s or Parent’s past practices, as applicable;

(q) neither the Company nor Parent shall commence or settle any material Legal Proceeding;

(r) the Company shall not accelerate any accounts receivable, grant any early payment discount or take any other action the primary goal of which is to increase the Company’s cash on hand or decrease or defer any outstanding debt or account payable; and

(s) neither the Company nor Parent shall enter into a binding agreement to take any of the actions described in clauses “(e)” through “(r)” above.

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Notwithstanding the foregoing, (x) each of the Company and Parent may take any action described in clauses “(e)” through “(s)” above if the other party gives its prior written consent to the taking of such action, which consent will not be unreasonably withheld (it being understood that a party’s withholding of consent to any action will not be deemed unreasonable if such party determines in good faith that the taking of such action would not be in the best interests of the Surviving Corporation) and (y) the Board of Directors of Parent approve any action described in clauses “(e)” through “(s) during the Pre-Closing Period to the extent such action would take effect subsequent to the Closing Date.

4.3 Notification; Updates to Disclosure Schedule.

(a) During the Pre-Closing Period, the Company shall promptly notify Parent in writing of:

(i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in or breach of any representation or warranty made by the Company in this Agreement;

(ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute an inaccuracy in or breach of any representation or warranty made by the Company in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

(iii) any breach of any covenant or obligation of the Company; and

(iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 6 or Section 7 impossible or unlikely.

(b) If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 4.3(a) requires any change in the Company Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Company Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Company shall promptly deliver to Parent an update to the Company Disclosure Schedule specifying such change. No such update pursuant to Section 4.3(a)(i) shall be deemed to supplement or amend the Company Disclosure Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by the Company in this Agreement for the purposes of Section 9, or (ii) determining whether any of the conditions set forth in Section 6 has been satisfied. Each such update pursuant to Section 4.3(a)(ii) shall be deemed to supplement or amend the Company Disclosure Schedule for the purpose of determining the accuracy of any of the representations and warranties made by the Company in this Agreement for the purposes of Section 9, but not for the purpose of determining whether any of the conditions set forth in Section 6 has been satisfied.

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(c) During the Pre-Closing Period, Parent shall promptly notify Company in writing of:

(i) the discovery by Parent of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in or breach of any representation or warranty made by Parent or Merger Sub in this Agreement;

(ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute an inaccuracy in or breach of any representation or warranty made by Parent in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

(iii) any breach of any covenant or obligation of Parent; and

(iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 6 or Section 7 impossible or unlikely.

(d) If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 4.3(c) requires any change in the Parent Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Parent Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then Parent shall promptly deliver to the Company an update to the Parent Disclosure Schedule specifying such change. No such update pursuant to Section 4.3(c)(i) shall be deemed to supplement or amend the Parent Disclosure Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by Parent and Merger Sub in this Agreement for the purposes of Section 9, or (ii) determining whether any of the conditions set forth in Section 6 has been satisfied. Each such update pursuant to Section 4.3(c)(ii) shall be deemed to supplement or amend the Parent Disclosure Schedule for the purpose of determining the accuracy of any of the representations and warranties made by Parent in this Agreement for the purposes of Section 9, but not for the purpose of determining whether any of the conditions set forth in Section 6 has been satisfied.

4.4 No Negotiation. During the Pre-Closing Period, neither (i) the Company nor the Company Subsidiaries shall, nor (ii) Parent nor the Parent Subsidiary shall, directly or indirectly:

(a) solicit or encourage the initiation of any inquiry, proposal or offer from any Person (other than Parent or the Company, as applicable) relating to a possible Acquisition Transaction;

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(b) participate in any discussions or negotiations or enter into any agreement with, or provide any non-public information to, any Person (other than Parent or the Company, as applicable) relating to or in connection with a possible Acquisition Transaction; or

(c) consider, entertain or accept any proposal or offer from any Person (other than Parent and the Company, as applicable) relating to a possible Acquisition Transaction;

provided, however, that prior to the adoption of this Agreement by the Company Required Stockholder Vote, this Section 4.4 shall not prohibit the Company from furnishing nonpublic information regarding the Company to, or entering into discussions with, any Person in response to a Superior Offer that is submitted to the Company by such Person (and not withdrawn) if (1) neither the Company nor any Representative of any of the Company or its subsidiaries shall have violated any of the provisions set forth in this Section 4.4, (2) the board of directors of the Company concludes in good faith, after having taken into account the advice of its outside legal counsel, that failure to take any such action would violate the fiduciary obligations of the board of directors of the Company to the Company’s stockholders under applicable law, (3) at least two business days prior to furnishing any such information to, or entering into discussions with, such Person, the Company gives Parent written notice of the identity of such Person and of the Company’s intention to furnish information to, or enter into discussions with, such Person, and the Company receives from such Person an executed confidentiality agreement containing provisions (including nondisclosure provisions, use restrictions, non-solicitation provisions and “standstill” provisions) at least as favorable to the Company as the provisions of the Letter of Intent, and (4) at least two business days prior to furnishing any such information to such Person, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by the Company to Parent). Without limiting the generality of the foregoing, the Company acknowledges and agrees that any violation of any of the provisions set forth in the preceding sentence by any Representative of any of the Company and its subsidiaries, shall be deemed to constitute a breach of this Section 4.4 by the Company.

(d) The Company shall promptly (and in no event later than 24 hours after receipt of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information) advise Parent orally and in writing of any Acquisition Proposal or any inquiry or indication of interest that would reasonably be expected to result in an Acquisition Proposal (including the identity of the Person making or submitting such Acquisition Proposal, inquiry, indication of interest or request, and the terms thereof) that is made or submitted by any Person during the Pre-Closing Period. The Company shall keep Parent fully informed with respect to the status of any such Acquisition Proposal, inquiry, indication of interest or request and any modification or proposed modification thereto.

(e) Subject to Section 5.3, the obligation of the Company to solicit the Written Consents shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Acquisition Proposal with respect to it. The Company shall not submit to the vote of its stockholders any Acquisition Proposal or publicly propose to do so.

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(f) The Company shall immediately cease and cause to be terminated any discussions existing as of the date of this Agreement with any Person that relate to any Acquisition Proposal.

(g) The Company agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, “standstill” or similar agreement to which the Company is a party or under which the Company has any rights, and will use its commercially reasonable efforts to enforce or cause to be enforced each such agreement at the request of Parent.

4.5 Intentionally Omitted.

4.6 Payment of Expenses and Liabilities. The Company shall pay, at or prior to the Closing, the Closing Date Company Transaction Expense Amount and the Closing Date Stockholder Liability Amount. Each of the Persons set forth on Schedule 4.6(a) shall execute a written acknowledgment, in a form reasonably acceptable to Parent, (the “Company Acknowledgements of Payment and Release”): (i) of the total amount of fees, costs and expenses of any nature that is payable or was paid to such Person (and, if payable or paid in connection with this Agreement and any of the transactions contemplated by this Agreement, such amount shall include a reasonable amount for the fees and expenses that such Person expects to incur following the Closing); and (ii) that, other than the amounts described in clause “(i)” above, it is not (and will not be) owed any other amount by the Company in excess of $15,000. Each of the Persons set forth on Schedule 4.6(b) shall execute a written acknowledgment, in a form reasonably acceptable to the Company, (the “Parent Acknowledgements of Payment and Release”): (i) of the total amount of fees, costs and expenses of any nature that is payable or was paid to such Person (and, if payable or paid in connection with this Agreement and any of the transactions contemplated by this Agreement, such amount shall include a reasonable amount for the fees and expenses that such Person expects to incur following the Closing); and (ii) that, other than the amounts described in clause “(i)” above, it is not (and will not be) owed any other Closing Date Parent Transaction Expense Amount by Parent in excess of $15,000.

4.7 Release of Liens. The Company shall file, or shall have filed, all agreements, instruments, certificates and other documents, in form and substance reasonably satisfactory to Parent, that are necessary or appropriate to effect the release of all liens set forth in Schedule 4.7 hereto.

4.8 Employment Agreements. The Company shall cooperate with Parent to cause each of its employees subject to employment or similar agreements providing severance benefits, nonstandard perquisites or the acceleration of Company Options to terminate such agreements and enter into a standard form of employment agreement, in the form of Parent’s standard form of employment agreement, which agreement shall be effective on the Closing Date.

4.9 Resolution of Disputes. The Company shall use commercially reasonable efforts to finally resolve and settle the matters set forth in Annex 2.7 to the Company Disclosure Schedule.

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SECTION 5. ADDITIONAL COVENANTS OF THE PARTIES

5.1 Filings and Consents. As promptly as practicable after the execution of this Agreement, each party to this Agreement (a) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement, and (b) shall use all commercially reasonable efforts to obtain all Consents (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger and the other transactions contemplated by this Agreement. Each party shall (upon request) promptly deliver to the other party a copy of each such filing made, each such notice given and each such Consent obtained during the Pre-Closing Period.

5.2 California Permit; Fairness Hearing. Promptly after the execution of this Agreement, the Company and Parent shall prepare and cause to be filed with the California Commissioner of Corporations (the “California Commissioner”) a permit application under Section 25121 of the California Corporations Code, and a related information statement or other disclosure document (the “Permit Application”), and shall request a hearing (the “Fairness Hearing”) on the fairness of the terms and conditions of the Merger pursuant to Section 25142 of the California Corporations Code. The parties to this Agreement shall use all commercially reasonable efforts to cause the California Commissioner to approve the fairness of the terms and conditions of the Merger at such a Fairness Hearing (the “Fairness Approval”); provided, however, that neither party shall be required to modify any of the terms of the Merger in order to cause the California Commissioner to approve the fairness of such terms and conditions. The Company shall provide and include in the Permit Application such information relating to the Company as may be required pursuant to the rules of the California Commissioner. Each of Parent and the Company shall (i) notify the other promptly of the receipt of any comments from the California Commissioner and of any request by the California Commissioner for amendments or supplements to the Permit Application or for additional information, and (ii) shall supply the other with copies of all correspondence with the California Commissioner with respect to the Permit Application. Neither Parent nor the Company shall file any amendment or supplement to the Permit Application to which the other shall have reasonably objected. Whenever any event occurs that should be set forth in an amendment or supplement to the Permit Application, Parent or the Company, as the case may be, shall promptly inform the other of such occurrence and shall cooperate in filing with the California Commissioner or its staff, and, if appropriate, mailing to the stockholders of the Company entitled to vote on the transactions contemplated by this Agreement, such amendment or supplement.

5.3 Written Consent; Information Statement.

(a) Promptly after the execution of this Agreement, Parent and the Company shall prepare an Information Statement for the Company Stockholders to approve this Agreement and the transactions contemplated hereby (the “Company Information Statement”). The Company Information Statement shall include a disclosure document for the offer and issuance of the shares of Parent Capital Stock to be received by the holders of Company Capital Stock, Company Options and Company Warrants in the Merger. Parent and the Company shall each use reasonable commercial efforts to cause the Information Statement to comply with applicable federal and state securities laws requirements. Each of Parent and the Company agrees to

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provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party, or its counsel, may be required or appropriate for inclusion in the Company Information Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation of the Company Information Statement. The Company will promptly advise Parent, and Parent will promptly advise the Company, in writing if at any time prior to the Effective Time either the Company or Parent shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Company Information Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law. The Company Information Statement shall contain the recommendation of the board of directors of the Company that the Company Stockholders approve the Merger and this Agreement and the conclusion of the board of directors that the terms and conditions of the Merger are advisable, fair and reasonable to the Company Stockholders.

(b) The Company shall, in accordance with its Certificate of Incorporation and Bylaws and the applicable requirements of the DGCL (including Sections 228 and 262 of the DGCL) and the CGCL, (i) solicit the written consents of stockholders of the Company (the “Written Consents”) for the adoption of this Agreement and approval of the Merger, and (ii) cause a copy of the Company Information Statement to be delivered to the address on record for each stockholder of the Company who is entitled to vote upon adoption of this Agreement. The Company shall use commercially reasonable efforts to cause each stockholder to vote all shares of Company Capital Stock that are owned, beneficially or of record, by such stockholder on the record date for the written consent, to be voted in favor of the adoption of this Agreement. Notwithstanding anything to the contrary contained in this Section 5.3, at any time prior to the adoption of this Agreement by the Company Required Stockholder Vote, the board of directors of the Company may withhold, amend, withdraw or modify its recommendation to adopt the Agreement and approve the Merger in a manner adverse to Parent if, but only if, the board of directors of the Company determined in good faith, based on such matters as it deems relevant following consultation with its outside legal counsel, that the failure to withdraw, withhold, amend, or modify such recommendation is reasonably likely to result in a breach of its fiduciary duties under applicable Legal Requirements. Anything to the contrary contained herein notwithstanding, the Company shall not include in the Company Information Statement any information with respect to Parent or its affiliates or associates, the form and content of which information shall not have been approved by Parent prior to such inclusion, in its reasonable judgment.

(c) If applicable, the Company shall promptly submit for approval by the Company Stockholders by the requisite vote (and in a manner satisfactory to Parent) any payments or benefits that Parent determines may constitute a “parachute payment” pursuant to Section 280G of the Code, such that all such payments and benefits shall not be deemed to be “parachute payments” pursuant to Section 280G of the Code or shall be exempt from such treatment under such Section 280G, and deliver to Parent evidence satisfactory to Parent that a vote of the Company’s stockholders was received in conformance with Section 280G and the regulations thereunder, or that such requisite stockholder approval has not been obtained with respect to any payment or benefit that may be deemed to constitute a “parachute payment” within the meaning of Section 280G of the Code and as a consequence, that such “parachute payment” shall not be made or provided.

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(d) (i) the Company shall submit for approval by the Company Charter Vote Requirement an amendment to the Amended and Restated Certificate of Incorporation of the Company (the “Company Charter Amendment”) to provide for the distribution of the Aggregate Merger Consideration in the manner set forth in Section 1 hereto, and (ii) the Company shall submit for approval by holders of a majority of the outstanding shares of Company Capital Stock an amendment to the Company Option Plan (the “Company Option Pool Amendment”) whereby the number of shares of Company Common Stock reserved for issuance pursuant to the Company Option Plan shall be increased by 450,000, and promptly after the receipt of the Fairness Approval, following receipt of the requisite approvals shall file such Company Charter Amendment with the Secretary of State of the State of Delaware. Any stockholder consent solicitation relating to such Company Charter Amendment and Company Option Pool Amendment shall be submitted in advance to Parent for Parent’s review and comment.

(e) Promptly after the execution of this Agreement, Parent shall prepare an Information Statement for the Parent Stockholders to approve this Agreement, and the Merger (the “Parent Information Statement”). The Company agrees to provide promptly to Parent such information concerning its business and financial statements and affairs as, in the reasonable judgment of Parent, or its counsel, may be required or appropriate for inclusion in the Parent Information Statement, or in amendments or supplements thereto, and to cause its counsel and auditors to cooperate with Parent’s counsel and auditors in the preparation of the Parent Information Statement. Parent will promptly advise the Company, in writing if at any time prior to the Effective Time Parent shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Parent Information Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law. The Parent Information Statement shall contain the recommendation of the board of directors of Parent that the Parent Stockholders approve the Merger and this Agreement and the conclusion of the board of directors that the terms and conditions of the Merger are advisable, fair and reasonable to the Parent Stockholders.

(f) Parent shall, in accordance with its Certificate of Incorporation and Bylaws and the applicable requirements of the DGCL and the CGCL, solicit the written consents of stockholders of Parent for the adoption of this Agreement and approval of the Merger. Notwithstanding anything to the contrary contained in this Section 5.3, at any time prior to the adoption of this Agreement by the Parent Required Stockholder Vote, the board of directors of Parent may withhold, amend, withdraw or modify its recommendation to adopt the Agreement and approve the Merger in a manner adverse to the Company if, but only if, the board of directors of Parent determined in good faith, based on such matters as it deems relevant following consultation with its outside legal counsel, that the failure to withdraw, withhold, amend, or modify such recommendation is reasonably likely to result in a breach of its fiduciary duties under applicable Legal Requirements. Anything to the contrary contained herein notwithstanding, Parent shall not include in the Parent Information Statement any information with respect to Company or its affiliates or associates, the form and content of which information shall not have been approved by the Company prior to such inclusion, in its reasonable judgment.

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(g) (i) Parent shall submit for approval by Parent Required Charter Vote (i) an amendment to the Amended and Restated Certificate of Incorporation of Parent (the “Parent Charter Amendment”) in the form set forth on Exhibit I and (ii) Parent shall submit for approval by the holders of a majority of the outstanding shares of Parent Capital Stock of an amendment to the Parent Option Plan (the “Parent Option Pool Amendment”) whereby the number of shares of Parent Common Stock reserved for issuance pursuant to the Parent Option Plan shall be increased by 1,800,000, and shall, immediately prior to the Closing, file such Parent Charter Amendment with the Secretary of State of the State of Delaware. Any stockholder consent solicitation relating to such Parent Charter Amendment and Parent Option Pool Amendment shall be submitted in advance to the Company for the Company’s review and comment.

5.4 Other Regulatory Approvals; Reasonable Efforts.

(a) Each party to this Agreement shall use commercially reasonable efforts to file, as promptly as reasonably practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Merger, and to submit promptly any additional information requested by any such Governmental Body.

5.5 Public Announcements. During the Pre-Closing Period, (a) neither the Company nor Parent shall (and the Company and Parent shall not permit any of their Representatives to) issue any press release or make any public statement regarding this Agreement or the Merger, or regarding any of the other transactions contemplated by this Agreement, without the other party’s prior written consent.

5.6 Commercially Reasonable Best Efforts. During the Pre-Closing Period, (a) the Company shall use commercially reasonable efforts to cause the conditions set forth in Section 6 to be satisfied on a timely basis, and (b) Parent and Merger Sub shall use commercially reasonable efforts to cause the conditions set forth in Section 7 to be satisfied on a timely basis.

5.7 Termination of Agreements. To the extent requested by Parent, the Company shall use commercially reasonable efforts to cause the agreements referred to in Schedule 5.7 to be terminated immediately prior to the Effective Time.

5.8 FIRPTA Matters. At the Closing, (a) the Company shall deliver to Parent a statement (in such form as may be reasonably requested by counsel to Parent) conforming to the requirements of Section 1.897 - 2(h)(1)(i) of the United States Treasury Regulations, and (b) the Company shall deliver to the IRS the notification required under Section 1.897 - 2(h)(2) of the United States Treasury Regulations.

5.9 Indemnification of Company Officers and Directors.

(a) All rights to indemnification and exculpation existing in favor of those persons who on or prior to the Effective Time were directors or officers of the Company for acts and omissions occurring prior to the Effective Time, as provided in the Company’s charter documents (as in effect as of the date of this Agreement) shall survive the Merger and shall be observed by the Surviving Corporation to the fullest extent available under Delaware law for a period of six (6) years from the Effective Time.

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(b) Prior to the Closing Date, the Company shall purchase a tail insurance policy to the Company’s existing directors’ and officers’ liability insurance for a period of not less than six (6) years after the Effective Time.

5.10 Certain Tax Matters. Parent agrees that:

(a) Parent shall not take any action, nor permit any Parent Affiliate or, after the Effective Time, the Company, to take any action, that would cause the Merger not to qualify as a reorganization pursuant to Section 368(a)(1) of the Code.

(b) Parent shall not take any action or make any election (or, after the Effective Time, cause or permit the Company to take any action or make any election) that would give rise to any item of income, gain, loss, deduction, expense or credit to the Company for income Tax purposes on the Closing Date to the extent any stockholder of the Company would have an obligation hereunder to indemnify the Parent, the Company or any other person for Taxes as a result thereof, other than the conduct of the historic business of the Company in the Ordinary Course thereof consistent with past practice.

(c) The federal and state income Tax Returns of the Company for its taxable years ending on or before the Closing Date shall be prepared under the direction and control of the Stockholders’ Representative at the expense of the Company, consistent with applicable law and regulations and historic practices of the Company and based on a closing-of-the-books of the Company as of the Closing Date. The Stockholders’ Representative shall afford Parent a reasonable opportunity to review the proposed form of such Tax Returns and shall not file any such Tax Return without Parent’s prior written consent, which consent shall not be unreasonably withheld or delayed. Parent shall be deemed to have granted such consent unless Parent delivers to the Stockholders’ Representative a written notice of objection and the reasons for the objection within 20 business days after delivery to Parent of the proposed form of any such Tax Return. Parent shall cause the Company to execute and file such income Tax Returns as so prepared and consented and pay the Tax reflected thereon as required to be paid. No election to make a ratable allocation based on the pre-Closing taxable year of the Company shall be made under Treasury Regulations § 1.1502-76(b)(2)(ii). However, with the written consent of the Stockholders’ Representative, an election to make a ratable allocation of items for the month during which the Closing occurs may be made in accordance with Treasury Regulations § 1.1502-76(b)(2)(iii).

(d) The Parent shall afford the Stockholders’ Representative a reasonable opportunity to review the proposed form of any state income Tax Return of the Company for any period that begins before and ends after the Closing Date and shall not file any such Tax Return without the prior written consent of the Stockholders’ Representative, which consent shall not be unreasonably withheld or delayed. The Stockholders’ Representative shall be deemed to have granted such consent unless the Stockholders’ Representative delivers to the Parent a written notice of objection and the reasons for objection within 20 business days after delivery to the Stockholders’ Representative of the proposed form of state income Tax Return.

(e) After the Effective Time, Parent shall not cause or permit the Company to file or join in filing any income Tax Return, any amendment of any income or other Tax Return,

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or any waiver or extension of the applicable statute of limitations for the assessment or imposition of income or other Taxes, for any period ending on or before the Closing Date or which includes the Effective Time, or which relates to a taxable year or period with respect to any portion of which any stockholder of the Company may have an obligation hereunder to indemnify the Parent, the Company or any other person for any Taxes (or in respect of which the Aggregate Merger Consideration may be reduced pursuant to this Agreement), without the prior written consent of the Stockholders’ Representative, which consent shall not be unreasonably withheld or delayed.

(f) The Stockholders’ Representative shall have control over audit of any Tax Return filed by the Company on or before the Closing Date or over the preparation of which the Stockholders’ Representative has control pursuant to this Agreement, and over any other audit to the extent it relates to any Taxes for which the stockholders of the Company may have an obligation to indemnify Parent, the Company or any other person hereunder or in respect of which the Aggregate Merger Consideration may be reduced pursuant to this Agreement (provided, however, in exercising such control the Stockholders’ Representative shall not take any action which may materially adversely affect Parent or the Company with respect to Taxes for any period beginning after Closing, or attributable to the portion of a period after Closing where the period begins before and ends after the Closing Date, without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed), and Parent shall not take or cause or permit the Company or any affiliate of either of them to take any material action in respect of any such audit without the prior written consent of the Stockholders’ Representative (which consent shall not be unreasonably withheld or delayed). For purposes hereof, “audit” shall mean any audit, examination or investigation of a Tax Return or with respect to Taxes, including any administrative appeal therefrom and any litigation before any tribunal relating thereto.

(g) Parent shall pay or cause to be paid to the Stockholders’ Representative any refunds of Taxes received by Parent, the Company or any of their Affiliates after the Closing in respect of Taxes for any period ending on or before the Closing, or attributable to the portion of any period which precedes the Closing Date where the period begins before and ends after the Closing Date (other than a refund of Taxes attributable solely to a carryback of net operating losses or credits to a period ending on or before the Closing Date from a period beginning after the Closing Date).

(h) Parent acknowledges and agrees that no part of the Aggregate Merger Consideration is allocable to any covenant not to compete, non-solicitation agreement, employment agreement, or similar covenant or agreement of any of the stockholders of the Company for financial reporting or Tax purposes.

5.11 Cooperation. After the Closing Date, the Stockholders’ Representative shall, and Parent shall (and shall cause its affiliates to):

(a) timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to Taxes imposed on the transactions contemplated by this Agreement;

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(b) assist the other party to the extent commercially reasonably necessary in preparing any Tax Returns which such other party is responsible for preparing and filing;

(c) cooperate to the extent commercially reasonably necessary in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Company;

(d) make available to the other and to any taxing authority as reasonably requested all information, records, and documents within its possession or control relating to Taxes of the Company; and

(e) furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any taxable period that ends on or before the Closing Date or which includes the Closing Date.

5.12 Duration of Covenants. Notwithstanding anything to the contrary in this Agreement, the obligations in the immediately preceding two sections regarding Taxes shall remain in effect without limitation as to time.

5.13 Labor Condition Applications. Parent and the Surviving Corporation hereby accept all obligations, liabilities and undertakings arising from or under the attestations made in the Labor Condition Applications and similar filings with the DOL on behalf of the Company employees identified on Schedule 5.13, except for any such applications or similar filings that were fraudulent or improperly filed.

5.14 280G. Each Person who might receive any payments and/or benefits in connection with the Merger that constitute “parachute payments” pursuant to Section 280G of the Code shall execute a 280G Waiver, each in the form attached hereto as Exhibit J (the “280G Waiver”), pursuant to which each such Person will waive any right or entitlement to such payments and/or benefits unless the requisite stockholder approval of those payments and/or benefits is obtained pursuant to Section 280G of the Code so that such payment and benefits do not constitute “parachute payments” thereunder.

SECTION 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

6.1 Accuracy of Representations. Each of the representations and warranties made by the Company in this Agreement and in each of the other agreements and instruments delivered to Parent in connection with the transactions contemplated by this Agreement shall have been accurate in all material respects as of the date of this Agreement (without giving effect to any “Material Adverse Effect” or other materiality qualifications contained or incorporated directly or indirectly in such representations and warranties), and shall be accurate in all material respects as of the Closing Date as if made at the Closing Date (without giving effect to any update to the Company Disclosure Schedule, and without giving effect to any “Material Adverse Effect” or other materiality qualifications contained or incorporated directly or indirectly in such representations and warranties), except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date.

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6.2 Performance of Covenants. All of the covenants and obligations that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

6.3 No Material Adverse Effect. Between the date of this Agreement and the Closing Date, there shall not have been any Material Adverse Effect on the Company, and no event shall have occurred or circumstance shall exist that could reasonably be expected to have or result in a Material Adverse Effect on the Company.

6.4 Stockholder Approval. The Merger shall have been duly approved and this Agreement shall have been duly adopted and approved by the Company Required Stockholder Vote. The Merger shall have been duly approved and this Agreement shall have been duly adopted and approved by the Parent Required Stockholder Vote. The sum of the number of Company Dissenting Shares and the number of shares of Company Capital Stock that may in the future become Company Dissenting Shares shall not exceed 10% of the number of shares of Company Capital Stock outstanding immediately prior to the Closing. The Company Charter Amendment shall have been duly adopted and approved by the Company Stockholders and filed with and accepted by the Secretary of State of the State of Delaware. The Company Option Pool Amendment shall have been duly adopted and approved by the requisite vote of the Company Stockholders.

6.5 Consents. All Consents required to be obtained by the Company set forth on Schedule 6.5 shall have been obtained and shall be in full force and effect.

6.6 Agreements and Documents. Parent and the Company shall have received the following agreements and documents, each of which shall be in full force and effect:

(a) Affiliate Agreements in the form of Exhibit K, executed by the Persons identified on Exhibit L and by any other Person who could reasonably be deemed to be an “affiliate” of the Company for purposes of the Securities Act;

(b) the Escrow Agreement in a the form of Exhibit M;

(c) the employment offer letters in substantially the form attached hereto as Exhibit N, executed by the individuals identified on Exhibit E;

(d) Noncompetition Agreements in the form of Exhibit F, executed by the individuals identified on Exhibit E;

(e) a Release in the form of Exhibit O, executed by the Persons identified on Exhibit P;

(f) confidential invention and assignment agreements, attached hereto as Exhibit H, executed by all employees of the Company and by all consultants and independent contractors to the Company who have not already signed such agreements, including Stephen Blake;

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(g) the statement referred to in Section 5.8(a), executed by the Company;

(h) a legal opinion of Sheppard, Mullin, Richter & Hampton LLP dated as of the Closing Date, in the form of Exhibit Q, which legal opinion shall be subject to customary qualifications;

(i) a certificate executed by the Company and containing the representation and warranty of the Company that each of the conditions set forth in Sections 6.1, 6.2, 6.4 and 6.10 have been duly satisfied (the “Company Closing Certificate”); and

(j) a certificate executed by the Secretary of the Company attaching and certifying the Company’s current Certificate of Incorporation, Bylaws and the resolutions of the Company’s board of directors and stockholders approving and adopting this Agreement, the Merger and the other transactions contemplated by this Agreement;

(k) the Certificate of Merger, executed by the Company;

(l) the Company Acknowledgments of Payment and Release;

(m) a long-form certificate of good standing from the Secretary of State of the State of Delaware which is dated within two Business Days prior to Closing with respect to the Company;

(n) a Certificate of Status of Foreign Corporation of the Company from the applicable Governmental Authority in each jurisdiction where it is required to be qualified to do business, all of which are dated within five (5) Business Days prior to the Closing; and

(o) a spreadsheet (the “Closing Payment Schedule”), duly certified by an officer of the Company setting forth: (i) the Closing Date Stockholder Liability Amount; (ii) the name and address of each of the holders of the Company Capital Stock, Company Warrants and Company Options as of immediately prior to the Effective Time and the number of shares of Company Capital Stock, Company Warrants and Company Options of each class and series held by each such stockholder immediately prior to the Effective Time; (iii) the consideration that each such stockholder is entitled to receive pursuant to Sections 1.5(a), 1.6 and 1.7; and (iv) the amount to be contributed to the Escrow Fund by Parent on behalf of each Escrow Contributor pursuant to Section 1.10.

(p) written resignations of all officers and directors of the Company, effective as of the Effective Time.

6.7 FIRPTA Compliance. The Company shall have filed with the IRS a statement conforming to the requirements of Section 1.897 – 2(h)(1)(i) of the United States Treasury Regulations, required under Section 1.897 – 2(h)(2) of the United States Treasury Regulations.

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6.8 Permit; Compliance With §3(a)(10) of the Securities Act. The California Commissioner shall have issued a permit under Section 25121 of the California Corporations Code (following a hearing upon the fairness of the terms and conditions of the Merger, conducted pursuant to Section 25142 of the California Corporations Code) for the issuance of the Parent Common Stock to be issued in the Merger, and all applicable requirements of Section 3(a)(10) of the Securities Act shall have been satisfied.

6.9 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

6.10 No Legal Proceedings. No Person shall have commenced or threatened to commence any Legal Proceeding challenging or seeking the recovery of a material amount of damages in connection with the Merger or seeking to prohibit or limit the exercise by Parent of any material right pertaining to its ownership of stock of the Surviving Corporation.

6.11 280G Stockholder Approval.

(a) Each Person who might receive any payments and/or benefits referred to in Section 5.3(b) hereof shall have executed and delivered to the Company a 280G Waiver, and such 280G Waiver shall be in full force and effect immediately prior to the Effective Time.

(b) With respect to any payments and/or benefits that Parent determines may constitute “parachute payments” under Section 280G of the Code with respect to any employees, the Company Stockholders shall have (i) approved, pursuant to the method provided for in the regulations promulgated under Section 280G of the Code, any such “parachute payments” or (ii) shall have voted upon and disapproved such parachute payments, and, as a consequence, such “parachute payments” shall not be paid or provided for in any manner, and Parent and the Parent Subsidiary shall not have any liabilities with respect to such “parachute payments.”

6.12 Intentionally Omitted.

6.13 Termination of Agreements. The Company shall have delivered to Parent written evidence satisfactory to Parent of the termination of the agreements identified on Schedule 6.13.

6.14 Company Preferred Stockholder Agreements. Holders of at least 90% of the outstanding shares of Company Preferred Stock and each of Mark Foley and Dale Hancock (as applicable) shall have executed copies of each of the agreements identified on Schedule 6.14 (the “Preferred Stock Agreements”).

6.15 Release of Liens. Parent shall have received from the Company a duly and validly executed copy of all agreements, instruments, certificates and other documents, in form and substance reasonably satisfactory to Parent, that are necessary or appropriate to evidence the release of all liens set forth on Schedule 6.15 hereto.

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SECTION 7. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

The obligations of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of the following conditions:

7.1 Accuracy of Representations. Each of the representations and warranties made by Parent and Merger Sub in this Agreement and in each of the other agreements and instruments delivered to Parent in connection with the transactions contemplated by this Agreement shall have been accurate in all material respects as of the date of this Agreement (without giving effect to any “Material Adverse Effect” or other materiality qualifications contained or incorporated directly or indirectly in such representations and warranties), and shall be accurate in all material respects as of the Closing Date as if made at the Closing Date (without giving effect to any update to the Parent Disclosure Schedule, and without giving effect to any “Material Adverse Effect” or other materiality qualifications contained or incorporated directly or indirectly in such representations and warranties), except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date.

7.2 Performance of Covenants. All of the covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

7.3 No Material Adverse Effect. Between the date of this Agreement and the Closing Date, there shall not have been any Material Adverse Effect on Parent, and no event shall have occurred or circumstance shall exist that could reasonably be expected to have or result in a Material Adverse Effect on Parent.

7.4 Stockholder Approval. The Merger shall have been duly approved and this Agreement shall have been duly adopted and approved by the Parent Required Stockholder Vote. The Merger shall have been duly approved and this Agreement shall have been duly adopted and approved by the Company Required Stockholder Vote. The sum of the number of Parent Dissenting Shares and the number of shares of Parent Capital Stock that may in the future become Company Dissenting Shares shall not exceed 10% of the number of shares of Company Capital Stock outstanding immediately prior to the Closing. The Parent Charter Amendment shall have been duly adopted and approved by the stockholders of Parent and filed with and accepted by the Secretary of State of the State of Delaware.

7.5 Consents. All Consents required to be obtained by Parent set forth on Schedule 7.5 shall have been obtained and shall be in full force and effect.

7.6 Documents. The Company shall have received the following agreements and documents, each of which shall be in full force and effect:

(a) the Escrow Agreement, executed by Parent and the Escrow Agent;

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(b) a certificate executed by Parent and containing the representation and warranty of Parent that each of the conditions set forth in Sections 7.1, 7.2 and 7.4 have been satisfied;

(c) a certificate executed by the Secretaries of Parent and Merger Sub attaching and certifying as to the resolutions of the board of directors of Parent and the resolutions of the board of directors and stockholders of Merger Sub approving and adopting this Agreement and the transactions contemplated hereby (the “Parent Closing Certificate”);

(d) the employment offer letters for the individuals identified on Exhibit E in substantially the form of Exhibit N, executed by Parent;

(e) a legal opinion of Cooley Godward Kronish LLP dated as of the Closing Date, in the form of Exhibit R, which legal opinion shall be subject to customary qualifications;

(f) the Certificate of Merger, executed by Merger Sub;

(g) the Parent Acknowledgments of Payment and Release;

(h) long-form certificate of good standing from the Secretary of State of the State of Delaware which are dated within two Business Days prior to Closing with respect to Parent and Merger Sub;

(i) a Certificate of Status of Foreign Corporation of Parent from the applicable Governmental Authority in each jurisdiction where it is required to be qualified to do business, all of which are dated within five (5) Business Days prior to the Closing; and

(j) Noncompetition Agreements in the form of Exhibit F, executed by the individuals identified on Exhibit E;.

7.7 Permit; Compliance With §3(a)(10) of the Securities Act. The California Commissioner shall have issued a permit under Section 25121 of the California Corporations Code (following a hearing upon the fairness of the terms and conditions of the Merger, conducted pursuant to Section 25142 of the California Corporations Code) for the issuance of the Parent Common Stock to be issued in the Merger, and all applicable requirements of Section 3(a)(10) of the Securities Act shall have been satisfied.

7.8 Intentionally Omitted.

7.9 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

7.10 Company Preferred Stockholder Agreements. Parent and such requisite number of parties to each of the agreements identified on Schedule 6.14 shall have executed any and all amendments, certificates or other documents necessary to allow the Company Preferred Stockholders to be made parties thereto.

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SECTION 8. TERMINATION

8.1 Termination Events. This Agreement may be terminated prior to the Closing:

(a) by Parent if the timely satisfaction of any condition set forth in Section 6 has become impossible (other than as a result of any failure on the part of Parent or Merger Sub to comply with or perform any covenant or obligation of Parent or Merger Sub set forth in this Agreement);

(b) by the Company if the timely satisfaction of any condition set forth in Section 7 has become impossible (other than as a result of any failure on the part of the Company to comply with or perform any covenant or obligation set forth in this Agreement or in any other agreement or instrument delivered to Parent);

(c) by Parent if the Closing has not taken place on or before September 9, 20071 (other than as a result of any failure on the part of Parent to comply with or perform any covenant or obligation of Parent set forth in this Agreement or in any other agreement or instrument delivered to the Company);

(d) by the Company if the Closing has not taken place on or before September 9, 2007 2 (other than as a result of the failure on the part of the Company to comply with or perform any covenant or obligation set forth in this Agreement or in any other agreement or instrument delivered to Parent); or

(e) by the mutual consent of Parent and the Company.

8.2 Termination Procedures. If Parent wishes to terminate this Agreement pursuant to Section 8.1(a) or Section 8.1(c), Parent shall deliver to the Company a written notice stating that Parent is terminating this Agreement and setting forth a brief description of the basis on which Parent is terminating this Agreement. If the Company wishes to terminate this Agreement pursuant to Section 8.1(b) or Section 8.1(d), the Company shall deliver to Parent a written notice stating that the Company is terminating this Agreement and setting forth a brief description of the basis on which the Company is terminating this Agreement.

8.3 Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that: (a) neither the Company nor Parent shall be relieved of any obligation or liability arising from any prior breach by such party of any provision of this Agreement; (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 10; and (c) the Company and Parent shall, in all events, remain bound by and continue to be subject to Section 5.5.

[1]	5 months following the date of this Agreement.
[2]	5 months following the date of this Agreement.

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SECTION 9. INDEMNIFICATION, ETC.

9.1 Survival of Representations, Etc.

(a) Subject to limitations set forth herein, the representations and warranties made by the Company in this Agreement (including the representations and warranties set forth in Section 2 and the representations and warranties set forth in the Company Closing Certificate) shall survive the Closing and shall expire on the earlier of the date (the “Company Expiration Date”) that is (i) the eighteenth month anniversary of the Closing Date and (ii) the fourth month anniversary of the closing of a Qualified IPO; provided, however, that if, at any time prior to the Company Expiration Date, any Parent Indemnitee (acting in good faith) delivers to the Stockholders’ Representative a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by the Company (and setting forth in reasonable detail the basis for such Parent Indemnitee’s belief that such an inaccuracy or breach exists) and asserting a claim for recovery under Section 9.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the Company Expiration Date until such time as such claim is fully and finally resolved. The representations and warranties made by Parent or Merger Sub in this Agreement (including the representations and warranties set forth in Section 3) shall survive the Closing and shall expire on the earlier of the date (the “Parent Expiration Date”) that is (i) the eighteenth month anniversary of the Closing Date anniversary of the Closing Date and (ii) the date of the closing of a Qualified IPO; provided, however, that if, at any time prior to the Parent Expiration Date, the Stockholders’ Representative (acting in good faith) delivers to Parent a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by Parent or Merger Sub (and setting forth in reasonable detail the basis for the Stockholders’ Representative’s belief that such an inaccuracy or breach exists) and asserting a claim for recovery under Section 9.3 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the Parent Expiration Date until such time as such claim is fully and finally resolved. The agreements, covenants and other obligations of the parties hereto shall survive the Closing and the Effective Time in accordance with their respective terms.

(b) The representations and warranties made by the Company, and the covenants and obligations of the Company, and the rights and remedies that may be exercised by the Parent Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or Knowledge of, any of the Parent Indemnitees or any of their Representatives. The representations and warranties made by Parent and Merger Sub, and the covenants and obligations of Parent and Merger Sub, and the rights and remedies that may be exercised by the Stockholders’ Representative, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or Knowledge of, the Company, the Company Stockholders, the Stockholders’ Representative or any of the respective representatives.

(c) Nothing contained in this Section 9.1 or elsewhere in this Agreement shall limit any rights or remedy of any Parent Indemnitee or any Company Stockholder for claims based on fraudulent or intentional misrepresentation.

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9.2 Indemnification by Company Stockholders.

(a) From and after the Effective Time (but subject to Section 9.1(a)), the Company Stockholders who shall have received, or shall be entitled to receive, consideration pursuant to Section 1.5, shall each, in accordance with their respective Pro Rata Share of Damages, hold harmless and indemnify each of the Parent Indemnitees from and against, and shall compensate and reimburse each of the Parent Indemnitees for, any Damages which are suffered or incurred by any of the Parent Indemnitees or to which any of the Parent Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of:

(i) any inaccuracy in or breach of any representation or warranty made by the Company in this Agreement as of the date of this Agreement (in each case, after giving effect to any “Material Adverse Effect” or other materiality qualification or any similar qualification contained or incorporated directly or indirectly in such representation or warranty, taking into account any update to the Company Disclosure Schedule pursuant to Section 4.3(b));

(ii) any inaccuracy in or breach of any representation or warranty made by the Company in this Agreement as if such representation or warranty was made on and as of the Closing, except for representations which address matters as of particular date, in which case, as of such particular date (in each case, after giving effect to any “Material Adverse Effect” or other materiality qualification or any similar qualification contained or incorporated directly or indirectly in such representation or warranty, taking into account any update to the Company Disclosure Schedule pursuant to Section 4.3(b));

(iii) any inaccuracies in the Company Closing Certificate or in any of the amounts set forth in the Closing Payment Schedule;

(iv) any breach of any covenant or obligation of the Company in this Agreement;

(v) any (a) Company Working Capital Deficit Adjustment and any Company Long-Term Liabilities Deficit Adjustment and fees, costs and expenses for which Parent is entitled to indemnification pursuant to Section 1.13, (b) any unpaid Closing Date Stockholder Liability Amount and any unpaid Closing Date Company Transaction Amount;

(vi) any indemnification pursuant to Section 9.12; and

(vii) any matter referenced in Annex 2.7 to the Company Disclosure Schedule.

(b) It is understood and agreed that if the Company suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of such Company as a Parent Indemnitee) Parent shall also be deemed, by virtue of its direct or indirect ownership of the stock of the Company, to have incurred (the same, not additional) Damages as a result of and in connection with such inaccuracy or breach.

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9.3 Indemnification by Parent. From and after the Effective Time (but subject to Section 9.1(a)), Parent shall hold harmless and indemnify each of the Company Stockholders from and against, and shall compensate and reimburse each of the Company Stockholders for, any Damages which are suffered or incurred by any of the Company Stockholders or to which any of the Company Stockholders may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of:

(a) any inaccuracy in or breach of any representation or warranty made by Parent or Merger Sub in this Agreement as of the date of this Agreement (in each case, after giving effect to any “Material Adverse Effect” or other materiality qualification or any similar qualification contained or incorporated directly or indirectly in such representation or warranty taking into account any update to the Parent Disclosure Schedule pursuant to Section 4.3(d));

(b) any inaccuracy in or breach of any representation or warranty made by Parent or Merger Sub in this Agreement as if such representation or warranty was made on and as of the Closing, except for representations which address matters as of particular date, in which case, as of such particular date (in each case, after giving effect to any “Material Adverse Effect” or other materiality qualification or any similar qualification contained or incorporated directly or indirectly in such representation or warranty, taking into account any update to the Parent Disclosure Schedule pursuant to Section 4.3(d));

(c) any inaccuracies in the Parent Closing Certificate;

(d) any breach of any covenant or obligation of Parent or Merger Sub in this Agreement; and

(e) any matter referenced in Section 3.7 or regarding the Foxconn receivable referenced in Section 3.9(s) of the Parent Disclosure Schedule.

9.4 Adjustment to Aggregate Merger Consideration. Any indemnity payment made pursuant to Section 9 shall be treated as an adjustment to the Aggregate Merger Consideration for Tax purposes, unless a final determination with respect to the Parent Indemnitee or the Company Stockholders causes such payment to be treated other than as an adjustment to the amount of the Aggregate Merger Consideration for federal Tax purposes.

9.5 Maximum Liability.

(a) Except in the case of fraudulent or intentional misrepresentation, (i) the Escrow Shares and Escrow Cash shall be the exclusive means for Parent Indemnitees to collect any Damages under this Agreement; and (ii) the aggregate liability (including indemnification pursuant to the Escrow Fund) of each Company Stockholder shall not exceed such Company Stockholder’s Pro Rata Share of the Escrow Shares and Escrow Cash.

(b) Except in the case of fraudulent or intentional misrepresentation, the aggregate liability of Parent under this Agreement shall not exceed the Parent Escrow Cap.

(c) Nothing in this Agreement shall limit the rights or remedies of any Parent Indemnitee against any particular Company Stockholder, or the Liability of any particular

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Company Stockholder, for a breach by such particular Company Stockholder of any provision of any agreement (other than this Agreement) executed and delivered by such Company Stockholder in connection with the Merger.

(d) Notwithstanding anything to the contrary contained in this Agreement, in the case of fraudulent or intentional misrepresentation, the following provisions shall apply:

(i) the Parent Indemnitees shall have recourse to the Escrow Shares and Escrow Cash with respect to any Damages which arise from or as a result of, or are connected with, such fraudulent or intentional misrepresentation (irrespective of the Person who actually participated in or had actual knowledge of such fraudulent or intentional misrepresentation); and

(ii) in addition to the rights and remedies referred to in clause “(i)” of this sentence, with respect to any Company Stockholder who participated in or had actual knowledge of such fraudulent or intentional misrepresentation, there shall be no limit on such Company Stockholder’s liability for such fraudulent or intentional misrepresentation.

9.6 Threshold/Limitations.

(a) Subject to Section 9.6(b), the Company Stockholders and the Parent Indemnitees shall not be required to make any indemnification payment pursuant to Section 9.2 and Section 9.3, respectively, until such time as the total amount of all Damages that have been directly or indirectly suffered or incurred by any one or more of the Parent Indemnitees or Company Stockholders, as applicable, or to which any one or more of the Parent Indemnitees or Company Stockholders, as applicable, has or have otherwise become subject, exceeds $100,000 in the aggregate. If the total amount of such Damages exceeds $100,000, then the Parent Indemnitees or Company Stockholders, as applicable, shall be entitled to be indemnified against and compensated and reimbursed for the entire amount of such Damages, including the initial $100,000.

(b) The limitations that are set forth in Section 9.6(a) shall not apply: (i) in the case of fraudulent or intentional misrepresentation; (ii) to any inaccuracies in any of the amounts set forth in the Closing Payment Schedule; (iii) to any breach of the representation and warranty set forth in Section 3.15(g); or (iv) to indemnification pursuant to Sections 9.2(a)(iii), 9.2(a)(v) and 9.2(a)(vi).

9.7 No Contribution; Multiple Recovery. Each Company Stockholder waives, and acknowledges and agrees that such Company Stockholder shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against Merger Sub or the Company in connection with any indemnification obligation or any other liability to which such Company Stockholder may become subject under or in connection with this Agreement or any other agreement or document delivered to Parent in connection with this Agreement. The parties agree that there shall not be any multiple recovery for any Damages.

9.8 Procedure for Recovery from Escrow Fund. The Parent Indemnitees on the one hand and the Stockholders’ Representative, on behalf of the Company Stockholders, on the other hand, shall follow the procedures set forth in the Escrow Agreement in order to recover Damages from the Escrow Fund.

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9.9 Defense of Third Party Claims.

(a) Promptly after receipt by an Indemnified Party of notice of the initiation of any investigation, the imposition by any Person of any penalty or assessment, or the assertion by any Person of any claim against it, or any material change to any of the foregoing, and promptly (and in no event later than ten (10) days) after the commencement by any Person of any Legal Proceeding against it or the amendment or dismissal in part of the claims brought in such Legal Proceeding, if such Indemnified Party may seek indemnification in respect thereof under this Section 9, such Indemnified Party shall give notice thereof to the Person obligated to indemnify such Indemnified Party under this Section 9 (the “Indemnifying Party”), specifying in reasonable detail (to the extent known) the nature of such investigation, imposition or claim (each, a “Third-Party Claim”) and the basis thereof, and shall attach to such notice any documentation provided by the claimant. The failure by an Indemnified Party to notify the Indemnifying Party as provided in this Section 9.9(a) shall not relieve such Indemnifying Party of any liability that it may have to such Indemnified Party, except to the extent that such Indemnifying Party demonstrates that it has suffered Damages, or that the defense of the Third-Party Claim is prejudiced, by such failure.

(b) If an Indemnified Party gives notice to the Indemnifying Party pursuant to Section 9.9(a) of the assertion of a Third-Party Claim, the Indemnifying Party upon written notice (the “Indemnifying Party Election”) to the Indemnified Party shall be entitled at any time after receipt of such notice (including after a prior election not to participate in or assume the defense of the Third-Party Claim) to participate in the defense of the Third-Party Claim and to assume the defense of the Third-Party Claim.

(c) The Indemnified Party will be entitled (at the Indemnified Party’s expense) to participate in the defense of any Third-Party Claim with its own counsel.

(d) While the Indemnifying Party has assumed the defense of a Third-Party Claim, the Indemnifying Party shall not, so long as it diligently conducts such defense, be liable to the Indemnified Party under this Section 9.9 for any fees of other counsel or any other costs and expenses with respect to the defense of the Third-Party Claim, in each case subsequently incurred by the Indemnified Party in connection with the defense of the Third-Party Claim, other than reasonable costs of investigation. If the Indemnifying Party assumes the defense of a Third-Party Claim, no compromise or settlement of the Third-Party Claim may be effected by the Indemnifying Party without the Indemnified Party’s consent unless (A) there is no finding or admission of any violation of any Legal Requirement or any violation of the rights of any Person which finding or admission may be materially adverse to the Indemnified Party; (B) the relief provided consists solely of monetary damages that are paid in full by the Indemnifying Party (or, with respect to claims to be paid by the Company Stockholders, there are sufficient Escrow Shares (valued at the Agreement Conversion Price) and Escrow Cash in the Escrow Fund to pay such relief in full; (C) the Indemnified Party shall have no liability with respect to any compromise or settlement; and (D) the Indemnifying Party has acknowledged in writing its obligation to indemnify the Indemnified Party with respect to the Third-Party Claim in accordance with this Section 9.

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(e) If the Indemnifying Party does not for any reason give the Indemnifying Party Election within ten (10) days after notice from the Indemnified Party of the assertion of a Third-Party Claim, or after giving the Indemnifying Party Election, does not continue the diligent defense of a Third-Party Claim, the Indemnified Party shall have the right to select separate counsel (in addition to local counsel solely for purposes of satisfying jurisdictional requirements) to participate in the defense of the Third-Party Claim on its behalf, at the expense of the Indemnifying Party, to the extent such expenses are reasonable, and to pay, compromise or settle such Third-Party Claim; provided that if more than one Indemnified Party is a party to the Third Party Claim or any related Third-Party Claim (whether or not brought in front of the same adjudicator), the Indemnifying Party shall be obligated to pay only for a single law firm to represent all the Indemnified Parties in all of the related Legal Proceedings, except to the extent (and only to the extent) that (i) joint representation would be inappropriate under the applicable rules of professional conduct, or (ii) if applicable, a single law firm reasonably satisfactory to the Indemnified Parties is not available which can represent the Indemnified Parties in all of the related Legal Proceedings.

(f) If an Indemnified Party determines in good faith that all of the conditions set forth in subsections (i) through (v) below (the “Defense Conditions”), are not satisfied, then the Indemnified Party may, by written notice to the Indemnifying Party, assume or continue the exclusive defense of such Third-Party Claim:

(i) the Indemnifying Party agrees in the Indemnifying Party Election (x) to bear the costs and expenses of defending the Third-Party Claim, and (y) as between the Indemnifying Party and the Indemnified Party, subject to Sections 9.5 and 9.6, the Indemnifying Party shall be solely obligated to satisfy and discharge the Third-Party Claim; provided, that if the Indemnifying Party later gives the Indemnified Party prompt written notice and an opportunity to participate in the defense thereof, the Indemnifying Party shall not be deemed to have agreed to be solely obligated to satisfy and discharge the Third-Party Claim to the extent (1) facts and circumstances arise subsequent to the date of the Indemnifying Party Election, or (2) claims are amended or dismissed, or new claims or cross-claims are made in the same action against the Indemnified Party, following the assumption of the defense of such Third Party Claim by the Indemnifying Party, which indicate, in the reasonable judgment of the Indemnifying Party, that the Indemnifying Party would not be solely responsible, as between the Indemnifying Party and the Indemnified Party, for the Damages resulting from the Third-Party Claim, and upon such notice, this condition shall no longer be satisfied;

(ii) in the case that a Parent Indemnitee is the Indemnified Party, the Escrow Fund contains Escrow Shares (valued at the Agreement Conversion Price) and/or Escrow Cash sufficient to satisfy and discharge the Third-Party Claim and the defense thereof after accounting for any Escrow Shares or Escrow Cash necessary to satisfy other escrow claims by the Parent Indemnitee;

(iii) the Indemnifying Party employs counsel reasonably satisfactory to the Indemnified Party;

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(iv) either (x) the Third-Party Claim is solely for monetary damages, or (y) if the Third Party Claim is not solely for monetary damages, then a judgment in favor of the third party claimant on any non-monetary claim (in light of the rights of indemnification provided hereunder and assuming each Escrow Share is worth not less than the Agreement Conversion Price to the Indemnified Party) would not, in the reasonable judgment of the Indemnified Party, have a material and adverse effect on (1) the assets, liabilities, revenues or expenses of Parent or the Company, (2) the current or planned operations or business of the Parent or the Company, or (3) the ability of the Parent or the Company to exploit the material Company Intellectual Property or Parent Intellectual Property; and

(v) the timing of the assumption of the defense by the Indemnifying Party will not, in the reasonable judgment of the Indemnified Party, adversely prejudice the defense of such Third Party Claim.

(g) If the Indemnifying Party has given the Indemnifying Party Election and has continued the diligent defense of a Third-Party Claim, but the Indemnified Party has assumed or continued the defense of the Third-Party Claim pursuant to Section 9.9(f) other than by reason of the condition set forth in Section 9.9(f)(i) not being satisfied, then:

(i) the Indemnifying Party will be responsible for only 75% of the reasonable legal fees and costs and other Damages of the Indemnified Party incurred or paid in connection with the Third-Party Claim, exclusive of payment, compromise, settlement or satisfaction of such Third-Party Claim, that it would have otherwise been responsible for under this Section 9;

(ii) the Indemnifying Party will be responsible for only 75% of the Damages it would have otherwise been responsible for pursuant to this Section 9 for any payment or satisfaction of such Third-Party Claim following a final adjudication thereof which is no longer subject to appeal;

(iii) the Indemnifying Party will be responsible for only 75% of the Damages it would have otherwise been responsible for pursuant to this Section 9 for any compromise or settlement of such Third-Party Claim, provided the Indemnifying Party shall have consented thereto, such consent not to be unreasonably withheld; and

(iv) if the Indemnifying Party has not consented to a compromise or settlement of such Third-Party Claim, the Indemnified Party may nonetheless effect such compromise or settlement, provided that the amounts paid by the Indemnified Party in connection with such compromise or settlement shall not be dispositive as to the Damages to which the Indemnified Party would otherwise be entitled pursuant to this Agreement.

(h) Notwithstanding the provisions of Section 10.11, the Indemnified Party and the Indemnifying Party hereby consent to the nonexclusive jurisdiction of any court or other Governmental Body or arbitrator or arbitration panel in which a Legal Proceeding in respect of a Third-Party Claim is brought against any Indemnified Party for purposes of any claim that the Indemnified Party may have under this Agreement with respect to such Legal Proceeding or the matters alleged therein and agree that process may be served on the Indemnifying Party with respect to such a claim anywhere in the world.

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(i) With respect to any Third-Party Claim subject to indemnification under this Section 9: (i) both the Indemnified Party and the Indemnifying Party, as the case may be, shall keep the other of them fully informed of the status of the Third-Party Claim and any related Legal Proceedings at all stages thereof where such Person is not represented by its own counsel, and (ii) the Indemnified Party and the Indemnifying Party shall render (each at its own expense) to each other and each other’s counsel such assistance as they may reasonably require of each other and cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

(j) With respect to any Third-Party Claim subject to indemnification under this Section 9, the parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and the attorney-client and work-product privileges. In connection therewith, each party hereto and beneficiary hereof agrees that: (i) it will use its commercially reasonable efforts, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of Confidential Information (consistent with applicable law and rules of procedure), and (ii) all communications between any party hereto or beneficiary hereof and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

(k) In the event Parent and the Stockholders’ Representative subsequently agree, in their reasonable discretion, to the addition of an insurer to cover some or all of the potential liabilities hereunder, the parties acknowledge that reasonable revisions to the provisions herein related to defense of Third-Party Claims may be necessary in order to accommodate the insurer.

9.10 Indemnification Claims.

(a) In order to seek indemnification under this Section 9, a Person entitled to indemnification under Section 9.2 or Section 9.3 (an “Indemnified Party”) shall deliver, in good faith, a written demand (an “Indemnification Demand”) to the Stockholders’ Representative (in the case of Indemnification Demands from a Parent Indemnitee) or Parent (in the case of Indemnification Demands from Company Stockholders) which contains (i) a description and the amount (the “Asserted Damages Amount”) of any Damages incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a statement that the Indemnified Party is entitled to indemnification under this Section 9 for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages. If the Indemnified Party is a Parent Indemnitee and the Indemnified Party is entitled to indemnification under Section 9.2, Parent shall also deliver a copy of the Indemnification Demand to the Escrow Agent contemporaneously with its delivery to the Stockholders’ Representative. For all purposes of this Section 9.10(a), the Stockholders’ Representative shall be entitled to deliver Indemnification Demands to Parent on behalf of the Company Stockholders.

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(b) Within thirty (30) days after delivery of an Indemnification Demand to the Stockholders’ Representative or Parent (as the case may be), such party shall deliver to the other of such parties a written response (the “Response”) in which the party providing the Response shall: (i) agree that the Indemnified Party is entitled to receive all of the Asserted Damages Amount (in which case, if the Indemnified Party is (A) Parent, then the Stockholders’ Representative and Parent shall deliver to the Escrow Agent, within three days following the delivery of the Response, a written notice executed by both such parties instructing the Escrow Agent to distribute to Parent such number of Escrow Shares equal to the quotient of the Asserted Damages Amount divided by the Agreement Conversion Price, or (B) the Company Stockholders, then Parent shall, in accordance with a distribution method reasonably acceptable to the Stockholders’ Representative, distribute to the Company Stockholders cash equal to the Asserted Damages Amount (in either case, subject to the limitations of Sections 9.5 and 9.6); (ii) agree that the Indemnified Party is entitled to receive part, but not all, of the Asserted Damages Amount (such portion, the “Agreed Portion”) (in which case, if the Indemnified Party is (A) Parent, then the Stockholders’ Representative and Parent shall deliver to the Escrow Agent, within three days following the delivery of the Response, a written notice executed by both such parties instructing the Escrow Agent to distribute to Parent such number of Escrow Shares equal to the quotient of the Agreed Portion divided by the Agreement Conversion Price, or (B) the Company Stockholders, then Parent shall, in accordance with a distribution method reasonably acceptable to the Stockholders’ Representative, distribute to the Company Stockholders cash equal to the Amount of the Agreed Portion (subject to the limitations of Sections 9.5 and 9.6); or (iii) dispute that the Indemnified Party is entitled to receive any of the Asserted Damages Amount.

(c) In the event that the party providing a Response pursuant to Section 9.10(b) shall (i) dispute that the Indemnified Party is entitled to receive any of the Asserted Damages Amount, or (ii) agree that the Indemnified Party is entitled to only the Agreed Portion of the Asserted Damages Amount, the Stockholders’ Representative and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of the indemnification claims that comprise the Asserted Damages Amount (or the portion of the Asserted Damages Amount not comprising the Agreed Portion). If the Stockholders’ Representative and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both such Parties and, in the case of a demand for recovery from the Escrow Fund, shall be furnished to the Escrow Agent. If no such agreement can be reached after good faith negotiation within sixty days after delivery of a Response, either Parent or the Stockholders’ Representative may demand arbitration of any matter set forth in the applicable Indemnification Demand, which arbitration shall be conducted pursuant to Section 10.11.

(d) If on or prior to the Company Expiration Date, any Parent Indemnitee has made an Indemnification Demand containing a claim which has not been resolved prior to the Company Expiration Date in accordance with Section 9 and the Escrow Agreement, the Escrow Agent shall retain in the Escrow Account after the Company Expiration Date, Escrow Shares collectively having a Agreement Conversion Price of the Asserted Amount or contested portion of the Asserted Amount, as the case may be, with respect to all claims which have not then been resolved.

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9.11 Exercise of Remedies by Parent Indemnitees Other than Parent. No Parent Indemnitee (other than Parent or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Parent (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

9.12 Tax Matters. The following provisions shall govern the allocation of responsibility as between Parent and the Company Stockholders for certain Tax matters following the Closing Date:

(a) Tax Indemnification. The Company Stockholders shall indemnify the Parent Indemnitees and hold them harmless from and against, any Damages attributable to (i) all Taxes (or the non-payment thereof) of the Company for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (the “Preclosing Tax Period”), (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or foreign law or regulation, (iii) any and all Taxes of any person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing Date, and (iv) any Tax liability resulting from any adjustment in Tax liability relating to any “tax-free spin-off” occurring prior to the Closing Date being treated as a taxable event. Any amounts described in the preceding sentence shall be treated as Damages to Parent for all purposes hereunder, and Parent shall be entitled to receive payment from the Escrow Fund of the aggregate amount of such Damages, provided that the Company Stockholders shall not be liable for any amount of Taxes actually paid by the Company on or prior to the Closing Date, or for any Tax to the extent a reserve or payable for such Tax is reflected on the balance sheet of the Company on the Closing Date.

(b) Straddle Periods. For purposes of this Section 9.12, in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) the Closing Date, the portion of such Tax attributed to the portion of such Taxable period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Taxable period, and (y) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Closing Date. For purposes of this Section, in the case of any Tax credit relating to a Taxable period that begins before and ends after the Closing Date, the portion of such Tax credit which relates to the portion of such Taxable period ending on the Closing Date shall be the amount which bears the same relationship to the total amount of such Tax credit as the amount of Taxes described in (y) above bears to the total amount of Taxes for such Taxable period. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company.

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(c) Responsibility for Filing Tax Returns. Except as provided in Section 5.12, Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company that are filed after the Closing Date.

(d) Tax Sharing Agreements. All Tax sharing agreements or similar agreements with respect to or involving the Company shall be terminated as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder.

9.13 Transfer Taxes. Notwithstanding anything to the contrary in this Agreement, any transfer, documentary, sales, use, excise or other Taxes assessed upon or incurred in connection with the transactions contemplated by this Agreement will be borne and paid by the Company Stockholders, and the Company Stockholders shall promptly reimburse Parent for any such Tax, fee or duty which they are required to pay under applicable law.

9.14 Exclusive Remedy. After the Closing has occurred, the right to indemnification under this Section 9 shall be the exclusive remedy of each party hereto in connection with any breach by the other party of its representations, warranties, covenants or agreements contained herein.

SECTION 10. MISCELLANEOUS PROVISIONS

10.1 Stockholders’ Representative.

(a) Appointment. The Company Stockholders, by adopting this Agreement, hereby appoint Mark Foley, as agent and attorney-in-fact (the “Stockholders’ Representative”) for, in the name and on behalf of the Company Stockholders. The Stockholders’ Representative shall have full power and authority to represent all of the Company Stockholders and their successors with respect to all matters arising under this Agreement and the Escrow Agreement and all actions taken by the Stockholders’ Representative hereunder and thereunder shall be binding upon all such Company Stockholders and their successors as if expressly confirmed and ratified in writing by each of them and no Company Stockholder shall have the right to object, dissent, protest or otherwise contest the same. The Stockholders’ Representative hereby accepts such appointment. The Stockholders’ Representative shall take any and all actions which he believes are necessary or appropriate under this Agreement and the Escrow Agreement for, in the name and on behalf of the Company Stockholders, as fully as if the Company Stockholders were acting on their own behalf, including executing and delivering the Escrow Agreement as Stockholders’ Representative, giving and receiving any notice or instruction permitted or required under this Agreement or the Escrow Agreement by the Stockholders’ Representative or any Company Stockholder, interpreting all of the terms and provisions of this Agreement and the Escrow Agreement, authorizing payments to be made with respect hereto or thereto, obtaining reimbursement as provided for herein for all out-of-pocket fees and expenses and other obligations of or incurred by the Stockholders’ Representative in connection with this Agreement and the Escrow Agreement, defending all indemnity claims against the Company Stockholders pursuant to Section 9 (a “Parent Indemnity Claim”), consenting to, compromising or settling all Parent Indemnity Claims, conducting negotiations with Parent and the Parent Indemnitees and agents regarding such claims, dealing with Parent and the Escrow Agent under this Agreement

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and the Escrow Agreement with respect to all matters arising under this Agreement and the Escrow Agreement, taking any and all other actions specified in or contemplated by this Agreement and the Escrow Agreement, and engaging counsel, accountants or other agents in connection with the foregoing matters. Without limiting the generality of the foregoing, the Stockholders’ Representative shall have full power and authority to interpret all the terms and provisions of this Agreement and the Escrow Agreement and to consent to any amendment hereof or thereof for, in the name and on behalf of all such Company Stockholders and such successors.

(b) Authorization. By their approval and adoption of this Agreement, the Company Stockholders hereby authorize the Stockholders’ Representative, for, in the name and on behalf of the Company Stockholders to:

(i) receive all notices or documents given or to be given to any of the Company Stockholders by Parent or any Parent Indemnitee or the Escrow Agent pursuant hereto or to the Escrow Agreement or in connection herewith or therewith and to receive and accept service of legal process in connection with any suit or proceeding arising under this Agreement or the Escrow Agreement;

(ii) deliver to Parent or any Parent Indemnitee or the Escrow Agent at the Closing all certificates and documents to be delivered to Parent by any of the Company Stockholders pursuant to this Agreement or the Escrow Agreement, together with any other certificates and documents executed and delivered by any of the Company Stockholders and deposited with the Stockholders’ Representative for such purpose;

(iii) engage counsel, and such accountants and other advisors for any of the Company Stockholders and incur such other expenses on behalf of any of the Company Stockholders in connection with this Agreement or the Escrow Agreement and the transactions contemplated hereby or thereby as the Stockholders’ Representative may in its sole discretion deem appropriate; and

(iv) take such action on behalf of any of the Company Stockholders as the Stockholders’ Representative may in its sole discretion deem appropriate in respect of:

(1) taking such other action as the Stockholders’ Representative or any of the Company Stockholders is authorized to take under this Agreement or the Escrow Agreement;

(2) receiving all documents or certificates and making all determinations, on behalf of any of the Company Stockholders, required under this Agreement or the Escrow Agreement;

(3) all such other matters as the Stockholders’ Representative may in its sole discretion deem necessary or appropriate to consummate this Agreement or the Escrow Agreement and the transactions contemplated hereby and thereby; and

(4) all such action as may be necessary after the Closing Date to carry out any of the transactions contemplated by this Agreement and the Escrow Agreement,

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including, without limitation, the defense and/or settlement of any claims for which indemnification is sought pursuant to Section 9 and any waiver of any obligation of Parent or the Surviving Corporation.

All actions, decisions and instructions of the Stockholders’ Representative shall be conclusive and binding upon all of the Company Stockholders and no Company Stockholder shall have any claim or cause of action against the Stockholders’ Representative, and the Stockholders’ Representative shall have no liability to any Company Stockholder, for any action taken, decision made or instruction given by the Stockholders’ Representative in connection with the Escrow Agreement or this Agreement, except in the case of his own fraud or willful misconduct.

(c) Reliance. Parent shall be entitled to rely conclusively on the instructions and decisions given or made by, or believed in good faith by Parent to be given or made by, the Stockholders’ Representative as to the settlement of any claims for indemnification by Parent or the Surviving Corporation or any of them pursuant to Section 9 hereof, or any other actions required or permitted to be taken by the Stockholders’ Representative hereunder, and no party shall have any cause of action against Parent for any action taken by Parent in reliance upon any such instructions or decisions.

(d) Exculpation; Limitation of Liability.

(i) The Stockholders’ Representative shall incur no liability to the Company Stockholders with respect to any action taken or suffered by it in reliance upon any note, direction, instruction, consent, statement or other documents reasonably believed by the Stockholders’ Representative to be genuinely and duly authorized by at least a majority in interest of the Company Stockholders (determined on the basis of the number of shares of Company Capital Stock owned by each Company Stockholder immediately prior to the Effective Time) (the “Majority in Interest”), nor for other action or inaction taken or omitted in good faith in connection with this Agreement or the Escrow Agreement, in any case except for liability to the Company Stockholders for the Stockholders’ Representative’s own fraud or willful misconduct. In the exercise or performance of his powers, rights, duties and privileges hereunder and under the Escrow Agreement, the Stockholders’ Representative shall be entitled to rely upon any document or instrument reasonably believed by him to be genuine, accurate as to content and signed by any Company Stockholder. The Stockholders’ Representative may assume that any Person purporting to give any notice in accordance with the provisions hereof or of the Escrow Agreement has been duly authorized to do so.

(ii) The Stockholders’ Representative may, in all questions arising under this Agreement or the Escrow Agreement, rely on the advice of counsel and for anything done, omitted or suffered in good faith by the Stockholders’ Representative in accordance with such advice, the Stockholders’ Representative shall not be liable to any Company Stockholder.

(iii) If the Stockholders’ Representative is required by the terms of this Agreement or the Escrow Agreement to determine the occurrence of any event or contingency, the Stockholders’ Representative shall, in making such determination, be liable to the Company Stockholders only for his proven bad faith as determined in light of all the circumstances, including the time and facilities available to him in the ordinary conduct of business. In

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determining the occurrence of any such event or contingency, the Stockholders’ Representative may request from any of the Company Stockholders such reasonable additional evidence as the Stockholders’ Representative in his sole discretion may deem necessary to determine any fact relating to the occurrence of such event or contingency, and may at any time inquire of and consult with others, including Parent, any Parent Indemnitee or any of the Company Stockholders, and the Stockholders’ Representative shall not be liable to any Company Stockholder for any damages resulting from his delay in acting under this Agreement or the Escrow Agreement pending his receipt and examination of additional evidence requested by him.

(iv) No provision of this Agreement or the Escrow Agreement shall require the Stockholders’ Representative to expend or risk his own funds or otherwise incur any financial liability in the exercise or performance of any of his powers, rights, duties or privileges under this Agreement or the Escrow Agreement if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to him.

(v) The Stockholders’ Representative may exercise and perform any of the powers, rights, duties or privileges vested in him under this Agreement or the Escrow Agreement either himself or by or through his attorney or other Representatives, and the Stockholders’ Representative shall not be answerable or accountable for any act, default, neglect or misconduct of any such attorney or Representative or for any Damages to the Company Stockholders resulting from any such act, default, neglect or misconduct, provided reasonable care was exercised in the selection and continued employment thereof.

(vi) In no event shall the Stockholders’ Representative be liable to any Company Stockholder or any other Person for any indirect, punitive, special or consequential damages.

(e) Indemnification. From and after the Effective Time, the Company Stockholders who shall have received, or shall be entitled to receive, consideration pursuant to Section 1.5, shall each, in accordance with their respective Pro Rata Share of Damages, hold harmless and indemnify the Stockholders’ Representative and his Representatives and their respective affiliates and Representatives (collectively, the “Stockholders’ Representative Indemnitees”) from and against, and shall compensate and reimburse the Stockholders’ Representative Indemnitees for, any Damages which are suffered or incurred by any Stockholders’ Representative Indemnitee or to which any Stockholders’ Representative Indemnitee may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of the performance or exercise by the Stockholders’ Representative, directly or through his Representatives, of his powers, rights, duties or privileges under this Agreement or the Escrow Agreement, including Damages resulting from the active negligence or gross negligence of the Stockholder Representative or the active negligence of his Representatives, other than such Damages resulting from the Stockholders’ Representative Indemnitee’s fraud or willful misconduct. This indemnification shall survive the termination of this Agreement or the Escrow Agreement.

(f) Access to Information. Upon the reasonable request of the Stockholders’ Representative, Parent shall provide the Stockholders’ Representative reasonable access to

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information of and concerning any Parent Indemnity Claim which is in the possession or control of Parent for purposes of performing the Stockholders’ Representative’s duties under this Agreement or the Escrow Agreement and exercising its rights under this Agreement and the Escrow Agreement, including for the purpose of evaluating any Parent Indemnity Claim by Parent; provided that, Parent shall not be obligated to provide any such information that is an attorney-client communication or, absent the execution by the Stockholders’ Representative of a nondisclosure agreement in a form reasonably satisfactory to Parent, that is confidential or proprietary in nature. Any failure by Parent to comply with this paragraph (f) shall not be a breach of its obligations except to the extent that the Stockholders’ Representative demonstrates that it has suffered Damages, or that the defense of the Parent Indemnity Claim is prejudiced, by such failure.

(g) Attorney-in-Fact.

(i) The Stockholders’ Representative is hereby appointed and constituted the true and lawful attorney-in-fact of each Company Stockholder, with full power in his, her or its name and on his, her or its behalf to act according to the terms of this Agreement and the Escrow Agreement in the absolute discretion of the Stockholders’ Representative; and in general to do all things and to perform all acts including, without limitation, executing and delivering the Escrow Agreement and any other agreements, certificates, receipts, instructions, notices or instruments contemplated by or deemed advisable in connection with the Escrow Agreement. The Stockholders’ Representative hereby accepts such appointment.

(ii) This power of attorney and all authority hereby conferred is granted and shall be irrevocable and shall not be terminated by any act of any Company Stockholder, by operation of law, whether by such Company Stockholder’s death, disability protective supervision or any other event. Without limitation to the foregoing, this power of attorney is to ensure the performance of a special obligation and, accordingly, each Company Stockholder hereby renounces its, his or her right to renounce this power of attorney unilaterally any time before the sixth (6th) anniversary of the Effective Time and the complete distribution of the Escrow Fund.

(iii) Each Company Stockholder hereby waives any and all defenses which may be available to contest, negate or disaffirm the action of the Stockholders’ Representative taken in good faith under the Escrow Agreement.

(iv) Notwithstanding the power of attorney granted in this Section 10.1, no agreement, instrument, acknowledgement or other act or document shall be ineffective by reason only of the holders of a Majority in Interest having signed or given such agreement, instrument, acknowledgement or other act or document directly, instead of the Stockholders’ Representative.

(h) Reimbursement; Payment of Claims. The Stockholders’ Representative shall be entitled to seek reimbursement of any out-of-pocket costs and expenses (including attorneys’ and accountants’ fees and expenses) incurred by the Stockholders’ Representative in connection with the exercise or performance of his powers, rights, duties and privileges set forth in this Agreement and in the Escrow Agreement (including costs and expenses advanced or

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previously reimbursed by any Company Stockholder or any other Person for reimbursement to such Company Stockholder or other Person), and to obtain satisfaction of any amounts due to the Stockholders’ Representative pursuant to Section 10.1(e), from the Stockholders’ Representative Reserve and, subject to the terms and conditions of the Escrow Agreement (including the valuation of each Escrow Share at the Agreement Conversion Price and the subordination to the Parent Indemnity Claims), from the Escrow Fund. Each Stockholders’ Representative Indemnitee shall be entitled to payment of any amounts to which such Stockholders’ Representative Indemnitee is entitled pursuant to Section 10.1(e) from the Escrow Fund, subject to the terms and conditions of the Escrow Agreement (including the valuation of each Escrow Share at the Agreement Conversion Price and the subordination to the Parent Indemnity Claims). The Stockholders’ Representative agrees to submit claims for reimbursement to the Escrow Agent promptly upon receiving a valid claim, as determined in the sole discretion of the Stockholders’ Representative, from a Stockholders’ Representative Indemnitee.

(i) Orders. The Stockholders’ Representative is authorized, in his sole discretion, to comply with final, nonappealable Orders or decisions issued or process entered by any Court or arbitrator with respect to the Escrow Fund in connection with the Escrow Contributors. If any portion of the Escrow Fund is disbursed to the Stockholders’ Representative and is at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any order, writ, injunction, judgment or decree (collectively, an “Order”), or in case any Order shall be made or entered by any Court affecting such property or any part thereof, then and in any such event, the Stockholders’ Representative is authorized, in his sole discretion, but in good faith, to rely upon and comply with any such Order which he is advised by legal counsel selected by him is binding upon him without the need for appeal or other action; and if the Stockholders’ Representative complies with any such Order, he shall not be liable to any Company Stockholder by reason of such compliance even though such Order may be subsequently reversed, modified, annulled, set aside or vacated.

(j) Adoption by Company Stockholders. In the event that this Agreement is adopted by the stockholders of the Company, then all such stockholders of the Company shall, without any further act of any stockholder of the Company, be deemed to have consented to and approved (i) the use of the Escrow Fund as collateral to secure the rights of the Parent Indemnitees under Section 9 and the Stockholders’ Representative and his Representatives under this Section 10.1, in each case in the manner set forth herein and in the Escrow Agreement; (ii) the appointment of the Stockholders’ Representative as the representative under this Agreement and the Escrow Agreement and as the attorney-in-fact and agent for and on behalf of each such Person (other than holders of Dissenting Shares); and (iii) the reimbursement and indemnification of the Stockholders’ Representative by the stockholders of the Company as contemplated herein and by the Escrow Agreement.

(k) Stockholders’ Representative Reserve. At or prior to the Closing, the Company shall deposit cash in the amount of $100,000 (together with any earnings thereon, the “Stockholders’ Representative Reserve”) into a separate account at a United States financial institution designated by the Stockholders’ Representative, provided that such deposit shall be insured by the Federal Deposit Insurance Corporation and, provided, further, that such account shall inure to the benefit of any successor Stockholders’ Representative hereunder. The

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Stockholders’ Representative may in his sole discretion apply the Stockholders’ Representative Reserve to defray, offset, pay or reimburse any charges, fees, costs, taxes, liabilities or expenses of the Stockholders’ Representative incurred in his capacity as Stockholders’ Representative under this Agreement or the Escrow Agreement, including fees of accountants and legal counsel, and to pay any indemnification amounts pursuant to Section 10.1(d). When the Stockholders’ Representative determines, in his sole discretion, that the Stockholders’ Representative Reserve is no longer necessary to assure the full payment of all amounts set forth in the sentence next preceding, the Stockholders’ Representative shall (i) if there was a Final Company Working Capital Deficit Amount, distribute or cause to be distributed (with the costs of such distribution to be paid from the Stockholders’ Representative Reserve) to each Company Stockholder who held any shares of Company Capital Stock immediately prior to the Closing its Pro Rata Share of the remaining Stockholders’ Representative Reserve and (ii) if there was not a Final Company Working Capital Deficit Amount, distribute or cause to be distributed (with the costs of such distribution to be paid from the Stockholders’ Representative Reserve) to Parent the remaining Stockholders’ Representative Reserve.

(l) Successors. If the Stockholders’ Representative shall die, become disabled, resign or otherwise be unable to fulfill his responsibilities hereunder, a Majority in Interest of the Company Stockholders shall appoint a new Stockholders’ Representative as soon as reasonably practicable by written consent by sending notice and a copy of the duly executed written consent appointing such new Stockholders’ Representative to Parent and the Escrow Agent. Such appointment will be effective upon the later of the date indicated in the consent or the date such consent is received by Parent and the Escrow Agent. The parties hereto and each Indemnified Party shall stay any proceedings under or pursuant to Section 9 pending the appointment of a successor Stockholders’ Representative. If the Majority in Interest shall not have appointed a successor Stockholders’ Representative within 20 days after receipt of notice of the death, disability, resignation or other termination of the Stockholders’ Representative, Parent or the Surviving Corporation may petition any court of competent jurisdiction for the appointment of either (i) a Company Stockholder holding not less than 1% of the outstanding shares of Company Capital Stock immediately prior to the Closing, or (ii) an officer or director of the Company immediately prior to the Closing, as the successor Stockholders’ Representative or for other appropriate relief, and any such resulting appointment shall be binding upon all Company Stockholders, all parties hereto and all beneficiaries hereof. Any successor Stockholders’ Representative shall accept his appointment, and such appointment shall become effective upon such successor executing and delivering to Parent and the Escrow Agent counterpart signature pages to this Agreement and the Escrow Agreement.

10.2 Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

10.3 Fees and Expenses. Subject to the terms and conditions set forth herein, each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by such party in connection with or by virtue of (a) the investigation and review conducted by

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Parent and its Representatives with respect to the Company’s business (and the furnishing of information to Parent and its Representatives in connection with such investigation and review), (b) the investigation and review conducted by the Company and its Representatives with respect to Parent’s business (and the furnishing of information to Parent and its Representatives in connection with such investigation and review), (c) the negotiation, preparation and review of this Agreement (including the Company Disclosure Schedule and Parent Disclosure Schedule) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement, (d) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, and the obtaining of any Consent required to be obtained in connection with any of such transactions, and (e) the consummation of the Merger.

10.4 Attorneys’ Fees. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

10.5 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to Parent:

Entropic Communications, Inc.

9276 Scranton Road, Suite 200

San Diego, CA 92121

Attention: Chief Executive Officer

Fax: (858) 546-2409

With a copy to:

Cooley Godward Kronish LLP

4401 Eastgate Mall

San Diego, CA 92121-1909

Attention: Lance Bridges, Esq.

Fax: (858) 550-6420

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if to the Company:

RF Magic, Inc.

Attn: Mark Foley

10182 Telesis Court, 4th Floor

San Diego, CA 92121

Fax: (858) 546-2430

with a copy to:

Sheppard, Mullin, Richter & Hampton LLP

12275 El Camino Real, Suite 200

San Diego, CA 92130

Fax: (858) 509-3691

Attn: John J. Hentrich, Esq. and John D. Tishler, Esq.

if to the Stockholders’ Representative:

Mark Foley

RF Magic, Inc.

10182 Telesis Court, 4th Floor

San Diego, CA 92121

Fax: (858) 546-2430

10.6 Time of the Essence. Time is of the essence of this Agreement.

10.7 Headings. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

10.8 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

10.9 Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws).

10.10 Successors and Assigns. This Agreement shall be binding upon: the Company and its successors and assigns (if any); Parent and its successors and assigns (if any); and Merger Sub and its successors and assigns (if any). This Agreement shall inure to the benefit of: the Company; the Company Stockholders (to the extent set forth in Section 1.5); the holders of assumed Company Options and Company Warrants (to the extent set forth in Section 1.6 and Section 1.7); Parent; Merger Sub; the other Parent Indemnitees (subject to Section 9.12); and the respective successors and assigns (if any) of the foregoing. Neither this Agreement nor any of a party’s rights or obligations hereunder may be assigned or delegated by either the Company or Parent without the prior written consent of Parent or the Company, as applicable, and any attempted assignment or delegation of this Agreement or any of such rights or

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obligations by such party without the other party’s prior written consent shall be void and of no effect; provided, however, that following the Closing Date, Parent and the Surviving Corporation may assign this Agreement to any successor by reason or merger, reorganization, sale of all or substantially all of the assets, change of control or operation of law without the prior written consent of the other parties to this Agreement.

10.11 Arbitration.

(a) Each party is required to notify the other parties, in writing, of any dispute, claim, or controversy arising out of this Agreement. As to disputes related to indemnification, the parties shall provide written notice in accordance with Section 9.10. As to all other disputes, the parties shall provide notice in the form of a written description of the basis for the dispute and the remedy sought, delivered in accordance with Section 10.6. If, within thirty days after delivery of the notice, the parties are unable to resolve the dispute, then any party may submit the dispute to binding arbitration.

(b) Any dispute, claim, or controversy arising out of this Agreement which cannot be resolved by the parties, including but not limited to Indemnification Demands made pursuant to Section 9.10, shall be determined by binding arbitration conducted by one arbitrator and administered by Judicate West, pursuant to the American Arbitration Association Commercial Arbitration Rules then in effect except to the extent those Rules conflict with any provision of this section. If, within thirty days after submission of any dispute to arbitration, the parties cannot mutually agree on one Judicate West arbitrator, then the parties shall arrange for Judicate West to designate a single arbitrator according to the process set forth in the American Arbitration Association Commercial Arbitration Rules.

(c) Any such arbitration shall be held in San Diego, California. The arbitrator shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator, to discover relevant information from the opposing parties about the subject matter of the dispute. In an arbitration regarding an Indemnification Demand, the decision of the arbitrator as to the validity and amount of any indemnification claim in such Indemnification Demand shall be subject to the limitations set forth in this Agreement and final, binding, and conclusive upon the parties. In an arbitration to resolve any other dispute, claim, or controversy arising out of this Agreement, the decision of the arbitrator shall be final, binding, and conclusive upon the parties.

(d) The decision of the arbitrator shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator. As part of such award, the prevailing party (as determined by the arbitrator) shall be awarded legal fees and expenses incurred in conjunction with the dispute and the losing party shall be required to pay the arbitrator’s fees and the administrative fee of Judicate West. All payments required by the decision of the arbitrator shall be made within thirty days after the decision of the arbitrator is rendered. Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction.

(e) The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened

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breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.

10.12 Waiver.

(a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.13 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

10.14 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

10.15 Parties in Interest. Except for the provisions of Sections 1.5, 1.6, 1.7 and 9, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

10.16 Entire Agreement. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof; provided, however, that the

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confidentiality provisions set forth in paragraph 7 of the Letter of Intent shall not be superseded by this Agreement and shall remain in effect in accordance with its terms until the earlier of (a) the Effective Time, or (b) the date on which such provision terminates pursuant to the Letter of Intent. All information contained (i) herein and (ii) in the Company Disclosure Schedule and Parent Disclosure Schedule shall be deemed to be “Confidential Information” (as defined and subject to the exceptions contained in the Letter of Intent).

10.17 Conflict of Interest. If the Stockholders’ Representative so desires, acting on behalf of the Company Stockholders and without the need for any consent or waiver by the Company or Parent, Sheppard, Mullin, Richter & Hampton LLP (“SMRH”) shall be permitted to represent the Company Stockholders after the Closing in connection with any matter, including without limitation anything related to the transactions contemplated by this Agreement any other agreements referenced herein or any disagreement or dispute relating thereto. Without limiting the generality of the foregoing, after the Closing, SMRH shall be permitted to represent the Company Stockholders, any of their agents and affiliates, or any one or more of them, in connection with any negotiation, transaction or dispute (“dispute”) includes litigation, arbitration or other adversary proceeding) with Parent, the Company or any of their agents or affiliates under or relating to this Agreement, any transaction contemplated by this Agreement, and any related matter, such as claims or disputes arising under other agreements entered into in connection with this Agreement. Upon and after the Closing, the Company shall cease to have any attorney-client relationship with SMRH, unless and to the extent SMRH is specifically engaged in writing by the Company to represent the Company after Closing and either such engagement involves no conflict of interest with respect to the Company Stockholders or the Stockholders’ Representative consents in writing at the time to such engagement. Any such representation of the Company by SMRH after the Closing shall not affect the foregoing provisions hereof. For example, and not by way of limitation, even if SMRH is representing the Company after the Closing, SMRH shall be permitted simultaneously to represent the Company Stockholders in any matter, including any disagreement or dispute relating hereto. Furthermore, SMRH shall be permitted to withdraw from any representation of the Company in order to be able to represent or continue so representing the Company Stockholders, even if such withdrawal causes the Company or Parent additional legal expense (such as to bring new counsel “up to speed”), delay or other prejudice. Except with the consent of the Stockholders’ Representative, neither Parent nor the Surviving Corporation, nor any Person purporting to act on behalf of or through Parent or the Surviving Corporation, will seek to obtain attorney-client privileged communications among the Company and its Representatives and SMRH related to the Merger between the period of January 1, 2007 and the Effective Time.

10.18 Intentionally Omitted.

10.19 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

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(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

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The parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

ENTROPIC COMMUNICATIONS, INC.
a Delaware corporation

By:	/s/ Patrick Henry
Patrick Henry
President and Chief Executive Officer

RAPTOR ACQUISITION SUB, INC.
a Delaware corporation

By:	/s/ Patrick Henry
Patrick Henry
President

RF MAGIC, INC.,
a Delaware corporation

By:	/s/ Mark Foley
Mark Foley
President and Chief Executive Officer

STOCKHOLDERS’ REPRESENTATIVE,

By:	/s/ Mark Foley
Mark Foley

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EXHIBITS

Exhibit A	Certain Definitions

Exhibit B	List of Stockholders Signing Voting Agreements

Exhibit C	Form of Company Voting Agreement

Exhibit D	Form of Parent Voting Agreement

Exhibit E	List of Stockholders Signing Noncompetition Agreements and Employment Offer Letters

Exhibit F	Form of Noncompetition Agreement

Exhibit G	Company Proprietary Information and Invention Assignment Agreement

Exhibit H	Parent Proprietary Information and Invention Assignment Agreement

Exhibit I	Parent Charter Amendment

Exhibit J	280G Waiver

Exhibit K	Form of Affiliate Agreement

Exhibit L	Company Stockholders Signing Affiliate Agreements

Exhibit M	Form of Escrow Agreement

Exhibit N	Form of Offer Letter

Exhibit O	Form of Release

Exhibit P	Persons Signing Releases

Exhibit Q	Company Counsel Legal Opinion

Exhibit R	Parent Counsel Legal Opinion

Exhibit S	Company Disclosure Schedule

Exhibit T	Projected Working Capital

Exhibit U	Parent Disclosure Schedule

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EXHIBIT A

CERTAIN DEFINITIONS

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

280G Waiver. “280G Waiver” shall mean the 280G Waiver in the form attached as Exhibit J hereto.

Acquisition Proposal. “Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal made or submitted by Parent) contemplating or otherwise relating to any Acquisition Transaction.

Acquisition Transaction. “Acquisition Transaction” shall mean any transaction (except for Parent’s initial public offering of Parent Common Stock) involving:

(a) the sale, license, disposition or acquisition of all or a substantial portion of the Company’s or Parent’s, as applicable, or any of its subsidiary’s business or assets;

(b) any purchase from the Company or Parent, as applicable, by any Person of more than a fifty percent (50%) interest in the total outstanding voting securities of the Company or Parent, as applicable, or any of its subsidiaries or any transaction in which the stockholders of the Company or Parent, as applicable, immediately preceding such transaction hold, directly or indirectly, less than fifty percent (50%) of the equity interests in the surviving or resulting entity of such transaction or in any parent entity immediately following such transaction; or

(c) any merger, consolidation, business combination, reorganization or similar transaction involving the Company or Parent, as applicable.

Aggregate Merger Consideration. “Aggregate Merger Consideration” shall mean the aggregate number of shares of Parent Common Stock and Parent Series D Preferred Stock (on an as converted basis) issuable, pursuant to Sections 1.5, 1.6 and 1.7 to holders of Company Common Stock outstanding immediately prior to the Effective Time, holders of Company Preferred Stock outstanding immediately prior to the Effective Time, holders of Company Common Warrants (assuming full exercise of all Company Common Warrants) outstanding immediately prior to the Effective Time, holders of Company Preferred Warrants (assuming full exercise of all Company Preferred Warrants) outstanding immediately prior to the Effective Time, holders of Company Options (assuming full vesting and exercise of all Company Options) outstanding immediately prior to the Effective Time and Company Options unissued but available for issuance pursuant to the Company Option Plan immediately prior to the Effective Time, in each case, prior to any contributions to the Escrow Fund and adjustments pursuant to Section 1.13.

Agreed Portion. “Agreed Portion” shall have the meaning set forth in Section 9.10 of the Agreement.

Agreement. “Agreement” shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached (including the Company Disclosure Schedule and Parent Disclosure Schedule), as it may be amended from time to time.

1.

Agreement Conversion Price. “Agreement Conversion Price” shall mean $2.00, adjusted as appropriate to reflect any stock split, reverse stock split, stock dividend or similar transaction effected by Parent after the Closing Date; provided, however, for purposes of Sections 9 and 10 of the Agreement and of the Escrow Agreement, after a Qualified IPO, “Agreement Conversion Price” shall mean the volume weighted average price of one share of Parent Common Stock as reported by the exchange on which the Parent Common Stock is then trading, during the thirty (30) trading days prior to the date of the determination.

Asserted Damages Amount. “Asserted Damages Amount” shall have the meaning set forth in Section 9.10 of the Agreement.

California Commissioner. “California Commissioner” shall have the meaning set forth in Section 5.2 of the Agreement.

Certificate of Merger. “Certificate of Merger” shall have the meaning set forth in Section 1.3 to the Agreement.

CGCL. “CGCL” shall mean the California General Corporation Law.

Closing. “Closing” shall have the meaning set forth in Section 1.3 to the Agreement.

Closing Company Fully Diluted Number. “Closing Company Fully Diluted Number” shall mean the aggregate of (i) Company Preferred Stock (on an as converted to Company Common Stock basis) outstanding immediately prior to the Effective Time, (ii) Company Common Stock outstanding immediately prior to the Effective Time, (iii) Company Preferred Stock (on an as converted to Company Common Stock basis) issuable upon exercise of Company Preferred Warrants outstanding immediately prior to the Effective Time (assuming full exercise of Company Preferred Warrants), (iv) Company Common Stock issuable upon exercise of Company Common Warrants outstanding immediately prior to the Effective Time (assuming full exercise of Company Common Warrants) and (v) Company Common Stock reserved for issuance under the Company Option Plan immediately prior to the Effective Time.

Closing Company Parent Share Number. “Closing Company Parent Share Number” shall mean the product of (a) 34 divided by 66, multiplied by (b) the Closing Parent Fully Diluted Number.

Closing Company Schedule. “Closing Company Schedule” shall have the meaning set forth in Section 1.13 of the Agreement.

Closing Date. “Closing Date” shall have the meaning set forth in Section 1.3 of the Agreement.

Closing Date Company Balance Sheet. “Closing Date Company Balance Sheet” shall have the meaning set forth in Section 1.13(c) of the Agreement.

Closing Date Company Transaction Expense Amount. “Closing Date Company Transaction Expense Amount” shall mean all fees, costs and expenses of the legal advisor to the Company that have been incurred or that are incurred (whether prior to the date of the Agreement, during the Pre-Closing Period or, pursuant to the direction of the Persons who were Representatives of the Company before the Effective Time, at or after the Effective Time) by or on behalf of the Company relating directly or indirectly to, or arising from or in connection with, the transactions contemplated by the Agreement.

2.

Closing Date Parent Balance Sheet. “Closing Date Parent Balance Sheet” shall have the meaning set forth in Section 1.13(c) of the Agreement.

Closing Date Parent Transaction Expense Amount. “Closing Date Parent Transaction Expense Amount” shall mean all fees, costs and expenses of the legal advisors to Parent that have been incurred or that are incurred (whether prior to the date of the Agreement, during the Pre-Closing Period) by or on behalf of Parent relating directly or indirectly to, or arising from or in connection with, the transactions contemplated by the Agreement.

Closing Date Stockholder Liability Amount. “Closing Date Stockholder Liability Amount” shall mean the total Liabilities of the Company to holders of Company equity.

Closing Parent Fully Diluted Number. “Closing Parent Fully Diluted Number” shall mean the aggregate of (i) Parent Preferred Stock (on an as converted to Parent Common Stock basis) outstanding immediately prior to the Effective Time, (ii) Parent Common Stock outstanding immediately prior to the Effective Time, (iii) Parent Preferred Stock (on an as converted to Parent Common Stock basis) issuable upon exercise of each warrant to purchase Parent Preferred Stock that is outstanding immediately prior to the Effective Time (assuming full exercise of such warrants), (iv) Parent Common Stock issuable upon exercise of each warrant to purchase Parent Common Stock that is outstanding immediately prior to the Effective Time (assuming full exercise of such warrants), (v) Parent Common Stock reserved for issuance under the Parent Option Plan immediately prior to the Effective Time and (vi) if Parent has not consummated the acquisition of Arabella Software Ltd. contemplated by that certain Agreement and Plan of Merger and Reorganization dated February 28, 2007 and providing that such agreement has not been terminated prior to the Closing Date, 1,300,000 shares of Parent Common Stock.

Closing Parent Schedule. “Closing Parent Schedule” shall have the meaning set forth in Section 1.13 of the Agreement.

Closing Payment Schedule. “Closing Payment Schedule” shall have the meaning set forth in Section 6.6(o) of the Agreement.

Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.

Common Stock Escrow Shares. “Common Stock Escrow Shares” shall mean the aggregate number of shares of Parent Common Stock withheld and placed in the Escrow Fund on behalf of Company Common Stockholders pursuant to Section 1.5 of the Agreement.

Company. “Company” shall have the meaning set forth in the introductory paragraph to the Agreement.

Company Acknowledgments of Payment and Release. “Company Acknowledgments of Payment and Release” shall have the meaning set forth in Section 4.6 of the Agreement.

3.

Company Affiliate. “Company Affiliate” shall mean any Person under common control with the Company within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.

Company Associate. “Company Associate” shall mean any current or former officer or other employee, or current or former independent contractor, consultant or director, of or to any of the Company or any Company Subsidiary.

Company Balance Sheet. “Company Balance Sheet” shall have the meaning set forth in Section 2.8 of the Agreement.

Company Capital Stock. “Company Capital Stock” shall mean the Company Common Stock and the Company Preferred Stock.

Company Capital Stock Right. “Company Capital Stock Right” shall have the meaning set forth in Section 2.2(e) of the Agreement.

Company Charter Amendment. “Company Charter Amendment” shall have the meaning set forth in Section 5.3(c) of the Agreement.

Company Charter Documents. “Company Charter Documents” shall have the meaning set forth in Section 2.1 of the Agreement.

Company Charter Vote Requirement. “Company Charter Vote Requirement” shall have the meaning set forth in Section 5.3(d) of the Agreement.

Company Closing Certificate. “Company Closing Certificate” shall have the meaning set forth in Section 6.6 of the Agreement.

Company Common Stock. “Company Common Stock” means the Company’s common stock, par value $0.001 per share.

Company Common Stock Ratio. “Company Common Stock Ratio” shall mean the quotient of (a) the Company Common Stock outstanding immediately prior to the Effective Time divided by (b) the sum of the Company Preferred Stock outstanding immediately prior to the Effective Time and the Company Common Stock outstanding immediately prior to the Effective Time.

Company Common Stockholder. “Company Common Stockholder” shall mean a holder of the Company Common Stock.

Company Common Warrant. “Company Common Warrant” shall have the meaning set forth in Section 1.7 of the Agreement.

Company Contract. “Company Contract” shall mean any Contract: (a) to which the Company or its subsidiaries are a Party, (b) by which the Company (or its subsidiaries’) or any of the Company’s (or its subsidiaries’) assets is or may become bound or under which the Company is (or its subsidiaries are), or may become subject to, any obligation, or (c) under which the Company has (or its subsidiaries have) or may acquire any right or interest.

4.

Company Counsel. “Company Counsel” shall mean Sheppard, Mullin, Richter & Hampton LLP.

Company Disclosure Schedule. “Company Disclosure Schedule” shall mean the schedule (dated as of the date of the Agreement) delivered to Parent on behalf of the Company and attached to the Agreement as Exhibit S.

Company Dissenting Shares. “Company Dissenting Shares” shall have the meaning set forth in Section 1.10 of the Agreement.

Company Employee. “Company Employee” shall mean any current or former employee, independent contractor or director of the Company or any Company Subsidiary.

Company Employee Agreement. “Company Employee Agreement” shall mean each management, employment, severance, consulting, relocation, repatriation or expatriation agreement or other Contract between the Company or any Company Subsidiary and any Company Employee, other than any such management, employment, severance, consulting, relocation, repatriation or expatriation agreement or other Contract with a Company Employee which is terminable “at will” without any obligation on the part of the Company or any Company Affiliate to make any payments or provide any benefits in connection with such termination.

Company Employee Plan. “Company Employee Plan” shall mean any plan, program, policy, practice, Contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits, pension plan, retirement or early retirement plan or provident fund, or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan), that is or has been maintained, contributed to, or required to be contributed to, by the Company or any Company Affiliate for the benefit of any Company Employee, or with respect to which the Company or any Company Affiliate has or may have any liability or obligation, except such definition shall not include any Company Employee Agreement.

Company Expiration Date. “Company Expiration Date” shall have the meaning set forth in Section 9.1(a) of the Agreement.

Company Financial Statements. “Company Financial Statements” shall have the meaning set forth in Section 2.8 of the Agreement.

Company IP. “Company IP” shall mean (a) all Intellectual Property Rights in or pertaining to the Company Products or methods or processes used to manufacture the Company Products, and (b) all other Intellectual Property Rights owned by or exclusively licensed to the Company and the Company Subsidiaries.

Company Material Contract. “Company Material Contract” shall have the meaning set forth in Section 2.14 of the Agreement.

Company Objection Notice. “Company Objection Notice” shall have the meaning set forth in Section 1.13(e) of the Agreement.

5.

Company Option. “Company Option” shall have the meaning set forth in Section 1.6 of the Agreement.

Company Option Plan. “Company Option Plan” shall mean the RF Magic, Inc. 2000 Incentive Stock Plan and the RF Magic, Inc. (France) 2000 Incentive Stock Plan.

Company Option Pool Amendment. “Company Option Pool Amendment” shall have the meaning set forth in Section 5.3(c) of the Agreement.

Company Payment Schedule. “Closing Payment Schedule” shall have the meaning set forth in Section 6.6 of the Agreement.

Company Preferred Stock. “Company Preferred Stock” shall mean the Company’s preferred stock, including the Company Series A Preferred Stock, the Company Series B Preferred Stock and the Company Series C Preferred Stock.

Company Preferred Stock Ratio. “Company Preferred Stock Ratio” shall mean the quotient of (a) the Company Preferred Stock outstanding immediately prior to the Effective Time divided by (b) the sum of the Company Preferred Stock outstanding immediately prior to the Effective Time and the Company Common Stock outstanding immediately prior to the Effective Time.

Company Preferred Stockholder. “Company Preferred Stockholder” shall mean a holder of the Company Preferred Stock.

Company Preferred Warrant. “Company Preferred Warrant” shall have the meaning set forth in Section 1.7 of the Agreement.

Company Product. “Company Product” shall mean any product or service designed, developed, manufactured, or exclusively licensed at any time by the Company or the Company Subsidiaries.

Company Related Parties. “Company Related Parties” shall have the meaning set forth in Section 2.20 of the Agreement.

Company Required Stockholder Vote. “Company Required Stockholder Vote” shall have the meaning specified in Section 2.3(b) of the Agreement.

Company Series A Preferred Stock. “Company Series A Preferred Stock” means the Company’s Series A Preferred Stock, par value $0.001 per share.

Company Series B Preferred Stock. “Company Series B Preferred Stock” means the Company’s Series B Preferred Stock, par value $0.001 per share.

Company Series C Preferred Stock. “Company Series C Preferred Stock” means the Company’s Series C Preferred Stock, par value $0.001 per share.

Company Software. “Company Software” shall have the meaning set forth in Section 2.12(g) of the Agreement.

6.

Company Stock Certificate. “Company Stock Certificate” shall have the meaning set forth in Section 1.8 of the Agreement.

Company Stockholder. “Company Stockholder” shall mean a holder of Company Common Stock or Company Preferred Stock.

Company Subsidiaries. “Company Subsidiaries” shall have the meaning set forth in Section 2.4 of the Agreement.

Company Warrant. “Company Warrant” shall mean a Company Common Warrant or a Company Preferred Warrant, as applicable, and “Company Warrants” shall mean all Company Common Warrants and Company Preferred Warrants.

Company Working Capital. “Company Working Capital” shall mean the Working Capital of the Company on a specified date; provided, that Company Working Capital shall be adjusted upwards for the amount of any Closing Date Company Transaction Expense Amount.

Company Working Capital Deficit Adjustment. “Company Working Capital Deficit Adjustment” shall be equal to the amount by which the Final Company Working Capital Deficit Amount exceeds the Estimated Company Working Capital Deficit Amount, if any.

Company Working Capital Deficit Amount. “Company Working Capital Deficit Amount” shall mean the aggregate absolute amount by which Company Working Capital, as of the Closing Date, is less than the Company Working Capital Projection, provided, however, that in the event that Company Working Capital, as of the Closing Date, is greater than or equal to the Company Working Capital Projection, the Company Working Capital Deficit Amount shall equal zero.

Company Working Capital Pro Rated Projection. “Company Working Capital Pro Rated Projection” shall be equal to the product of:

(i) (a) the difference of (I) the projected Company Working Capital for the last day of the calendar month in which the Closing Date occurs (as set forth in Exhibit T to the Agreement) minus (II) the projected Company Working Capital for the last day of the calendar month immediately preceding the calendar month in which the Closing Date occurs (as set forth in Exhibit T to the Agreement); divided by (b) the number of days between the two month ends described in clauses (I) and (II);

multiplied by

(ii) the number of days elapsed from (but not including) the last day of the calendar month immediately preceding the calendar month in which the Closing Date occurs to (and including) the Closing Date.

Company Working Capital Projection. “Company Working Capital Projection” shall be equal to, (i) if the Closing Date is the last calendar day of a calendar month, the projected Company Working Capital for such day set forth in Exhibit T to the Agreement, and (ii) if the Closing Date is other than the last calendar day of a calendar month, the sum of (a) the projected Company Working Capital for the last day of the calendar month preceding the calendar month in which the Closing Date occurs and (b) the Company Working Capital Pro Rated Projection.

7.

Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contract. “Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

Current Assets. “Current Assets” shall mean the aggregate amount of the accounts receivable, short-term investments, inventory and prepaid and other current assets of the (including cash and cash equivalents).

Current Liabilities. “Current Liabilities” shall mean the accounts payable and accrued liabilities (including the short-term portion of capitalized leases and long-term liabilities and accruals for doubtful accounts).

Damages. “Damages” shall include any loss, damage, injury, decline in value, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys’ fees), charge, cost (including costs of investigation) or expense of any nature.

Deemed Estimated Company Working Capital Deficit Amount. “Deemed Estimated Company Working Capital Deficit Amount” shall mean the Estimated Company Working Capital Deficit Amount divided by the Agreement Conversion Price.

Deemed Estimated Parent Working Capital Deficit Amount. “Deemed Estimated Parent Working Capital Deficit Amount” shall mean the Estimated Parent Working Capital Deficit Amount divided by the Agreement Conversion Price.

Defense Conditions. “Defense Conditions” shall have the meaning set forth in Section 9.9(f).

Description of Company Variances. “Description of Company Variances” shall have the meaning set forth in Section 1.13(f) of the Agreement.

Description of Parent Variances. “Description of Parent Variances” shall have the meaning set forth in Section 1.13(g) of the Agreement.

DGCL. “DGCL” shall mean the Delaware General Corporation Law.

DOL. “DOL” shall mean the United States Department of Labor.

Effective Time. “Effective Time” shall have the meaning set forth in Section 1.3 to the Agreement.

Eligible Stock Option. “Eligible Stock Option” shall mean any Company Stock Option other than (a) a French Stock Option for which a Put-Call Agreement is not in place, as described in Section 1.6(b), and (b) Company Stock Options issued to residents of the United Kingdom and Taiwan that Parent shall not be obligated to assume pursuant to Section 1.6(c).

Encumbrance. “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first

8.

refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

Escrow Cash. “Escrow Cash” shall mean the proceeds from the sale of the Escrow Shares pursuant to Section 12 of the Escrow Agreement.

Escrow Contributors. “Escrow Contributors” shall mean the holders of Company Common Stock, Company Series A Preferred Stock, Company Series B Preferred Stock and Company Series C Preferred Stock on whose behalf any amounts have been or are required to be contributed to the Escrow Fund in accordance with Section 1.5 and 1.13 of the Agreement.

Escrow Fund. “Escrow Fund” shall mean the escrow fund established pursuant to the Escrow Agreement.

Escrow Percentage. “Escrow Percentage” shall mean 15%.

Escrow Shares. “Escrow Shares” shall mean the sum of the Common Stock Escrow Shares and the Preferred Stock Escrow Shares.

Estimated Company Working Capital Deficit Amount. “Estimated Company Working Capital Deficit Amount” shall have the meaning set forth in Section 1.13 of the Agreement.

Estimated Parent Working Capital Deficit Amount. “Estimated Parent Working Capital Deficit Amount” shall have the meaning set forth in Section 1.13 of the Agreement.

Excess Company Transaction Expense Amount. “Excess Company Transaction Expense Amount” shall mean the quotient of (i) the amount by which the Closing Date Company Transaction Expense Amount exceeds $350,000, if any, divided by (ii) the Agreement Conversion Price.

Excess Parent Transaction Expense Amount. “Excess Parent Transaction Expense Amount” shall mean the quotient of (i) the amount by which the Closing Date Parent Transaction Expense Amount exceeds $350,000, if any, divided by (ii) the Agreement Conversion Price.

Exchange Ratio. “Exchange Ratio” shall mean (a) (A) the Closing Company Parent Share Number minus (B) the Deemed Estimated Company Working Capital Deficit Amount and the Excess Company Transaction Expense Amount, if any, plus (C) the Deemed Estimated Parent Working Capital Deficit Amount and the Excess Parent Transaction Expense Amount, if any; divided by (b) the Closing Company Fully Diluted Number.

9.

Fairness Approval. “Fairness Approval” shall have the meaning set forth in Section 5.2 of the Agreement.

Fairness Hearing. “Fairness Hearing” shall have the meaning set forth in Section 5.2 of the Agreement.

Final Company Working Capital Deficit. “Final Company Working Capital Deficit” shall have the meaning set forth in Section 1.13(j) of the Agreement.

Final Parent Working Capital Deficit. “Final Parent Working Capital Deficit” shall have the meaning set forth in Section 1.13(j) of the Agreement.

French Stock Option. “French Stock Option” shall mean a Company Stock Option issued pursuant to the RF Magic, Inc. (France) 2000 Incentive Stock Plan.

GAAP. “GAAP” shall have the meaning set forth in Section 2.8 of the Agreement.

Government Contract. “Government Contract” shall mean any prime contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Governmental Body or any prime contractor or higher-tier subcontractor, or under which any Governmental Body or any such prime contractor or subcontractor otherwise has or may acquire any right or interest.

Governmental Authorization. “Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

Governmental Body. “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

Indemnification Demand. “Indemnification Demand” shall have the meaning set forth in Section 9.10 of the Agreement

Indemnified Party. “Indemnified Party” shall have the meaning set forth in Section 9.10 of the Agreement

Indemnifying Party Election. “Indemnifying Party Election” shall have the meaning set forth in Section 9.9(b) of the Agreement.

Information Statement. “Information Statement” shall have the meaning set forth in Section 5.3(a) of the Agreement.

10.

Intellectual Property. “Intellectual Property” shall mean and include all algorithms, application programming interfaces, apparatus, chemical compositions or structures, circuit designs and assemblies, databases and data collections, diagrams, formulae, gate arrays, IP cores, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, network configurations and architectures, net lists, photomasks, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form including source code and executable or object code), subroutines, test results, test vectors, user interfaces, techniques, URLs, web sites, works of authorship, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing such as instruction manuals, laboratory notebooks, prototypes, samples, studies, and summaries).

Intellectual Property Rights. “Intellectual Property Rights” shall mean and include all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, and mask works; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patents and industrial property rights; and (e) all registrations, renewals, extensions, continuations, divisions, or reissues of, and applications for, any of the rights referred to in clauses (a) through (d) above.

IRS. “IRS” shall mean the United States Internal Revenue Service.

Knowledge. “Knowledge” shall mean, with respect to any fact, circumstance, event or other matter in question, the actual knowledge of such fact, circumstance, event or other matter in question of, (A) with respect to the Company, Dean Barnat, Stephen Blake, Mark Foley, Dale L. Hancock, David B. Lyle, Branislav Petrovic, Gordon Schenk, Angelo S. Stephano, Frank Finnerty, Alan Heim, Kathy White, and Kathleen Cahill and (B) with respect to Parent or Merger Sub, Andre Chartrand, John Graham, Patrick Henry, Michael Economy, Tim Pappas, Kurt Noyes, Anton Monk, Phil Zouris, Lynda Woodley, and Kathleen Murphy.

Legal Proceeding. “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Legal Requirement. “Legal Requirement” shall mean any applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

Letter of Intent. “Letter of Intent” shall mean the letter of intent dated March 16, 2006, by and between Parent and the Company.

Liability. “Liability” shall mean any liability or obligation of whatever kind of nature (whether known of unknown, whether asserted or unasserted, whether absolute or contingent, whether assured or unassured, whether liquidated or unliquidated, and whether due or to become due).

11.

Long-Term Liabilities. “Long-Term Liabilities” shall mean liabilities that are due to be paid in more than one year.

Material Adverse Effect. A violation or other matter will be deemed to have a “Material Adverse Effect” on the Person if such violation or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement but for the presence of “Material Adverse Effect” or other materiality qualifications, or any similar qualifications, in such representations and warranties) would have a material adverse effect on the Person’s business, condition, assets, intellectual property, liabilities, operations or financial performance; provided, however, that none of the following (individually or in combination) shall be deemed to constitute, or shall be taken into account in determining whether there has been or would be, a Material Adverse Effect: (i) any change, event, violation, inaccuracy, circumstance or effect (each, an “Effect”) resulting from general business or economic conditions in the United States to the extent such Effect does not disproportionately affect such entity; (ii) any Effect resulting from conditions generally affecting the industry in which such party operates to the extent such Effect does not disproportionately affect such entity; (iii) any Effect to the extent resulting from the announcement or pendency of the Merger; and (iv) any Effect resulting from the circumstances described in Section 2.9(a) of the Company Disclosure Schedule.

Merger. “Merger” shall have the meaning set forth in Recital A to the Agreement.

Merger Securities. “Merger Securities” shall have the meaning set forth in Section 3.18 of the Merger Agreement.

Merger Sub. “Merger Sub” shall have the meaning set forth in the introductory paragraph to the Agreement.

Neutral Auditor. “Neutral Auditor” shall have the meaning set forth in Section 1.13(i) of the Agreement.

Order. “Order” shall have the meaning set forth in Section 10.1.

Ordinary Course. “Ordinary Course” shall mean an action taken by a Person that does not require authorization by the board of directors or stockholders of such Person (or by any Person or group of Persons exercising similar authority) or any other separate or special authorization of any nature, and either (a) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to day operations of such Person; or (b) is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.

Parent. “Parent” shall have the meaning set forth in the introductory paragraph to the Agreement.

Parent Acknowledgments of Payment and Release. “Parent Acknowledgments of Payment and Release” shall have the meaning set forth in Section 4.6 of the Agreement.

12.

Parent Affiliate. “Parent Affiliate” shall mean any Person under common control with the Parent within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.

Parent Associate. “Parent Associate” shall mean any current or former officer or other employee, or current or former independent contractor, consultant or director, of or to any of Parent or the Parent Subsidiary.

Parent Balance Sheet. “Parent Balance Sheet” shall have the meaning set forth in Section 3.8 of the Agreement.

Parent Capital Stock. “Parent Capital Stock” shall have the meaning set forth in Section 3.2(e) of the Agreement.

Parent Charter Amendment. “Parent Charter Amendment” shall have the meaning set forth in Section 5.3(g) of the Agreement.

Parent Charter Documents. “Parent Charter Documents” shall have the meaning set forth in Section 3.1 of the Agreement.

Parent Closing Certificate. “Parent Closing Certificate” shall have the meaning set forth in Section 7.6(c) of the Agreement.

Parent Common Stock. “Parent Common Stock” means Parent’s common stock, par value $0.001 per share.

Parent Disclosure Schedule. “Parent Disclosure Schedule” shall mean the schedule (dated as of the date of the Agreement) delivered to the Company on behalf of Parent and the Merger Sub and attached to the Agreement as Exhibit U.

Parent Dissenting Shares. “Parent Dissenting Shares” shall have the meaning set forth in Section 1.11 of the Agreement.

Parent Employee. “Parent Employee” shall mean any current or former employee, independent contractor or director of Parent or the Parent Subsidiary.

Parent Employee Agreement. “Parent Employee Agreement” shall mean each management, employment, severance, consulting, relocation, repatriation or expatriation agreement or other Contract between Parent or the Parent Subsidiary and any Parent Employee, other than any such management, employment, severance, consulting, relocation, repatriation or expatriation agreement or other Contract with a Parent Employee which is terminable “at will” without any obligation on the part of Parent or the Parent Subsidiary to make any payments or provide any benefits in connection with such termination.

Parent Employee Plan. “Parent Employee Plan” shall mean any plan, program, policy, practice, Contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits, pension plan, retirement or early retirement plan or provident fund, or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether

13.

or not ERISA is applicable to such plan), that is or has been maintained, contributed to, or required to be contributed to, by Parent or any Parent Affiliate for the benefit of any Parent Employee, or with respect to which Parent or any Parent Affiliate has or may have any liability or obligation, except such definition shall not include any Parent Employee Agreement.

Parent Escrow Cap. “Parent Escrow Cap” shall mean the product of the aggregate number of Escrow Shares immediately following the Closing multiplied by $2.00, adjusted as appropriate to reflect any stock split, reverse stock split, stock dividend or similar transaction effected by Parent.

Parent Expiration Date. “Parent Expiration Date” shall have the meaning set forth in Section 9.1(a) of the Agreement.

Parent Financial Statements. “Parent Financial Statements” shall have the meaning set forth in Section 3.8 of the Agreement.

Parent Indemnitees. “Parent Indemnitees” shall mean the following Persons: (a) Parent; (b) Parent’s current and future affiliates (including the Surviving Corporation); (c) the respective Representatives of the Persons referred to in clauses “(a)” and “(b)” above; and (d) the respective successors and assigns of the Persons referred to in clauses “(a)”, “(b)” and “(c)” above.

Parent IP. “Parent IP” shall mean (a) all Intellectual Property Rights in or pertaining to the Parent Products or methods or processes used to manufacture the Parent Products, and (b) all other Intellectual Property Rights owned by or exclusively licensed to Parent and the Parent Subsidiary.

Parent Long-Term Liabilities. “Parent Long-Term Liabilities” shall mean the Long-Term Liabilities of Parent on a specified date.

Parent Material Contract. “Parent Material Contract” shall have the meaning set forth in Section 3.14 of the Agreement.

Parent Objection Notice. “Parent Objection Notice” shall have the meaning set forth in Section 1.13(e) of the Agreement.

Parent Option. “Parent Option” shall mean options to purchase Parent Common Stock.

Parent Option Plan. “Parent Option Plan” shall mea Parent’s 2001 Stock Option Plan.

Parent Option Pool Amendment. “Parent Option Pool Amendment” shall have the meaning set forth in Section 5.3(c) of the Agreement.

Parent Preferred Stock. “Parent Preferred Stock” shall mean Parent’s preferred stock, including the Parent Series A Preferred Stock, the Parent Series B Preferred Stock and the Parent Series C Preferred Stock.

Parent Product. “Parent Product” shall mean any product or service designed, developed, manufactured, or exclusively licensed at any time by Parent or the Parent Subsidiary.

14.

Parent Proposed Company Working Capital Deficit Amount. “Parent Proposed Company Working Capital Deficit Amount” shall have the meaning set forth in Section 1.13(c) of the Agreement.

Parent Proposed Parent Working Capital Deficit Amount. “Parent Proposed Parent Working Capital Deficit Amount” shall have the meaning set forth in Section 1.13(c) of the Agreement.

Parent Related Parties. “Parent Related Parties” shall have the meaning set forth in Section 3.20 of the Agreement.

Parent Required Stockholder Vote. “Parent Required Stockholder Vote” shall have the meaning set forth in Section 3.3(b) of the Agreement.

Parent Series A Preferred Stock. “Parent Series A Preferred Stock” means Parent’s Series A Preferred Stock, par value $0.001 per share.

Parent Series B Preferred Stock. “Parent Series B Preferred Stock” means Parent’s Series B Preferred Stock, par value $0.001 per share.

Parent Series C Preferred Stock. “Parent Series C Preferred Stock” means Parent’s Series C Preferred Stock, par value $0.001 per share.

Parent Series D Preferred Stock. “Parent Series D Preferred Stock” means the newly issued (a) Series D-1 Preferred Stock, par value $0.001 per share, of Parent, (b) Series D-2 Preferred Stock, par value $0.001 per share, of Parent and (c) Series D-3 Preferred Stock, par value $0.001 per share, of Parent.

Parent Software. “Parent Software” shall have the meaning set forth in Section 3.12(g) of the Agreement.

Parent Subsidiary. “Parent Subsidiary” shall have the meaning set forth in Section 3.4 of the Agreement.

Parent Warrants. “Parent Warrants” shall have the meaning set forth in Section 3.2(c) of the Agreement.

Parent Working Capital. “Parent Working Capital” shall mean the Working Capital of Parent on a specified date; provided, that Parent Working Capital shall be adjusted upwards for the amount of any Closing Date Parent Transaction Expense Amount.

Parent Working Capital Adjustment Shares. “Parent Working Capital Adjustment Shares” shall mean the aggregate number of shares of Parent D-1 Preferred Stock, Parent D-2 Preferred Stock, Parent D-3 Preferred Stock and Parent Common Stock equal to the quotient of (a) the Parent Working Capital Deficit Adjustment divided by (b) the Agreement Conversion Price.

Parent Working Capital Deficit Adjustment. “Parent Working Capital Deficit Adjustment” shall be equal to the amount by which the Final Parent Working Capital Deficit Amount exceeds the Estimated Parent Working Capital Deficit Amount, if any.

15.

Parent Working Capital Deficit Amount. “Parent Working Capital Deficit Amount” shall mean the aggregate absolute amount by which Parent Working Capital, as of the Closing Date, is less than the Parent Working Capital Projection, provided, however, that in the event that Parent Working Capital, as of the Closing Date, is greater than or equal to the Parent Working Capital Projection, the Parent Working Capital Deficit Amount shall equal zero.

Parent Working Capital Pro Rated Projection. “Parent Working Capital Pro Rated Projection” shall be equal to the product of:

(i) (a) the difference of (I) the projected Parent Working Capital for the last day of the calendar month in which the Closing Date occurs (as set forth in Exhibit T to the Agreement) minus (II) the projected Parent Working Capital for the last day of the calendar month immediately preceding the calendar month in which the Closing Date occurs (as set forth in Exhibit T to the Agreement); divided by (b) the number of days between the two month ends described in clauses (I) and (II);

multiplied by

(ii) the number of days elapsed from (but not including) the last day of the calendar month immediately preceding the calendar month in which the Closing Date occurs to (and including) the Closing Date.

Parent Working Capital Projection. “Parent Working Capital Projection” shall be equal to, (i) if the Closing Date is the last calendar day of a calendar month, the projected Parent Working Capital for such day set forth in Exhibit T to the Agreement, and (ii) if the Closing Date is other than the last calendar day of a calendar month, the sum of (a) the projected Parent Working Capital for the last day of the calendar month preceding the calendar month in which the Closing Date occurs and (b) the Parent Working Capital Pro Rated Projection.

Permit Application. “Permit Application” shall have the meaning set forth in Section 5.2 of the Agreement.

Pro Rata Share. “Pro Rata Share” shall mean, with respect to a particular Company Stockholder, a fraction, the numerator of which is the number of shares of Company Common Stock and/or Company Preferred Stock held by such Company Stockholder immediately prior to the Closing and the denominator of which is the total number of shares of Company Capital Stock held by all Company Stockholders immediately prior to the Closing.

Person. “Person” shall mean any individual, Entity or Governmental Body.

Pre-Closing Period. “Pre-Closing Period” shall have the meaning set forth in Section 4.1 of the Agreement.

Pre-Closing Tax Period. “Pre-Closing Tax Period” shall have the meaning set forth in Section 9.12(a) of the Agreement.

Preferred Stock Agreements. “Preferred Stock Agreements” shall have the meaning set forth in Section 6.14 of the Agreement.

16.

Preferred Stock Escrow Shares. “Preferred Stock Escrow Shares” shall mean the aggregate number of shares of (i) Parent Series D-1 Preferred Stock, (ii) Parent Series D-2 Preferred Stock and (iii) Parent D-3 Preferred Stock, withheld and placed in the Escrow Fund on behalf of Company Preferred Stockholders pursuant to Section 1.5.

Put-Call Agreement. “Put-Call Agreement” shall have the meaning set forth in Section 1.6(b).

Qualified IPO. “Qualified IPO” shall mean a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act, covering the offer and sale of Parent Common Stock (other than a registration on Form S-8, Form S-4 or comparable or successor forms), with aggregate gross proceeds (prior to underwriters’ commissions and expenses) to Parent of more than $20,000,000 and a per share price of not less than $2.4051.

Registered IP. “Registered IP” shall mean all Intellectual Property Rights that are registered, filed, or issued under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works, and registered trademarks and all applications for any of the foregoing.

Representatives. “Representatives” shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

Resolution Period. “Resolution Period” shall have the meaning set forth in Section 1.13(h) of the Agreement.

Response. “Response” shall have the meaning set forth in Section 9.10 of the Agreement.

SEC. “SEC” shall mean the United States Securities and Exchange Commission.

Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended.

Stockholders’ Representative Proposed Company Working Capital Deficit Amount. “Stockholders’ Representative Proposed Company Working Capital Deficit Amount” shall have the meaning set forth in Section 1.13(f) of the Agreement.

Stockholders’ Representative Proposed Parent Working Capital Deficit Amount. “Stockholders’ Representative Proposed Parent Working Capital Deficit Amount” shall have the meaning set forth in Section 1.13(g) of the Agreement.

Superior Offer. “Superior Offer” shall mean an unsolicited bona fide written offer or proposal by a third party to enter into (a) a merger, consolidation, recapitalization, exchange offer or similar transaction as a result of which either (x) the stockholders of the Company prior to such transaction in the aggregate cease to own at least fifty percent (50%) of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof) or (y) a Person or “group” (as defined in the Securities Exchange Act of 1934 and the rules promulgated thereunder) directly or indirectly acquires beneficial or record ownership of securities representing fifty percent (50%) or more of the Company Common Stock and Company Preferred Stock, taken together on an as-converted basis or (b) a sale, exclusive

17.

license, or other disposition of all or substantially all of the assets of the Company, in the case of clauses (a) and (b), in a single transaction or a series of related transactions, that: (1) was not obtained or made as a direct or indirect result of a breach of (or any action inconsistent with) any provision of the Agreement or any “standstill” or similar Contract under which the Company or any Subsidiary has any rights or obligations; (2) is not subject to a financing contingency; and (3) is determined by the board of directors of the Company, in its good faith judgment, after obtaining and taking into account such information that the board of directors of the Company deems relevant, and after taking into account the likelihood and anticipated timing of consummation, to be more favorable, from a financial point of view, to the Company’s stockholders than the Merger.

Surviving Corporation. “Surviving Corporation” shall have the meaning set forth in Section 1.1 of the Agreement.

Tax. “Tax” shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

Tax Return. “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

Written Consents. “Written Consents” shall have the meaning set forth in Section 5.3(a) of the Agreement.

Working Capital. “Working Capital” shall mean Current Assets less the sum of (a) Current Liabilities and (b) Long-Term Liabilities;

18.

EXHIBIT B

LIST OF STOCKHOLDERS SIGNING VOTING AGREEMENTS

LIST OF STOCKHOLDERS SIGNING VOTING AGREEMENTS

Company Stockholders Signing Voting Agreements

CMEA Ventures Information Technology II, L.P.

CMEA Ventures Information Technology, II, Civil Law Partnership

Granite Ventures, L.P.

TI Ventures III, L.P

Todd U.S. Ventures LLC

Mark Foley

Dale Hancock

Parent Stockholders Signing Voting Agreements

Redpoint Associates II, LLC

Redpoint Technology Partners A-I, L.P.

Redpoint Technology Partners Q-I, L.P.

Redpoint Ventures II, L.P.

Mission Ventures II, L.P.

Mission Ventures Affiliates II, L.P.

CMEA Ventures Information Technology II, L.P.

CMEA Ventures Information Technology II Civil Law Partnership

Patrick C. Henry and Wendy A. Henry Family Trust

Patrick Henry

EXHIBIT C

FORM OF COMPANY VOTING AGREEMENTS

VOTING AGREEMENT

THIS VOTING AGREEMENT (“Agreement”) is entered into as of _______, 2007, by and between RF MAGIC, INC., a Delaware corporation (the “Company”), and each of the persons and entities listed on Exhibit B hereto (collectively referred to as “Stockholder”).

RECITALS

A. Stockholder is a holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) (the “Exchange Act”) of certain shares of capital stock of ENTROPIC COMMUNICATIONS, INC., a Delaware corporation (“Parent”).

B. Parent, Raptor Acquisition Sub, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), the Company, and Mark Foley, as the Stockholders’ Representative are entering into an Agreement and Plan of Merger and Reorganization of even date herewith (the “Merger Agreement”) which provides (subject to the conditions set forth therein) for the merger of Merger Sub into the Company (the “Merger”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

C. In order to induce the Company to enter into the Merger Agreement, Stockholder is entering into this Agreement.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1.   CERTAIN DEFINITIONS

For purposes of this Agreement:

(a) “Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal made or submitted by Parent) contemplating or otherwise relating to any Acquisition Transaction.

(b) The term “Acquisition Transaction” shall have the meaning assigned to that term in the Merger Agreement.

(c) “Parent Capital Stock” shall mean Parent Common Stock and Parent Preferred Stock.

(d) “Parent Common Stock” shall mean the Common Stock, $0.001 par value per share, of Parent.

(e) “Parent Preferred Stock” shall mean the Series A Preferred Stock, $0.001 par value per share, Series B Preferred Stock, $0.001 par value per share and Series C Preferred Stock, $0.001 par value per share, of Parent

(f) Stockholder shall be deemed to “Own” or to have acquired “Ownership” of a security if Stockholder: (i) is the record owner of such security; or (ii) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such security, regardless of whether Stockholder Owns such security on the date hereof or has acquired Ownership of such security at any time after the date hereof and regardless of the manner in which Stockholder has acquired Ownership of such security, including, without limitation, as a result of the exercise of stock options or warrants, conversion of convertible securities, exchange of any securities or otherwise.

(g) “Person” shall mean any (i) individual, (ii) corporation, limited liability company, partnership or other entity, or (iii) governmental authority.

(h) “Subject Securities” shall mean (i) all securities of Parent (including all shares of Parent Capital Stock and all options, warrants and other rights to acquire shares of Parent Capital Stock) Owned by Stockholder as of the date of this Agreement; and (ii) all additional securities of Parent (including all additional shares of Parent Capital Stock and all additional options, warrants and other rights to acquire shares of Parent Capital Stock) of which Stockholder acquires Ownership during the period from the date of this Agreement through the Voting Covenant Expiration Date.

(i) A Person shall be deemed to have a effected a “Transfer” of a security if such Person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security to any Person; (ii) enters into an agreement or commitment contemplating the possible sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein to any Person; or (iii) reduces such Person’s beneficial ownership of, interest in or risk relating to such security.

(j) “Voting Covenant Expiration Date” shall mean the earlier of the date upon which the Merger Agreement is validly terminated, or the date upon which the Merger is consummated.

SECTION 2.   TRANSFER OF SUBJECT SECURITIES AND VOTING RIGHTS

2.1 Restriction on Transfer of Subject Securities. Subject to Section 2.3, during the period from the date of this Agreement through the Voting Covenant Expiration Date, Stockholder shall not, directly or indirectly, cause or permit any Transfer of any of the Subject Securities to be effected.

2.2 Restriction on Transfer of Voting Rights. During the period from the date of this Agreement through the Voting Covenant Expiration Date, Stockholder shall ensure that: (a) none of the Subject Securities is deposited into a voting trust; and (b) no proxy or power of attorney is granted (other than in connection with Stockholder’s compliance with Section 3.2 of this Agreement), and no voting agreement or similar agreement is entered into, with respect to any of the Subject Securities. Subject to Section 8.8, during the period from the date of this Agreement through the Voting Covenant Expiration Date, Stockholder shall not enter into any agreement or understanding with any person that is inconsistent with, violates, contravenes, or results in a violation, breach or contravention of, any of the provisions of this Agreement.

2.3 Permitted Transfers. Section 2.1 shall not prohibit a transfer of any Subject Securities by Stockholder (i) to any member of Stockholder’s immediate family, or to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family, (ii) upon the death of Stockholder, or (iii) if Stockholder is a partnership or limited liability company, to one or more partners or members of Stockholder or to an affiliated corporation under common control with Stockholder; provided, however, in the case of each of clauses (i), (ii) and (iii) above, that a transfer referred to in this sentence shall be permitted only if, as a precondition to such transfer, the transferee agrees in a writing, satisfactory in form and substance to the Company, to be bound by the terms of this Agreement and delivers a duly executed proxy in the form attached hereto as Exhibit A with respect to such transferred Subject Securities.

SECTION 3.   VOTING OF SHARES

3.1 Voting Covenant Prior to Termination of Merger Agreement. Stockholder hereby agrees that, prior to the Voting Covenant Expiration Date, at any meeting of the stockholders of Parent, however called, and in any written action by consent of stockholders of Parent, unless otherwise directed in writing by the Company, Stockholder shall cause the Subject Securities to be voted:

(a) in favor of the Merger, the execution and delivery by Parent of the Merger Agreement and the adoption and approval of the Merger Agreement and the terms thereof, in favor of each of the other actions contemplated by the Merger Agreement and in favor of any action in furtherance of any of the foregoing; and

(b) against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of Parent or any subsidiary of Parent in the Merger Agreement; and

(c) against the following actions (other than the Merger, the transactions contemplated by the Merger Agreement, and any actions relating to Parent’s initial public offering of Parent Common Stock): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving Parent or any subsidiary of Parent; (B) any sale, lease or transfer of a material amount of assets of Parent or any subsidiary of Parent in violation of the Merger Agreement; (C) any reorganization, recapitalization, dissolution or liquidation of Parent or any subsidiary of Parent; (D) any change in a majority of the board of directors of Parent; (E) any amendment to Parent’s certificate of incorporation or bylaws (except as required pursuant to the Merger Agreement); (F) any material change in the capitalization of Parent or Parent’s corporate structure; and (G) any other action which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement or this Agreement.

Prior to the Voting Covenant Expiration Date, Stockholder shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with clause “(a)”, “(b)”, or “(c)” of the preceding sentence.

3.2 Proxy; Further Assurances.

(a) Contemporaneously with the execution of this Agreement: (i) Stockholder shall deliver to the Company a proxy in the form attached to this Agreement as Exhibit A, which shall be irrevocable to the fullest extent permitted by law (at all times prior to the Voting Covenant Expiration Date) with respect to the shares referred to therein (the “Proxy”); and (ii) Stockholder shall cause to be delivered to the Company an additional proxy (in the form attached hereto as Exhibit A) executed on behalf of the record owner of any outstanding shares of Parent Common Stock that are owned beneficially (within the meaning of Rule 13d-3 under the Exchange Act), but not of record, by Stockholder.

(b) Stockholder shall, at Stockholder’s own expense, perform such further acts and execute such further proxies and other documents and instruments as may reasonably be required to vest in the Company the power to carry out and give effect to the provisions of this Agreement with respect to the Stockholder’s Subject Securities.

SECTION 4.   WAIVER OF APPRAISAL RIGHTS

Stockholder hereby irrevocably and unconditionally waives, and agrees to cause to be waived and to prevent the exercise of, any rights of appraisal, any dissenters’ rights and any similar rights relating to the Merger or any related transaction that Stockholder or any other Person may have by virtue of any outstanding shares of Parent Capital Stock Owned by Stockholder (“Appraisal Rights”).

SECTION 5.   NO SOLICITATION

Stockholder agrees that, during the period from the date of this Agreement through the Voting Covenant Expiration Date, Stockholder shall not, directly or indirectly: (i) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or take any action that could reasonably be expected to lead to an Acquisition Proposal; (ii) furnish any information regarding Parent or any subsidiary of Parent to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could lead to an Acquisition Proposal; (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal; (iv) approve, endorse or recommend any Acquisition Proposal; or (v) enter into any letter of intent or similar document or any agreement or understanding contemplating or otherwise relating to any Acquisition Transaction. Stockholder shall immediately cease and discontinue any existing discussions with any Person that relate to any Acquisition Proposal.

SECTION 6.   REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

Stockholder hereby represents and warrants to the Company as follows:

6.1 Authorization, etc. Stockholder has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and the Proxy and to perform Stockholder’s obligations hereunder and thereunder. Stockholder has sole power of disposition, sole power of conversion, sole power to demand Appraisal Rights, and sole power to vote or otherwise agree to all of the matters set forth in this Agreement, in each case with respect to all shares of Parent Capital Stock Owned by such Stockholder on the date of this Agreement, with no material limitations, qualifications, or restrictions on such rights. This Agreement and the Proxy have been duly executed and delivered by Stockholder and constitute legal, valid and binding obligations of Stockholder, enforceable against Stockholder in accordance with their terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. If Stockholder is a general or limited partnership, then Stockholder is a partnership duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized. If Stockholder is a limited liability company, then Stockholder is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized.

6.2 No Conflicts or Consents.

(a) The execution and delivery of this Agreement and the Proxy by Stockholder do not, and the performance of this Agreement and the Proxy by Stockholder will not: (i) conflict with or violate any law, rule, regulation, order, decree or judgment applicable to Stockholder or by which Stockholder or any of Stockholder’s properties is or may be bound or affected; or (ii) result in or constitute (with or without notice or lapse of time) any breach of or default under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time) in the creation of any encumbrance or restriction on any of the Subject Securities pursuant to, any contract to which Stockholder is a party or by which Stockholder or any of Stockholder’s affiliates or properties is or may be bound or affected.

(b) The execution and delivery of this Agreement and the Proxy by Stockholder do not, and the performance of this Agreement and the Proxy by Stockholder will not, require any consent or approval of any Person.

6.3 Title to Securities. As of the date of this Agreement: (a) Stockholder holds of record (free and clear of any encumbrances or restrictions) the number of outstanding shares of Parent Common Stock and Parent Preferred Stock set forth under the heading “Shares Held of Record” on the signature page hereof; (b) Stockholder holds (free and clear of any encumbrances or restrictions) the options, warrants and other rights to acquire shares of Parent Common Stock and Parent Preferred Stock set forth under the heading “Options and Other Rights” on the signature page hereof; (c) Stockholder Owns the additional securities of Parent set forth under the heading “Additional Securities Beneficially Owned” on the signature page hereof; and (d) Stockholder does not directly or indirectly Own any shares of capital stock or other securities of Parent, or any option, warrant or other right to acquire (by purchase, conversion or otherwise) any shares of capital stock or other securities of Parent, other than the shares and options, warrants and other rights set forth on the signature page hereof.

6.4 Accuracy of Representations. The representations and warranties contained in this Agreement are accurate in all respects as of the date of this Agreement, will be accurate in all respects at all times through the Voting Covenant Expiration Date and will be accurate in all respects as of the date of the consummation of the Merger as if made on that date.

SECTION 7.   ADDITIONAL COVENANTS OF STOCKHOLDER

7.1 Further Assurances. From time to time and without additional consideration, Stockholder shall execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall take such further actions, as the Company may request for the purpose of carrying out and furthering the intent of this Agreement and the Proxy.

7.2 Legends. If requested by the Company, immediately after the execution of this Agreement (and from time to time upon the acquisition by Stockholder of Ownership of any shares of Parent Capital Stock prior to the Voting Covenant Expiration Date), Stockholder shall cause each certificate evidencing any outstanding shares of Parent Capital Stock or other securities of Parent Owned by Stockholder to be surrendered so that the transfer agent for such securities may affix thereto a legend in the following form:

THE SECURITY OR SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, EXCHANGED OR OTHERWISE TRANSFERRED OR DISPOSED OF EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF A VOTING AGREEMENT DATED AS OF APRIL 9, 2007, AS IT MAY BE AMENDED, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF THE ISSUER.

SECTION 8.   MISCELLANEOUS

8.1 Survival of Representations, Warranties and Agreements. All representations, warranties, covenants and agreements made by Stockholder in this Agreement shall survive until the Voting Covenant Expiration Date.

8.2 Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

8.3 Notices. Any notice or other communication required or permitted to be delivered to either party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other party):

if to Stockholder:

at the address set forth on the signature page hereof; and

if to the Company:

RF Magic, Inc.

10182 Telesis Court, 4th Floor

San Diego, CA 92121

Fax: (858) 546-2402

Attention: Chief Executive Officer

with a required copy to (which alone shall not constitute notice):

Sheppard, Mullin, Richter & Hampton LLP

12275 El Camino Real, Suite 200

San Diego, CA 92130

Fax: (858) 509-3691

Attn: John J. Hentrich, Esq. and John D. Tishler, Esq.

8.4 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

8.5 Entire Agreement. This Agreement and the proxies required to be delivered by each Stockholder pursuant to Section 3.2 constitute the entire agreement between the Stockholder and the Company with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings between the Stockholder and the Company with respect to the subject matter hereof and thereof. No addition to or modification of any provision of this Agreement shall be binding upon either party unless made in writing and signed by both parties.

8.6 Assignment; Binding Effect. Except as provided herein, neither this Agreement nor any of the interests or obligations hereunder may be assigned or delegated by Stockholder, and any attempted or purported assignment or delegation of any of such interests or obligations shall be void. Subject to the preceding sentence, this Agreement shall be binding upon

Stockholder and Stockholder’s heirs, estate, executors and personal representatives and Stockholder’s successors and assigns, and shall inure to the benefit of the Company and its successors and assigns. Without limiting any of the restrictions set forth in Section 2 or Section 7.1 or elsewhere in this Agreement, this Agreement shall be binding upon any Person to whom any Subject Securities are transferred. Nothing in this Agreement is intended to confer on any Person (other than the Company and its successors and assigns) any rights or remedies of any nature.

8.7 Indemnification. Stockholder shall hold harmless and indemnify the Company and the Company’s affiliates from and against, and shall compensate and reimburse the Company and the Company’s affiliates for, any loss, damage, claim, liability, fee (including attorneys’ fees), demand, cost or expense (regardless of whether or not such loss, damage, claim, liability, fee, demand, cost or expense relates to a third-party claim) that is directly or indirectly suffered or incurred by the Company or any of the Company’s affiliates, or to which the Company or any of the Company’s affiliates otherwise becomes subject, and that arises directly or indirectly from, or relates directly or indirectly to, (a) any inaccuracy in or breach of any representation or warranty contained in this Agreement, or (b) subject to Section 8.8, any failure on the part of Stockholder to observe, perform or abide by, or any other breach of, any restriction, covenant, obligation or other provision contained in this Agreement or in the Proxy.

8.8 Fiduciary Duties. Each Stockholder is signing this Agreement in such Stockholder’s capacity as an owner of such Stockholder’s Subject Securities, and nothing in this Agreement shall prohibit, prevent or preclude such Stockholder or its Representatives from taking or not taking any action in its capacity as an officer or director of Parent (including, pursuant to Section 4.4 or 5.3(f) of the Merger Agreement, any withholding, amendment, withdrawal or modification of the recommendation by the board of directors to adopt the Merger Agreement and approve the Merger).

8.9 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement or the Proxy were not performed in accordance with its specific terms or were otherwise breached. Stockholder agrees that, in the event of any breach or threatened breach by Stockholder of any covenant or obligation contained in this Agreement or in the Proxy, the Company shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach. Stockholder further agrees that neither the Company nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.9, and Stockholder irrevocably waives any right he or it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

8.10 Non-Exclusivity. The rights and remedies of the Company under this Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of the Company under this Agreement, and the obligations and liabilities of Stockholder under this Agreement, are in addition to their respective rights, remedies, obligations and liabilities under common law requirements and under all applicable statutes, rules and regulations.

8.11	Governing Law; Waiver of Jury Trial.

(a) This Agreement and the Proxy shall be construed in accordance with, and governed in all respects by, the laws of the State of Delaware (without giving effect to principles of conflicts of laws).

(b) STOCKHOLDER IRREVOCABLY WAIVES THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LEGAL PROCEEDING RELATING TO THIS AGREEMENT OR THE PROXY OR THE ENFORCEMENT OF ANY PROVISION OF THIS AGREEMENT OR THE PROXY.

8.12 Counterparts. This Agreement may be executed in any number of original, facsimile or PDF counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

8.13 Captions. The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

8.14 Attorneys’ Fees. If any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled) from the non-prevailing party or parties.

8.15 Waiver. No failure on the part of the Company to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of the Company in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. The Company shall not be deemed to have waived any claim available to the Company arising out of this Agreement, or any power, right, privilege or remedy of the Company under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of the Company; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

8.16 Amendments. This Agreement may not be amended, changed, supplemented, or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto.

8.17 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

IN WITNESS WHEREOF, Company and Stockholder have caused this Agreement to be executed as of the date first written above.

RF MAGIC, INC.

By:

Name:

Title:

EXHIBIT A

FORM OF IRREVOCABLE PROXY

The undersigned stockholder (the “Stockholder”) of Entropic Communications, Inc., a Delaware corporation (the “Parent”), hereby irrevocably (to the fullest extent permitted by law) appoints and constitutes [            ], [            ] and RF Magic, Inc., a Delaware corporation (the “Company”), and each of them, as the sole and exclusive attorneys and proxies of the Stockholder with full power of substitution and resubstitution, to the full extent of the Stockholder’s rights with respect to (i) the outstanding shares of capital stock of Parent owned of record or beneficially by the Stockholder as of the date of this proxy, which shares are specified on the final page of this proxy, and (ii) any and all other shares of capital stock of Parent which the Stockholder may own of record or beneficially on or after the date hereof. (The shares of the capital stock of Parent referred to in clauses “(i)” and “(ii)” of the immediately preceding sentence are collectively referred to as the “Shares.”) Upon the execution hereof, all prior proxies given by the Stockholder with respect to any of the Shares are hereby revoked, and the Stockholder agrees that no subsequent proxies will be given with respect to any of the Shares.

This proxy is irrevocable, is coupled with an interest and is granted in connection with the Voting Agreement, dated as of the date hereof, between the Company and the Stockholder (the “Voting Agreement”), and is granted in consideration of the Company entering into the Agreement and Plan of Merger and Reorganization, dated as of the date hereof, among the Company, Raptor Acquisition Sub, Inc., Parent, and Mark Foley, an individual, as the initial Company Stockholders’ Representative (the “Merger Agreement”). This proxy will terminate on the Voting Covenant Expiration Date (as defined in the Voting Agreement).

Prior to the Voting Covenant Expiration Date (as defined Voting Agreement), the attorneys and proxies named above will be empowered, and may exercise this proxy, to vote the Shares at any meeting of the stockholders of Parent, however called, and in connection with any action by written consent of stockholders of Parent, as applicable:

(i) in favor of the merger contemplated by the Merger Agreement, the execution and delivery by Parent of the Merger Agreement and the adoption and approval of the Merger Agreement and the terms thereof, in favor of each of the other actions contemplated by the Merger Agreement and in favor of any action in furtherance of any of the foregoing; and

(ii) against any action or agreement that would result in a material breach of any representation, warranty, covenant or obligation of Parent in the Merger Agreement; and

(iii) against the following actions (other than the Merger, the transactions contemplated by the Merger Agreement, and any actions relating to Parent’s initial public offering of Parent Common Stock): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving Parent or any subsidiary of Parent; (B) any sale, lease or transfer of a material amount of assets of Parent or any subsidiary of Parent in violation of the Merger Agreement; (C) any reorganization, recapitalization, dissolution or liquidation of Parent or any subsidiary of Parent; (D) any change in a majority of the board of directors of Parent; (E) any amendment to Parent’s certificate of incorporation or bylaws (except as required pursuant to the Merger Agreement); (F) any material change in the capitalization of Parent or Parent’s corporate structure; and (G) any other action which is intended, or could reasonably be expected to impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement.

The Stockholder may vote the Shares on all other matters not referred to in this proxy, and the attorneys and proxies named above may not exercise this proxy with respect to such other matters.

This proxy shall be binding upon the heirs, estate, executors, personal representatives, successors and assigns of the Stockholder (including any transferee of any of the Shares).

Any term or provision of this proxy that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Stockholder agrees that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this proxy shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Stockholder agrees to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

Dated: _________, 2007

EXHIBIT D

FORM OF PARENT VOTING AGREEMENTS

VOTING AGREEMENT

THIS VOTING AGREEMENT (“Agreement”) is entered into as of April [•], 2007, by and between ENTROPIC COMMUNICATIONS, INC., a Delaware corporation (“Parent”), and _______ (“Stockholder”).

RECITALS

A. Stockholder is a holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) (the “Exchange Act”) of certain shares of capital stock of RF MAGIC, INC., a Delaware corporation (the “Company”).

B. Parent, Raptor Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), the Company, and Mark Foley, as the Stockholders’ Representative are entering into an Agreement and Plan of Merger and Reorganization of even date herewith (the “Merger Agreement”) which provides (subject to the conditions set forth therein) for the merger of Merger Sub into the Company (the “Merger”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

C. In order to induce Parent to enter into the Merger Agreement, Stockholder is entering into this Agreement.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1.   CERTAIN DEFINITIONS

For purposes of this Agreement:

(a) “Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal made or submitted by Parent) contemplating or otherwise relating to any Acquisition Transaction.

(b) The term “Acquisition Transaction” shall have the meaning assigned to that term in the Merger Agreement.

(c) “Company Capital Stock” shall mean the Company Common Stock and Company Preferred Stock.

(d) “Company Common Stock” shall mean the Common Stock, $0.001 par value per share, of the Company.

(e) “Company Preferred Stock” shall mean the Series A Preferred Stock, $0.001 par value per share, Series B Preferred Stock, $0.001 par value per share and Series C Preferred Stock, $0.001 par value per share, of the Company

(f) Stockholder shall be deemed to “Own” or to have acquired “Ownership” of a security if Stockholder: (i) is the record owner of such security; or (ii) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such security, regardless of whether Stockholder Owns such security on the date hereof or has acquired Ownership of such security at any time after the date hereof and regardless of the manner in which Stockholder has acquired Ownership of such security, including, without limitation, as a result of the exercise of stock options or warrants, conversion of convertible securities, exchange of any securities or otherwise.

(g) “Person” shall mean any (i) individual, (ii) corporation, limited liability company, partnership or other entity, or (iii) governmental authority.

(h) “Subject Securities” shall mean (i) all securities of the Company (including all shares of Company Capital Stock and all options, warrants and other rights to acquire shares of Company Capital Stock) Owned by Stockholder as of the date of this Agreement; and (ii) all additional securities of the Company (including all additional shares of Company Capital Stock and all additional options, warrants and other rights to acquire shares of Company Capital Stock) of which Stockholder acquires Ownership during the period from the date of this Agreement through the Voting Covenant Expiration Date.

(i) A Person shall be deemed to have a effected a “Transfer” of a security if such Person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security to any Person other than Parent; (ii) enters into an agreement or commitment contemplating the possible sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein to any Person other than Parent; or (iii) reduces such Person’s beneficial ownership of, interest in or risk relating to such security.

(j) “Voting Covenant Expiration Date” shall mean the earlier of the date upon which the Merger Agreement is validly terminated, or the date upon which the Merger is consummated.

SECTION 2.   TRANSFER OF SUBJECT SECURITIES AND VOTING RIGHTS

2.1 Restriction on Transfer of Subject Securities. Subject to Section 2.3, during the period from the date of this Agreement through the Voting Covenant Expiration Date, Stockholder shall not, directly or indirectly, cause or permit any Transfer of any of the Subject Securities to be effected.

2.2 Restriction on Transfer of Voting Rights. During the period from the date of this Agreement through the Voting Covenant Expiration Date, Stockholder shall ensure that: (a) none of the Subject Securities is deposited into a voting trust; and (b) no proxy or power of attorney is granted (other than in connection with Stockholder’s compliance with Section 3.2 of this Agreement), and no voting agreement or similar agreement is entered into, with respect to any of the Subject Securities. Subject to Section 8.8, during the period from the date of this

Agreement through the Voting Covenant Expiration Date, Stockholder shall not enter into any agreement or understanding with any person that is inconsistent with, violates, contravenes, or results in a violation, breach or contravention of, any of the provisions of this Agreement.

2.3 Permitted Transfers. Section 2.1 shall not prohibit a transfer of any Subject Securities by Stockholder (i) to Parent or to any wholly-owned subsidiary of Parent, (ii) to any member of Stockholder’s immediate family, or to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family, (iii) upon the death of Stockholder, or (iv) if Stockholder is a partnership or limited liability company, to one or more partners or members of Stockholder or to an affiliated corporation under common control with Stockholder; provided, however, in the case of each of clauses (ii), (iii) and (iv) above, that a transfer referred to in this sentence shall be permitted only if, as a precondition to such transfer, the transferee agrees in a writing, satisfactory in form and substance to Parent, to be bound by the terms of this Agreement and delivers a duly executed proxy in the form attached hereto as Exhibit A with respect to such transferred Subject Securities.

SECTION 3.   VOTING OF SHARES

3.1 Voting Covenant Prior to Termination of Merger Agreement. Stockholder hereby agrees that, prior to the Voting Covenant Expiration Date, at any meeting of the stockholders of the Company, however called, and in any written action by consent of stockholders of the Company, unless otherwise directed in writing by Parent, Stockholder shall cause the Subject Securities to be voted:

(a) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the adoption and approval of the Merger Agreement and the terms thereof, in favor of each of the other actions contemplated by the Merger Agreement and in favor of any action in furtherance of any of the foregoing; and

(b) against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of the Company or any subsidiary of the Company in the Merger Agreement; and

(c) against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any subsidiary of the Company; (B) any sale, lease or transfer of a material amount of assets of the Company or any subsidiary of the Company in violation of the Merger Agreement; (C) any reorganization, recapitalization, dissolution or liquidation of the Company or any subsidiary of the Company; (D) any change in a majority of the board of directors of the Company; (E) any amendment to the Company’s certificate of incorporation or bylaws (except as required pursuant to the Merger Agreement); (F) any material change in the capitalization of the Company or the Company’s corporate structure; and (G) any other action which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement or this Agreement.

Prior to the Voting Covenant Expiration Date, Stockholder shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with clause “(a)”, “(b)”, or “(c)” of the preceding sentence.

3.2 Proxy; Further Assurances.

(a) Contemporaneously with the execution of this Agreement: (i) Stockholder shall deliver to Parent a proxy in the form attached to this Agreement as Exhibit A, which shall be irrevocable to the fullest extent permitted by law (at all times prior to the Voting Covenant Expiration Date) with respect to the shares referred to therein (the “Proxy”); and (ii) Stockholder shall cause to be delivered to Parent an additional proxy (in the form attached hereto as Exhibit A) executed on behalf of the record owner of any outstanding shares of Company Common Stock that are owned beneficially (within the meaning of Rule 13d-3 under the Exchange Act), but not of record, by Stockholder.

(b) Stockholder shall, at Stockholder’s own expense, perform such further acts and execute such further proxies and other documents and instruments as may reasonably be required to vest in Parent the power to carry out and give effect to the provisions of this Agreement with respect to the Stockholder’s Subject Securities.

SECTION 4.   WAIVER OF APPRAISAL RIGHTS

Stockholder hereby irrevocably and unconditionally waives, and agrees to cause to be waived and to prevent the exercise of, any rights of appraisal, any dissenters’ rights and any similar rights relating to the Merger or any related transaction that Stockholder or any other Person may have by virtue of any outstanding shares of Company Capital Stock Owned by Stockholder (“Appraisal Rights”).

SECTION 5.   NO SOLICITATION

Stockholder agrees that, during the period from the date of this Agreement through the Voting Covenant Expiration Date, Stockholder shall not, directly or indirectly, and Stockholder shall ensure that Stockholders’ Representatives (as defined in the Merger Agreement) do not, directly or indirectly: (i) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or take any action that could reasonably be expected to lead to an Acquisition Proposal; (ii) furnish any information regarding the Company or any subsidiary of the Company to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could lead to an Acquisition Proposal; (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal; (iv) approve, endorse or recommend any Acquisition Proposal; or (v) enter into any letter of intent or similar document or any agreement or understanding contemplating or otherwise relating to any Acquisition Transaction. Stockholder shall immediately cease and discontinue, and Stockholder shall ensure that Stockholders’ Representatives immediately cease and discontinue, any existing discussions with any Person that relate to any Acquisition Proposal.

SECTION 6.   REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

Stockholder hereby represents and warrants to Parent as follows:

6.1 Authorization, etc. Stockholder has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and the Proxy and to perform Stockholder’s obligations hereunder and thereunder. Stockholder has sole power of disposition, sole power of conversion, sole power to demand Appraisal Rights, and sole power to vote or otherwise agree to all of the matters set forth in this Agreement, in each case with respect to all shares of Company Capital Stock Owned by such Stockholder on the date of this Agreement, with no material limitations, qualifications, or restrictions on such rights. This Agreement and the Proxy have been duly executed and delivered by Stockholder and constitute legal, valid and binding obligations of Stockholder, enforceable against Stockholder in accordance with their terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. If Stockholder is a general or limited partnership, then Stockholder is a partnership duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized. If Stockholder is a limited liability company, then Stockholder is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized.

6.2 No Conflicts or Consents.

(a) The execution and delivery of this Agreement and the Proxy by Stockholder do not, and the performance of this Agreement and the Proxy by Stockholder will not: (i) conflict with or violate any law, rule, regulation, order, decree or judgment applicable to Stockholder or by which Stockholder or any of Stockholder’s properties is or may be bound or affected; or (ii) result in or constitute (with or without notice or lapse of time) any breach of or default under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time) in the creation of any encumbrance or restriction on any of the Subject Securities pursuant to, any contract to which Stockholder is a party or by which Stockholder or any of Stockholder’s affiliates or properties is or may be bound or affected.

(b) The execution and delivery of this Agreement and the Proxy by Stockholder do not, and the performance of this Agreement and the Proxy by Stockholder will not, require any consent or approval of any Person.

6.3 Title to Securities. As of the date of this Agreement: (a) Stockholder holds of record (free and clear of any encumbrances or restrictions) the number of outstanding shares of Company Common Stock and Company Preferred Stock set forth under the heading “Shares Held of Record” on the signature page hereof; (b) Stockholder holds (free and clear of any encumbrances or restrictions) the options, warrants and other rights to acquire shares of Company Common Stock and Company Preferred Stock set forth under the heading “Options and Other Rights” on the signature page hereof; (c) Stockholder Owns the additional securities of the Company set forth under the heading “Additional Securities Beneficially Owned” on the signature page hereof; and (d) Stockholder does not directly or indirectly Own any shares of capital stock or other securities of the Company, or any option, warrant or other right to acquire (by purchase, conversion or otherwise) any shares of capital stock or other securities of the Company, other than the shares and options, warrants and other rights set forth on the signature page hereof.

6.4 Accuracy of Representations. The representations and warranties contained in this Agreement are accurate in all respects as of the date of this Agreement, will be accurate in all respects at all times through the Voting Covenant Expiration Date and will be accurate in all respects as of the date of the consummation of the Merger as if made on that date.

SECTION 7.   ADDITIONAL COVENANTS OF STOCKHOLDER

7.1 Further Assurances. From time to time and without additional consideration, Stockholder shall execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall take such further actions, as Parent may request for the purpose of carrying out and furthering the intent of this Agreement and the Proxy.

7.2 Legends. If requested by Parent, immediately after the execution of this Agreement (and from time to time upon the acquisition by Stockholder of Ownership of any shares of Company Capital Stock prior to the Voting Covenant Expiration Date), Stockholder shall cause each certificate evidencing any outstanding shares of Company Capital Stock or other securities of the Company Owned by Stockholder to be surrendered so that the transfer agent for such securities may affix thereto a legend in the following form:

THE SECURITY OR SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, EXCHANGED OR OTHERWISE TRANSFERRED OR DISPOSED OF EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF A VOTING AGREEMENT DATED AS OF APRIL [•], 2007, AS IT MAY BE AMENDED, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF THE ISSUER.

SECTION 8.   MISCELLANEOUS

8.1 Survival of Representations, Warranties and Agreements. All representations, warranties, covenants and agreements made by Stockholder in this Agreement shall survive until the Voting Covenant Expiration Date.

8.2 Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

8.3 Notices. Any notice or other communication required or permitted to be delivered to either party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other party):

if to Stockholder:

at the address set forth on the signature page hereof; and

if to Parent:

Entropic Communications, Inc.

9276 Scranton Road, Suite 200

San Diego, CA 92121

Attention: Chief Executive Officer

Fax: (858) 546-2409

with a required copy to (which alone shall not constitute notice):

Cooley Godward Kronish LLP

4401 Eastgate Mall

San Diego, CA 92121-1909

Attention: Lance Bridges, Esq.

Fax: (858) 550-6420

8.4 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

8.5 Entire Agreement. This Agreement and the proxies required to be delivered by each Stockholder pursuant to Section 3.2 constitute the entire agreement between the Stockholder and Parent with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings between the Stockholder and Parent with respect to the subject matter hereof and thereof. No addition to or modification of any provision of this Agreement shall be binding upon either party unless made in writing and signed by both parties.

8.6 Assignment; Binding Effect. Except as provided herein, neither this Agreement nor any of the interests or obligations hereunder may be assigned or delegated by Stockholder, and any attempted or purported assignment or delegation of any of such interests or obligations shall be void. Subject to the preceding sentence, this Agreement shall be binding upon Stockholder and Stockholder’s heirs, estate, executors and personal representatives and Stockholder’s successors and assigns, and shall inure to the benefit of Parent and its successors and assigns. Without limiting any of the restrictions set forth in Section 2 or Section 7.1 or elsewhere in this Agreement, this Agreement shall be binding upon any Person to whom any

Subject Securities are transferred. Nothing in this Agreement is intended to confer on any Person (other than Parent and its successors and assigns) any rights or remedies of any nature.

8.7 Indemnification. Stockholder shall hold harmless and indemnify Parent and Parent’s affiliates from and against, and shall compensate and reimburse Parent and Parent’s affiliates for, any loss, damage, claim, liability, fee (including attorneys’ fees), demand, cost or expense (regardless of whether or not such loss, damage, claim, liability, fee, demand, cost or expense relates to a third-party claim) that is directly or indirectly suffered or incurred by Parent or any of Parent’s affiliates, or to which Parent or any of Parent’s affiliates otherwise becomes subject, and that arises directly or indirectly from, or relates directly or indirectly to, (a) any inaccuracy in or breach of any representation or warranty contained in this Agreement, or (b) subject to Section 8.8, any failure on the part of Stockholder to observe, perform or abide by, or any other breach of, any restriction, covenant, obligation or other provision contained in this Agreement or in the Proxy.

8.8 Fiduciary Duties. Each Stockholder is signing this Agreement in such Stockholder’s capacity as an owner of such Stockholder’s Subject Securities, and nothing in this Agreement shall prohibit, prevent or preclude such Stockholder or its Representatives from taking or not taking any action in its capacity as an officer or director of the Company (including, pursuant to Section 4.4 or 5.3(b) of the Merger Agreement, any withholding, amendment, withdrawal or modification of the recommendation by the board of directors to adopt the Merger Agreement and approve the Merger).

8.9 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement or the Proxy were not performed in accordance with its specific terms or were otherwise breached. Stockholder agrees that, in the event of any breach or threatened breach by Stockholder of any covenant or obligation contained in this Agreement or in the Proxy, Parent shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach. Stockholder further agrees that neither Parent nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.9, and Stockholder irrevocably waives any right he or it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

8.9 Non-Exclusivity. The rights and remedies of Parent under this Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of Parent under this Agreement, and the obligations and liabilities of Stockholder under this Agreement, are in addition to their respective rights, remedies, obligations and liabilities under common law requirements and under all applicable statutes, rules and regulations. Nothing in this Agreement shall limit any of Stockholder’s obligations, or the rights or remedies of Parent, under any Affiliate Agreement between Parent and Stockholder; and nothing in any such Affiliate Agreement shall limit any of Stockholder’s obligations, or any of the rights or remedies of Parent, under this Agreement.

8.10 Governing Law; Waiver of Jury Trial.

(a) This Agreement and the Proxy shall be construed in accordance with, and governed in all respects by, the laws of the State of Delaware (without giving effect to principles of conflicts of laws).

(b) STOCKHOLDER IRREVOCABLY WAIVES THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LEGAL PROCEEDING RELATING TO THIS AGREEMENT OR THE PROXY OR THE ENFORCEMENT OF ANY PROVISION OF THIS AGREEMENT OR THE PROXY.

8.11 Counterparts. This Agreement may be executed in any number of original, facsimile or PDF counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

8.12 Captions. The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

8.13 Attorneys’ Fees. If any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled) from the non-prevailing party or parties.

8.14 Waiver. No failure on the part of Parent to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of Parent in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Parent shall not be deemed to have waived any claim available to Parent arising out of this Agreement, or any power, right, privilege or remedy of Parent under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Parent; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

8.15 Amendments. This Agreement may not be amended, changed, supplemented, or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto.

8.16 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Parent and Stockholder have caused this Agreement to be executed as of the date first written above.

ENTROPIC COMMUNICATIONS, INC.

By:
Name:	Patrick Henry
Title:	President and Chief Executive Officer

By:
Name:

EXHIBIT A

FORM OF IRREVOCABLE PROXY

The undersigned stockholder (the “Stockholder”) of RF Magic, Inc., a Delaware corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints and constitutes [            ], [            ] and Entropic Communications, Inc., a Delaware corporation (“Parent”), and each of them, as the sole and exclusive attorneys and proxies of the Stockholder with full power of substitution and resubstitution, to the full extent of the Stockholder’s rights with respect to (i) the outstanding shares of capital stock of the Company owned of record or beneficially by the Stockholder as of the date of this proxy, which shares are specified on the final page of this proxy, and (ii) any and all other shares of capital stock of the Company which the Stockholder may own of record or beneficially own or after the date hereof. (The shares of the capital stock of the Company referred to in clauses “(i)” and “(ii)” of the immediately preceding sentence are collectively referred to as the “Shares.”) Upon the execution hereof, all prior proxies given by the Stockholder with respect to any of the Shares are hereby revoked, and the Stockholder agrees that no subsequent proxies will be given with respect to any of the Shares.

This proxy is irrevocable, is coupled with an interest and is granted in connection with the Voting Agreement, dated as of the date hereof, between Parent and the Stockholder (the “Voting Agreement”), and is granted in consideration of Parent entering into the Agreement and Plan of Merger and Reorganization, dated as of the date hereof, among Parent, Raptor Acquisition Sub, Inc., the Company, and Mark Foley, an individual, as the initial Company Stockholders’ Representative (the “Merger Agreement”). This proxy will terminate on the Voting Covenant Expiration Date (as defined in the Voting Agreement).

Prior to the Voting Covenant Expiration Date (as defined Voting Agreement), the attorneys and proxies named above will be empowered, and may exercise this proxy, to vote the Shares at any meeting of the stockholders of the Company, however called, and in connection with any action by written consent of stockholders of the Company, as applicable:

(i) in favor of the merger contemplated by the Merger Agreement, the execution and delivery by the Company of the Merger Agreement and the adoption and approval of the Merger Agreement and the terms thereof, in favor of each of the other actions contemplated by the Merger Agreement and in favor of any action in furtherance of any of the foregoing; and

(ii) against any action or agreement that would result in a material breach of any representation, warranty, covenant or obligation of the Company in the Merger Agreement; and

(iii) against the following actions (other than the Merger and the other transactions contemplated by the Merger Agreement): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any subsidiary of the Company; (B) any sale, lease or transfer of a material amount of assets of the Company or any subsidiary of the Company in violation of the Merger Agreement; (C) any reorganization, recapitalization, dissolution or liquidation of the Company or any subsidiary of the Company; (D) any change in a majority of the board of directors of the Company; (E) any amendment to the Company’s certificate of incorporation or bylaws (except as required pursuant to the Merger Agreement); (F) any material change in the capitalization of the Company or the Company’s corporate structure; and (G) any other action which is intended, or could reasonably be expected to impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement.

The Stockholder may vote the Shares on all other matters not referred to in this proxy, and the attorneys and proxies named above may not exercise this proxy with respect to such other matters.

This proxy shall be binding upon the heirs, estate, executors, personal representatives, successors and assigns of the Stockholder (including any transferee of any of the Shares).

Any term or provision of this proxy that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Stockholder agrees that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this proxy shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Stockholder agrees to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

Dated: ____, 2007

By:
Name:

EXHIBIT E

LIST OF STOCKHOLDERS SIGNING NON-COMPETITION AGREEMENTS AND

EMPLOYMENT OFFER LETTERS

In accordance with Item 601 of Regulation S-K, the Registrant has omitted this exhibit containing certain signatory information. The Registrant agrees to furnish supplementally a copy of any omitted materials to the Securities and Exchange Commission upon request.

EXHIBIT F

FORM OF NON-COMPETITION AGREEMENTS

NON-COMPETITION AGREEMENT

THIS NON-COMPETITION AGREEMENT (this “Non-competition Agreement”) is being executed and delivered as of _______ 2007 between _________ (the “Executive”), Entropic Communications, Inc., a Delaware corporation (the “Parent”) and the Company (as hereinafter defined). Certain capitalized terms used in this Non-competition Agreement are defined in Section 18.

RECITALS

A. Pursuant to an Agreement and Plan of Merger and Reorganization dated as of April 9, 2007 (the “Merger Agreement”), by and among ENTROPIC COMMUNICATIONS, INC., a Delaware corporation (“Parent”); RAPTOR ACQUISITION SUB, INC., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”); RF MAGIC, INC., a Delaware corporation (the “Company”); and Mark Foley as the Stockholders’ Representative, the Merger Sub will merge with and into the Company (the “Merger”).

B. As an employee of the Company, the Executive has obtained extensive and valuable knowledge and confidential information concerning the businesses of the Company and its subsidiaries.

C. The Parent wishes to protect its investment in the Company, including the goodwill of the Company and the confidential and proprietary information possessed by the Executive relating to the Company, by restricting the activities of the Executive which might compete with or harm the Company.

D. In connection with the Merger (and as a condition to the consummation of such Merger), and to enable the Parent to secure more fully the benefits of such Merger, the Parent has required that the Executive enter into this Non-competition Agreement; and the Executive is entering into this Non-competition Agreement in order to induce the Parent to enter into the Merger Agreement and to consummate the Merger.

AGREEMENT

In order to induce the Parent to consummate the transactions contemplated by the Merger Agreement, and for other good and valuable consideration, the Executive acknowledges and agrees as follows:

1. Acknowledgements by Executive. The Executive acknowledges that:

(a) as a consequence of the Merger the Parent will exchange all of the ownership interest of the Executive in the Company for ownership interest in the Parent;

(b) the Executive has developed considerable expertise in the operations of the Company and has had extensive access to trade secrets and other confidential information;

(c) to enable the Parent to reap the benefits of the Merger, the Parent reasonably expects that the Executive should refrain from carrying on certain activities as set forth in this Non-competition Agreement;

(d) the Parent would be irreparably damaged, and the Parent’s substantial investment in the Company would be materially impaired, if the Executive were to engage in an activity or take any action in violation of the terms of this Non-competition Agreement; and

(e) the terms and conditions of this Non-competition Agreement are fair and reasonable to the Executive and the restraints imposed herein and the enforcement of the terms and conditions hereof will not cause the Executive to be unable to engage in lawful professions, trades or businesses.

2. Restriction on Competition. The Executive agrees that, during the Non-competition Period, the Executive shall not, and shall not permit any of his Affiliates to:

(a) engage in any Competing Business Activities in any Restricted Territory; or

(b) acquire or hold (of record, beneficially or otherwise) any direct or indirect interest in, any Person that engages directly or indirectly in any Competing Business Activities in any Restricted Territory;

provided, however, that the Executive may, without violating this Section 2, own, as a passive investment, shares of capital stock of a publicly-held corporation that engages in Competing Business Activities if (i) such shares are actively traded on an established national securities market in the United States, (ii) the number of shares of such corporation’s capital stock that are owned beneficially (directly or indirectly) by the Executive and the number of shares of such corporation’s capital stock that are owned beneficially (directly or indirectly) by the Executive’s Affiliates collectively represent less than five percent of the total number of shares of such corporation’s capital stock outstanding, and (iii) neither the Executive nor any Affiliate of the Executive is otherwise performing services of any kind with or for such corporation.

3. No Hiring or Solicitation of Employees. The Executive agrees that, during the Non-competition Period, the Executive shall not and shall not permit any of Executive’s Affiliates to directly or indirectly, personally or through others, encourage, induce, attempt to induce, solicit, or attempt to solicit (on the Executive’s own behalf or on behalf of any other Person) any Specified Employee or any other employee to leave his or her employment with the Parent or the Company. (For purposes of this Section 3, “Specified Employee” shall mean any individual who (i) is or was an employee or full time exclusive consultant of Parent or the Company on the date of this Non-competition Agreement, or (ii) remains or becomes an employee or full time exclusive consultant of Parent or the Company on the date of this Non-competition Agreement or at any time during the Non-competition Period.

4. Representations and Warranties. The Executive represents and warrants, to and for the benefit of the Parent and the Company, that: (a) the Executive has full power and capacity to execute and deliver, and to perform all of the Executive’s obligations under, this Non-competition Agreement; and (b) neither the execution and delivery of this Non-competition Agreement nor the performance of this Non-competition Agreement will result directly or indirectly in a violation or breach of (i) any agreement or obligation by which the Executive is or may be bound, or (ii) any law, rule or regulation. The Executive’s representations and warranties shall survive the expiration of the Non-competition Period.

5. Specific Performance. The Executive agrees that, in the event of any breach or threatened breach by the Executive of any covenant or obligation contained in this Non-competition Agreement, each of the Parent and the Company shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach. The Executive further agrees that neither the Parent nor the Company shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5, and the Executive irrevocably waives any right the Executive may have to require either the Parent or the Company to obtain, furnish or post any such bond or similar instrument.

6. Non-Exclusivity. The rights and remedies of the Parent and the Company under this Non-competition Agreement are not exclusive of or limited by any other rights or remedies which they may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of the Parent and the Company under this Non-competition Agreement, and the obligations and liabilities of the Executive under this Non-competition Agreement, are in addition to their respective rights, remedies, obligations and liabilities under the law of unfair competition, under laws relating to misappropriation of trade secrets, under other laws and common law requirements and under all applicable rules and regulations. Nothing in this Non-competition Agreement shall limit any of the obligations, or the rights or remedies, of the Parent, the Executive or the Company under the Merger Agreement; and nothing in the Merger Agreement shall limit any of the obligations, or any of the rights or remedies of the Parent, the Executive or the Company under this Non-competition Agreement.

7. Severability. Any term or provision of this Non-competition Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Non-competition Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term. The non-competition agreements contained herein shall be construed as if each agreement is divided into separate and distinct agreements in respect of the Competing Business Activities, each capacity in which the Executive is prohibited from competing, and each part of the Restricted Territory in which the Parent and the Company are carrying on the Competing Business Activities. Each such agreement shall constitute a separate and severable agreement distinct from all other such agreements. Each of the parties hereto agrees: (a) that the territorial restrictions herein are properly required for the adequate protection of the business of the Company; and (b) that in the event any agreement or other provision contained herein shall be deemed to be void, invalid, unenforceable, or unreasonable by a court or other tribunal of competent jurisdiction with respect to any party of the Restricted Territory, such agreement or provision shall not be affected with respect to any other part of the Restricted Territory. Each of the parties agrees and submits to the reduction of the territorial restriction to the broadest such area as the court shall deem reasonable.

8. Governing Law; Venue.

(a) This Non-competition Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of California (without giving effect to principles of conflicts of laws).

(b) Any legal action or other legal proceeding relating to this Non-competition Agreement or the enforcement of any provision of this Non-competition Agreement may be brought or otherwise commenced in any state or federal court located in the County of San Diego, California. The Parent, the Company, and the Executive:

(i) expressly and irrevocably consent and submit to the jurisdiction of each state and federal court located in the County of San Diego, California (and each appellate court located in the State of California), in connection with any such legal proceeding;

(ii) agree that service of any process, summons, notice or document by U.S. mail addressed to them at the address set forth on the signature page of this Non-competition Agreement shall constitute effective service of such process, summons, notice or document for purposes of any such legal proceeding;

(iii) agree that each state and federal court located in the County of San Diego, California, shall be deemed to be a convenient forum; and

(iv) agree not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in the County of San Diego, California, any claim that such party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Non-competition Agreement or the subject matter of this Non-competition Agreement may not be enforced in or by such court.

9. Waiver. No failure on the part of the Parent or the Company to exercise any power, right, privilege or remedy under this Non-competition Agreement, and no delay on the part of the Parent or the Company in exercising any power, right, privilege or remedy under this Non-competition Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

10. Successors and Assigns. Each of the Parent and the Company may freely assign any or all of its rights under this Non-competition Agreement, at any time, in whole or in part, to any Person in connection with the sale, assignment, transfer or acquisition of the business to which the Non-competition Agreement relates without obtaining the consent or approval of the Executive or of any other Person. This Non-competition Agreement shall be binding upon the

Executive and his heirs, executors, estate, personal representatives, successors and assigns, and shall inure to the benefit of the Parent and the Company.

11. Attorneys’ Fees. The Parent and the Company acknowledge that Wilson Sonsini Goodrich & Rosati (“WSGR”) is acting as legal counsel for the Executive and hereby waive any conflict of interest arising from the fact that WSGR has previously acted as, and is currently serving as, general corporate legal counsel for the Company in all matters other than in connection with the Merger, and further agree that WSGR may act as counsel for the Executive in the event of any dispute, legal action, or other legal proceeding arising out of this Non-competition Agreement. If any legal action or other legal proceeding relating to this Non-competition Agreement or the enforcement of any provision of this Non-competition Agreement is brought, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

12. Captions. The captions contained in this Non-competition Agreement are for convenience of reference only, shall not be deemed to be a part of this Non-competition Agreement and shall not be referred to in connection with the construction or interpretation of this Non-competition Agreement.

13. Construction. Whenever required by the context, the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; and the neuter gender shall include the masculine and feminine genders. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Non-competition Agreement. Neither the drafting history nor the negotiating history of this Non-competition Agreement shall be used or referred to in connection with the construction or interpretation of this Non-competition Agreement. As used in this Non-competition Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation.” Except as otherwise indicated in this Non-competition Agreement, all references in this Non-competition Agreement to “Sections” are intended to refer to Sections of this Non-competition Agreement.

14. Survival of Obligations. The expiration of the Non-competition Period shall not operate to relieve the Executive of any obligation or liability arising from any prior breach by the Executive of any provision of this Non-competition Agreement.

15. Obligations Absolute. The Executive’s obligations under this Non-competition Agreement are absolute and shall not be terminated or otherwise limited by virtue of any breach (on the part of the Parent, the Company or any other Person) of any provision of the Merger Agreement or any other agreement, or by virtue of any failure to perform or any other breach of any obligation of the Parent, the Company or any other Person.

16. Amendment. This Non-competition Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of the Executive, the Parent (or any successor to the Parent), the Company (or any successor to the Company), and the Subsidiary (or any successor to the Subsidiary).

17. Defined Terms. For purposes of this Non-competition Agreement:

(a) “Affiliate” means, with respect to an entity in which the Executive or a member of Executive’s immediate family owns a majority of the outstanding voting securities or similar interests or units evidencing control or the right to direct the activities of such entity.

(b) “Competing Business Activities” means the business of developing, manufacturing, and selling, directly or via business partnerships, RF semiconductors to enable or enhance satellite, cable and terrestrial tuners, broad band wireless access transceivers, and satellite channel stacking switches, in each case for consumer applications.

(c) “Good Reason” for purposes of this Agreement shall mean any reduction by the Company of 10% or greater of the Executive’s monthly base salary that (i) is not agreed to in writing by the Executive or (ii) that is not comparable in amount and duration for all other officers of the Company.

(d) “Non-competition Period” shall mean the period commencing on the date of the consummation of the Merger and ending on the earlier of (i) the third year anniversary of the date of the closing of the Merger, or (ii) in the event of the involuntary termination of the Executive’s employment with the Parent without Cause (as defined in Executive’s Employment Offer Letter with the Parent) or the termination by Executive of his employment with Good Reason (as defined above), the date of such termination of employment, provided, however, that if such termination occurs after the Parent completes an initial public offering of its Common Stock, then the Non-competition Period shall extend until the third year anniversary of the date of the closing of the Merger regardless of any voluntary or involuntary termination of Executive’s employment.

(e) “Person” means any: (i) individual; (ii) corporation, general partnership, limited partnership, limited liability partnership, trust, company (including any limited liability company or joint stock company) or other organization or entity; or (iii) governmental body or authority.

(f) “Restricted Territory” means any city and county or similar political subdivision of each state of the United States of America (including each of the counties in the State of California, and each state, territory or possession of the United States of America), and all foreign jurisdictions, including by not limited to all foreign cities, state, provinces, countries or other similar political subdivisions, worldwide.

IN WITNESS WHEREOF, the Executive has duly executed and delivered this Non-competition Agreement as of the date first above written.

Address:

Telephone No. :( )

Facsimile :( )

EXHIBIT G

COMPANY PROPRIETARY INFORMATION AND INVENTION ASSIGNMENT AGREEMENT

RF MAGIC, INC.

EMPLOYMENT, CONFIDENTIAL INFORMATION AND

INVENTION ASSIGNMENT AGREEMENT

As a condition of my employment with RF Magic, Inc., its subsidiaries, affiliates, successors or assigns (together the “Company”), and in consideration of my employment with the Company and my receipt of the compensation now and hereafter paid to me by Company, I agree to the following:

1. At-Will Employment. I understand and acknowledge that my employment with the Company is for an unspecified duration and constitutes “at-will” employment. I acknowledge that this employment relationship may be terminated at any time, with or without good cause or for any or no cause, at the option either of the Company or myself, with or without notice. I understand and acknowledge that in the event that my employment is terminated by me or by the Company for any reason that I will be entitled to no continuation of salary, benefits, or stock or option vesting.

2. Confidential Information.

(a) Company Information. I agree at all times during the term of my employment and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation without written authorization of the Board of Directors of the Company, any Confidential Information of the Company. I understand that “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during the term of my employment), markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed to me by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment. I further understand that Confidential Information does not include any of the foregoing items which has become publicly known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved.

(b) Former Employer Information. I agree that I will not, during my employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that I will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

(c) Third Party Information. I recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party.

3. Inventions.

(a) Inventions Retained and Licensed. I have attached hereto, as Exhibit A, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to my employment with the Company (collectively referred to as “Prior Inventions”), which belong to me, which relate to the Company’s proposed business, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, I represent that there are no such Prior Inventions. If in the course of my employment with the Company, I incorporate into a Company product, process or machine a Prior Invention owned by me or in which I have an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or machine.

(b) Assignment of Inventions. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time I am in the employ of the Company (collectively referred to as “Inventions”), except as provided in Section 3(f) below. I further acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of and during the period of my employment with the Company and which are protectible by copyright are “works made for hire,” as that term is defined in the United States Copyright Act.

(c) Inventions Assigned to the United States. I agree to assign to the United States government all my right, title, and interest in and to any and all Inventions whenever such full title is required to be in the United States by a contract between the Company and the United States or any of its agencies.

(d) Maintenance of Records. I agree to keep and maintain adequate and current written records of all Inventions made by me (solely or jointly with others) during the term of my employment with the Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

(e) Patent and Copyright Registrations. I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the Company is unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by me.

(f) Exception to Assignments. I understand that the provisions of this Agreement requiring assignment of Inventions to the Company do not apply to any invention which qualifies fully under the provisions of California Labor Code Section 2870 (attached hereto as Exhibit B). I will advise the Company promptly in writing of any inventions that I believe meet the criteria in California Labor Code Section 2870 and not otherwise disclosed on Exhibit A.

4. Conflicting Employment.

(a) I agree that, during the term of my employment with the Company, I will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of my employment, nor will I engage in any other activities that conflict with my obligations to the Company.

(b) I agree that, during the term of my employment with the Company, I will not accept or perform any outside consulting work without first reporting the nature of and proposed time commitment to any such proposed outside consulting work.

5. Returning Company Documents. I agree that, at the time of leaving the employ of the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by me pursuant to my employment with the Company or otherwise belonging to the Company, its successors or assigns. In the event of the termination of my employment, I agree to sign and deliver the “Termination Certification” attached hereto as Exhibit C.

6. Notification of New Employer. In the event that I leave the employ of the Company, I hereby grant consent to notification by the Company to my new employer about my rights and obligations under this Agreement.

7. Solicitation of Employees and Business. I agree that for a period of twelve (12) months immediately following the termination of my relationship with the Company for any reason, whether with or without cause, I shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage or take away employees of the Company, either for myself or for any other person or entity.

8. Conflict of Interest Guidelines. I agree to diligently adhere to the Conflict of Interest Guidelines attached as Exhibit D hereto.

9. Representations. I agree to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict herewith.

10. Arbitration and Equitable Relief.

(a) Arbitration. Except as provided in Section 10(b) below, I agree that any dispute or controversy arising out of or relating to any interpretation, construction, performance or breach of this Agreement, shall be settled by arbitration to be held in Santa Clara County, California, in accordance with the rules then in effect of the American Arbitration Association. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The Company and I shall each pay one-half of the costs and expenses of such arbitration, and each of us shall separately pay our counsel fees and expenses.

(b) Equitable Remedies. I agree that it would be impossible or inadequate to measure and calculate the Company’s damages from any breach of the covenants set forth in Sections 2, 3, and 5 herein. Accordingly, I agree that if I breach any of such Sections, the Company will have available, in addition to any other right or remedy available, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement. I further agree that no bond or other security shall be required in obtaining such equitable relief and I hereby consent to the issuance of such injunction and to the ordering of specific performance.

(c) Assignment. This Agreement may not be assigned by any party hereto, except that the Company may assign this Agreement in connection with (1) a merger or consolidation of the Company, (2) a sale or assignment of substantially all its assets, or (3) any other transaction which results in another entity or person owning substantially all of the assets of the Company; provided that the entity or person receiving or succeeding to the assets of the Company assumes the Company’s obligations.

11. General Provisions.

(a) Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by the laws of the State of California. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in California for any lawsuit filed there against me by the Company arising from or relating to this Agreement.

(b) Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and supersedes any prior agreements or arrangements between the Company and me with respect to the subject matter hereof. No modification of or amendment to this Agreement, nor any waiver of any rights under this agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

(c) Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

[This Space Intentionally Left Blank]

(d) Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

Date:

Signature

Name of Employee (typed or printed)

Witness

EXHIBIT A

LIST OF PRIOR INVENTIONS

AND ORIGINAL WORKS OF AUTHORSHIP

Title	Date	Identifying Number or Brief Description

☐ No inventions or improvements

☐ Additional Sheets Attached

Signature of Employee:

Print Name of Employee:

Date:

EXHIBIT B

CALIFORNIA LABOR CODE SECTION 2870

EMPLOYMENT AGREEMENTS; ASSIGNMENT OF RIGHTS

“(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer.

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”

EXHIBIT D

RF MAGIC, INC.

CONFLICT OF INTEREST GUIDELINES

It is the policy of RF Magic, Inc. to conduct its affairs in strict compliance with the letter and spirit of the law and to adhere to the highest principles of business ethics. Accordingly, all officers, employees and independent contractors must avoid activities which are in conflict, or give the appearance of being in conflict, with these principles and with the interests of the Company. The following are potentially compromising situations which must be avoided. Any exceptions must be reported to the President and written approval for continuation must be obtained.

1. Revealing confidential information to outsiders or misusing confidential information. Unauthorized divulging of information is a violation of this policy whether or not for personal gain and whether or not harm to the Company is intended. (The Employment, Confidential Information and Invention Assignment Agreement elaborates on this principle and is a binding agreement.)

2. Accepting or offering substantial gifts, excessive entertainment, favors or payments which may be deemed to constitute undue influence or otherwise be improper or embarrassing to the Company.

3. Participating in civic or professional organizations that might involve divulging confidential information of the Company.

4. Initiating or approving personnel actions affecting reward or punishment of employees or applicants where there is a family relationship or is or appears to be a personal or social involvement.

5. Initiating or approving any form of personal or social harassment of employees.

6. Investing or holding outside directorship in suppliers, customers, or competing companies, including financial speculations, where such investment or directorship might influence in any manner a decision or course of action of the Company.

7. Borrowing from or lending to employees, customers or suppliers.

8. Acquiring real estate of interest to the Company.

9. Improperly using or disclosing to the Company any proprietary information or trade secrets of any former or concurrent employer or other person or entity with whom obligations of confidentiality exist.

10. Unlawfully discussing prices, costs, customers, sales or markets with competing companies or their employees.

11. Making any unlawful agreement with distributors with respect to prices.

12. Improperly using or authorizing the use of any inventions which are the subject of patent claims of any other person or entity.

13. Engaging in any conduct which is not in the best interest of the Company.

Each officer, employee and independent contractor must take every necessary action to ensure compliance with these guidelines and to bring problem areas to the attention of higher management for review. Violations of this conflict of interest policy may result in discharge without warning.

EXHIBIT H

PARENT PROPRIETARY INFORMATION AND INVENTION ASSIGNMENT AGREEMENT

EMPLOYEE INNOVATIONS AND PROPRIETARY RIGHTS

ASSIGNMENT AGREEMENT

This Agreement is intended to formalize in writing certain understandings and procedures which have been in effect since the time I was initially employed by Entropic Communications, Inc. (“Company”). In return for my new or continued employment by Company and other good and valuable consideration, the receipt and sufficiency of which I hereby acknowledge, I acknowledge and agree that:

1. Prior Work. All previous work done by me for Company relating in any way to the conception, reduction to practice, creation, derivation, design, development, manufacture, sale or support of products or services for Company is the property of Company, and I hereby assign to Company all of my right, title and interest in and to such previous work.

2. Proprietary Information. My employment creates a relationship of confidence and trust between Company and me with respect to any information:

(a) Applicable to the business of Company; or

(b) Applicable to the business of any client or customer of Company, which may be made known to me by Company or by any client or customer of Company, or learned by me in such context during the period of my employment.

All such information has commercial value in the business in which Company is engaged and is hereinafter called “Proprietary Information.” By way of illustration, but not limitation, Proprietary Information includes any and all technical and non-technical information including patent, copyright, trade secret, and proprietary information, techniques, sketches, drawings, models, inventions, know-how, processes, apparatus, equipment, algorithms, software programs, software source documents, and formulae related to the current, future and proposed products and services of Company, and includes, without limitation, respective information concerning research, experimental work, development, design details and specifications, engineering, financial information, procurement requirements, purchasing manufacturing, customer lists, business forecasts, sales and merchandising and marketing plans and information. “Proprietary Information” also includes proprietary or confidential information of any third party who may disclose such information to Company or to me in the course of Company’s business.

3. Ownership and Nondisclosure of Proprietary Information. All Proprietary Information is the sole property of Company, Company’s assigns, and Company’s customers, and Company, Company’s assigns and Company’s customers shall be the sole and exclusive owner of all patents, copyrights, mask works, trade secrets and other rights in the Proprietary Information. I hereby do and will assign to Company all rights, title and interest I may have or acquire in the Proprietary Information. At all times, both during my employment by Company and after termination of such employment, I will keep in confidence and trust all Proprietary Information, and I will not use or disclose any Proprietary Information or anything directly relating to Proprietary Information without the written consent of Company, except as may be necessary in the ordinary course of performing my duties as an employee of Company.

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4. Ownership and Return of Materials. All materials (including, without limitation, documents, drawings, models, apparatus, sketches, designs, lists, and all other tangible media of expression) furnished to me by Company shall remain the property of Company. Upon termination of my employment, or at any time on the request of Company before termination, I will promptly (but no later than fifteen (15) days after the earlier of my employment’s termination or Company’s request) destroy or deliver to Company, at Company’s option, (a) all materials furnished to me by Company, (b) all tangible media of expression which are in my possession and which incorporate any Proprietary Information or otherwise relate to Company’s business, and (c) written certification of my compliance with my obligations under this sentence.

5. Innovations. As used in this Agreement, the term “Innovations” means all processes, machines, manufactures, compositions of matter, improvements, inventions (whether or not protectable under patent laws), works of authorship, information fixed in any tangible medium of expression (whether or not protectable under copyright laws), moral rights, mask works, trademarks, trade names, trade dress, trade secrets, know-how, ideas (whether or not protectable under trade secret laws), and all other subject matter protectable under patent, copyright, moral right, mask work, trademark, trade secret or other laws, and includes without limitation all new or useful art, combinations, discoveries, formulae, manufacturing techniques, technical developments, discoveries, artwork, software, and designs. “Innovations” includes “Inventions,” which is defined to mean any inventions protected under patent laws.

6. Disclosure of Prior Innovations. I have identified on Exhibit A (“Prior Innovations”) attached hereto all Innovations, applicable to the business of Company or relating in any way to Company’s business or demonstrably anticipated research and development or business, which were conceived, reduced to practice, created, derived, developed, or made by me prior to my employment with Company (collectively, the “Prior Innovations”), and I represent that such list is complete. I represent that I have no rights in any such Innovations other than those Prior Innovations specified in Exhibit A (“Prior Innovations”). If there is no such list on Exhibit A (“Prior Innovations”), I represent that I have neither conceived, reduced to practice, created, derived, developed nor made any such Prior Innovations at the time of signing this Agreement.

7. Assignment of Innovations; License of Prior Innovations. I hereby agree promptly to disclose and describe to Company, and I hereby do and will assign to Company or Company’s designee my entire right, title, and interest in and to, (a) each of the Innovations (including Inventions), and any associated intellectual property rights, which I may solely or jointly conceive, reduce to practice, create, derive, develop or make during the period of my employment with Company, which either (i) relate, at the time of conception, reduction to practice, creation, derivation, development, or making of such Innovation, to Company’s business or actual or demonstrably anticipated research or development, or (ii) were developed on any amount of Company’s time or with the use of any of Company’s equipment, supplies, facilities or trade secret information, or (iii) resulted from any work I performed for Company, and (b) each of the Innovations which is not an Invention (as demonstrated by me by evidence meeting the clear and convincing standard of proof), and any associated intellectual property

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rights, which I may solely or jointly conceive, develop, reduce to practice, create, derive, develop, or make during the period of my employment with Company, which are applicable to the business of Company (collectively, the Innovations identified in clauses (a) and (b) are hereinafter the “Company Innovations”). To the extent any of the rights, title and interest in and to Company Innovations cannot be assigned by me to Company, I hereby grant to Company an exclusive, royalty-free, transferable, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to practice such non-assignable rights, title and interest. To the extent any of the rights, title and interest in and to Company Innovations can be neither assigned nor licensed by me to Company, I hereby irrevocably waive and agree never to assert such non-assignable and non-licensable rights, title and interest against Company or any of Company’s successors in interest to such non-assignable and non-licensable rights. I hereby grant to Company or Company’s designees a royalty free, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to practice all applicable patent, copyright, moral right, mask work, trade secret and other intellectual property rights relating to any Prior Innovations which I incorporate, or permit to be incorporated, in any Company Innovations. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, any Prior Innovations in any Company Innovations without Company’s prior written consent.

8. Cooperation in Perfecting Rights to Proprietary Information and Innovations.

(a) I agree to perform, during and after my employment, all acts deemed necessary or desirable by Company to permit and assist Company, at Company’s expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Proprietary Information and Innovations assigned or licensed to, or whose rights are irrevocably waived and shall not be asserted against, Company under this Agreement. Such acts may include, but are not limited to, execution of documents and assistance or cooperation (i) in the filing, prosecution, registration, and memorialization of assignment of any applicable patents, copyrights, mask work, or other applications, (ii) in the enforcement of any applicable patents, copyrights, mask work, moral rights, trade secrets, or other proprietary rights, and (iii) in other legal proceedings related to the Proprietary Information or Innovations.

(b) In the event that Company is unable for any reason to secure my signature to any document required to file, prosecute, register, or memorialize the assignment of any patent, copyright, mask work or other applications or to enforce any patent, copyright, mask work, moral right, trade secret or other proprietary right under any Proprietary Information (including improvements thereof) or any Innovations (including derivative works, improvements, renewals, extensions, continuations, divisionals, continuations in part, continuing patent applications, reissues, and reexaminations thereof), I hereby irrevocably designate and appoint Company and Company’s duly authorized officers and agents as my agents and attorneys-in-fact to act for and on my behalf and instead of me, (i) to execute, file, prosecute, register and memorialize the assignment of any such application, (ii) to execute and file any documentation required for such enforcement, and (iii) to do all other lawfully permitted acts to further the filing, prosecution, registration, memorialization of assignment, issuance, and enforcement of patents, copyrights, mask works, moral rights, trade secrets or other rights under the Proprietary Information, or Innovations, all with the same legal force and effect as if executed by me.

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9. No Violation of Rights of Third Parties. My performance of all the terms of this Agreement and as an employee of Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me prior to my employment with Company, and I will not disclose to Company, or induce Company to use, any confidential or proprietary information or material belonging to any previous employer or others. I am not a party to any other agreement which will interfere with my full compliance with this Agreement. I agree not to enter into any agreement, whether written or oral, in conflict with the provisions of this Agreement.

10. Survival. This Agreement (i) shall survive my employment by Company; (ii) does not in any way restrict my right or the right of Company to terminate my employment at any time, for any reason or for no reason; (iii) inures to the benefit of successors and assigns of Company; and (iv) is binding upon my heirs and legal representatives.

11. Nonassignable Inventions. This Agreement does not apply to an Invention which qualifies fully as a nonassignable invention under the provisions of Section 2870 of the California Labor Code. I acknowledge that a condition for an Invention to qualify fully as a non-assignable invention under the provisions of Section 2870 of the California Labor Code is that the invention must be protected under patent laws. I have reviewed the notification in Exhibit B (“Limited Exclusion Notification”) and agree that my signature acknowledges receipt of the notification.

12. No Solicitation. During the term of my employment with Company and for a period of two (2) years thereafter, I will not solicit, encourage, or cause others to solicit or encourage any employees of Company to terminate their employment with Company.

13. Injunctive Relief. A breach of any of the promises or agreements contained herein will result in irreparable and continuing damage to Company for which there will be no adequate remedy at law, and Company shall be entitled to injunctive relief and/or a decree for specific performance, and such other relief as may be proper (including monetary damages if appropriate).

14. Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows, with notice deemed given as indicated: (a) by personal delivery, when delivered personally; (b) by overnight courier, upon written verification of receipt; (c) by telecopy or facsimile transmission, upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notices to me shall be sent to any address in Company’s records or such other address as I may specify in writing. Notices to Company shall be sent to Company’s Human Resources Department or to such other address as Company may specify in writing.

15. Governing Law. This Agreement shall be governed in all respects by the laws of the United States of America and by the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents. Each of the parties irrevocably consents to the exclusive personal jurisdiction of the

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federal and state courts located in California, as applicable, for any matter arising out of or relating to this Agreement, except that in actions seeking to enforce any order or any judgment of such federal or state courts located in California, such personal jurisdiction shall be nonexclusive.

16. Severability. If any provision of this Agreement is held by a court of law to be illegal, invalid or unenforceable, (i) that provision shall be deemed amended to achieve as nearly as possible the same economic effect as the original provision, and (ii) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

17. Waiver; Amendment; Modification. The waiver by Company of a term or provision of this Agreement, or of a breach of any provision of this Agreement by me, shall not be effective unless such waiver is in writing signed by Company. No waiver by Company of, or consent by Company to, a breach by me, will constitute a waiver of, consent to or excuse of any other or subsequent breach by me. This Agreement may be amended or modified only with the written consent of both me and Company. No oral waiver, amendment or modification shall be effective under any circumstances whatsoever.

18. Entire Agreement. This Agreement represents my entire understanding with Company with respect to the subject matter of this Agreement and supersedes all previous understandings, written or oral.

I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and will fully and faithfully comply with such provisions.

COMPANY:	EMPLOYEE:

Entropic Communications, Inc.

By:	By:
Title:	Printed Name:
Dated:	Dated:

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EXHIBIT A

Prior Innovations

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EXHIBIT B

Limited Exclusion Notificaiton

THIS IS TO NOTIFY you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and Company does not require you to assign or offer to assign to Company any invention that you developed entirely on your own time without using Company’s equipment, supplies, facilities or trade secret information except for those inventions that either:

1. Relate at the time of conception or reduction to practice of the invention to Company’s business, or actual or demonstrably anticipated research or development of Company; or

2. Result from any work performed by you for Company.

To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

This limited exclusion does not apply to any patent or invention covered by a contract between Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.

I ACKNOWLEDGE RECEIPT of a copy of this notification.

By:

(Printed Name of Employee)

Date:

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EXHIBIT I

PARENT CHARTER AMENDMENT

FIFTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF ENTROPIC COMMUNICATIONS, INC.

Entropic Communications, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The name of the corporation is Entropic Communications, Inc.

2. The date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was January 31, 2001.

3. This Fifth Amended and Restated Certificate of Incorporation restates and integrates and further amends the Fourth Amended and Restated Certificate of Incorporation of the corporation, as amended, as herein set forth in full:

ARTICLE I

The name of the corporation is Entropic Communications, Inc. (the “Corporation”).

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, and the name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

The Corporation is authorized to issue two classes of stock, designated “Common Stock” and “Preferred Stock” each with a par value of $0.001 per share. The total number of shares of Common Stock that the Corporation is authorized to issue is 250,000,000 shares. The total number of shares of Preferred Stock that the Corporation is authorized to issue is 145,753,959 shares.

The Preferred Stock may be issued from time to time in one or more series. The first series of Preferred Stock shall be comprised of 16,508,543 shares and shall be designated “Series A Preferred Stock.” The second series of Preferred Stock shall be comprised of 49,744,320 shares and shall be designated “Series B Preferred Stock.” The third series of Preferred Stock shall be comprised of 35,624,300 shares and shall be designated “Series C Preferred Stock.” The fourth series of Preferred Stock shall be comprised of 2,325,000 shares and shall be designated “Series D-1 Preferred Stock”. The fifth series of Preferred Stock shall be comprised of

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19,582,697 shares and shall be designated “Series D-2 Preferred Stock”. The sixth series of Preferred Stock shall be comprised of 21,969,099 shares and shall be designated “Series D-3 Preferred Stock”. The Series D-1 Preferred Stock, Series D-2 Preferred Stock and Series D-3 Preferred Stock shall collectively be referred to herein as “Series D Preferred Stock”.

The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote (voting together as a single class on an as-if-converted basis).

Except as otherwise indicated, all references in this Article IV to “Sections” are intended to refer to the corresponding Sections of this Article IV. As used in this Article IV, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”.

The relative rights, preferences, privileges and restrictions granted to or imposed upon the Preferred Stock are as follows:

1. DIVIDENDS.

The holders of the then-outstanding Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall be entitled to receive when and as declared by the Corporation’s Board of Directors (the “Board of Directors”), out of funds legally available therefor (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock), dividends at the rate of eight percent (8%) of the Original Series A Price (as defined in Section 4(a)), the Original Series B Price (as defined in Section 4(a)), the Original Series C Price (as defined in Section 4(a)), the Original Series D-1 Price (as defined in Section 4(a)), the Original Series D-2 Price (as defined in Section 4(a)) and the Original Series D-3 Price (as defined in Section 4(a)), respectively, per share per annum. No dividend or other distribution may be declared or paid on any shares of Common Stock, and no shares of Common Stock may be redeemed or otherwise repurchased (whether by the Corporation or any subsidiary thereof), during any calendar year unless dividends in the total amount of the annual dividend rate for the Preferred Stock specified in this Section 1 shall have first been paid or declared and set apart for payment to the holders of the Preferred Stock during that calendar year; provided, however, that this restriction shall not apply to a Permitted Repurchase (as defined below). If, after dividends in the full preferential amounts specified in this Section 1 for the Preferred Stock have been paid or declared and set apart in any calendar year of the Corporation, the Board of Directors shall declare additional dividends out of funds legally available therefor in that calendar year, then such additional dividends shall be declared pro rata on the Common Stock and the Preferred Stock on a pari passu and as-converted basis. No dividend may be declared or paid on any shares of Series A Preferred Stock unless at the same time an equivalent dividend is declared and paid simultaneously on the issued and outstanding shares of the Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock. No dividend may be declared or paid on any shares of Series B Preferred Stock unless at the same time an equivalent dividend is declared and paid simultaneously on the issued and outstanding shares of the Series A Preferred Stock, Series C Preferred Stock and Series D Preferred Stock. No dividend may be declared or paid on any

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shares of Series C Preferred Stock unless at the same time an equivalent dividend is declared and paid simultaneously on the issued and outstanding shares of the Series A Preferred Stock, Series B Preferred Stock and Series D Preferred Stock. No dividend may be declared or paid on any shares of Series D Preferred Stock unless at the same time an equivalent dividend is declared and paid simultaneously on the issued and outstanding shares of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock. The right to dividends on shares of the Common Stock and Preferred Stock shall not be cumulative, and no right shall accrue to holders of Common Stock or Preferred Stock by reason of the fact that dividends on said shares are not declared in any period nor shall any undeclared or unpaid dividend bear or accrue interest. A “Permitted Repurchase” shall mean any repurchase of shares of the Corporation’s capital stock (a) issued to or held by employees, directors, or consultants upon termination of their employment or services pursuant to agreements providing for such repurchase at a price per share equal to the original cost of such shares or (b) upon the Corporation’s exercise of its right of first refusal pursuant to agreements providing for such right of first refusal.

2. LIQUIDATION.

(a) Liquidation defined. “Liquidation” means any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, other than any dissolution, liquidation or winding up in connection with any reincorporation of the Corporation in another jurisdiction. For purposes of this Section 2, the following events shall be deemed to be a Liquidation: (i) a merger, reorganization or consolidation of the Corporation with or into any other corporation or corporations (except for a reincorporation, as provided in the foregoing sentence) if the holders of the outstanding voting equity securities of the Corporation immediately prior to such transaction(s) hold less than a majority of the voting equity securities of the surviving entity immediately after such merger, consolidation or reorganization, other than any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Corporation or any successor or indebtedness of the Corporation is cancelled or converted or a combination thereof (an “Acquisition”); or (ii) a sale, lease, license, transfer or other disposition of all or substantially all of the assets, intellectual property or technology of the Corporation (an “Asset Transfer”). In any of such events, if the consideration received by the Corporation is other than cash, the value of such consideration will be deemed to be its fair market value as determined in good faith by the Board of Directors, including a director elected by the holders of the Series A Preferred Stock, a director elected by the holders of the Series B Preferred Stock and a director elected by the holders of the Series D Preferred Stock. Any securities delivered as part of such consideration shall be valued as follows:

(i) Securities not subject to investment letter or other similar restrictions on free marketability covered by (ii) below:

(A) If traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such quotation system over the thirty (30) day period ending three (3) days prior to the closing;

(B) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and

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(C) If there is no active public market, the value shall be the fair market value thereof, as determined by the Board of Directors including a director elected by the holders of the Series A Preferred Stock, a director elected by the holders of the Series B Preferred Stock and a director elected by the holders of the Series D Preferred Stock.

(ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (i) (A), (B) or (C) to reflect the approximate fair market value thereof, as determined by the Board of Directors including a director elected by the holders of the Series A Preferred Stock, a director elected by the holders of the Series B Preferred Stock and a director elected by the holders of the Series D Preferred Stock; provided that if the Board of Directors is unable to reach agreement, then by independent appraisal by an investment banker agreed upon by the Board of Directors, including a director elected by the holders of the Series A Preferred Stock, a director elected by the holders of the Series B Preferred Stock and a director elected by the holders of the Series D Preferred Stock, that is at arm’s length with the individual members of the Board of Directors and hired and paid by the Corporation.

(b) Preference.

(i) In the event of any Liquidation, the holders of Series D Preferred Stock and the holders of the Series C Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any assets or property of the Corporation to the holders of Series A Preferred Stock, Series B Preferred Stock or Common Stock, an amount for each share of Series D Preferred Stock and Series C Preferred Stock held by them equal to (i) in the case of holders of Series D-1 Preferred Stock, the Original Series D-1 Price, plus an amount equal to all declared and unpaid dividends thereon (the “Series D-1 Initial Preference Amount”); (ii) in the case of holders of Series D-2 Preferred Stock, the Original Series D-2 Price, plus an amount equal to all declared and unpaid dividends thereon (the “Series D-2 Initial Preference Amount”); (iii) in the case of holders of Series D-3 Preferred Stock, the Original Series D-3 Price, plus an amount equal to all declared and unpaid dividends thereon (the “Series D-3 Initial Preference Amount”) and (iv) in the case of holders of Series C Preferred Stock, the Original Series C Price, plus an amount equal to all declared and unpaid dividends thereon (the “Series C Initial Preference Amount”, and, together with the Series D-1 Initial Preference Amount, Series D-2 Initial Preference Amount and Series D-3 Initial Preference Amount, collectively, the “Series D and Series C Initial Preference Amount”). If, upon any such Liquidation, the assets and funds available for distribution are insufficient to permit the payment to the holders of Series D Preferred Stock and Series C Preferred Stock of the full Series D and Series C Initial Preference Amount, then the entire assets and funds of the Corporation legally available for distribution to stockholders will be distributed among the holders of the Series D Preferred Stock and Series C Preferred Stock ratably in proportion to the full amount each holder would be entitled to receive pursuant to the preceding sentence of this Section 2(b)(i) if sufficient funds were available.

(ii) In the event of any Liquidation, after payment of the Series D and Series C Initial Preference Amount, the holders of Series B Preferred Stock shall be entitled to

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receive, prior and in preference to any further distribution of any assets or property of the Corporation to the holders of Series D Preferred Stock or Series C Preferred Stock or any distribution of any assets or property of the Corporation to the holders of Series A Preferred Stock or Common Stock, an amount for each share of Series B Preferred Stock held by them equal to the Original Series B Price plus an amount equal to all declared and unpaid dividends thereon (the “Series B Initial Preference Amount”). If, upon any such Liquidation, after payment of the Series D and Series C Initial Preference Amount, the assets and funds available for distribution are insufficient to permit the payment to the holders of Series B Preferred Stock of the full Series B Initial Preference Amount, then the entire remaining assets and funds of the Corporation legally available for distribution to stockholders will be distributed among the holders of the Series B Preferred Stock ratably in proportion to the full amount each holder would be entitled to receive pursuant to the preceding sentence of this Section 2(b)(ii) if sufficient funds were available.

(iii) In the event of any Liquidation, after payment of the Series D and Series C Initial Preference Amount and the Series B Initial Preference Amount, the holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to any further distribution of any assets or property of the Corporation to the holders of Series D Preferred Stock, Series C Preferred Stock or Series B Preferred Stock or any distribution of any assets or property of the Corporation to the holders of Common Stock, an amount equal to the Original Series A Price plus an amount equal to all declared and unpaid dividends thereon (the “Series A Initial Preference Amount”). If, upon any such Liquidation, after payment of the Series D and Series C Initial Preference Amount and Series B Initial Preference Amount, the assets and funds available for distribution are insufficient to permit the payment to the holders of Series A Preferred Stock of the full Series A Initial Preference Amount, then the entire remaining assets and funds of the Corporation legally available for distribution to stockholders will be distributed among the holders of the Series A Preferred Stock ratably in proportion to the full amount each holder would be entitled to receive pursuant to the preceding sentence of this Section 2(b)(iii) if sufficient funds were available.

(iv) In the event of any Liquidation, after payment of the Series D and Series C Initial Preference Amount, Series B Initial Preference Amount and Series A Initial Preference Amount, the holders of Series D Preferred Stock and Series C Preferred Stock shall be entitled to receive, prior and in preference to any further distribution of any assets or property of the Corporation to the holders of Series B Preferred Stock or Series A Preferred Stock or any distribution of any assets or property of the Corporation to the holders of Common Stock, an amount for each share of Series D Preferred Stock and Series C Preferred Stock held by them equal to (i) in the case of holders of Series D-1 Preferred Stock, one-half (1/2) of the Original Series D-1 Price (the “Series D-1 Subsequent Preference Amount”); (ii) in the case of holders of Series D-2 Preferred Stock, one-half (1/2) of the Original Series D-2 Price (the “Series D-2 Subsequent Preference Amount”); (iii) in the case of holders of Series D-3 Preferred Stock, one-half (1/2) of the Original Series D-3 Price (the “Series D-3 Subsequent Preference Amount”) and (iv) in the case of holders of Series C Preferred Stock, one-half (1/2) of the Original Series C Price (the “Series C Subsequent Preference Amount”, and, together with the Series D-1 Subsequent Preference Amount, Series D-2 Subsequent Preference Amount and Series D-3 Subsequent Preference Amount, collectively, the “Series D and Series C Subsequent Preference Amount”). If, upon any such Liquidation, after payment of the Series D and Series

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C Initial Preference Amount, Series B Initial Preference Amount and Series A Initial Preference Amount, the assets and funds available for distribution are insufficient to permit the payment to the holders of Series D Preferred Stock and Series C Preferred Stock of the full Series D and Series C Subsequent Preference Amount, then the entire remaining assets and funds of the Corporation legally available for distribution to stockholders will be distributed among the holders of the Series D Preferred Stock and Series C Preferred Stock ratably in proportion to the full amount each holder would be entitled to receive pursuant to the preceding sentence of this Section 2(b)(iv) if sufficient funds were available.

(v) In the event of any Liquidation, after payment of the Series D and Series C Initial Preference Amount, Series B Initial Preference Amount, Series A Initial Preference Amount and Series D and Series C Subsequent Preference Amount, the holders of Series B Preferred Stock shall be entitled to receive, prior and in preference to any further distribution of any assets or property of the Corporation to the holders of Series A Preferred Stock or any distribution of any assets or property of the Corporation to the holders of Common Stock, an amount for each share of Series B Preferred Stock held by them equal to one-half (1/2) of the Original Series B Price (the “Series B Subsequent Preference Amount”). If, upon any such Liquidation, after payment of the Series D and Series C Initial Preference Amount, Series B Initial Preference Amount, Series A Initial Preference Amount and Series D and Series C Subsequent Preference Amount, the assets and funds available for distribution are insufficient to permit the payment to the holders of Series B Preferred Stock of the full Series B Subsequent Preference Amount, then the entire remaining assets and funds of the Corporation legally available for distribution to stockholders will be distributed among the holders of the Series B Preferred Stock ratably in proportion to the full amount each holder would be entitled to receive pursuant to the preceding sentence of this Section 2(b)(v) if sufficient funds were available.

(vi) In the event of any Liquidation, after payment of the Series D and Series C Initial Preference Amount, Series B Initial Preference Amount, Series A Initial Preference Amount, Series D and Series C Subsequent Preference Amount and Series B Subsequent Preference Amount, the holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any assets or property of the Corporation to the holders of Common Stock, an amount for each share of Series A Preferred Stock held by them equal to one-half (1/2) of the Original Series A Price (the “Series A Subsequent Preference Amount”). If, upon any such Liquidation, after payment of the Series D and Series C Initial Preference Amount, Series B Initial Preference Amount, Series A Initial Preference Amount, Series D and Series C Subsequent Preference Amount and Series B Subsequent Preference Amount, the assets and funds available for distribution are insufficient to permit the payment to the holders of Series A Preferred Stock of the full Series A Subsequent Preference Amount, then the entire remaining assets and funds of the Corporation legally available for distribution to stockholders will be distributed among the holders of the Series A Preferred Stock ratably in proportion to the full amount each holder would be entitled to receive pursuant to the preceding sentence of this Section 2(b)(vi) if sufficient funds were available.

(vii) After payment in full has been made to the holders of Preferred Stock of the Series D and Series C Initial Preference Amount, Series B Initial Preference Amount, Series A Initial Preference Amount, Series D and Series C Subsequent Preference Amount, Series B Subsequent Preference Amount and Series A Subsequent Preference Amount,

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any remaining assets legally available for distribution shall be distributed ratably among the holders of Common Stock based on the number of shares of Common Stock held by each.

(c) In the event that the Corporation is a party to an Acquisition or Asset Transfer, then each holder of Preferred Stock shall be entitled to receive, for each share of Preferred Stock then held, out of the proceeds of such Acquisition or Asset Transfer, the greater of (i) the amount of cash, securities or other property which such holder would be entitled to receive pursuant to Sections 2(b)(i) – (vi) above, as applicable, and (ii) the amount of cash, securities or other property which such holder would be entitled to receive in such Liquidation with respect to such shares if such shares were converted to Common Stock immediately prior to such Acquisition or Asset Transfer.

3. VOTING RIGHTS.

(a) General Rights. The holders of the shares of Preferred Stock shall vote together with the holders of the shares of Common Stock as though part of the same class (except as otherwise provided herein) and shall be entitled to vote on all matters presented to the Corporation’s stockholders for a vote. The holders of shares of Preferred Stock shall be entitled to notice of any meeting of the stockholders pursuant to the Bylaws of the Corporation. The holders of the Preferred Stock shall be entitled to that number of votes equal to the largest number of whole shares of Common Stock into which such holder’s shares of Preferred Stock could be converted pursuant to Section 4 hereof, at the record date for the determination of stockholders entitled to vote on such matter or, if no such record date is established, at the date on which the holders of Common Stock entitled to vote on or consent to such matter shall be determined. The holders of shares of each series of Preferred Stock shall be entitled to vote as a separate class on any matter as to which such series would be entitled to vote separately under applicable law.

(b) Election of the Board of Directors.

(i) The number of members of the Board of Directors shall be determined in accordance with Section 7(e)(ii) below and the Bylaws of the Corporation (the “Bylaws”).

(ii) (A) The holders of Common Stock, voting as a separate class, shall be entitled to elect two (2) members of the Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors; (B) the holders of Series A Preferred Stock, voting as a separate class, shall be entitled to elect two (2) members of the Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors; (C) the holders of Series B Preferred Stock, voting as a separate class, shall be entitled to elect two (2) members of the Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors; (D) the holders of Series D Preferred Stock, with each series of Series D Preferred Stock voting together as a separate class, shall be entitled to elect two (2) members of the Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors and (E) the holders of Common Stock and Preferred Stock, voting together, shall be entitled to elect all remaining members of the Board of Directors at each

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meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors.

(iii) In the case of any vacancy in the office of a director occurring among the directors, whether due to the death, disability, resignation or removal of a member, elected by the holders of the Preferred Stock and/or Common Stock pursuant to Section 3(b) hereof, the remaining director or directors so elected by the holders of the Series A Preferred Stock, Series B Preferred Stock, Series D Preferred Stock voting together as a single class, Common Stock or both Common Stock and Preferred Stock voting together as a single class may, by affirmative vote of a majority thereof (or the remaining director so elected if there is but one) elect a successor or successors to hold the office for the unexpired term of the director or directors whose place or places shall be vacant. Any director who shall have been elected by the holders of (i) the Series A Preferred Stock, (ii) the Series B Preferred Stock, (iii) the Common Stock, (iv) the Series D Preferred Stock, voting together as a single class, or (v) both the Common Stock and the Preferred Stock, voting together as a single class, or any director so elected as provided in the preceding sentence hereof, may be removed during the aforesaid term of office, whether with or without cause, only by the affirmative vote of the holders electing such director which shall be (i) a majority of the Series A Preferred Stock, (ii) a majority of the Series B Preferred Stock, (iii) a majority of the Common Stock, (iv) a majority of the Series D Preferred Stock, voting together as a single class, or (v) a majority of the Common Stock and Preferred Stock, voting together as a single class, as the case may be.

4. CONVERSION.

(a) Right to Convert. Each share of Preferred Stock shall be convertible without the payment of any additional consideration by the holder thereof and, at the option of the holder thereof, at any time after the date of issuance of such shares and on or prior to the applicable Redemption Date, if any, as defined in Section 5(b) with respect to such series of Preferred Stock, at the office of the Corporation or any transfer agent of the Corporation for the Preferred Stock. Each share of Series A Preferred Stock shall be convertible at the conversion rate determined by dividing the Original Series A Price by the Series A Conversion Price (determined as provided herein) in effect at the time of conversion. Each share of Series B Preferred Stock shall be convertible at the conversion rate determined by dividing the Original Series B Price by the Series B Conversion Price (determined as provided herein) in effect at the time of conversion. Each share of Series C Preferred Stock shall be convertible at the conversion rate determined by dividing the Original Series C Price by the Series C Conversion Price (determined as provided herein) in effect at the time of conversion. Each share of Series D-1 Preferred Stock shall be convertible at the conversion rate determined by dividing the Original Series D-1 Price by the Series D-1 Conversion Price (determined as provided herein) in effect at the time of conversion. Each share of Series D-2 Preferred Stock shall be convertible at the conversion rate determined by dividing the Original Series D-2 Price by the Series D-2 Conversion Price (determined as provided herein) in effect at the time of conversion. Each share of Series D-3 Preferred Stock shall be convertible at the conversion rate determined by dividing the Original Series D-3 Price by the Series D-3 Conversion Price (determined as provided herein) in effect at the time of conversion. The “Original Series A Price” shall be $1.00 and the initial “Series A Conversion Price” shall be $0.831084435, each as adjusted for any consolidations, combinations, stock distributions, stock dividends, stock splits or similar events

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(each, a “Recapitalization Event”). The “Original Series B Price” shall be $0.7431 and the initial “Series B Conversion Price” shall be $0.7431, each as adjusted for Recapitalization Events. The “Original Series C Price” shall be $0.8017 and the initial “Series C Conversion Price” shall be $0.8017, each as adjusted for Recapitalization Events. The “Original Series D-1 Price” shall be $1.00 and the initial “Series D-1 Conversion Price” shall be $1.00, each as adjusted for Recapitalization Events. The “Original Series D-2 Price” shall be $2.25 and the initial “Series D-2 Conversion Price” shall be $2.25, each as adjusted for Recapitalization Events. The “Original Series D-3 Price” shall be $4.00 and the initial “Series D-3 Conversion Price” shall be $4.00, each as adjusted for Recapitalization Events. The number of shares of Common Stock into which each share of Series A Preferred Stock may be converted is hereinafter referred to as the “Series A Conversion Rate” of the Series A Preferred Stock. The number of shares of Common Stock into which each share of Series B Preferred Stock may be converted is hereinafter referred to as the “Series B Conversion Rate” of the Series B Preferred Stock. The number of shares of Common Stock into which each share of Series C Preferred Stock may be converted is hereinafter referred to as the “Series C Conversion Rate” of the Series C Preferred Stock. The number of shares of Common Stock into which each share of Series D-1 Preferred Stock may be converted is hereinafter referred to as the “Series D-1 Conversion Rate” of the Series D-1 Preferred Stock. The number of shares of Common Stock into which each share of Series D-2 Preferred Stock may be converted is hereinafter referred to as the “Series D-2 Conversion Rate” of the Series D-2 Preferred Stock. The number of shares of Common Stock into which each share of Series D-3 Preferred Stock may be converted is hereinafter referred to as the “Series D-3 Conversion Rate” of the Series D-3 Preferred Stock The applicable Conversion Price shall be subject to adjustment as set forth in Section 4(d) below.

(b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into such number of fully paid and nonassessable shares of Common Stock at the then effective Conversion Rate, as applicable, for each series of Preferred Stock immediately upon the earlier of:

(i) the written consent of the holders of more than seventy-five percent (75%) of the then-outstanding Preferred Stock, voting together as a class on an as-converted basis; or

(ii) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock (other than a registration on Form S-8, Form S-4 or comparable or successor forms), with aggregate gross proceeds (prior to underwriters’ commissions and expenses) to the Corporation of more than $20,000,000 and a per share price of not less than three (3) times the Original Series C Price.

Upon such automatic conversion, the Corporation shall pay (i) in cash, or to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock’s fair market value determined by the Board of Directors as of the date of such conversion) any declared and unpaid dividends on the shares of the Preferred Stock being converted and (ii) in cash (at the Common Stock’s fair market value determined by the Board of Directors as of the date of conversion) the value of any fractional share of Common Stock otherwise issuable to any holder of Preferred Stock.

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(c) Adjustments to Conversion Prices of the Preferred Stock.

(i) Special Definitions. For purposes of this Section 4(c), the following definitions shall apply:

(A) “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities (as defined below).

(B) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities convertible into or exchangeable for Common Stock.

(C) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section 4(c)(iii) below, deemed to be issued) by the Corporation after the Original Issue Date (as defined below), except for shares of Common Stock issued or issuable:

(I) upon conversion of shares of Preferred Stock;

(II) shares to officers, directors or employees of, or consultants to, the Corporation pursuant to a warrant, stock grant, option agreement or plan, purchase plan or other employee stock incentive program or agreement (any such plan or agreement, an “Incentive Plan”) approved by the Board of Directors and the holders of majority of the outstanding Series A Preferred Stock, the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding Series B Preferred Stock, the holders of a majority of the outstanding Series C Preferred Stock and the holders of a majority of the outstanding Series D Preferred Stock (voting together as a single class);

(III) in connection with the acquisition by the Corporation of another business entity or majority ownership thereof for consideration other than cash approved by the Board of Directors, including the affirmative vote of at least one (1) of the directors elected by the holders of the Series A Preferred Stock; at least one (1) of the directors elected by the holders of the Series B Preferred Stock; and at least one (1) of the directors elected by the holders of the Series D Preferred Stock;

(IV) shares or warrants issued to lease companies, real estate lessors, banks or financial institutions, in connection with any lease or debt financing transaction approved by the Board of Directors, including the affirmative vote of at least one (1) of the directors elected by the holders of the Series A Preferred Stock; at least one (1) of the directors elected by the holders of the Series B Preferred Stock; and at least one (1) of the directors elected by the holders of the Series D Preferred Stock;

(V) shares of Common Stock or Preferred Stock issuable upon exercise of warrants outstanding as of the Original Issue Date;

(VI) in connection with a transaction described in Section 4(c)(vi);

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(VII) in connection with the Series C Preferred Stock Purchase Agreement dated December 6, 2005 by and between the Corporation and the parties thereto and pursuant to that Second Series C Purchase Agreement dated, on or about March 31, 2006 by and between the Corporation and the parties thereto; or

(VIII) in connection with a strategic investment and/or acquisition of technology or intellectual property not principally for equity financing purposes approved by the Board of Directors, including the affirmative vote of at least one (1) of the directors elected by the holders of the Series A Preferred Stock; at least one (1) of the directors elected by the holders of the Series B Preferred Stock; and at least one (1) of the directors elected by the holders of the Series D Preferred Stock.

(D) “Original Issue Date” shall mean the date on which the Series C Preferred Stock was first issued by the Corporation.

(ii) No Adjustment of Conversion Prices. No adjustment in the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D-1 Conversion Price, Series D-2 Conversion Price or Series D-3 Conversion Price (each, a “Conversion Price”) shall be made with respect to the issuance of Additional Shares of Common Stock unless the consideration per share for an Additional Share of Common Stock issued or deemed issued by the Corporation, determined based on the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued or deemed issued, is less than the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D-1 Conversion Price, Series D-2 Conversion Price or Series D-3 Conversion Price, respectively, in effect on the date of, and immediately prior to, such issuance or deemed issuance (it being understood that an adjustment may be made to some but not all of the series of Preferred Stock in respect of any such issuance or deemed issuance).

(iii) Deemed Issue of Additional Shares of Common Stock. In the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities, the conversion or exchange of the Convertible Securities shall, subject to the exceptions specified in Section 4(c)(i)(C), be deemed to be Additional Shares of Common Stock issued as of the time of the issuance of such Option or Convertible Security or, in case such a record date shall have been fixed, as of the close of business on such record date, subject to the following:

(A) except as provided in Section 4(c)(iii)(B) and 4(c)(iii)(C) below, no further adjustment in the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D-1 Conversion Price, Series D-2 Conversion Price or Series D-3 Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

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(B) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Corporation, or change in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof (other than under or by reason of provisions designed to protect against dilution), the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D-1 Conversion Price, Series D-2 Conversion Price or Series D-3 Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(C) upon the expiration of any such Options or Convertible Securities, the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D-1 Conversion Price, Series D-2 Conversion Price and Series D-3 Conversion Price, to the extent in any way affected by or computed using such Options or Convertible Securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities; and

(D) no readjustment pursuant to Section 4(c)(iii) clauses (B) and (C) above shall have the effect of increasing the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D-1 Conversion Price, Series D-2 Conversion Price or Series D-3 Conversion Price, as applicable, to an amount which exceeds the lower of (1) the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D-1 Conversion Price, Series D-2 Conversion Price or Series D-3 Conversion Price, as applicable, in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Securities, or (2) the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D-1 Conversion Price, Series D-2 Conversion Price or Series D-3 Conversion Price, as applicable, that would have resulted from any issuance of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Securities) between the original adjustment date and such readjustment date.

(iv) Conversion Price Adjustment. In the event the Corporation shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 4(c)(iii)), after the Original Issue Date, without consideration or for a consideration per share less than the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D-1 Conversion Price, Series D-2 Conversion Price or Series D-3 Conversion Price, as applicable, in effect on the date of and immediately prior to such issuance, then and in each such event the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D-1 Conversion Price, Series D-2 Conversion Price or Series D-3 Conversion Price, as applicable, shall automatically be adjusted as set forth in this Section 4(c)(iv), unless otherwise provided in this Section 4. Whenever the Conversion Price of any series of Preferred Stock is to be adjusted pursuant to this Section 4(c)(iv), the new Series A Conversion Price, new Series B Conversion Price, new Series C Conversion Price, new Series D-1 Conversion Price, new Series D-2 Conversion Price or new Series D-3 Conversion Price, as applicable, shall be determined by multiplying the

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Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D-1 Conversion Price, Series D-2 Conversion Price or Series D-3 Conversion Price, as applicable, in effect immediately prior to such issue (or deemed issue) by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue (or deemed issue) plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued (or deemed issued) would purchase at such Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D-1 Conversion Price, Series D-2 Conversion Price or Series D-3 Conversion Price, as applicable, in effect immediately prior to such issuance (or deemed issuance), and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue (or deemed issue) plus the number of such Additional Shares of Common Stock so issued (or deemed issued). For the purposes of this Section 4(c)(iv), the number of outstanding shares of Common Stock shall be deemed to include the Common Stock issuable on conversion of all outstanding Preferred Stock, upon conversion or exercise of any other outstanding Convertible Securities and upon exercise of all outstanding Options (and assuming conversion of Convertible Securities issuable upon exercise of Options).

(v) Determination of Consideration. For purposes of this Section 4(c), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(A) Cash and Property: Such consideration shall:

(I) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof;

(II) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined by Board of Directors in the good faith exercise of its reasonable business judgment; and

(III) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (I) and (II) above, as determined in good faith by the Board of Directors.

(B) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 4(c)(iii), relating to Options and Convertible Securities, shall be determined by dividing:

(I) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such

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consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(II) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

(vi) Other Adjustments to Conversion Prices.

(A) Subdivisions, Combinations, or Consolidations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided, combined or consolidated, by stock split, stock dividend, combination or like event, into a greater or lesser number of shares of Common Stock after the Original Issue Date, the Conversion Prices in effect immediately prior to such subdivision, combination, consolidation or stock dividend shall, concurrently with the effectiveness of such subdivision, combination or consolidation, be proportionately adjusted.

(B) Distributions Other Than Cash Dividends Out of Retained Earnings. In case the Corporation shall declare a cash dividend upon its Common Stock payable otherwise than out of retained earnings or shall distribute to holders of its Common Stock shares of its capital stock (other than shares of Common Stock and other than as otherwise adjusted in this Section 4(c)), stock or other securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends out of retained earnings) or options or rights (excluding options to purchase and rights to subscribe for Common Stock or other securities of the Corporation convertible into or exchangeable for Common Stock), then, in each such case, provision shall be made so that the holders of Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation or such other property which they would have received had their Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 4 with respect to the rights of the holders of the Preferred Stock.

(C) Adjustment for Common Stock Dividends and Distributions. If, after the Original Issue Date, the Corporation at any time or from time to time makes, or fixes a record date for determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the Conversion Prices that are then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Conversion Prices then in effect by a fraction (i) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of

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such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Prices shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Prices shall be adjusted pursuant to this Section 4(c)(vi)(C) to reflect the actual payment of such dividend or distribution.

(D) Reclassifications and Reorganizations. In the case, at any time after the date hereof, of any capital reorganization (except as provided in the second and third sentences of Section 2(a)) or any reclassification of the stock of the Corporation (other than as a result of a stock dividend or subdivision, split-up or combination of shares), the Conversion Prices then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the outstanding shares of the Preferred Stock shall, after such reorganization or reclassification, be convertible into the kind and number of shares of stock or other securities or property of the Corporation or otherwise to which such holder would have been entitled if immediately prior to such reorganization or reclassification, the holder had converted the holder’s shares of the Preferred Stock into Common Stock. The provisions of this Section 4(c)(vi)(D) shall similarly apply to successive reorganizations, reclassifications or consolidations.

(d) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the applicable Conversion Prices pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of the Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based including the consideration received for any Additional Shares of Common Stock issued. The Corporation shall, upon the written request at any time of any holder of the Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the applicable Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the type and amount, if any, of other property which at the time would be received upon the conversion of the Preferred Stock.

(e) Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the headquarters of the Corporation or of any transfer agent for the Corporation and shall give written notice to the Corporation at such office that the holder elects to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued (except that no such written notice of election to convert shall be necessary in the event of an automatic conversion pursuant to Section 4(b) hereof). The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted (except that in the case of an automatic conversion pursuant to Section 4(b) hereof

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such conversion shall be deemed to have been made immediately prior to the effectiveness of the written consent or the closing of the offering referred to in Section 4(b)) and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. Upon the occurrence of either of the events specified in Section 4(b) above, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.

(f) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of shares of Preferred Stock. In lieu of any fractional shares to which the holder of Preferred Stock would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of one share of Common Stock as determined by the Board of Directors. The number of whole shares issuable to each holder upon such conversion shall be determined on the basis of the number of shares of Common Stock issuable upon conversion of the total number of shares of Preferred Stock of each holder at the time converting into Common Stock.

(g) Status of Redeemed or Converted Shares. No shares of Preferred Stock which have been converted into Common Stock or redeemed after the original issuance thereof shall ever again be reissued and all such shares so converted or redeemed shall upon such conversion or redemption be appropriately canceled on the books of the Corporation and shall be restored to the status of authorized but unissued Preferred Stock of the Corporation, undesignated as to series.

(h) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(i) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property or to receive any other right, the Corporation shall mail to each holder of Preferred Stock at least ten (10) days prior to such record date, a notice specifying the date on

16

which any such record is to be taken for the purpose of such dividend or distribution or right, and the amount and character of such dividend, distribution or right.

(j) Payment of Taxes. The Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Preferred Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered.

5. REDEMPTION.

(a) At any time on or after September 13, 2008, the Corporation shall, upon receipt of the written request (the “Series A Redemption Request”) of the holders of a majority of the Series A Preferred Stock then outstanding, redeem for cash out of any funds legally available therefor ratably from holders thereof, on each of the relevant Redemption Dates (as defined below), that number of shares of Series A Preferred Stock equal to at least one-eighth of the number of shares of Series A Preferred Stock outstanding on the date of the Series A Redemption Request. Notwithstanding the foregoing, the number of the shares of Series A Preferred Stock redeemed on any Redemption Date may be increased at the option of the Corporation. The redemption of Series A Preferred Stock pursuant to this Section 5(a) shall be made at a price per share equal to the Original Series A Price, plus an amount equal to the amount of all declared but unpaid dividends through the applicable Redemption Date. The Corporation need not establish any sinking fund for redemption of the Series A Preferred Stock. The total amount to be paid with respect to each share of Series A Preferred Stock is hereinafter referred to as the “Series A Redemption Price.” Notwithstanding the foregoing, no shares of Series A Preferred Stock shall be redeemed pursuant to this Section 5(a) and the redemption of those shares suspended for the applicable time unless and until all the outstanding shares of Series B Preferred Stock have first been redeemed pursuant to Section 5(b), all the outstanding shares of Series C Preferred Stock have first been redeemed pursuant to Section 5(c) and all the outstanding shares of Series D Preferred Stock have first been redeemed pursuant to Section 5(d).

(b) At the earlier of (i) any time on or after March 27, 2010 or (ii) a Series A Redemption Request, the Corporation shall, upon receipt of the written request (the “Series B Redemption Request”) of the holders of a majority of the Series B Preferred Stock then outstanding, redeem for cash out of any funds legally available therefor ratably from holders thereof, on each of the relevant Redemption Dates, that number of shares of Series B Preferred Stock equal to at least one-eighth of the number of shares of Series B Preferred Stock outstanding on the date of the Series B Redemption Request. Notwithstanding the foregoing, the number of the shares of Series B Preferred Stock redeemed on any Redemption Date may be increased at the option of the Corporation. The redemption of Series B Preferred Stock pursuant to this Section 5(b) shall be made at a price per share equal to the Original Series B Price, plus an amount equal to the amount of all declared but unpaid dividends through the applicable Redemption Date. The Corporation need not establish any sinking fund for redemption of the Series B Preferred Stock. The total amount to be paid with respect to each share of Series B Preferred Stock is hereinafter referred to as the “Series B Redemption Price.” Notwithstanding

17

the foregoing, no shares of Series B Preferred Stock shall be redeemed pursuant to this Section 5(b) and the redemption of those shares suspended for the applicable time unless and until all the outstanding shares of Series C Preferred Stock have first been redeemed pursuant to Section 5(c) and all the outstanding shares of Series D Preferred Stock have first been redeemed pursuant to Section 5(d).

(c) At the earlier of (i) any time on or after March 27, 2010, (ii) a Series A Redemption Request or (iii) a Series B Redemption Request, the Corporation shall, upon receipt of the written request (the “Series C Redemption Request”) of the holders of a majority of the Series C Preferred Stock then outstanding, voting together as a single class on an as-converted basis, redeem for cash out of any funds legally available therefor ratably from holders thereof, on each of the relevant Redemption Dates, that number of shares of Series C Preferred Stock equal to at least one-eighth of the number of shares of Series C Preferred Stock outstanding on the date of the Series C Redemption Request. Notwithstanding the foregoing, the number of the shares of Series C Preferred Stock redeemed on any Redemption Date may be increased at the option of the Corporation. The redemption of Series C Preferred Stock pursuant to this Section 5(c) shall be made at a price per share equal to the Original Series C Price, plus an amount equal to the amount of all declared but unpaid dividends through the applicable Redemption Date. The Corporation need not establish any sinking fund for redemption of the Series C Preferred Stock. The total amount to be paid with respect to each share of Series C Preferred Stock is hereinafter referred to as the “Series C Redemption Price.” In the event that both a Series C Redemption Request and Series D Redemption Request are made, such redemptions shall be made pari passu.

(d) At the earlier of (i) any time on or after March 27, 2010, (ii) a Series A Redemption Request or (iii) a Series B Redemption Request, the Corporation shall, upon receipt of the written request (the “Series D Redemption Request”) of the holders of a majority of the Series D Preferred Stock then outstanding, voting together as a single class on an as-converted basis, redeem for cash out of any funds legally available therefor ratably from holders thereof, on each of the relevant Redemption Dates, that number of shares of Series D Preferred Stock equal to at least one-eighth of the number of shares of Series D Preferred Stock outstanding on the date of the Series D Redemption Request. Notwithstanding the foregoing, the number of the shares of Series D Preferred Stock redeemed on any Redemption Date may be increased at the option of the Corporation. The redemption of Series D Preferred Stock pursuant to this Section 5(d) shall be made at a price per share equal to (i) in the case of holders of Series D-1 Preferred Stock, the Original Series D-1 Price, plus an amount equal to the amount of all declared but unpaid dividends through the applicable Redemption Date; (ii) in the case of holders of Series D-2 Preferred Stock, the Original Series D-2 Price, plus an amount equal to the amount of all declared but unpaid dividends through the applicable Redemption Date and (iii) in the case of holder of Series D-3 Preferred Stock, the Original Series D-3 Price, plus an amount equal to the amount of all declared but unpaid dividends through the applicable Redemption Date. The Corporation need not establish any sinking fund for redemption of the Series D Preferred Stock. The total amount to be paid with respect to each share of Series D-1 Preferred Stock is hereinafter referred to as the “Series D-1 Redemption Price”; the total amount to be paid with respect to each share of Series D-2 Preferred Stock is hereinafter referred to as the “Series D-2 Redemption Price”; and the total amount to be paid with respect to each share of Series D-3 Preferred Stock is hereinafter referred to as the “Series D-3 Redemption Price.” In the event

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that both a Series C Redemption Request and Series D Redemption Request are made, such redemptions shall be made pari passu.

(e) A Series A Redemption Request, Series B Redemption Request, Series C Redemption Request or Series D Redemption Request (each, a “Redemption Request”) shall set forth the requested date of the redemption, which date in no event shall be fewer than ninety (90) days nor more than one hundred eighty (180) days after the date of such Redemption Request, or such later date as the holders of at least a majority of the then-outstanding Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock (taken together as a single class), as applicable, shall agree in writing. Such date (the “Initial Redemption Date”) and each of the subsequent seven (7) three-month anniversaries thereof are referred to herein collectively as the “Redemption Dates” and individually as a “Redemption Date.” Within ten (10) days of a Redemption Request, the Corporation shall give written notice to each holder of record of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and/or Series D Preferred Stock, as applicable, of the redemption to be effected, specifying the Initial Redemption Date, the number of shares being redeemed on the Initial Redemption Date, the anticipated redemption price and the place at which payment may be obtained, and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, the certificate or certificates representing the shares of Preferred Stock being redeemed (the “Redemption Notice”), or indicating that such Redemption Request has been suspended pursuant to the terms hereof. On or after the Initial Redemption Date and each subsequent Redemption Date, each holder of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and/or Series D Preferred Stock, as applicable, shall surrender to the Corporation the certificate or certificates representing the shares being redeemed on such Redemption Date, in the manner and at the place designated in the Redemption Notice, and thereupon the redemption price for shares being redeemed on such Redemption Date shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. If a surrendered certificate represents more shares than are being redeemed on an applicable Redemption Date, a new certificate for non-redeemed shares shall be issued to its surrendering holder.

(f) On or prior to each Redemption Date, the Corporation shall deposit the portion of the redemption price to be paid upon such Redemption Date of all shares to be redeemed with a bank or trust company having aggregate capital and surplus in excess of $100,000,000, as a trust fund, with irrevocable instructions and authority to the bank or trust company to pay, on and after such Redemption Date, the applicable redemption price of the shares to their respective holders upon the surrender of their share certificates. Any moneys deposited by the Corporation pursuant to this Section 5(f) for the redemption of shares of Preferred Stock thereafter converted into shares of Common Stock pursuant to this Section 5 no later than the fifth (5th) day preceding the Redemption Date shall be returned to the Corporation forthwith upon such conversion. The balance of any funds deposited by the Corporation pursuant to this Section 5(f) remaining unclaimed at the expiration of one (1) year following such Redemption Date shall be returned to the Corporation promptly upon its written request.

(g) From and after the applicable Redemption Date, unless there shall have been a default in payment of the applicable redemption price, all rights of the holders of such shares as holders of the Preferred Stock (except the right to receive the redemption price for the

19

shares being redeemed on such Redemption Date) shall cease with respect to the shares being redeemed on such Redemption Date, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of Preferred Stock on any Redemption Date are insufficient to redeem the total number of shares of Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably (based on the respective redemption prices) among the holders of such shares to be redeemed; provided that the Corporation may not redeem fractional shares of Preferred Stock. The shares of Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of the Preferred Stock, such funds will immediately be used to redeem the balance of the shares which the Corporation has become obligated to redeem on any Redemption Date but which it has not redeemed.

6. NOTICES.

All notices, requests and other communications to the Corporation shall be in writing addressed to the Corporation at its principal office, and to the holders of Preferred Stock at their addresses appearing on the stock ownership records of the Corporation and delivered by a nationally recognized overnight mail carrier, certified mail return receipt requested, by electronic mail or facsimile. Any notice sent by nationally-recognized overnight mail carrier shall be deemed to be delivered on the expected date of delivery. Any notice sent by certified mail, return receipt requested, shall be deemed to be delivered five (5) days after mailing. Electronic mail shall be deemed delivered the day of its mailing, upon the receipt by sender of confirmation of delivery. Any notice sent by facsimile shall be deemed delivered upon the receipt by sender of written confirmation of transmission.

7. PROTECTIVE PROVISIONS.

(a) In addition to any other rights provided by law, so long as at least Four Million (4,000,000) shares of Series A Preferred Stock shall be outstanding (as adjusted for any Recapitalization Events), the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of a majority of the outstanding shares of Series A Preferred Stock, voting together as a class:

(i) authorize a new series of stock or other Convertible Security of the Corporation senior to or on parity with the Series A Preferred Stock with respect to dividends, voting, conversion, redemption or liquidation preference;

(ii) amend or repeal any provision of, or add any provision to, this Certificate of Incorporation, as amended, or Bylaws, whether by merger, consolidation or otherwise, if such repeal or change would adversely affect the rights of the holders of the Series A Preferred Stock; or

(iii) redeem, purchase or otherwise acquire any share or shares of Preferred Stock; provided, however, that this restriction shall not apply to the following:

20

(A) the conversion of shares of Preferred Stock pursuant to the provisions of Section 4 above;

(B) the redemption of shares of Preferred Stock pursuant to the provisions of Section 5 above; or

(C) a Permitted Repurchase.

(b) In addition to any other rights provided by law, so long as at least Seven Million (7,000,000) shares of Series B Preferred Stock shall be outstanding (as adjusted for any Recapitalization Events), the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of Series B Preferred Stock, voting together as a class:

(i) authorize a new series of stock or other Convertible Security of the Corporation senior to or on parity with the Series B Preferred Stock with respect to dividends, voting, conversion, redemption or liquidation preference;

(ii) amend or repeal any provision of, or add any provision to, this Certificate of Incorporation, as amended, or Bylaws, whether by merger, consolidation or otherwise, if such repeal or change would adversely affect the rights of the holders of the Series B Preferred Stock; or

(iii) redeem, purchase or otherwise acquire any share or shares of Preferred Stock; provided, however, that this restriction shall not apply to the following:

(A) the conversion of shares of Preferred Stock pursuant to the provisions of Section 4 above;

(B) the redemption of shares of Preferred Stock pursuant to the provisions of Section 5 above; or

(C) a Permitted Repurchase.

(c) In addition to any other rights provided by law, so long as at least Seven Million (7,000,000) shares of Series C Preferred Stock shall be outstanding (as adjusted for any Recapitalization Events), the Corporation shall not, whether by merger, recapitalization or otherwise, without first obtaining the affirmative vote or written consent of the holders of a majority of the outstanding shares of Series C Preferred Stock, voting together as a class:

(i) authorize a new series of stock or other Convertible Security of the Corporation senior to or on parity with the Series C Preferred Stock with respect to dividends, voting, conversion, redemption or liquidation preference;

(ii) amend or repeal any provision of, or add any provision to, this Certificate of Incorporation, as amended, or Bylaws, if such repeal or change would adversely affect the rights of the holders of the Series C Preferred Stock; or

21

(iii) redeem, purchase or otherwise acquire any share or shares of Preferred Stock; provided, however, that this restriction shall not apply to the following:

(A) the conversion of shares of Preferred Stock pursuant to the provisions of Section 4 above;

(B) the redemption of shares of Preferred Stock pursuant to the provisions of Section 5 above; or

(C) a Permitted Repurchase.

(d) In addition to any other rights provided by law, so long as at least Seven Million (7,000,000) shares of Series D Preferred Stock shall be outstanding (as adjusted for any Recapitalization Events), the Corporation shall not, whether by merger, recapitalization or otherwise, without first obtaining the affirmative vote or written consent of the holders of a majority of the outstanding shares of Series D Preferred Stock, voting together as a class:

(i) authorize a new series of stock or other Convertible Security of the Corporation senior to or on parity with the Series D Preferred Stock with respect to dividends, voting, conversion, redemption or liquidation preference;

(ii) amend or repeal any provision of, or add any provision to, this Certificate of Incorporation, as amended, or Bylaws, if such repeal or change would adversely affect the rights of the holders of any series of Series D Preferred Stock; or

(iii) redeem, purchase or otherwise acquire any share or shares of Preferred Stock; provided, however, that this restriction shall not apply to the following:

(A) the conversion of shares of Preferred Stock pursuant to the provisions of Section 4 above;

(B) the redemption of shares of Preferred Stock pursuant to the provisions of Section 5 above; or

(C) a Permitted Repurchase.

(e) In addition to any other rights provided by law, so long as at least Seven Million (7,000,000) shares of Series D Preferred Stock shall be outstanding (as adjusted for any Recapitalization Events), Seven Million (7,000,000) shares of Series C Preferred Stock shall be outstanding (as adjusted for any Recapitalization Events), Seven Million (7,000,000) shares of Series B Preferred Stock shall be outstanding (as adjusted for any Recapitalization Events) or Four Million (4,000,000) shares of Series A Preferred Stock shall be outstanding (as adjusted for any Recapitalization Events), the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of at least seventy-five percent (75%) of the outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, voting together as a class on an as-converted basis:

(i) effect a Liquidation, as defined in Section 2(a);

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(ii) change the authorized number of directors of the Corporation;

(iii) increase or decrease (other than by redemption or conversion) the total number of authorized shares of Preferred Stock;

(iv) permit any corporation or other business entity in which the Corporation has more than a majority interest in such entity’s voting securities to sell securities to a party other than the Corporation;

(v) declare or pay any dividend or make any distribution on any Common Stock, other than a dividend or other distribution payable in additional shares of Common Stock of the Corporation;

(vi) redeem, purchase or otherwise acquire any share or shares of Preferred Stock or Common Stock; provided, however, that this restriction shall not apply to the following:

(A) the conversion of shares of Preferred Stock pursuant to the provisions of Section 4 above;

(B) the redemption of shares of Preferred Stock pursuant to the provisions of Section 5 above; or

(C) a Permitted Repurchase; or

(vii) amend or waive compliance with any provision of this Section 7(e).

ARTICLE V

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Fifth Amended and Restated Certificate of Incorporation or the Bylaws, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation. Election of directors need not be by written ballot, unless the Bylaws so provide.

ARTICLE VI

The Board of Directors is authorized to make, adopt, amend, alter or repeal the Bylaws. The stockholders shall also have power to make, adopt, amend, alter or repeal the Bylaws.

ARTICLE VII

To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of the foregoing provisions of this Article VII by the

23

stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions occurring prior to, such repeal or modification.

The Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California General Corporations Law (the “CGCL”)) for breach of duty to the Corporation and its stockholders through bylaw provisions or through agreements with the agents, or through stockholder resolutions, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the CGCL, subject, at any time or times that the Corporation is subject to Section 2115(b) of the CGCL, to the limits on such excess indemnification set forth in Section 204 of the CGCL.

*    *    *

4. This Fifth Amended and Restated Certificate of Incorporation has been duly adopted by the Board of Directors and stockholders of the Corporation in accordance with the applicable provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, this Fifth Amended and Restated Certificate of Incorporation has been executed by the Chief Executive Officer of the Corporation this        day of May, 2007.

By:
, Chief Executive Officer

25

EXHIBIT J

280G WAIVER

WAIVER

In connection with the contemplated merger (the “Merger”) of a subsidiary of [PARENT], a Delaware corporation (“Parent”), with and into [TARGET], a Delaware corporation (the “Company”), pursuant to that certain Agreement and Plan of Merger and Reorganization to be entered into by and among Parent, [MERGER ACQUISITION SUB], a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and [                      ] as the Stockholders’ Representative, the undersigned may retain and/or receive certain payments, or increases in payments, contingent upon such Merger which will result in a “change in the ownership or effective control” of the Company within the meaning of Section 280G(b)(2) of the United States Internal Revenue Code of 1986, as amended (the “Code”) as detailed below (the “Payments”).

A. [DESCRIBE PAYMENT X]

B. [DESCRIBE PAYMENT Y]

C. [DESCRIBE PAYMENT Z]

The total value of each Payment described above which the undersigned may retain and/or receive, and the amount of each such Payment that the undersigned agrees to put at risk, is approximately:

Payment	Amount			Amount at Risk

[X]	$	[	]	$	[	]

[Y]	$	[	]	$	[	]

[Z]	$	[	]	$	[	]

TOTAL	$	[	]	$	[	][1]

The undersigned, recognizing that the Company will rely on this Waiver in connection with the stockholder approval of these Payments, agrees as follows:

1. Waiver. The undersigned hereby waives the undersigned’s right to the Payments, but only to the extent that the Payments, in the absence of this waiver, would constitute “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and then only to the extent necessary to prevent such Payment from constituting a parachute payment within the meaning of Section 280G(b)(2) and thereby become subject to the excise tax imposed by Section 4999 of the Code (the approximate maximum amount noted as “Amount At Risk” above).

Notwithstanding the foregoing, if more than 75% of the voting power of outstanding stock of the Company votes to approve such Payments in accordance with Section 280G(b)(5) of the Code, the undersigned shall retain and/or receive such Payments in full without regard to

[1]

The total approximate “Amount at Risk” should equal the amount by which the aggregate “Amount” exceeds 2.99 times the undersigned’s “base amount,” as defined in Section 280G(b)(3) of the Code and related Treasury regulations. The undersigned’s base amount is approximately $                 and 2.99 times such base amount is approximately $                .

this waiver. If 75% or less of the voting power of outstanding stock of the Company votes to approve such Payments, the undersigned shall retain and/or receive such Payments to the extent that it would not constitute a parachute payment within the meaning of Section 280G(b)(2) of the Code. For purposes of this paragraph, the undersigned understands that shares of stock of the Company owned or constructively owned by disqualified individuals (as such term is defined in Section 280G(c) of the Code), such as the undersigned, who receive (or are to receive) payments which would be parachute payments but for the stockholder vote described in this paragraph, or by any entity stockholder disqualified pursuant to Treasury Regulation § 1.280G-1, Q&A-7(b)(4), shall be deemed not to be outstanding.

2. Full Force and Effect. All other provisions of the agreements embodying the Payments shall remain in full force and effect. Should the Merger fail to become effective, this Waiver shall be without force or effect. Facsimile signatures shall have the same force and effect as original signatures.

3. Construction. This Waiver shall be construed in accordance with the laws of the State of Delaware, excluding conflicts of laws principles, with the understanding that it is intended to exempt the Payments from the application of Section 4999 of the Internal Revenue Code by reason of Section 280G(b)(5) of the Internal Revenue Code.

4. Irrevocable. This Waiver is irrevocable to the fullest extent provided under the laws of the State of California and may not be amended or otherwise modified without the prior written consent of Parent and the undersigned.

The undersigned has executed this Waiver on                     , 2007.

[NAME]

EXHIBIT K

FORM OF AFFILIATE AGREEMENT

AFFILIATE AGREEMENT

THIS AFFILIATE AGREEMENT (“Affiliate Agreement”) is being executed and delivered as of                 , 2007 by                  (“Stockholder”) in favor of and for the benefit of Entropic Communications, Inc., a Delaware corporation (“Parent”).

RECITALS

A. Stockholder is a stockholder of, and is an officer and/or director of, RF Magic, Inc., a Delaware corporation (the “Company”).

B. Parent, the Company, Raptor Acquisition Sub, Inc., a wholly owned subsidiary of Parent (“Merger Sub”), and the Stockholders’ Representative have entered into an Agreement and Plan of Merger and Reorganization dated as of April 9, 2007 (the “Merger Agreement”), providing for the merger of Merger Sub into the Company (the “Merger”). The Merger Agreement contemplates that, upon consummation of the Merger, (i) holders of shares of the common stock of the Company will receive shares of common stock of Parent (“Parent Common Stock”) in exchange for their shares of common stock of the Company and holders of shares of the preferred stock of the Company will receive shares of preferred stock of Parent (“Parent Preferred Stock” and, together with the “Parent Common Stock”, the “Parent Stock”) in exchange for their shares of preferred stock of the Company, and (ii) the Company will become a wholly owned subsidiary of Parent. It is accordingly contemplated that Stockholder will receive shares of Parent Stock in the Merger.

C. Stockholder understands that the Parent Stock being issued in the Merger will be issued pursuant to Section 3(a)(10) of the Securities Act of 1933, as amended (the “Securities Act”), and that Stockholder may be deemed an “affiliate” of Parent as such term is defined for purposes of paragraphs (c) and (d) of Rule 145 under the Securities Act.

AGREEMENT

Stockholder, intending to be legally bound, agrees as follows:

1. No Admission. Execution of this Affiliate Agreement shall not be considered an admission by Stockholder that Stockholder is an “affiliate” of Parent, or as a waiver of any rights Stockholder may have to object to any claim that Stockholder is an “affiliate” of Parent.

2. Beneficial Ownership of Shares of the Company. Stockholder is the sole record and “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of shares of common stock and/or preferred stock of the Company (the “Company Shares”). Stockholder has good and valid title to the Company Shares (other than those deemed “beneficially owned” under Rule 13d-3 only because they may be acquired by Stockholder within 60 days), free and clear of any liens, pledges, security interests, adverse claims, equities, options, proxies, charges, encumbrances or restrictions of any nature. Stockholder has the sole right to vote and to dispose of the Company Shares.

3. Prohibitions Against Transfer.

(a) Stockholder agrees that Stockholder shall not effect any sale, transfer or other disposition of any shares of Parent Stock that Stockholder is to receive in the Merger (the “Parent Shares”) unless: (a) such sale, transfer or other disposition is effected pursuant to an effective registration statement under the Securities Act; (b) such sale, transfer or other disposition is made in conformity with the requirements of Rule 145 under the Securities Act, as evidenced by a broker’s letter and a representation letter executed by Stockholder (reasonably satisfactory in form and content to Parent) stating that such requirements have been met; (c) counsel reasonably satisfactory to Parent shall have advised Parent in a written opinion letter (reasonably satisfactory in form and content to Parent), upon which Parent may rely, that such sale, transfer or other disposition will be exempt from the registration requirements of the Securities Act; or (d) an authorized representative of the Securities and Exchange Commission (“SEC”) shall have rendered written advice to Stockholder to the effect that the SEC would take no action, or that the staff of the SEC would not recommend that the SEC take action, with respect to such sale, transfer or other disposition, and a copy of such written advice and all other related communications with the SEC shall have been delivered to Parent.

(b) Stockholder has carefully read this Affiliate Agreement and, to the extent Stockholder felt necessary, has discussed with counsel the limitations imposed on Stockholder’s ability to sell, transfer or otherwise dispose of the Parent Shares. Stockholder fully understands the limitations this Affiliate Agreement places upon Stockholder’s ability to sell, transfer or otherwise dispose of the Parent Shares.

4. Stop Transfer Instructions; Legend.

Stockholder acknowledges and agrees that (a) stop transfer instructions will be given to Parent’s transfer agent with respect to the Parent Shares, and (b) each certificate representing any of such shares shall bear a legend identical or similar in effect to the following legend (together with any other legend or legends required by applicable state securities laws or otherwise):

“THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145(d) OF THE SECURITIES ACT OF 1933 APPLIES AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH RULE AND IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED AS OF JUNE __, 2007, BETWEEN THE REGISTERED HOLDER HEREOF AND THE ISSUER, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICES OF THE ISSUER.”

5. Independence of Obligations. The covenants and obligations of Stockholder set forth in this Affiliate Agreement shall be construed as independent of any other agreement or arrangement between Stockholder, on the one hand, and the Company or Parent, on the other. The existence of any claim or cause of action by Stockholder against the Company or Parent shall not constitute a defense to the enforcement of any of such covenants or obligations against Stockholder.

6. Specific Performance. Stockholder agrees that in the event of any breach or threatened breach by Stockholder of any covenant, obligation or other provision contained in this Affiliate Agreement, Parent shall be entitled (in addition to any other remedy that may be available to Parent) to: (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (b) an injunction restraining such breach or threatened breach. Stockholder further agrees that neither Parent nor any other person or entity shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this section, and Stockholder irrevocably waives any right he may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

7. Other Agreements. Nothing in this Affiliate Agreement shall limit any of the rights or remedies of Parent under the Merger Agreement, or any of the rights or remedies of Parent or any of the obligations of Stockholder under any agreement between Stockholder and Parent or any certificate or instrument executed by Stockholder in favor of Parent; and nothing in the Merger Agreement or in any other agreement, certificate or instrument shall limit any of the rights or remedies of Parent or any of the obligations of Stockholder under this Affiliate Agreement.

8. Notices. Any notice or other communication required or permitted to be delivered to Stockholder or Parent under this Affiliate Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other party):

if to Parent:

Entropic Communications, Inc. 9276 Scranton Road, Suite 200 San Diego, CA 92121 Attn: Chief Executive Officer Fax: (858) 546-2409

if to Stockholder:

Name:
Address:

Fax:

9. Severability. Any term or provision of this Affiliate Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Affiliate Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

10. Governing Law; Waiver of Jury Trial. This Affiliate Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws). STOCKHOLDER IRREVOCABLY WAIVES THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY RELATING TO THIS AFFILIATE AGREEMENT OR THE ENFORCEMENT OF ANY PROVISION OF THIS AFFILIATE AGREEMENT.

11. Waiver; Termination. No failure on the part of Parent to exercise any power, right, privilege or remedy under this Affiliate Agreement, and no delay on the part of Parent in exercising any power, right, privilege or remedy under this Affiliate Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Parent shall not be deemed to have waived any claim arising out of this Affiliate Agreement, or any power, right, privilege or remedy under this Affiliate Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Parent; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given. If the Merger Agreement is terminated, this Affiliate Agreement shall thereupon terminate.

12. Captions. The captions contained in this Affiliate Agreement are for convenience of reference only, shall not be deemed to be a part of this Affiliate Agreement and shall not be referred to in connection with the construction or interpretation of this Affiliate Agreement.

13. Further Assurances. Stockholder shall execute and/or cause to be delivered to Parent such instruments and other documents and shall take such other actions as Parent may reasonably request to effectuate the intent and purposes of this Affiliate Agreement.

14. Entire Agreement. This Affiliate Agreement, the Merger Agreement and any Voting Agreement or Noncompetition Agreement between Stockholder and Parent collectively set forth the entire understanding of Parent and Stockholder relating to the subject matter hereof and thereof and supersede all other prior agreements and understandings between Parent and Stockholder relating to the subject matter hereof and thereof.

15. Non-Exclusivity. The rights and remedies of Parent hereunder are not exclusive of or limited by any other rights or remedies which Parent may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative).

16. Amendments. This Affiliate Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Parent and Stockholder.

17. Assignment. This Affiliate Agreement and all obligations of Stockholder hereunder are personal to Stockholder and may not be transferred or delegated by Stockholder at any time. Parent may freely assign any or all of its rights under this Affiliate Agreement, in whole or in part, to any other person or entity without obtaining the consent or approval of Stockholder.

18. Binding Nature. Subject to Section 17, this Affiliate Agreement will inure to the benefit of Parent and its successors and assigns and will be binding upon Stockholder and Stockholder’s representatives, executors, administrators, estate, heirs, successors and assigns.

19. Survival. Each of the representations, warranties, covenants and obligations contained in this Affiliate Agreement shall survive the consummation of the Merger.

Stockholder has executed this Affiliate Agreement on                 , 2007.

(Signature)

(Print Name)

Title (if applicable)

EXHIBIT L

COMPANY STOCKHOLDERS SIGNING AFFILIATE AGREEMENTS

In accordance with Item 601 of Regulation S-K, the Registrant has omitted this exhibit containing certain signatory information. The Registrant agrees to furnish supplementally a copy of any omitted materials to the Securities and Exchange Commission upon request.

EXHIBIT M

FORM OF ESCROW AGREEMENTS

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (“Agreement”) is made and entered into as of June 30th, 2007, by and among: Entropic Communications, Inc., a Delaware corporation (“Parent”); Raptor Acquisition Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”); Mark Foley, as representative (the “Stockholders’ Representative”) of the former stockholders of RF Magic, Inc., a Delaware corporation (the “Company”); and LaSalle Bank National Association, a national banking association (the “Escrow Agent”).

RECITALS

A. Parent, Merger Sub, Company and the Stockholders’ Representative have entered into an Agreement and Plan of Merger and Reorganization dated April 9, 2007, as amended April 20, 2007 (the “Merger Agreement”), pursuant to which Merger Sub is merging with and into the Company.

B. The Merger Agreement contemplates the establishment of an escrow arrangement to secure rights to hold harmless and indemnify each of the Parent Indemnitees for any Damages which are suffered or incurred by any of the Parent Indemnitees or to which any of the Parent Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are in connection with the matters set forth in the Merger Agreement.

C. Pursuant to Section 10.1 of the Merger Agreement and Section 10 of this Agreement, the Stockholders’ Representative (a) has been irrevocably appointed to serve as the Stockholders’ Representative for, among other things, administration of the provisions of Section 9 and Section 10 of the Merger Agreement, (b) is entitled to reimbursement for certain fees, costs and expenses, and (c) together with his affiliates and their respective Representatives, is entitled to be indemnified, defended and held harmless against certain losses, liabilities and expenses.

D. A copy of the Merger Agreement has been delivered to the Escrow Agent solely for the purposes of providing it with documentation of the appointment of the Stockholders’ Representative, affording it access to definitions set forth therein as provided in Section 1 below and affording it access to the arbitration provisions set forth in Section 10.8 of the Merger Agreement.

AGREEMENT

The parties, intending to be legally bound, agree as follows:

Section 1. Defined Terms. Capitalized terms used in this Agreement and not otherwise defined shall have the meanings given to them in the Merger Agreement.

1.1 A “Window Period” shall commence on the third business day after general public release of Parent’s annual or quarterly revenues and continuing through the last day of the last month of the quarter. Any Window Period may be closed early or may not open in the sole discretion of Parent’s President and Chief Financial Officer.

Section 2. Escrow and Indemnification.

2.1 Escrow of Shares. Simultaneously with or promptly following the execution of this Agreement, the Parent shall deposit with the Escrow Agent a certificate for 2,875,418 shares of Parent common stock, par value $0.001, (“Common Stock Escrow Shares”), a certificate for 341,639 shares of Parent Series D-1 Preferred Stock, par value $0.001 (“Series D-1 Escrow Shares”), a certificate for 2,862,295 shares of Parent Series D-2 Preferred Stock, par value $0.001 (“Series D-2 Escrow Shares”) and a certificate for 3,154,122 shares of Parent Series D-3 Preferred Stock, par value $0.001 (“Series D-3 Escrow Shares”, and, together with the Series D-1 Escrow Shares and Series D-2 Escrow Shares, the “Preferred Stock Escrow Shares”), issued in the name of the Escrow Agent or its nominee (collectively, the “Escrow Agent Certificates”). The Escrow Agent hereby agrees to acknowledge receipt of such stock certificates upon their delivery. The shares of Common Stock Escrow Shares and Preferred Stock Escrow Shares being held in escrow (the “Escrow Shares”) pursuant to this Agreement (along with any Escrow Cash (as defined below)) shall collectively constitute an escrow fund (the “Escrow Fund”) with respect to the indemnification, compensation and reimbursement rights of Parent and the other Indemnitees under the Merger Agreement. The Escrow Agent agrees to accept delivery of the Escrow Fund and to hold the Escrow Fund in an escrow account (the “Escrow Account”), subject to the terms and conditions of this Agreement.

2.2 Voting of Escrow Shares. The Company Stockholders shall have voting rights with respect to the Escrow Shares held in the Escrow Fund; provided, however, that the Stockholders’ Representative shall have the right, on behalf of, and pursuant to instructions from, the Company Stockholders, to direct the Escrow Agent in writing as to the exercise of any voting rights pertaining to the Escrow Shares, and the Escrow Agent shall comply with any such written instructions. In the absence of such instructions, the Escrow Agent shall not vote any of the Escrow Shares. The Stockholders’ Representative shall have no obligation to solicit consents or proxies from the Company Stockholders for purposes of any such vote.

2.3 Security Interest. To the extent and so long as Escrow Shares (along with any proceeds from the sale of the Escrow Shares pursuant to Section 12 hereof, the “Escrow Cash”) are held in the Escrow Account hereunder, Parent shall have, and the Escrow Contributors (through the Stockholders’ Representative) hereby grant, as of and from the date of this Agreement, a perfected, first-priority security interest in such Escrow Shares (along with any Escrow Cash) to secure payment of amounts, if any, payable to the Parent Indemnitees in respect of Section 9 (“Parent Security Interest”) of the Merger Agreement, and the Stockholders’ Representative shall have, and the Escrow Contributors hereby grant, as of and from the date of this Agreement, a perfected, second-priority security interest, subordinated only to the Parent Security Interest, in such Escrow Shares (along with any Escrow Cash) to secure payment of amounts, if any, payable to the Stockholders’ Representative in respect of Section 10

(“Stockholders’ Representative Security Interest”) of the Merger Agreement. In connection therewith, each Escrow Contributor (through the Stockholders’ Representative) expressly agrees (i) that the Escrow Agent is acting solely as Parent’s agent to the extent necessary to perfect the Parent Security Interest in the Escrow Shares (along with any Escrow Cash) and as the Stockholders’ Representative agent to the extent necessary to perfect the Stockholders’ Representative Security Interest in the Escrow Shares (along with any Escrow Cash), and (ii) to execute and deliver such instruments as Parent may from time to time reasonably request for the purpose of evidencing and perfecting such Parent Security Interest or, as the Stockholders’ Representative may from time to time reasonably request, for the purpose of evidencing and perfecting such Stockholders’ Representative Security Interest. Nothing in this Section 2.3 shall grant any rights to the Parent Indemnitees or the Stockholders’ Representative with respect to the Escrow Shares and Escrow Cash other than the rights expressly set forth in this Escrow Agreement, which shall be exclusive of any other rights or remedies now or hereafter existing at law or in equity. Upon the distribution of the Escrow Shares and Escrow Cash pursuant to Section 8.1 or 8.2 to the Escrow Contributors, or pursuant to Section 11.4 to the Stockholders’ Representative or his designees, the security interests created pursuant to this Section 2.3 with respect to such Escrow Shares and Escrow Cash shall be automatically released and terminated.

2.4 Dividends, Etc. Parent and the Stockholders’ Representative (on behalf of each of the Escrow Contributors) agree among themselves, for the benefit of Parent and the Escrow Agent, that any shares of Parent capital stock or other property (other than ordinary cash dividends) distributable or issuable (whether by way of dividend, stock split or otherwise) in respect of or in exchange for any Escrow Shares (including pursuant to or as a part of a merger, consolidation, acquisition of property or stock, reorganization or liquidation involving Parent) shall not be distributed or issued to the beneficial owners of such Escrow Shares, but rather shall be distributed or issued to and held by the Escrow Agent in the Escrow Account as part of the Escrow Fund. Ordinary cash dividends payable in respect of the Escrow Shares will be paid by Parent directly to the applicable Escrow Contributors and not to the Escrow Agent. Any securities or other property received by the Escrow Agent in respect of any Escrow Shares held in escrow as a result of any stock split or combination of shares of Parent Common Stock, Parent Series D-1 Preferred Stock (“Series D-1 Stock”), Parent Series D-2 Preferred Stock (“Series D-2 Stock”), and/or Parent Series D-3 Preferred Stock (“Series D-3 Stock” and, together with the Series D-1 Stock and Series D-2 Stock, the “Series D Stock”), payment of a stock dividend or other stock distribution in or on shares of Parent Common Stock and/or Series D Stock, or change of Parent Common Stock and/or Series D Stock into any other securities pursuant to or as a part of a merger, consolidation, acquisition of property or stock, reorganization or liquidation involving Parent, or otherwise, shall be held by the Escrow Agent as, and shall be included within the definition of, Escrow Shares.

2.5 Record Ownership. Each Company Stockholder may request that the Escrow Agent cause a certificate for Escrow Shares be issued in such Company Stockholder’s name (a “Company Stockholder Certificate”). Such request must be accompanied by or followed by an executed irrevocable stock power in a form reasonably acceptable to Parent and the Escrow Agent and such other documentation as Parent and the Escrow Agent may reasonably require (collectively, “Transfer Documentation”). Upon such request and receipt of such Transfer

Documentation, the Escrow Agent shall requisition the appropriate number of shares from the Parent’s corporate secretary acting as stock transfer agent, delivering to such transfer agent the appropriate Escrow Agent Certificates. All Escrow Stock represented by Company Stockholder Certificates, together with all Transfer Documentation, shall be held in escrow pursuant to the terms of this Agreement to the same extent and subject to the same terms and conditions as applicable to Escrow Stock represented by Escrow Agent Certificates.

2.6 Transferability. Except pursuant to Section 12 below, the interests of the Escrow Contributors in the Escrow Account and in the Escrow Shares (along with any Escrow Cash) shall not be assignable or transferable, other than by operation of law. No assignment or transfer of any of such interests by operation of law shall be recognized or given effect until Parent and the Escrow Agent shall have received written notice of such assignment or transfer.

2.7 Fractional Shares. No fractional shares of Parent Common Stock and/or Series D Stock or other securities shall be retained in or released from the Escrow Account pursuant to this Agreement. In connection with any release of Escrow Shares from the Escrow Account, Parent and the Escrow Agent shall be permitted to “round up” and “round down” to the nearest whole number in order to avoid retaining any fractional shares in the Escrow Account and in order to avoid releasing any fractional shares from the Escrow Account.

2.8 Trust Fund. The Escrow Fund shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any Escrow Contributor or of any party hereto. Notwithstanding the foregoing, if the Escrow Fund shall be attached, garnished, or levied upon pursuant to judicial process, or the delivery of amounts or Escrow Shares (along with any Escrow Cash) held in the Escrow Fund shall be stayed or enjoined by any arbitration decision or court order, or any arbitration decision or court order shall be made or entered into affecting the Escrow Fund, or any part thereof, the Escrow Agent is hereby expressly authorized to obey and comply with such arbitration decision or court order. In the event the Escrow Agent obeys or complies with any arbitration decision or court order, it shall not be liable to any person, firm or corporation by reason of such compliance, notwithstanding the subsequent reversal, modification, annulment, or setting aside of such arbitration decision or court order.

2.9 Payment of Escrow Shares. Whenever the Escrow Agent is to distribute or retain Escrow Shares pursuant to this Agreement, Parent and the Stockholders’ Representative shall instruct the Escrow Agent to distribute or retain, as the case may be, Common Stock Escrow Shares, Series D-1 Escrow Shares, Series D-2 Escrow Shares and Series D-3 Escrow Shares pro rata according to the number of Escrow Shares of each such class or series then held in the Escrow Fund, valued at the Agreement Conversion Price (irrespective of class or series) and with due regard to any rounding performed in connection with any prior calculations hereunder . .

Section 3. Administration of Escrow Account. The Escrow Agent shall distribute the Escrow Shares (along with any Escrow Cash) only in accordance with (i) a written instrument delivered to the Escrow Agent that is executed by both the Parent and the Stockholders’ Representative and that instructs the Escrow Agent as to the distribution of some or all of the

Escrow Shares (along with any Escrow Cash) or (ii) the final, binding, and conclusive decision or order of an arbitrator selected pursuant to Section 10.11 of the Merger Agreement (the “Arbitrator”) or court of competent jurisdiction, a copy of which is delivered to the Escrow Agent by either the Parent or the Stockholders’ Representative, that provides for the distribution of some or all of the Escrow Shares (along with any Escrow Cash). Notwithstanding anything to the contrary set forth herein, the Escrow Agent shall disburse the Escrow Shares (along with any Escrow Cash) (i) at any time and from time to time upon, and in accordance with, any joint written instructions that the Escrow Agent may receive from Parent and the Stockholders’ Representative or (ii) as set forth in Section 8. Any order, judgment or decree presented to the Escrow Agent as the basis for a disbursement of amounts from the Escrow Fund, including amounts representing interest thereon, shall be accompanied by a certificate of the party requesting the disbursement to the effect that such order, judgment or decree is the final, binding, and conclusive decision or order of the Arbitrator or court of competent jurisdiction, upon which certificate Escrow Agent shall conclusively rely.

Section 4. Release of Escrow Shares. The Escrow Agent is not the stock transfer agent for the Parent capital stock. Accordingly, whenever a distribution of a number of shares of Parent Common Stock and Series D Stock is to be made, the Escrow Agent must requisition the appropriate number of shares from the Parent’s corporate secretary acting as the stock transfer agent, delivering to it the appropriate stock certificates. For purposes of this Agreement, the Escrow Agent shall be deemed to have delivered Parent Common Stock and/or Series D Stock to the Person entitled to it when the Escrow Agent has delivered such certificates, duly endorsed with appropriate transfer documentation, to such stock transfer agent with instructions to deliver it to the appropriate Person.

Section 5. Stock Splits. All numbers contained in, and all calculations required to be made pursuant to, this Agreement with respect to the Escrow Shares shall be adjusted as appropriate to reflect any stock split, reverse stock split, stock dividend or similar transaction effected by Parent after the date hereof; provided, however, that the Escrow Agent shall have received notice of such stock split or other action and shall have received the appropriate number of additional shares of Parent Common Stock, Series D Stock or other property pursuant to Section 2.4. In the event of any such stock split or other similar occurrence, Parent shall deliver to the Stockholders’ Representative and the Escrow Agent a revised version of Exhibits A-1, A-2, A-3 and A-4 setting forth the new number of Escrow Shares held in the Escrow Fund. Unless and until the Escrow Agent receives the certificates representing additional shares of Parent Common Stock, Series D Stock or other property pursuant to Section 2.4, the Escrow Agent may assume without inquiry that no such stock or other property has been or is required to be issued with respect to Escrow Shares.

Section 6. Fees and Expenses. The Escrow Agent shall be entitled to receive from time to time fees in accordance with Exhibit B. In accordance with Exhibit B, the Escrow Agent will also be entitled to reimbursement for reasonable and documented out-of-pocket expenses incurred by the Escrow Agent in the performance of its duties hereunder and the execution and delivery of this Agreement. All such fees and expenses shall be paid by Parent.

Section 7. Limitation of Escrow Agent’s Liability. The Escrow Agent undertakes to perform such duties as are specifically set forth in this Agreement only in a diligent and faithful manner and shall have no duty under any other agreement or document, and no implied covenants or obligations shall be read into this Agreement against the Escrow Agent. The Escrow Agent shall incur no liability with respect to any action taken by it or for any inaction on its part in reliance upon any notice, direction, instruction, consent, statement or other document believed by it in good faith to be genuine and duly authorized, nor for any other action or inaction except for its own negligence or willful misconduct. The Escrow Agent assumes no responsibility for the adequacy or enforceability of the security interest which Section 2.3 hereof purports to create. In all questions arising under this Agreement, the Escrow Agent may rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Escrow Agent based upon such advice the Escrow Agent shall not be liable to anyone except for its own negligence or willful misconduct. In no event shall the Escrow Agent be liable for incidental, punitive or consequential damages. Parent hereby agrees to indemnify the Escrow Agent and its officers, directors, employees and agents for, and hold it and them harmless against, any direct loss, liability or expense incurred without negligence or willful misconduct on the part of Escrow Agent, arising out of or in connection with the Escrow Agent carrying out its duties hereunder. This right of indemnification, compensation and reimbursement shall survive the termination of this Agreement, and the resignation of the Escrow Agent.

Section 8. Distribution from Escrow Fund.

8.1 Parent and the Stockholders’ Representative shall provide the Escrow Agent with written notice of the closing of a Qualified IPO and setting forth the closing date of such Qualified IPO. The Stockholders’ Representative shall promptly following such notice also provide a certificate (the “IPO Distribution Certificate”) to the Escrow Agent setting forth the distribution of the Escrow Shares and/or Escrow Cash to the Escrow Contributors (the “IPO Distribution”) and, if applicable, the Stockholders’ Representative or his designees, such that:

(a) two-thirds of the Series D-1 Escrow Shares originally deposited in the Escrow Fund (minus the pro rata portion of the Series D-1 Escrow Shares paid to the Stockholders’ Representative or his designees pursuant to Section 11.4) shall be distributed to the Escrow Contributors identified on Exhibit A-1 in accordance with the percentages set forth opposite such holders’ respective names on Exhibit A-1 hereto;

(b) two-thirds of the Series D-2 Escrow Shares originally deposited in the Escrow Fund (minus the pro rata portion of the Series D-2 Escrow Shares paid to the Stockholders’ Representative or his designees pursuant to Section 11.4) shall be distributed to the Escrow Contributors identified on Exhibit A-2 in accordance with the percentages set forth opposite such holders’ respective names on Exhibit A-2 hereto;

(c) two-thirds of the Series D-3 Escrow Shares originally deposited in the Escrow Fund (minus the pro rata portion of the Series D-3 Escrow Shares paid to the Stockholders’ Representative or his designees pursuant to Section 11.4) shall be distributed to the Escrow Contributors identified on Exhibit A-3 in accordance with the percentages set forth opposite such holders’ respective names on Exhibit A-3 hereto;

(d) two-thirds of the Common Stock Escrow Shares originally deposited in the Escrow Fund (minus the pro rata portion of the Common Stock Escrow Shares paid to the Stockholders’ Representative or his designees pursuant to Section 11.4) shall be distributed to the Escrow Contributors identified on Exhibit A-4 in accordance with the percentages set forth opposite such holders’ respective names on Exhibit A-4 hereto; and

(e) two-thirds of the Escrow Cash, if any, resulting from the sale of the Escrow Shares originally deposited in the Escrow Fund (minus the pro rata portion of the Escrow Cash paid to the Stockholders’ Representative or his designees pursuant to Section 11.4) shall be distributed to the Escrow Contributors in accordance with their pro rata percentage interests in the Escrow Fund as set forth on Exhibit A-5 hereto.

Promptly following receipt of such notice and IPO Distribution Certificate, the Escrow Agent shall make the distributions to the Escrow Contributors in accordance with the IPO Distribution Certificate. Notwithstanding the foregoing, if prior to the closing date of the Qualified IPO, any Parent Indemnitee has made an Indemnification Demand containing a claim which has not been resolved prior to the closing date of the Qualified IPO in accordance with Section 9 of the Merger Agreement and the Escrow Agent has received a copy of such Indemnification Demand, the Escrow Agent shall hold back from the IPO Distribution and retain in the Escrow Account after the closing date of the Qualified IPO, pursuant to written instructions provided by Parent, Escrow Shares collectively having an aggregate Agreement Conversion Price and/or Escrow Cash equal to the Asserted Amount or contested portion of the Asserted Amount, as the case may be, with respect to all claims which have not then been resolved. The Escrow Agent shall retain that number of Common Stock Escrow Shares, Series D-1 Escrow Shares, Series D-2 Escrow Shares, Series D-3 Escrow Shares, and/or Escrow Cash as set forth in a certificate delivered by Parent to the Escrow Agent which shall describe the number of Escrow Shares and/or Escrow Cash so retained per each Escrow Contributor (which number of Escrow Shares shall be in proportion to such Escrow Contributor’s pro rata percentage of such Escrow Shares and which amount of Escrow Cash shall be in proportion to such Escrow Contributor’s pro rata percentage interest in the Escrow Fund).

8.2 Subject to Section 11.4, promptly after the Company Termination Date, the Stockholders’ Representative shall provide a certificate (the “Termination Distribution Certificate”) to the Escrow Agent setting forth the distribution of the Escrow Shares and/or Escrow Cash to the Escrow Contributors (the “Termination Distribution”) and, if applicable, the Stockholders’ Representative or his designees, such that:

(a) the then remaining Series D-1 Escrow Shares (minus the pro rata portion of the Series D-1 Escrow Shares paid to the Stockholders’ Representative or his designees pursuant to Section 11.4) shall be distributed to the Escrow Contributors identified on Exhibit A-1 in accordance with the percentages set forth opposite such holders’ respective names on Exhibit A-1 hereto;

(b) the then remaining Series D-2 Escrow Shares (minus the pro rata portion of the Series D-2 Escrow Shares paid to the Stockholders’ Representative or his designees pursuant to Section 11.4) shall be distributed to the Escrow Contributors identified on Exhibit A-2 in accordance with the percentages set forth opposite such holders’ respective names on Exhibit A-2 hereto;

(c) the then remaining Series D-3 Escrow Shares (minus the pro rata portion of the Series D-3 Escrow Shares paid to the Stockholders’ Representative or his designees pursuant to Section 11.4) shall be distributed to the Escrow Contributors identified on Exhibit A-3 in accordance with the percentages set forth opposite such holders’ respective names on Exhibit A-3 hereto;

(d) the then remaining Common Stock Escrow Shares (minus the pro rata portion of the Common Stock Escrow Shares paid to the Stockholders’ Representative or his designees pursuant to Section 11.4) shall be distributed to the Escrow Contributors identified on Exhibit A-4 in accordance with the percentages set forth opposite such holders’ respective names on Exhibit A-4 hereto;

(e) and the then remaining Escrow Cash (minus the pro rata portion of the Escrow Cash paid to the Stockholders’ Representative or his designees pursuant to Section 11.4), if any, shall be distributed to the Escrow Contributors in accordance with their pro rata percentage interests in the Escrow Fund as set forth on Exhibit A-5 hereto.

Promptly following receipt of such Termination Distribution Certificate, the Escrow Agent shall make the distributions to the Escrow Contributors in accordance with the Termination Distribution Certificate. Notwithstanding the foregoing, if prior to the Company Termination Date, any Parent Indemnitee has made an Indemnification Demand containing a claim which has not been resolved prior to the Company Termination Date in accordance with Section 9 of the Merger Agreement and the Escrow Agent has received a copy of such Indemnification Demand, the Escrow Agent shall hold back from the Termination Distribution and retain in the Escrow Account after the Company Termination Date, pursuant to written instructions provided by Parent, Escrow Shares having an aggregate Agreement Conversion Price and/or Escrow Cash equal to the Asserted Amount or contested portion of the Asserted Amount, as the case may be, with respect to all claims which have not then been resolved. The Escrow Agent shall retain that number of Common Stock Escrow Shares, Series D-1 Escrow Shares, Series D-2 Escrow Shares, Series D-3 Escrow Shares, and/or Escrow Cash as set forth in a certificate delivered by Parent to the Escrow Agent which shall describe the number of Escrow Shares and/or Escrow Cash so retained per each Escrow Contributor (which number of Escrow Shares shall be in proportion to such Escrow Contributor’s pro rata percentage of such Escrow Shares and which amount of Escrow Cash shall be in proportion to such Escrow Contributor’s pro rata percentage interest in the Escrow Fund).

8.3 Any distribution of the Escrow Shares pursuant to Section 8.1 and 8.2 to the Escrow Contributors shall be made by delivery of stock certificates issued in the name of the Escrow Contributors. Distributions to the Escrow Contributors shall be made, as provided in

Section 4. hereof, by mailing stock certificates and/or Escrow Cash to such holders at their respective addresses shown on Exhibits A-1 through Exhibit A-5, inclusive (collectively, “Exhibit A”) (or such other address as may be provided in writing to the Escrow Agent by any such holder). Any Escrow Shares and/or Escrow Cash released from the Escrow Account shall be deemed to reduce the Escrow Shares and/or Escrow Cash, as applicable, pro rata with respect to each applicable Escrow Contributor in accordance with each Escrow Contributor’s percentage interest in the Escrow Fund as set forth on Exhibit A.

Section 9. Termination. This Agreement shall terminate on the date (the “Company Termination Date”) that is (i) the eighteenth month anniversary of the Closing Date and (ii) the fourth month anniversary of the closing of a Qualified IPO; provided, however, that (x) if the Escrow Agent has received an Indemnification Demand from any Parent Indemnitee setting forth a claim that has not been resolved by the Company Termination Date, then this Agreement shall continue in full force and effect until the claim has been resolved and the Escrow Fund released in accordance with this Agreement, and (y) this Agreement shall not terminate until the Escrow Agent has distributed all Escrow Shares and Escrow Cash to the Escrow Contributors as provided in Section 8.1 and 8.2.

Section 10. Successor Escrow Agent.

10.1 In the event the Escrow Agent becomes unavailable or unwilling to continue as escrow agent under this Agreement, the Escrow Agent may resign and be discharged from its duties and obligations hereunder by giving its written resignation to the parties to this Agreement. Such resignation shall take effect not less than 30 days after it is given to all parties hereto. In such event, Parent may appoint a successor Escrow Agent reasonably acceptable to Stockholders’ Representative. If Parent fails to appoint a successor Escrow Agent within 15 days after receiving the Escrow Agent’s written resignation, the Escrow Agent shall have the right to apply to a court of competent jurisdiction for the appointment of a successor Escrow Agent. The successor Escrow Agent shall execute and deliver to the Escrow Agent an instrument accepting such appointment, and the successor Escrow Agent shall, without further acts, be vested with all the estates, property rights, powers and duties of the predecessor Escrow Agent as if originally named as Escrow Agent herein. The Escrow Agent shall act in accordance with written instructions from Parent reasonably acceptable to Stockholders’ Representative as to the transfer of the Escrow Fund to a successor escrow agent.

10.2 Any bank or trust company into which the Escrow Agent may be merged or with which it may be consolidated, or any bank or trust company to whom the Escrow Agent may transfer a substantial amount of its escrow business, shall be the successor to the Escrow Agent without the execution or filing of any paper or any further act on the part of any of the parties, anything herein to the contrary notwithstanding.

Section 11. Stockholders’ Representative.

11.1 By virtue of the adoption of the Merger Agreement the Escrow Contributors shall be deemed to have approved the indemnification provisions set forth in the Merger Agreement and this Agreement and the appointment of Mark Foley as the Stockholders’ Representative, to

give and receive notices and communications, to authorize delivery to Parent of Escrow Shares, Escrow Cash or other property from the Escrow Fund, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand dispute resolution pursuant to Section 10 of the Merger Agreement and comply with orders of courts and awards of Arbitrator(s) with respect to claims of Indemnitees hereunder, and to take all actions necessary or appropriate in the reasonable judgment of the Stockholders’ Representative for the accomplishment of the foregoing.

11.2 Any successor Stockholders’ Representative appointed pursuant to Section 10.1(l) of the Merger Agreement shall automatically, without any further action or notice, become the Stockholders’ Representative for all purposes of this Agreement.

11.3 The Company Stockholders have agreed to pay certain out-of-pocket costs and expenses of the Stockholders’ Representative and to indemnify, defend and hold harmless the Stockholders’ Representative and his affiliates and their respective Representatives for certain losses, liabilities and expenses pursuant to Section 10.1 of the Merger Agreement. The Stockholders’ Representative may from time to time deliver claims to the Escrow Agent certifying and itemizing in reasonable detail any amounts to which the Stockholders’ Representative or his affiliates or their respective Representatives are entitled pursuant to Section 10.1 of the Merger Agreement.

11.4 At the time of the distribution of any Escrow Shares or Escrow Cash to any Escrow Contributors pursuant to Section 8.1 or Section 8.2, and subject to the retention of Escrow Shares and/or Escrow Cash by the Escrow Agent pursuant to Section 8.1 or Section 8.2, as the case may be, in respect of Indemnification Demands made by any Parent Indemnitees, the Escrow Agent shall first pay claims of the Stockholders’ Representative submitted pursuant to Section 11.3 from the Escrow Fund by delivering to the Stockholders’ Representative and/or his designees Escrow Shares having an aggregate Agreement Conversion Price and/or Escrow Cash equal to the aggregate amount of such claims.

11.5 Sale of Shares; Substitution of Cash for Shares.

(a) At any time after the closing of a Qualified IPO and during a Window Period, the Escrow Agent shall, upon receipt of written direction of the Stockholders’ Representative, enter into a standard retail brokerage agreement in a form reasonably acceptable to the Escrow Agent, with Credit Suisse, Lehman Brothers or any other broker selected by the Stockholders’ Representative and reasonably acceptable to the Escrow Agent (the “Broker”), in the name of the Escrow Fund, pursuant to which such Broker shall, subject to Section 12.5, at the Escrow Agent’s request and at any time, be authorized to sell some or all of the Escrow Shares and remit the proceeds, less transaction costs, to the Escrow Agent. The Stockholders’ Representative will provide the selected Broker with the necessary information to understand the nature of this transaction and arrange for the selected Broker to communicate with the Escrow Agent in regards to implementing this Section 12. Any such net proceeds received by the Escrow Agent pursuant to this Section 12 shall be held in the Escrow Fund and be treated the same as Escrow Shares for all purposes herein. Any cash deposited with the Escrow Agent pursuant to this Section 12 shall be invested as soon as reasonably practicable, including income earned, in the Federated Treasury Obligations Fund (Trust Shares).

(b) The Stockholders’ Representative may instruct the Escrow Agent (which instruction shall be in writing and during business hours (confirmed immediately with telephonic communication to the Escrow Agent)) after the closing of a Qualified IPO and during any Window Period to, as soon as reasonably practicable, direct the Broker to sell by market order some or all of the Escrow Shares. Escrow Agent shall be under no obligation to direct the sale of Escrow Shares except pursuant to instructions of the Stockholders’ Representative specifying a minimum price and any other restrictions on the terms of sale. In the event the Escrow Agent receives such instructions from the Stockholders’ Representative after 3:00 p.m. (Central Time) on any given business day; the Escrow Agent will direct the Broker to make the sale no earlier than the following business day. Since the Escrow Agent cannot control the time or price at which the Escrow Shares are sold, the sale price received may vary from the market price at the time of the written instruction from the Stockholders’ Representative. In the event the Escrow Shares cannot be sold by the Broker within five (5) business days after receiving the order, the Escrow Agent shall instruct the Broker to return any unsold Escrow Shares to the Escrow Fund.

(c) Neither the Escrow Agent nor Parent shall be responsible to the Stockholders’ Representative, the Company Stockholders, the Parent (as applicable), or any other person or entity for any loss, liability, or failure to accomplish a sale of the Escrow Shares arising in respect of any written instruction in this Section 12 except to the extent that such loss, liability, or failure to accomplish a sale of the Escrow Shares rose from the Escrow Agent’s gross negligence or willful misconduct. The Escrow Agent is authorized to execute such instruments of transfer of the Escrow Shares and other documentation, and to deliver such Escrow Shares, as and when requested by the Broker in order to effect such sale, as hereinabove provided.

(d) Parent will reasonably cooperate with the Stockholders’ Representative and the Escrow Agent in connection with any proposed sale of Escrow Shares pursuant to this Section 12, including, without limitation, facilitating the transfer of the Escrow Shares from certificated form into electronic book entry form to be held by the Depository Trust Corporation.

(e) Notwithstanding the foregoing, the parties hereto agree that to the extent requested by the lead underwriter of the Qualified IPO, no sales, transfers or other dispositions may be made pursuant to this Section 12 for up to one hundred eighty (180) days following the effective closing of a Qualified IPO; provided, that all officers and directors of Parent and all stockholders holding in the aggregate at least 1% of the total outstanding stock of Parent, enter into similar agreements with respect to their ability to sell, transfer or dispose of Parent stock after the Qualified IPO.

Section 12. Miscellaneous.

12.1 Attorneys’ Fees. In any action at law or suit in equity to enforce or interpret this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

12.2 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) when delivered by hand, or (b) two business days after sent by registered mail or, by courier or express delivery service, or by facsimile, to the address or facsimile telephone number set forth below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to Parent:

Entropic Communications

9276 Scranton Road, Suite 200

San Diego, CA 92121

Phone: 858-625-3200

Fax: 858-546-2409

Attention: Patrick Henry

with a copy (which shall not constitute notice) to:

Cooley Godward Kronish, LLP

4401 Eastgate Mall

San Diego, CA 92122

Phone: 858-550-6000

Fax: 858-550-6420

Attention: Lance Bridges

if to the Stockholders’ Representative:

Mark Foley

RF Magic, Inc.

10182 Telesis Court, 4th Floor

San Diego, CA 92121

Fax: (858) 546-2402

with a copy (which shall not constitute notice) to:

Sheppard, Mullin, Richter & Hampton LLP

12275 El Camino Real, Suite 200

San Diego, CA 92130

Phone: 858-720-8900

Fax: 858-509-3691

Attention: John J. Hentrich, Esq.

if to the Escrow Agent:

LaSalle Bank National Association

Global Escrow Services

135 South LaSalle Street, Suite 1563

Chicago, IL 60603

Attention: Laura Mackey

Telephone: (312) 904-5859

Facsimile: (312) 904-4019

The Escrow Agent may reasonably assume that any Indemnification Demand or other notice of any kind required to be delivered to the Escrow Agent and any other Person has been received by such other Person on the date it has been received by the Escrow Agent, but the Escrow Agent need not inquire into or verify such receipt.

12.3 Headings. The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

12.4 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

12.5 Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the State of California; (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in the County of San Diego; (c) each of the parties irrevocably waives the right to trial by jury; and (d) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 13.2. Notwithstanding any provision to the contrary herein, any dispute solely between Parent, on the one hand, and the Stockholders’ Representative, on the other hand, involving the matters set forth in this Agreement shall be resolved in accordance with Section 10.11 of the Merger Agreement.

12.6 Successors and Assigns. Subject to Section 2.5, this Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto and each of their respective permitted successors and assigns, if any.

12.7 Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

12.8 Amendment. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto; provided, however, that any amendment executed and delivered by the Stockholders’ Representative shall be deemed to have been approved by and duly executed and delivered by all of the Escrow Contributors.

12.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

12.10 Parties in Interest. Except as expressly provided herein, none of the provisions of this Agreement, express or implied, is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns, if any.

12.11 Entire Agreement. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof.

12.12 Tax Reporting Information and Certification of Tax Identification Numbers.

(a) The parties hereto agree that, for tax reporting purposes, all interest on or other income, if any, attributable to the Escrow Fund or any other amount held in escrow by the Escrow Agent pursuant to this Agreement shall be allocable to the Escrow Contributors in accordance with their percentage interests in the Escrow Fund set forth on Exhibit A-5.

(b) Parent and each of the Escrow Contributors agree to provide the Escrow Agent with certified tax identification numbers for each of them by furnishing appropriate forms

W-9 (or Forms W-8, in the case of non-U.S. persons) and any other forms and documents that the Escrow Agent may reasonably request (collectively, “Tax Reporting Documentation”) to the Escrow Agent within 30 days after the date hereof. The parties hereto understand that, if such Tax Reporting Documentation is not so furnished to the Escrow Agent, the Escrow Agent shall be required by the Code to withhold a portion of any interest or other income earned on the investment of monies or other property held by the Escrow Agent pursuant to this Agreement, and to immediately remit such withholding to the Internal Revenue Service.

12.13 Cooperation. The Stockholder’s Agent agrees to cooperate fully with Parent and the Escrow Agent and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by Parent or the Escrow Agent to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purposes of this Agreement.

12.14 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

[THE REMAINDER OF THE PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have duly caused this Agreement to be executed as of the day and year first above written.

PARENT:

ENTROPIC COMMUNICATIONS INC., a Delaware corporation

By:
Name:
Title:

STOCKHOLDERS’ REPRESENTATIVE:

Mark Foley

ESCROW AGENT:

LASALLE BANK NATIONAL ASSOCIATION, a national banking association

By:
Name:
Title:

EXHIBIT A-1

ESCROW CONTRIBUTORS

Series D-1 Escrow Shares

Escrow Contributor	Address	Series D-1 Escrow Shares Deposited in Escrow Account	Pro Rata Percentage of Series D-1 Escrow Shares

EXHIBIT A-2

ESCROW CONTRIBUTORS

Series D-2 Escrow Shares

Escrow Contributor	Address	Series D-2 Escrow Shares Deposited in Escrow Account	Pro Rata Percentage of Series D-2 Escrow Shares

EXHIBIT A-3

ESCROW CONTRIBUTORS

Series D-3 Escrow Shares

Escrow Contributor	Address	Series D-3 Escrow Shares Deposited in Escrow Account	Pro Rata Percentage of Series D-3 Escrow Shares

EXHIBIT A-4

ESCROW CONTRIBUTORS

Common Stock Escrow Shares

Escrow Contributor	Address	Common Stock Escrow Shares Deposited in Escrow Account	Pro Rata Percentage of Common Stock Escrow Shares

EXHIBIT A-5

ESCROW CONTRIBUTORS

Escrow Cash

Escrow Contributor	Address	Total Escrow Shares Deposited in Escrow Account	Pro Rata Percentage of Escrow Cash

EXHIBIT N

FORM OF OFFER LETTER

[Date]

[Name]

[Address]

Dear [Name]:

I am delighted to offer you the position of [            ] of Entropic Communications, Inc. (the “Company”). This letter is effective upon the closing of the merger between the Company and RF Magic, Inc. and sets forth the terms of your employment by the Company and supersedes any prior representations or agreements, whether written or oral, including any existing employment agreement you have with RF Magic, Inc. This letter may not be modified or amended except by a written agreement, signed by an authorized representative of the Company and by you. The terms of this letter will be governed by the laws of the State of California. The Company’s obligations under this letter are expressly conditioned upon you entering into the Company’s standard form of Proprietary Information and Inventions Agreement and demonstration satisfactory to the Company of your right to work in the United States. To indicate your acceptance of our offer, please sign and date this letter in the space provided below and return it to me.

You agree to perform all the duties and obligations of the [            ] of the Company. You will report to the chief executive officer of the Company (the “CEO”) and you shall have the duties, responsibilities, and authority of the [            ] of a corporation. During the term of your employment, you agree that you will not engage in any activities that are inconsistent with your obligations to the Company.

[You will be offered a seat on the Company’s Board of Directors (the “Board”) upon commencing employment with the Company and your right to remain on the Board shall be determined pursuant to the Voting Agreement between the Company’s Preferred Stock investors and key holders of the Company’s Common Stock.]

Your employment by the Company will begin on [            ] (the “Start Date”).

Your salary will be $[            ] per month ($[            ] per year) during the first twelve months of your employment by the Company. Thereafter, the Company will conduct annual reviews of your performance and will grant you salary increases in its discretion following each such annual review. In addition, you shall be entitled to receive an annual bonus of up to [            ]% of your salary as then in effect based upon achievement of goals to be mutually agreed by you and the CEO and approved by the Company’s Compensation Committee.

The Company will reimburse you for all reasonable travel, entertainment and other expenses incurred or paid by you in connection with, or related to, the performance of your duties, responsibilities or services under this Agreement, in accordance with policies established

Mark Foley

June 30, 2007

by the Board or its Compensation Committee, if applicable, and which have previously been communicated to you.

You will receive 20 days of paid vacation each year. You may accrue your vacation days from year to year up to a maximum of 240 hours. You will be eligible to participate in the Company’s medical insurance plans and other benefit plans as in effect for senior level management of the Company.

You shall be granted a stock option (the “Option”) exercisable for [            ] shares of the Company’s Common Stock. The exercise price per share for the Option will be equal to the fair market value per share of the Company’s Common Stock on the date of grant (the “Grant Date”). The Option will vest over the four-year period immediately following the Start Date with a 25% one-year cliff and monthly thereafter, except as set forth below.

You agree to cooperate with the Company to amend any options previously granted to you by RF Magic, Inc. to conform to the terms of this Agreement, if necessary.

You or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability, except as provided below. If the Company involuntarily terminates your employment other than for Cause or you voluntarily resign your employment for Good Reason: (a) as severance payment, subject to your entering into a release of claims and continuing to abide by other agreements between you and the Company (such as confidentiality and non-competition agreements, as applicable) the Company will continue to pay your base monthly salary for 6 months, to be calculated based on your salary as of the date of termination (the “Termination Date”) as well as the partial year pro-rated portion of the bonus to be earned during the year in which the termination occurs; (b) during the 6-month period immediately following the Termination Date, you will continue to receive those benefits that were provided to you immediately prior to the Termination Date if permitted by the terms of the Company’s medical insurance and other benefit plans and, if not permitted, the Company will reimburse you for all expenses related to COBRA during such 6-month period with COBRA to begin at your expense following the end of such 6-month period; and (c) the vesting of the Option and all other options and stock purchase rights of the Company held by you (the “Other Options”) shall be accelerated by 12 months.

Notwithstanding the terms of vesting for the Option, if an involuntary termination other than for Cause occurs at anytime within 12 months after a Change in Control or if you voluntarily resign your employment for Good Reason within 12 months after a Change in Control, the portions of the Option and the Other Options that are unvested as of the Termination Date will fully vest immediately as of the date of such termination or resignation.

Other than as set forth in the immediately preceding paragraph, if you resign or your employment with the Company is terminated for Cause, you will not receive any further salary and the vesting of your Option will terminate as of the Termination Date.

Mark Foley

June 30, 2007

For purposes of this letter, a “Change in Control” means: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of more than fifty percent (50%) of the voting stock of the Company; (ii) a merger or consolidation in which the Company is a party after which the stockholders of the Company immediately prior to such transaction hold less than fifty percent (50%) of the voting securities of the surviving entity; (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company after which the stockholders of the Company immediately prior to such transaction hold less than fifty percent (50%) of the voting securities of the corporation or other business entity to which the assets of the Company were transferred; or (iv) a liquidation or dissolution of the Company.

For purposes of this letter, a termination for “Cause” occurs if you are terminated for any of the following reasons: (a) your theft, dishonesty, or falsification of any Company documents or records; (b) your improper use or disclosure of any confidential or proprietary information of the Company; (c) repeated negligence in the performance of your duties; (d) your breach of your fiduciary duty to the Company by unlawfully competing with the Company; or (e) your conviction (including any plea of guilty or nolo contendere) for fraud, misappropriation or embezzlement, or any felony or crime of moral turpitude. Notwithstanding the above, the Company may not terminate your employment for Cause unless the Company has first given you written notice of the offending conduct and a thirty (30)-day opportunity to cure such conduct. Your resignation at the request of the Board for reasons other than Cause shall be deemed an involuntary termination by the Company without Cause.

After a Change in Control, you may terminate your employment with the Company for “Good Reason” by serving notice of resignation to the Company with a description of the circumstances giving rise to the Good Reason. For purposes of this letter, “Good Reason” shall mean only the occurrence of any of the following without your written consent: (a) any change in your title or the assignment to you of any duties, or any limitation of your authority or responsibilities, substantially inconsistent with your position, duties, authority or responsibilities as President and Chief Operating Officer; (b) the relocation of the principal place of your service with the Company to a location that is more than fifty (50) miles from your current principal place of service with the Company (San Diego); (c) any material reduction by the Company of your base salary (unless reductions comparable in amount and duration are concurrently made for all other Company Management Team Executives) or any material reduction of your 30% target for bonus compensation; provided that, the modification of the milestones you must meet to earn such bonus compensation and the actual amount of bonus compensation earned by you if lower than 30% of your base salary shall not constitute “Good Reason” under this section; or (d) any failure by the Company to continue to provide you with the opportunity to participate in any benefit or compensation plans and programs in which you were participating, including without limitation, life, disability, health, dental, medical, savings, profit sharing, stock purchase and retirement plans, if any, unless such benefit or compensation plans or programs are modified or eliminated on a company-wide basis and provided that the modification of the milestones you must meet to earn the bonus described above shall not constitute “Good Reason” under this section; and (e) the failure of any successor in interest of the Company to fulfill the Company’s obligations under this letter agreement or any exhibits to this letter agreement . Notwithstanding

Mark Foley

June 30, 2007

the above, you may not resign for Good Reason unless you have first given the Company written notice of the offending conduct and a thirty (30)-day opportunity to cure such conduct.

The Company agrees to enter into an indemnification agreement with you upon the closing of an initial public offering by the Company in the same form as provided to the Company’s other officers and directors.

The Company agrees to pay all reasonable legal fees and expenses incurred by you in connection with the negotiation and drafting of this letter agreement and any related agreements up to a maximum cap of $[            ].

We look forward to working with you.

Very truly yours, Entropic Communications, Inc.

By:

Title:

ACCEPTED AND AGREED:

Date:

EXHIBIT O

FORM OF RELEASE

RELEASE AND WAIVER OF CLAIMS

In consideration of the payment to the undersigned of its pro rata portion of the merger consideration pursuant to Section 1.5 of that certain Agreement and Plan of Merger and Reorganization dated as of April 9, 2007 (the “Merger Agreement”), by and among Entropic Communications, Inc., a Delaware corporation (“Parent”), Raptor Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent, RF Magic, Inc., a Delaware corporation (the “Company”); and the Stockholders’ Representative, the undersigned hereby furnishes to Parent the following release and waiver (“Release and Waiver”). Capitalized terms used but not defined herein shall have the meaning set forth in the Merger Agreement.

The undersigned hereby releases and discharges, effective as of the Effective Time, (i) the Company, (ii) the Company’s officers, directors, employees, stockholders, partners, agents, attorneys, predecessors, successors, affiliates and assigns, (iii) the heirs, executors, administrators and successors of the persons named in clauses (i) and (ii) (collectively, the “Releasees”), from all actions, causes of actions, suits, controversies, damages, claims and demands, both at law and in equity, whether known or unknown, which the undersigned, or any successor or assign of the undersigned, now has, has ever had or may hereafter have against the Releasees, or any of them, arising contemporaneously with or before the Effective Time or on account of or arising out of any matter, cause or event occurring contemporaneously with or before the Effective Time; provided, however, that nothing contained in this Release and Waiver shall operate to release any obligations or liabilities of any Releasee, as applicable, arising under the Merger Agreement or any exhibits or schedules attached thereto.

This Release and Waiver, together with the Merger Agreement and all exhibits and schedules thereto, constitute the complete, final and exclusive embodiment of the entire agreement between the Parent and the undersigned with regard to the subject matter hereof. The undersigned is not relying on any promise or representation by the Parent that is not expressly stated herein or in the Merger Agreement or any exhibit or schedule thereto. This Release and Waiver may only be modified by a writing signed by both the undersigned and a duly authorized officer of the Parent.

Date:

By:
[Name]

EXHIBIT P

PERSONS SIGNING RELEASES

In accordance with Item 601 of Regulation S-K, the Registrant has omitted this exhibit containing certain signatory information. The Registrant agrees to furnish supplementally a copy of any omitted materials to the Securities and Exchange Commission upon request.

EXHIBIT Q

COMPANY COUNSEL LEGAL OPINION

In accordance with Item 601 of Regulation S-K, the Registrant has omitted this exhibit containing the legal opinion rendered by the respective party’s counsel. The Registrant agrees to furnish supplementally a copy of any omitted materials to the Securities and Exchange Commission upon request.

EXHIBIT R

PARENT COUNSEL LEGAL OPINION

In accordance with Item 601 of Regulation S-K, the Registrant has omitted this exhibit containing the legal opinion rendered by the respective party’s counsel. The Registrant agrees to furnish supplementally a copy of any omitted materials to the Securities and Exchange Commission upon request.

EXHIBIT S

COMPANY DISCLOSURE SCHEDULE

In accordance with Item 601 of Regulation S-K, the Registrant has omitted this exhibit containing the disclosure schedule that qualifies certain of the respective party’s representations and warranties made pursuant to the Agreement and Plan of Merger and Reorganization. The Registrant agrees to furnish supplementally a copy of any omitted materials to the Securities and Exchange Commission upon request.

EXHIBIT T

PROJECTED WORKING CAPITAL

In accordance with Item 601 of Regulation S-K, the Registrant has omitted from this exhibit containing certain projected working capital information. The Registrant agrees to furnish supplementally a copy of any omitted materials to the Securities and Exchange Commission upon request.

EXHIBIT U

PARENT DISCLOSURE SCHEDULE

In accordance with Item 601 of Regulation S-K, the Registrant has omitted this exhibit containing the disclosure schedule that qualifies certain of the respective party’s representations and warranties made pursuant to the Agreement and Plan of Merger and Reorganization. The Registrant agrees to furnish supplementally a copy of any omitted materials to the Securities and Exchange Commission upon request.

AGREEMENT OF AMENDMENT

THIS AGREEMENT OF AMENDMENT (this “Agreement”), dated as of September 26, 2007, is entered into by and among Entropic Communications, Inc., a Delaware corporation (“Parent”), Mark Foley, as representative (the “Stockholders’ Representative”) of the former stockholders of RF Magic, Inc., a Delaware corporation (the “Company”), the Company, and LaSalle Bank National Association, a national banking association (“Escrow Agent”), and amends the Escrow Agreement dated as of June 30, 2007 by and among Parent, the Stockholders’ Representative and the Escrow Agent (the “Escrow Agreement”) and the Agreement and Plan of Merger and Reorganization dated as of April 9, 2007, as amended April 20, 2007, by and among Parent, the Company, the Stockholders’ Representative and Raptor Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (the “Merger Agreement”). Capitalized terms used but not defined herein have the meanings given to them in the Escrow Agreement.

RECITALS

A. The Escrow Agreement and the Merger Agreement contemplate the release of 2/3 of the Escrow Shares and/or Escrow Cash to the Escrow Contributors upon the closing of a Qualified IPO and the release of any Escrow Shares and/or Escrow Cash remaining in the Escrow Fund on the Company Termination Date, subject in each case to specified exceptions.

B. Whereas the Merger Agreement and the Escrow Agreement may be amended pursuant to a written instrument duly executed by the parties thereto pursuant to Section 10.13 of the Merger Agreement and Section 12.8 of the Escrow Agreement.

C. The parties hereto desire to amend the Escrow Agreement and Merger Agreement such that, subject to the terms and conditions herein, 8,233,474 of the Escrow Shares (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the date of the Escrow Agreement) and/or Escrow Cash resulting from the proceeds of the sale thereof will be released to the Escrow Contributors upon the closing of a Qualified IPO and any Escrow Shares and/or Escrow Cash remaining in the Escrow Fund on the Company Termination Date will be released to the Escrow Contributors on such date, subject in each case to specified exceptions.

AGREEMENT

The parties, intending to be legally bound, agree as follows:

Section 1. Amendment of Merger Agreement.

1.1 Section 1.12(a) of the Merger Agreement. The last sentence of Section 1.12(a) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“Subject to Section 9.10(d) and Section 10.1(g), (i) upon the closing of a Qualified IPO, following receipt of written instructions from Parent and the

Stockholders’ Representative as set forth in the Escrow Agreement, the Escrow Agent shall distribute 8,233,474 of the Escrow Shares (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the Closing Date) and/or Escrow Cash resulting from the proceeds of the sale thereof to the Escrow Contributors in accordance with Section 8.1 of the Escrow Agreement and (ii) on the Company Expiration Date, the Escrow Agent shall distribute the remaining Escrow Shares and/or Escrow Cash to the Escrow Contributors in accordance with Section 8.2 of the Escrow Agreement.”

1.2 Definition of “Escrow Cash” in the Merger Agreement. The definition of “Escrow Cash” in Exhibit A to the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“Escrow Cash. “Escrow Cash” shall mean the proceeds from the sale of the Escrow Shares pursuant to Section 11.5 of the Escrow Agreement.”

Section 2. Amendment of Escrow Agreement.

2.1 Definition of Merger Agreement. All references in the Escrow Agreement to “Merger Agreement” shall mean the Merger Agreement as amended on April 20, 2007, and as amended by this Agreement.

2.2 Section 1 of the Escrow Agreement. A new Section 1.2 is hereby added to the Escrow Agreement which section reads as follows:

“The “Initial Release Percentage” shall be equal to 89.1698401%.

2.3 Section 8.1 of the Escrow Agreement. Section 8.1 of the Escrow Agreement is hereby amended and restated in its entirety to read as follows:

“Parent and the Stockholders’ Representative shall provide the Escrow Agent with written notice of the closing of a Qualified IPO and setting forth the closing date of such Qualified IPO. The Stockholders’ Representative shall promptly following such notice also provide a certificate (the “IPO Distribution Certificate”) to the Escrow Agent setting forth the distribution of the Escrow Shares and/or Escrow Cash to the Escrow Contributors (the “IPO Distribution”) and, if applicable, the Stockholders’ Representative or his designees, such that:

(a) the number of Series D-1 Escrow Shares equal to the total number of Series D-1 Escrow Shares then held in the Escrow Fund multiplied by the Initial Release Percentage, rounded down to the nearest whole share, (minus the pro rata portion of the Series D-1 Escrow Shares paid to the Stockholders’ Representative or his designees pursuant to Section 11.4) shall be distributed to the Escrow Contributors identified on Exhibit A-1 in accordance with the percentages set forth opposite such holders’ respective names on Exhibit A-1 hereto;

(b) the number of Series D-2 Escrow Shares equal to the total number of Series D-2 Escrow Shares then held in the Escrow Fund multiplied by the Initial Release Percentage, rounded down to the nearest whole share, (minus the pro rata portion of the Series D-2 Escrow Shares paid to the Stockholders’ Representative or his designees pursuant to Section 11.4) shall be distributed to the Escrow Contributors identified on Exhibit A-2 in accordance with the percentages set forth opposite such holders’ respective names on Exhibit A-2 hereto;

(c) the number of Series D-3 Escrow Shares equal to the total number of Series D-3 Escrow Shares then held in the Escrow Fund multiplied by the Initial Release Percentage, rounded down to the nearest whole share, (minus the pro rata portion of the Series D-3 Escrow Shares paid to the Stockholders’ Representative or his designees pursuant to Section 11.4) shall be distributed to the Escrow Contributors identified on Exhibit A-3 in accordance with the percentages set forth opposite such holders’ respective names on Exhibit A-3 hereto;

(d) the number of Common Stock Escrow Shares equal to the total number of Common Stock Escrow Shares then held in the Escrow Fund multiplied by the Initial Release Percentage, rounded down to the nearest whole share, (minus the pro rata portion of the Common Stock Escrow Shares paid to the Stockholders’ Representative or his designees pursuant to Section 11.4) shall be distributed to the Escrow Contributors identified on Exhibit A-4 in accordance with the percentages set forth opposite such holders’ respective names on Exhibit A-4 hereto; and

(e) the amount of Escrow Cash equal to the total amount of such Escrow Cash then held in the Escrow Fund multiplied by the Initial Release Percentage, rounded down to the nearest whole cent, (minus the pro rata portion of the Escrow Cash paid to the Stockholders’ Representative or his designees pursuant to Section 11.4) shall be distributed to the Escrow Contributors in accordance with their pro rata percentage interests in the Escrow Fund as set forth on Exhibit A-5 hereto.

Promptly following receipt of such notice and IPO Distribution Certificate, the Escrow Agent shall make the distributions to the Escrow Contributors in accordance with the IPO Distribution Certificate. Notwithstanding the foregoing, if prior to the closing date of the Qualified IPO, any Parent Indemnitee has made an Indemnification Demand containing a claim which has not been resolved prior to the closing date of the Qualified IPO in accordance with Section 9 of the Merger Agreement and the Escrow Agent has received a copy of such Indemnification Demand, the Escrow Agent shall hold back from the IPO Distribution and retain in the Escrow Account after the closing date of the Qualified IPO, pursuant to written instructions provided by Parent, Escrow Shares collectively having an aggregate Agreement Conversion Price and/or Escrow Cash equal to the Asserted Amount or contested portion of the Asserted Amount, as the case may be, with respect to all claims which have not then been resolved. The Escrow Agent shall retain that number of Common Stock Escrow Shares, Series D-1 Escrow Shares, Series D-2 Escrow Shares, Series D-3 Escrow Shares, and/or Escrow Cash as set forth in a certificate delivered by Parent to the Escrow Agent which shall describe the number of Escrow Shares and/or Escrow Cash so retained per each Escrow Contributor (which number of Escrow Shares shall be in proportion to such Escrow Contributor’s pro rata percentage of such Escrow Shares and which amount of Escrow Cash shall be in proportion to such Escrow Contributor’s pro rata percentage interest in the Escrow Fund).”

2.4 Section 9 of the Escrow Agreement. Section 9 of the Escrow Agreement is hereby amended and restated to read in its entirety as follows:

“Termination. This Agreement shall terminate on the date (the “Company Termination Date”) that is the earlier of (i) the eighteenth month anniversary of the Closing Date and (ii) the fourth month anniversary of the closing of a Qualified IPO; provided, however, that (x) if the Escrow Agent has received an Indemnification Demand from any Parent Indemnitee setting forth a claim that has not been resolved by the Company Termination Date, then this Agreement shall continue in full force and effect until the claim has been resolved and the Escrow Fund released in accordance with this Agreement, and (y) this Agreement shall not terminate until the Escrow Agent has distributed all Escrow Shares and Escrow Cash to the Escrow Contributors as provided in Sections 8.1 and 8.2.”

2.5 Section 11.5 of the Escrow Agreement. The reference in Section 11.5(a) to Section 12.5 is hereby replaced with a reference to Section 11.5(e), and all references in Section 11.5 to Section 12 are hereby replaced with references to Section 11.

Section 3. Miscellaneous.

3.1 Entire Agreement; Binding Effect. The Merger Agreement and the Escrow Agreement shall remain in full force and effect except as specified in this Agreement. The Merger Agreement and the Escrow Agreement, as amended by this Agreement, contain the entire understanding by and among the parties hereto with respect to the subject matter hereof and shall be binding upon and shall inure to the benefit of the parties hereto, and their respective successors and assigns.

3.2 Facsimile; Counterparts. This Agreement may be executed via facsimile and in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the day and year first above written.

PARENT:

ENTROPIC COMMUNICATIONS, INC.,
a Delaware corporation

By:	/s/ Patrick C. Henry

Name:	Patrick C. Henry

Title:	Chairman & CEO

COMPANY:

RF MAGIC, INC.
a Delaware corporation

By:	/s/ Patrick C. Henry

Name:	Patrick C. Henry

Title:	Chairman & CEO

STOCKHOLDERS’ REPRESENTATIVE:

By:	/s/ Mark Foley
Mark Foley

ESCROW AGENT:

LASALLE BANK NATIONAL ASSOCIATION,
a national banking association

By:	/s/ John W. Porter

Name:	John W. Porter

Title:	Vice President